Form 10-K, Exhibit 13
period 1997-12-31
COMMUNITY BANK SHARES OF INDIANA INC
filed 1998-03-27
CIK 933590

Exhibit 13

                     COMMUNITY BANK SHARES OF INDIANA, INC.

                               ANNUAL REPORT 1997



                               TABLE OF CONTENTS


Vision Statement - Community Bank Shares of Indiana, Inc.......................2

Listing of Members of the Board of Directors and Officers......................3

Review of Operations 1997......................................................4

Selected Consolidated Financial and Other Data.................................6

Summary of Operations..........................................................8

Management's Discussion and Analysis of
     Financial Condition and Results of Operations.............................9

Pending Merger................................................................16

Year 2000 Compliance..........................................................16

Description of Directors and Officers.........................................17

Stockholder Information.......................................................18

Affiliate Directors and Officers..............................................19

Independent Auditor's Report..................................................20

Consolidated Balance Sheets...................................................21

Consolidated Statements of Stockholders' Equity...............................22

Consolidated Statements of Income.............................................23

Consolidated Statements of Cash Flows.........................................24

Notes to Consolidated Financial Statements....................................25

                                VISION STATEMENT



                     COMMUNITY BANK SHARES OF INDIANA, INC.

                               NEW ALBANY, INDIANA



Vision:


* An interstate holding company of community banks and financial service companies.

       Community Bank Shares endeavors to achieve its vision by partnering with financial institutions who understand the competitive benefits of cost effective access to operational scope, product services diversity, liquidity, and capital, which may be best attained from a holding company structure, but who also wish to maintain their competitive niche as a community directed and lead bank.




Business Philosophy:


* In pursuit of its corporate vision and the implementation of its annual business plan, Community Bank Shares of Indiana's foremost concerns and those of its associate affiliates will always be: asset quality; the safety of depositors funds; capital adequacy; the economic viability of its shareholders equity investment; and the general economic welfare of the customers and the communities served.

                             DIRECTORS AND OFFICERS


                               BOARD OF DIRECTORS

               C. Thomas Young                    Timothy T. Shea
               Chairman of the Board              Vice Chairman
               Chairman Executive Committee

               Robert E. Yates                    Gary L. Libs
               President/CEO/Director             Director

               Robert J. Koetter, Sr.             James W. Robinson
               Director                           Director

               Kerry M. Stemler                   Dale Orem
               Director                           Director

               Gordon L. Huncilman                Steven Stemler
               Director                           Director

                  SPECIAL CONSULTANT TO THE BOARD OF DIRECTORS

                                 Edward Pinaire

                               EXECUTIVE OFFICERS

               Robert E. Yates                    James M. Stutsman
               President/CEO                      Senior Vice President

               Stanley L. Krol                    Gray Ball
               Senior Vice President              Senior Vice President

                                 M. Diane Murphy
                              Senior Vice President
                               Corporate Secretary



                               CORPORATE OFFICERS

               Thomas M. Jones                    Linda Brock
               Vice President                     Vice President
               Business Services                  Internal Audit,
                                                  Security Officer

               Pamela P. Echols                   Paul Chrisco
               Assistant Corporate Secretary      Vice President

               Debra Frederick                    Charles T. Gill
               Credit Operations Officer          Credit Officer

               Theresa Matthews                   Becky Jaggers
               Administrative Officer,            Operations Officer
               Secondary Market


                                     COUNSEL

                                 GENERAL COUNSEL
                         Young, Lind, Endres, and Kraft
                                126 W. Spring St.
                            New Albany, Indiana 47150


                       SPECIAL COUNSEL, WASHINGTON, D.C.
                   Elias, Matz, Tiernan, and Herrick, L.L.P.
                               734 15th St., N.W.
                             Washington, D.C. 20005

                           Review of Operations - 1997

Dear Fellow Shareholders:

We are pleased to report that 1997 was a record year for your company in a number of important areas.

Community Bank Shares net consolidated after tax income was a record $2,386,000 or $1.21 per share, up 47.8% over 1996's consolidated income of $1,614,000, or $.82 per share.*

The Company's consolidated assets, as of December 31, 1997 reached a record $254.1 million, up 6.9% from December 31, 1996's record high of $237.6 million. As of December 31, 1997, the company's consolidated capital was $27.7 million, up 6.1% over December 31, 1996's capital total of $26.1 million.

The following table highlights earnings per share for the year ended December 31, 1997:

                              1997      1996      1995      1994      1993
Earnings Per Share            $1.21     $0.82     $0.96     $0.83     $0.98

Earnings per share
   excluding special SAIF
   assessment and effect
   of income tax change*      $1.21     $1.16     $0.96     $0.83     $0.98


Community Bank Center Building Construction Gets Underway. In October, 1997, the dirt flew, as work got underway on our long planned "Community Bank Center" plaza and building. (See the rendering of our new corporate center on the cover of this report.) The five story commercial center is located immediately adjacent to a municipally owned multi-story 270 space parking garage that is currently under construction.

The Center, when completed in early 1999, will house Community Bank's main commercial and retail banking center, Community Bank Shares operations and support service center, and Community Bank Shares and Community Bank's corporate and administrative offices. The center will also contain over 15,000 square feet of prime commercial office space available for corporate and commercial tenants.

Community Bank of Southern Indiana ended 1997 with total assets of $218.1 million, up 4.6% from 1996's year end total of $208.5 million. Earnings at Community Bank, for 1997, were a record $2,301,000, fueled by a strong growth in commercial/business loans and deposits.

Community  Bank  remains  the  largest  locally  owned   financial   institution
headquartered in the five county Harrison, Floyd, Clark, Scott and Jefferson County, Indiana services area.

Heritage Bank of Southern Indiana, our Clark County headquartered banking affiliate, ended its second full year of operations with assets of $35.4 million, up 23.8% from its inaugural year-end asset total of $28.6 million. Heritage's net operating profit for the 1997 was $209,000, 458.2% over 1996's total. Heritage's asset growth and profit performance has been significantly above our original projection for the start up period and, in the case of profitability, substantially above average for de-novo banks in the three year old or less category.

In late 1997, Heritage began construction, after a five month delay, of its first branch banking center. The new center, which opened in January of 1998, is located in Clark County, at the corner of Utica Sellersburg Road and Route 62. The new center is positioned to serve the burgeoning Clark Maritime Center and the growing Eastern Clark County Route 62, Jeffersonville Charlestown corridor.
* Heritage Financial Services adds full service brokerage. In 1997, Heritage Financial Services, our individual financial and general retirement planning arm, added full service brokerage as yet another service to its portfolio of special financial service products. Heritage brokerage services are provided through AAG Securities.

Heritage Financial Services draws its client base from Community Bank Shares banking affiliates and Southern Indiana businesses and professionals. HFS ended 1997 with over $22,000,000 in assets under management on behalf of a customer base of over 1100 clients.

For financial or retirement planning or employee retirement plans, as well as 401k's, a wide range of deferred variable and fixed term annuities, the mutual fund of your choice, IRA's, and more, for your future, think Heritage Financial Services.
--------------------------------------------------------------------------------
*Note: For comparison purposes, 1996's consolidated income of $1,614,000 was impacted by two adjustments: an after tax charge of $678,000 for a one time industry wide special deposit insurance assessment for the "SAIF" insurance fund, and a positive adjustment to earnings from a non-recurring change in our deferred income tax account resultant from a 1996 tax law change. 1996 consolidated earnings, exclusive of both adjustments would have been $2,023,000, versus the $1,614,000 that was reported under generally accepted accounting practices. The area in black on all graphs reflects the impact of the deposit insurance assessment and /or the deferred income tax change.

Community Bank hits the Internet. Community Bank established its own web-site in mid 1997. Our internet address is www.communitybanksi.com. The site contains a lot of information, including updated quotes on Community Bank Shares' stock price. Remember, when accessing the site, the address is all lower case letters and there are no blank spaces. Enjoy the surf.

We expect to have Heritage Bank on line in the first half of 1998. When the site is up, the address will be www.heritagebanksi.com.

Community Bank Shares of Indiana, Inc. establishes a dividend reinvestment program. The dividend reinvestment program was offered to shareholders, beginning with the fourth quarter dividend of 1997. This program is open to all shareholders whose stock is registered in their own name, simply by completing an authorization card that can be obtained by contacting the Registrar and Transfer Company, Dividend Investment Plan, 10 Commerce Drive, Cranford, NJ 07016 Telephone: 1-800-368-5948.

Community Bank Shares stock, which is listed in the NASDAQ SmallCap Market under the symbol "CBIN", ended the year at $21.25, up from $13.00 at year end 1996.

                    12/31/97       12/31/96       12/31/95       4/30/95
Stock Price         $21.25         $13.00         $14.25         $12.75

Community Bank Shares of Indiana, Inc. and NCF Financial Corp. to merge. On December 17, 1997, NCF Financial Corporation of Bardstown, Kentucky, signed a definitive merger agreement with Community Bank Shares.

The agreement, subject to ratification by both our shareholders and those of NCF Financial, requires approval by the Federal Reserve Bank and the State of Kentucky Department of Financial Institutions. Upon consummation of the merger, which is planned for early May of 1998, NCF Financial will merge into Community Bank Shares and NCF Financial's banking affiliate, NCF Bank of Bardstown, will become Community Bank Shares' third banking affiliate. NCF Bank will continue to be locally managed, with its own president and board of directors.

We are pleased to announce that, on February 13, 1998, the Federal Reserve Bank of St. Louis notified us that our merger application had been approved and, on March 2, 1998, the Kentucky Department of Financial Institutions notified us that they had approved the merger application that had been filed with them.

We look forward to welcoming NCF's employees, directors, and shareholders into the Community Bank Shares family.

We would like to thank all of our fellow team members, at Community Bank Shares, Community Bank of Southern Indiana, Heritage Bank of Southern Indiana, and Heritage Financial Services. It is their continued dedication to professionalism and service that make Community Bank Shares a great company to own, and Community Bank, Heritage Bank, and Heritage Financial Services great places to do business.

The enthusiasm, involvement, and everyday support of our fellow members of the board of directors at Community Bank Shares and our partner affiliate banks define, every day, the meaning of quality community banking. We want to thank this dedicated group of individuals for their time and effort expended on behalf of our employees, customers, and shareholders.

And,  to  you,  our  fellow   shareholders,   your  ongoing  support  is  always
appreciated, and your comments and suggestions are always welcome. But, a reminder, banking with a Community Bank Shares bank "pays you dividends."

Sincerely,

COMMUNITY BANK SHARES
OF INDIANA, INC.

/s/ C. Thomas Young           /s/ Robert E. Yates
C. THOMAS YOUNG               ROBERT E. YATES
Chairman                      President, CEO

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth certain information concerning the financial position of the Company (including consolidated data from operations of its subsidiary, if applicable) at the dates indicated:*

Financial Condition Data
                                                    At December  31,
                                  ----------------------------------------------------
                                    1997       1996       1995       1994       1993
                                                     (In Thousands)
Total amount of:
 Assets .......................   $254,083   $237,571   $215,726   $204,862   $178,152
 Loans receivable, net(1) .....    143,819    136,835    118,451    108,392     93,273
 Securities held to maturity:
 Mortgage-backed
   securities .................     23,387     24,724     27,522     39,188     45,514
Other debt securities .........     66,654     55,346     38,442     29,384     23,513
Securities available for sale .        883      2,532      7,739      5,450          0
Interest earning deposits
  with banks ..................      6,504      7,321     14,354     13,415      6,004

 Deposits .....................    186,021    176,624    168,091    173,929    153,806
 Repurchase Agreements ........     12,142     10,702         --         --         --
 FHLB advances ................     27,000     23,000     21,099     15,601      9,618
 Stockholders' equity
  (substantially restricted)(2)     27,651     26,073     25,351     14,319     12,951

(1) Includes mortgage loans held for sale.
(2) Consists of capital stock, surplus and appropriated retained earnings, unappropriated retained earnings, and unrealized gain or loss on securities available for sale.

* Please note that the information for 1995-1997 is for the Company and that the information for 1993-1994 is the consolidated data for Community Bank Shares, M.H.C., since the Company was not formed until 1995.


                              1997      1996      1995      1994      1993
Return on average assets      0.96%     0.71%     0.92%     0.88%     1.09%

Return on average assets
   excluding special SAIF
   assessment and effect
   of income tax change*      0.96%     1.00%     0.92%     0.88%     1.09%

* See note at bottom of page 4.

                              1997      1996      1995      1994      1993
Return on average equity      8.80%     6.30%     7.63%     11.96%    15.73%

Return on average equity
   excluding special SAIF
   assessment and effect
   of income tax change*      8.80%     8.93%     7.63%     11.96%    15.73%

* See note at bottom of page 4.

 Key Operating Ratios

The table below sets forth certain performance ratios of the Company for the periods indicated.*

                                                        At or  for the Year Ended December 31,
                                                   -----------------------------------------------
                                                     1997      1996      1995      1994      1993

 Return on average assets (net income
  divided by average total assets) ..........         .96%      .71%      .92%      .88%     1.09%
 Return on average equity
 (net income  divided by average equity) ....        8.80      6.30      7.63     11.96     15.73
 Equity to average assets ratio (average
   equity divided by average total assets) ..       10.88     11.21     12.01      7.38      7.31
 Equity to assets at period end .............       10.88     10.97     11.75      6.99      7.26
 Net interest rate spread ...................        2.77      2.63      2.49      2.84      3.02
 Net yield on average interest-earning assets        3.14      3.05      2.94      3.03      3.14
 Non-performing loans to total loans ........         .50       .30       .10       .53       .82
 Non-performing assets to total assets ......         .28       .22       .06       .28       .43
 Average interest-earning assets to
  average interest-bearing liabilities ......      108.31    109.98    110.88    105.09    103.15

 Net interest income after provision for
  loan losses, to total other expenses ......      150.84    116.96    159.07    142.33    131.79

 Dividend Payout Ratio.......................       34.92     50.86     22.24     16.28     11.78
 Number of full-service offices .............           8         7         6         6         6

* Please note that the information for 1995-1997 is for the Company and that the information for 1993-1994 is the consolidated data for Community Bank Shares, M.H.C., since the Company was not formed until 1995.

                              Summary of Operations

The following table summarizes the Company's results of operations for each of the periods indicated:*

                                                          Year Ended December 31,
                                           -----------------------------------------------------
                                              1997       1996       1995       1994        1993
                                                   (In Thousands Except Per Share Results)
Interest income ........................   $ 18,102   $ 16,234   $ 14,079   $ 11,969    $ 12,009
Interest expense .......................     10,617      9,485      8,246      6,563       6,701
  Net interest income ..................      7,485      6,749      5,833      5,406       5,308
Provision (credit) for losses on loans .        210         67         58        (70)        206
  Net interest income after provision
  for losses on loans ..................      7,275      6,682      5,775      5,476       5,102
Non-interest income:
  Loan fees and service charges ........        454        412        366        355         593
  Net realized securities gains ........         --         15         --         34         114
  Net gains on sale of mortgage loans ..        215        102         68         62         535
  Net income from real estate operations         11         --         --         12         254
  Service charges on deposit accounts ..        386        366        301        288         253
  Commission income ....................        304        341        175        257         305
Miscellaneous income ...................         60         61         75         29          35
   Total non-interest income ...........      1,430      1,297        985      1,037       2,089
Non-interest expense:
  Compensation and benefits ............      3,046      2,600      1,958      1,746       1,812
  Occupancy and equipment ..............        490        467        358        340         326
  Deposit insurance premiums ...........        103      1,485        379        359         300
  Data processing services .............        457        414        316        306         326
  Loss on foreclosed real estate .......         --         --         --        564         502
  Other ................................        711        747        619        532         605
     Total non-interest expense ........      4,807      5,713      3,630      3,847       3,871
Income before income taxes .............      3,899      2,266      3,130      2,666       3,320
Income tax expense .....................      1,513        652      1,234      1,023       1,384
     Net income ........................      2,386      1,614      1,896      1,643       1,936
Net income per share ...................   $   1.21   $    .82   $    .96    $   1.61   $   1.90
Dividends paid per share ...............   $    .42   $    .42   $    .27    $    .26   $    .22

* Please note that the information for 1995-1997 is for the Company and that the information for 1993-1994 is the consolidated data for Community Bank Shares, M.H.C., since the Company was not formed until 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

GENERAL

The operating results of the Company depend primarily upon the subsidiary Banks' net interest income, which is determined by the difference between interest income on interest earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest bearing liabilities, which principally consist of deposits, retail repurchase agreements, and advances from the Federal Home Loan Bank of Indianapolis. The affiliate Banks' net income also is affected by its provision for loan losses, as well as the level of its non-interest income, including loan fees and service charges, gains on sales of loan and securities, deposit account service charges, commission income and other miscellaneous income, and its non-interest expenses, such as compensation and benefits, occupancy and equipment expense, deposit insurance premiums and miscellaneous other expenses, and income tax expense.


CHANGES IN FINANCIAL CONDITION

GENERAL. At December 31, 1997, the Company's assets which are primarily those assets of the affiliate Banks totaled $254.1 million, as compared to $237.6 million and $215.7 million at December 31, 1996 and 1995 respectively. Total assets increased by $16.5 million or 6.9 % from December 31, 1996 to December 31, 1997 and by $21.8 million or 10.1% from December 31, 1995 to December 31, 1996. The growth rate of the Company in 1996 was attributable to the acquisition of over $28.5 million in assets by the Heritage Bank affiliate in it's first year of operations.

CASH AND INTEREST-BEARING DEPOSITS.   Cash and  interest-bearing  deposits with
banks amounted to $11.6 million, $11.0 million and $17.3 million at December 31, 1997, 1996, and 1995, respectively. Short term liquidity remained steady between 1997 and 1996, and were reduced by $6.3 million from 1995 to 1996 by utilizing Federal Home Loan Bank advances for any short term funding needs.

INVESTMENT SECURITIES. Investment securities (including investment securities classified as available for sale) consist primarily of U.S. Government and agency obligations and totaled to $66.7 million, $56.8 million, and $38.7 million at December 31, 1997, 1996, 1995 respectively. Total outstandings increased by $9.9 million or 17.4%, in 1997 and $18.2 million or 46.9% in 1996 which reflected management's decision to increase the base of intermediate term liquidity for use in funding high quality loans in the future.

MORTGAGE-BACKED SECURITIES. Mortgage-backed securities, which consist primarily of securities which are insured or guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC), the Federal National Mortgage Association (FNMA) or the Government National Mortgage Association (GNMA), decreased by $1.5 million to $24.3 million during the twelve months ended December 31, 1997 and decreased by $9.2 million to $25.8 million during the year ended December 31, 1996. The decline in outstanding balances in 1997 is a direct result of management's intent to shift the asset mix from mortgage-backed securities into higher yielding assets in the loan portfolio.

                              1997      1996      1995      1994      1993
                                             (In Thousands)
Commercial loan balances      $49,732   $37,145   $15,034   $8,855    $5,150

LOANS RECEIVABLE. Loans Receivable (including loans held for sale) amounted to $143.8 million at December 31, 1997, $136.8 million at December 31, 1996 and $118.5 million at December 31, 1995. Increases of $7.0 million in 1997 and $18.4 million in 1996 resulted as the Company continued to focus on increasing the yield on earning assets by originating and retaining high quality mortgage, consumer and commercial/76 business loans.


ALLOWANCE FOR LOAN LOSSES. At December 31, 1997, the Company's allowance for loan losses as required by regulation for the affiliate Banks totaled $837,000, an increase of $181,000 from the level maintained at December 31, 1996 and a $236,000 increase from the level maintained at December 31, 1995. At December 31, 1997, the Company's allowance represented .58% of the total loan portfolio (including loans classified as held for sale).

                              1997      1996      1995      1994      1993
                                             (In Thousands)
Commercial loan balances      0.50%     0.30%     0.10%     0.53%     0.62%

DEPOSITS. Deposits totaled $186.0 million at December 31, 1997, as compared to $176.6 million at December 31, 1996, and $168.1 million at December 31, 1995. The affiliate Banks do not generally engage in sporadic increases or decreases in interest rates paid or offer the highest rates available in its deposit market except upon specific occasions when market conditions have created opportunities to attract longer term deposits.

FEDERAL HOME LOAN BANK ADVANCES. Advances from the FHLB of Indianapolis amounted to $27.0 million, $23.0 million and $21.1 million at December 31, 1997, 1996, and 1995 respectively. The increase in FHLB advances during these periods reflected the attractive rates offered on such advances as well as management's strategy to occasionally fund specific investments with FHLB advances which are matched to the term of such investments at a positive interest rate spread. The weighted average rate on FHLB advances amounted to 5.76%, 5.75%, and 5. 68% at December 31, 1997, 1996, and 1995. The Banks use FHLB advances to fund lending and investment activities, withdrawals from deposit accounts and other ordinary course of business activities.

STOCKHOLDERS' EQUITY. Stockholders' equity increased from $25.4 million at December 31, 1995 to $ 26.1 million at December 31, 1996, and further increased to $27.7 million at December 31, 1997.

RESULTS OF OPERATIONS

GENERAL. The earnings of the Company depend primarily on net interest income. Net interest income is a function of interest rate spread, which is the difference between the average yield earned on interest earning assets and the average rate paid on interest bearing liabilities, as well as a function of the average balance of interest earning assets as compared to interest bearing liabilities.

                              1997      1996      1995      1994      1993
                                             (In thousands)
Net income                    $2,386    $1,614    $1,896    $1,643    $1,936

Net income
   excluding special SAIF
   assessment and effect
   of income tax change*      $2,386    $2,292    $1,896    $1,643    $1,936

* See note at bottom of page 4.

The Company reported net income of $2.4 million, $1.6 million, and $1.9 million for the years ended December 31, 1997, 1996, and 1995, respectively. Net interest income has continued to improve each year as the asset and deposit mix has changed to that of a traditional retail bank structure with higher concentrations of consumer and small business loans on the asset side and lower cost transaction accounts on the liability side of the balance sheet. In 1996, a one time special assessment of $1.1 million was paid to the Savings Association Insurance Fund (SAIF) as required by all SAIF insured financial institutions. The after tax impact of this charge reduced earnings for the year by approximately $678,000.

INTEREST INCOME. The weighted average yield on interest earning assets has improved from 7.09% for the year 1995 to 7.54% at year end 1997. Interest income during this period grew from $14.1 million to $16.2 million to $18.1 million in 1995, 1996, and 1997 respectively. Both the volume and yield increases are a result of the shift in the asset mix from investments to high quality loans.

INTEREST EXPENSE. Controlling the cost of our sources of funds is one of the Company's primary objectives. The weighted average rate paid on all interest bearing liabilities has grown from 4.60% in 1995 to 4.81% in 1997. However, the trend of the overall cost of funds by year-end 1997 was down. At December 31, 1997, the average cost of funds fell to 4.79%. Through the utilization of strategic pricing and funding alternatives provided by the Federal Home Loan Bank Advance program, interest expense has been minimized after consideration of the interest rate risk and balance sheet matching implications.

NET INTEREST INCOME. Net interest income improved each year and totaled $7.5 million, $6.7 million and $5.8 million for 1997, 1996, and 1995, respectively. The net yield has grown steadily during the past three years, growing from 2.94% in 1995 to 3.05% in 1996. At the end of 1997, the net yield had grown to 3.14%.

PROVISION FOR LOAN LOSSES. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the affiliate Banks, the status of past due principal and interest payments, general economic conditions and inherent credit risk related to the collectability of the Banks' loan portfolio. During 1997, the allowance for loan loss account was increased by $210,000, while an addition of $67,000 was applied in 1996.

NON INTEREST INCOME. The Company's principal sources of non interest income include loan fees recognized when loans are sold in the secondary market, loan origination fees, loan servicing income on loans sold where the Company has retained servicing, miscellaneous fees charged for depository services offered and commissions earned on the sale of alternative investments. Steady growth in total non interest income from $985,000 in 1995 to $1,430,000 in 1997 has occurred. Over 84% of the sustained increase in non interest income revenues from 1995 to 1997 is attributable to increases in loan related fees and commissions generated.

NON INTEREST EXPENSES.   Total  non  interest  expenses  in 1997  decreased  by
approximately $906,000 from 1996, and increased by $2,083,000 in 1996 as compared to 1995. The substantial decrease in expenses from 1996 to 1997 is attributable to a one time assessment of $1,123,000 on the deposits of Community Bank of Southern Indiana levied by the Federal Deposit Insurance Corporation to re-capitalize the Savings Association Insurance Fund (SAIF) to required levels. Excluding this assessment, non interest expenses increased $217,000 from 1996 to 1997. The large increase from 1995 to 1996 is attributable to the SAIF assessment and over $950,000 in non-interest expenses that were incurred by the Heritage Bank of Southern Indiana affiliate in 1996 during it's first year of operations.

The principal category of the Company's non interest expenses is compensation and benefits, which increased by $446,000 or 17.1% during 1997and by $642,000 or 32.8% during 1996. The increase in 1997 compensation and benefits was primarily attributable to two factors. First, the Company recognized increased expense associated with the curtailment of its defined benefit pension plan. Second, new employees were hired in the areas of: business services, marketing, and internal audit. The majority of the 1996 increase occurred as a direct result of operations commencing at the Heritage Bank affiliate.

In 1997, occupancy and equipment expenses rose only 22,000, or 4.4%. In 1996, the Company installed and updated computer systems at the Heritage Bank and Community Bank affiliates and holding company support areas. Although purchased in 1995, the Heritage Bank facility had a full year of occupancy expenses in 1996. Because of these two situations, occupancy and equipment expenses rose by 30.6% or approximately 110,000 in 1996.

The Company experienced no losses on foreclosed real estate in 1997, 1995, or 1996.

Continued efforts to utilize automation and electronic methods of operation resulted in an increase of 10.6% or $44,000 in data processing service expense in 1997. This increase was less than the previous year's increase, however, which was impacted by the initial systems installation at the Heritage Bank affiliate. The data processing expenditure increase for 1996 amounted to $98,000, or 31.0%.

Other expenses including advertising, postage, forms and supplies, professional fees and supervisory assessments decreased by $36,000 in 1997 and increased by $128,000 in 1996.

                              1997      1996      1995      1994      1993
                                             (In thousands)
Efficiency ratio              55.22%    71.60%    53.70%    59.07%    53.83%

Efficiency ratio
   excluding special SAIF
   assessment and effect
   of income tax change*      55.22%    57.52%    53.70%    59.07%    53.83%

* See note at bottom of page 4.

INCOME TAXES. Federal and state income tax expense totaled $1,513,000 in 1997, and $652,092 in 1996. The effective tax rates amounted to 38.8% and 28.8% in 1997 and 1996, respectively. The lower tax rate in 1996 was attributable to a deferred income tax credit of $213,000 due to a change in the method of accounting for the bad debt deduction. Without this credit, 1996's tax rate was 38.2%.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity levels are adjusted in order to meet funding needs for deposit outflows, payment of real estate taxes escrowed on mortgage loans, repayment of borrowings, loan commitments and to meet asset/liability objectives. The Banks primary sources of funds are deposits, amortization of loan and mortgage backed securities, FHLB of Indianapolis advances, maturities of investment securities and other short term investments and funds from operations. While scheduled loan and mortgage backed securities repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Banks manage the pricing of their deposits to maintain a steady deposit balance.

The Banks' liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The primary source of cash was derived from financing activities.

                                                       Year Ended December 31,
                                                          1997        1996
                                                           (In Thousands)
Net Income .........................................   $  2,386    $  1,614
Adjustments to reconcile net income
 to net cash provided by operating activities ......        257         229
Net cash provided by operating activities ..........      2,643       1,843
Net cash used in investing activities ..............    (15,235)    (21,322)
Net cash provided by financing activities ..........     14,032      20,191
Net increase (decrease) in cash and cash equivalents      1,440         712
Cash and cash equivalents at beginning of period ...      3,655       2,943
Cash and cash equivalents at end of period .........      5,095       3,655

Liquidity management is both a daily and long term function of business management. If the Banks require funds beyond their ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank (FHLB) of Indianapolis which provides an additional source of funds. At December 31, 1997, Community Bank had $27.0 million in outstanding advances from the FHLB of Indianapolis.

As of December 31, 1997, the Federal Deposit Insurance Corporation categorized the subsidiary Banks as well capitalized under the established capital adequacy guidelines. Both affiliate Banks exceeded the required capital to risk weighted assets, Tier 1 capital to risk weighted assets, and Tier 1 capital to average assets ratios.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements of the Holding Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Banks' operations. Unlike most industrial companies, nearly all the assets and liabilities of the Banks are monetary. As a result, interest rates have a greater impact on the Banks' performances than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

NO CHANGE OF ACCOUNTANTS

There has been no Current Report on Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accountants and/or reporting disagreements on any matter of accounting principle or financial statement disclosure.

AVERAGE BALANCE SHEET

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are computed on daily average balances, when available. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.

                                                                            Year Ended December 31,
                                     -----------------------------------------------------------------------------------------------
                                                  1997                             1996                            1995
                                     -------------------------------    -----------------------------   ----------------------------
                                     Average               Average      Average             Average     Average             Average
                                     Balance   Interest   Yield/Cost    Balance  Interest  Yield/Cost   Balance  Interest Yield/Cost
                                                                                (Dollars in Thousands)
Interest-earning assets:
Loan portfolio (1) ...............   142,558     11,761      8.25%      128,034    10,346     8.08%     116,279     9,096    7.82%
  Mortgage-backed
   securities ....................    24,117      1,524      6.32        30,837     1,969     6.39       37,153     2,393    6.44
  Other securities ...............    61,471      4,149      6.75        53,656     3,459     6.45       36,932     2,107    5.71
Interest-bearing deposits
banks ............................    11,818        668      5.65         8,442       459     5.44        8,219       483    5.88
   Total interest-earning
    assets .......................   239,269     18,102      7.54       220,969    16,234     7.35      198,583    14,079    7.09
Non-interest-earning
assets ...........................     9,305                              7,994                           8,230
Total assets .....................   249,269                            228,963                         206,813
Interest-bearing
    liabilities:
   Deposits ......................   183,875      8,596      4.67       179,914     8,305     4.62      163,113     7,372    4.52
   Borrowings ....................    36,664      2,021      5.51        20,995     1,179     5.62       15,982       874    5.47
   Total interest-bearing
   liabilities ...................   220,539     10,617      4.81       200,910     9,484     4.72      179,095     8,246    4.60
Non-interest-bearing
     liabilities .................     1,615                              2,398                           2,874
    Total liabilities ............   222,154                            203,308                         181,970
Stockholders' equity .............    27,115                             25,655                          24,843
Total liabilities and
     stockholders' equity.........   249,269                            228,963                         206,813
Net interest income ..............                7,485                             6,750                           5,833
Interest rate spread(2) ..........                           2.73%                            2.63%                          2.49%
Net yield on interest-
   earning assets(3) .............                           3.12%                            3.05%                          2.94%
Ratio of average interest-
   earning assets to
   average interest-bearing
   liabilities ...................                         108.81%                          109.98%                        110.88%

(1) Average balances include non-accrual loans.
(2) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

YIELDS EARNED AND RATES PAID

     The following table sets forth, for the periods indicated, the weighted average yields earned on the Company's assets, the weighted average interest rates paid on the Company's liabilities, together with the net yield on interest-earning assets.

                                                 At December 31,     Year Ended December 31,
                                                 ---------------     -----------------------
                                                      1997            1997    1996    1995
                                                 ---------------      ----    ----    ----
Weighted average yield on loans ................      8.24%           8.25%   8.08%   7.82%
Weighted average yield on mortgage-backed
 securities ....................................      6.52            6.32    6.39    6.44
Weighted average yield on investment
 securities ....................................      6.79            6.75    6.45    5.71
Weighted average yield on other
 interest-earning assets .......................      5.68            5.65    5.44    5.88
Weighted average yield on all
 interest-earning assets .......................      7.60            7.54    7.35    7.09
Weighted average rate paid on deposits .........      4.65            4.67    4.62    4.52
Weighted average rate paid on borrowings .......      5.46            5.51    5.62    5.47
Weighted average rate paid on all
 interest-bearing liabilities ..................      4.79            4.81    4.72    4.60
Interest rate spread (spread between weighted
 average rate on all interest-earning assets
 and all interest-bearing liabilities) .........      2.81            2.73    2.63    2.49
Net yield (net interest income as a
 percentage of average interest-earning assets.)      3.18            3.12    3.05    2.94


RATE/VOLUME ANALYSIS

The table below sets forth certain information regarding changes in interest income and interest expense of the Banks for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume); and (iv) the net change.

                                                           Year Ended                                Year Ended
                                                           December 31,                              December 31,
                                                          1997 vs. 1996                             1996 vs. 1995
                                                    Increase(Decrease) Due to                 Increase(Decrease) Due to

                                                                  Net                                    Net
                                                                  Rate/  Increase                        Rate/  Increase
                                                 Volume   Rate   Volume (Decrease)      Volume   Rate   Volume (Decrease)
                                                                             (In Thousands)
Interest income:
 Loans ......................................   $ 1,174    217     24      1,415       $   920    300     30      1,250
 Mortgage-backed securities .................   $  (429)   (20)     4       (445)      $  (407)   (21)     4       (424)
 Other debt securities ......................   $   504    163     23        690       $   954    274    124      1,353
 Interest bearing deposits with
      banks..................................   $   184     18      7        209       $    13    (36)    (1)       (24)
 Total interest-earning assets ..............   $ 1,433    378     58      1,869       $ 1,480    517    157      2,155
Interest Expense:
  Deposits ..................................   $   183    106      2        291       $   759    157     16        933
 Borrowings .................................   $   880    (22)   (16)       842       $   274     24      7        305
   Total interest-bearing liabilities........   $ 1,063     84    (14)     1,133       $ 1,033    181     23      1,238
 Net interest income ........................   $   370    294     72        736       $   447    336    134        917

PENDING MERGER

On December 17, 1997, the Company entered into an agreement to merge with NCF Financial Corporation (NCF), located in Bardstown, Kentucky. This agreement calls for an exchange of 0.935 shares of the Company's common stock for each share of NCF common stock. NCF is the parent company of NCF Bank and Trust Co., a Kentucky state-chartered commercial bank. The transaction is subject to regulatory and shareholder approvals. The transaction is expected to be completed in the second quarter of 1998. For further information regarding the pending merger please see Note 2 to the Consolidated Financial Statements.

YEAR 2000 COMPLIANCE

The Company has developed a plan of action to ensure that its operational and financial systems will not be adversely affected by software or hardware failures caused by the inability of such software and hardware to handle calculations involving dates after December 31, 1999. While the Company believes that it is doing everything possible to ensure Year 2000 compliance, it is to some extent dependent upon vendor cooperation. The Company is requiring its computer hardware and software vendors to represent that their products are or will be Year 2000 compliant. At this time the Company estimates that it will incur $300,000 in expenses related to Year 2000 compliance. Any hardware or software failures due to Year 2000 noncompliance could result in additional, unestimable expenses to the Company. The Company does not internally program any major operating system of the Company.

DIRECTORS AND OFFICERS OF COMMUNITY BANK SHARES OF INDIANA, INC.

Community Bank Shares of Indiana, Inc. has always taken its responsibility as a corporate citizen to heart. The following section offers a look at some of the ways in which our directors and officers are involved in the communities we serve.

C. THOMAS YOUNG has served as the Chairman of the Board of the Holding Company and Community Bank since April, 1991 and was initially appointed to the Board of Directors of Community Bank in 1985. Mr. Young has been a partner of Young, Lind, Endres & Kraft, Attorneys at Law, New Albany, Indiana, (which serves as general counsel to the Holding Company ) since 1968, and a partner in Shea and Young, a real estate investment company, located in New Albany, Indiana, since January, 1993. Mr. Young has also been a member of the Board of Directors of Heritage Bank of Southern Indiana since its formation.

ROBERT E. YATES has served as President and Chief Executive Officer, and Director of Community Bank since 1988 and of the Holding Company since its formation. Mr. Yates has also been a member of the Board of Directors of Heritage Bank of Southern Indiana, and has served as its President and Chief Executive Officer since its formation.

GARY L. LIBS was initially elected to the Board of Directors of Community Bank in 1989 and has served on the Board of Directors of the Holding Company since its formation. Mr. Libs has been the President of Libs Paving Co., Inc., Floyds Knobs, Indiana, since 1972, and has been the President and Chief Executive Officer of Asphalt Supply Co., Jeffersonville, Indiana, since April, 1992.

JAMES W. ROBINSON was initially elected to the Board of Directors of Community Bank in 1987 and has been a director of the Holding Company since its formation. Mr. Robinson is the Chairman, a director and stockholder of Caldwell Tanks, Inc., a tank manufacturer located in Louisville, Kentucky, and is the Secretary and a director of Stem Wood Corp., a lumber and veneer manufacturer located in New Albany, Indiana. Mr. Robinson is also a stockholder, director, and retired Chairman of Robinson-Nugent, an electronics hardware manufacturer located in New Albany, Indiana, and is the Chairman and a director of C.T. Services, Inc., an engineering company located in Jeffersonville, Indiana. He is a director of The Hughes Group, a Jeffersonville, Indiana holding company for construction related companies, Vice President of Norwec, Inc., a Toronto, Canada subsidiary of the Caldwell Group, Ltd., and is a director and Chairman of CTI Acquisition, Inc. of Louisville, Kentucky.

TIMOTHY T. SHEA was initially elected to the Board of Directors of Community Bank in 1986 and has been a director in the Holding Company since its formation. Mr. Shea is currently the President and Chief Operating Officer of Vermont American Corp., a manufacturer and marketer of power tool accessories and home storage products located in Louisville, Kentucky. He previously served as Vermont American's Vice President and Chief Financial Officer, and has been associated with Vermont American Corp. since 1978. He has also been a partner in Shea and Young, a real estate investment company, located in New Albany, Indiana, since 1993.

ROBERT J. KOETTER, SR. was initially elected to the Board of Directors of Community Bank in 1990 and has been on the Board of Directors of the Holding Company since its formation. Mr. Koetter has been a 38% owner of the Koetter Construction Company, Floyd Knobs, Indiana, since 1960, a 50% owner of M.E.K.A., Inc., a development company in Floyd Knobs, Indiana, since 1989, and is a 50% owner in KP Property, a 50% owner of the Floyds Knobs, Indiana Highlander Point Our Own Hardware Store, and a partner in Koetter Development, Floyds Knobs, Indiana.

GORDON HUNCILMAN was initially elected to the Board of Directors in 1997. He has been associated with Bert R. Huncilman & Son, Inc., a manufacturing company located in New Albany, Indiana, since 1978, most recently as President.

KERRY M. STEMLER was initially elected to the Board of Directors in 1997. He is the President of KM Stemler Co., Inc., a construction company, located in New Albany, Indiana, since 1981.

DALE OREM is the Chairman of the Board of Directors of Heritage Bank. He is a former mayor of Jeffersonville, Indiana. Mr. Orem is a member of the officiating team for the National Football League. He is the owner of The Locker Room, a sporting goods store located in Jeffersonville.

STEVEN STEMLER is the President of Stemler and Sons, Inc., a plumbing supply business located in Jeffersonville, Indiana, and is President of Stemler Irrigation, Inc. which is also located in Jeffersonville.

JAMES M. STUTSMAN has served as Senior Vice President of Community Bank since 1990 and Chief Financial Officer since 1989. He has been affiliated with Community Bank since 1978.

M. DIANE MURPHY has served as Senior Vice President and Secretary of Community Bank since November, 1994. She has been affiliated with Community Bank since 1967.

STANLEY L. KROL, Senior Vice President and Senior Operations Officer of the Company, is a CPA with 24 years of experience in the financial services industry. He joined the Company on March 18, 1996.

GRAY BALL, Senior Vice President and Earning Assets Administrator, has been in the financial services industry for 31 years, and joined Community Bank Shares in 1998.

DIRECTORS AND OFFICERS OF COMMUNITY BANK OF SOUTHERN INDIANA, INC.

The individuals listed on the previous page as officers and directors of Community Bank Shares of Indiana, Inc., with the exception of Gray Ball, Steven Stemler, and Dale Orem, are also officers and directors of Community Bank of Southern Indiana.

GERALD KOETTER also serves on the board of directors of Community Bank. He is a Vice President in Charge of Purchasing at Koetter Woodworking, and has been associated with Koetter Woodworking for 19.5 years.

DIRECTORS OF HERITAGE BANK OF SOUTHERN INDIANA

In addition to Mr. Young, Mr. Yates, Mr. Steven Stemler, and Mr. Orem, who are listed above, the following individuals are members of the Board of Directors of Heritage Bank:

ROBERT PULLEN is the President of APEX Trailer Service, Inc. in Jeffersonville, Indiana.

LARRY BURKE is the President, CEO, and a director of Robinson Nugent, Inc. of New Albany, Indiana. He also serves as a director on the Floyd Memorial Hospital Foundation in New Albany, Indiana.

R. WAYNE ESTOPINAL is the President of The Estopinal Group Architects in Jeffersonville, Indiana.

GREG HUBER is the Chief Executive Officer of Huber Orchard and Winery, Inc. in Galena, Indiana.


STOCKHOLDER INFORMATION

Annual Meeting

The Annual Meeting of Stockholders will be held at 1:30 p.m., Tuesday, April 28, 1998, at the Robert E. Lee Retirement Inn, 201 East Elm, New Albany, Indiana.

General Counsel                        Special Counsel
Young, Lind, Endres & Kraft            Elias, Matz, Tiernan, and Herrick, L.L.P.
126 W. Spring Street                   734  15th St., N.W.
New Albany, Indiana  47150             Washington, D.C.  20005


Independent Auditor                    Transfer Agent
Monroe Shine & Co., Inc.               Registrar and Transfer Company
222 East Market Street                 10 Commerce Drive
New Albany, Indiana  47150             Cranford, New Jersey  07016



The common stock of Community Bank Shares of Indiana, Inc. is traded over the counter under the NASDAQ Small Cap symbol of CBIN.

General Inquiries and Reports

The Holding Company is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 1997 with the Securities Exchange Commission. Shareholders may obtain copies of this annual report and the Holding Company's quarterly reports, without charge, by contacting:

                              Pamela P. Echols
                              Director, Shareholder Relations
                              Community  Bank Shares of Indiana, Inc.
                              P.O. Box 939
                              New Albany, Indiana 47151
                              (812)944-2224

     In addition, shareholders may access the above referenced financial information at the Securities and Exchange Commission's (SEC) internet site, which is www.sec.gov.

                                AFFILIATE BANKS:

                                COMMUNITY BANK OF
                                SOUTHERN INDIANA

           Main Office Banking Center        Highlander Point Banking Center
           202 East Spring St.               701 Highlander Point Drive
           New Albany, IN                    Floyds Knobs, IN

           State Street Banking Center       Clarksville Banking Center
           480 New Albany Plaza              901 E. Highway 131
           New Albany, IN                    Clarksville, IN

           Charlestown Road Banking Center   Heritage Square Banking Center
           2626 Charlestown Road             102 Heritage Square
           New Albany, IN                    Sellersburg, IN


                              BOARD OF DIRECTORS OF
                       COMMUNITY BANK OF SOUTHERN INDIANA

           C. Thomas Young                             Gary L. Libs
           Chairman of the Board                       Vice Chairman

           Timothy T. Shea                             Robert J. Koetter Sr.
           Director                                    Director

           James W. Robinson                           Gordon L. Huncilman
           Director                                    Director

           Robert E. Yates                             Kerry M. Stemler
           Director                                    Director

                                 Gerald Koetter
                                    Director


                  SPECIAL CONSULTANT TO THE BOARD OF DIRECTORS

                                 Edward Pinaire


                                   OFFICERS OF
                       COMMUNITY BANK OF SOUTHERN INDIANA

           Robert E. Yates                             James M. Stutsman
           President and CEO                           Senior Vice President

           Thomas Jones                                Stanley L. Krol
           Senior Vice President,                      Senior Vice President
           Business Services                           Secrecy Act Officer

           M. Diane Murphy                             Pamela P. Echols
           Senior Vice President, Secretary            Assistant Secretary

           Brian Brinkworth                            Linda Brock
           Vice President,                             Internal Audit and
           Business Services                           Security Officer

           Vicki Rough                                 Kathy Heckman
           Assistant Vice President                    Business Services Officer

           Jeff Cash                                   Wanda Very
           Assistant Vice President                    Assistant Vice President

                                  Andrea Bogdon
                             Retail Banking Officer

                                HERITAGE BANK OF
                                SOUTHERN INDIANA

           Main Office Banking Center                  Branch Banking Center
           201 W. Court Avenue                         5112 Highway 62
           Jeffersonville, IN                          Jeffersonville, IN


                              BOARD OF DIRECTORS OF
                        HERITAGE BANK OF SOUTHERN INDIANA

           Dale Orem                                   Steven Stemler
           Chairman                                    Vice Chairman

           Robert E. Yates                             Robert Pullen
           Director                                    Director

           Larry W. Burke                              C. Thomas Young
           Director                                    Director

           R. Wayne Estopinal                          Greg Huber
           Director                                    Director



                            OFFICERS OF HERITAGE BANK
                               OF SOUTHERN INDIANA

           Dale Orem                                   Pamela P. Echols
           Corporate Secretary                         Assistant Corporate
                                                       Secretary

           Robert E. Yates                             Margie Small
           President, C.E.O.,                          Assistant Vice President,
           Treasurer                                   Cashier, Security
                                                       Officer, Assistant
                                                       Corporate Secretary

           Patrick Daily                               James Boone
           Senior Vice President,                      Vice President,
           Chief Credit Officer                        Compliance Officer


           Lisa Lutgring                               Mary Pat Boone
           Assistant Banking Center Manager,           Vice President,
           Credit Officer                              Heritage Financial
                                                       Services

                                 Deanna Bielata
                               Operations Officer,
                           Heritage Financial Services

MONROE SHINE & CO, INC.
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS
P.O. Box 1407
22 E. Market Street
New Albany, IN 47150
(812) 945-2311


Board of Directors and Stockholders
Community Bank Shares of Indiana, Inc.
New Albany, Indiana

We have audited the accompanying consolidated balance sheets of Community Bank Shares of Indiana, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bank Shares of Indiana, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Monroe Shine & Co., Inc.
MONROE SHINE & CO., INC.

February 2, 1998

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996

                                                                                     1997                     1996
ASSETS
  Cash and due from banks ...............................................   $   5,094,458            $   3,654,788
  Interest bearing deposits with banks ..................................       6,504,281                7,321,191
  Securities available for sale, at fair value:
    Mortgage-backed securities ..........................................         882,691                1,029,384
    Other debt securities ...............................................              --                1,502,144
  Securities held to maturity:
    Mortgage-backed securities (fair value $23,584,625; 1996 $24,689,307)      23,386,478               24,724,388
    Other debt securities (fair value $66,675,123; 1996 $54,845,668) ....      66,653,946               55,345,643
  Loans receivable, net..................................................     143,819,161              136,835,108
  Federal Home Loan Bank stock, at cost..................................       1,575,000                1,250,000
  Foreclosed real estate ................................................              --                  100,801
  Premises and equipment ................................................       3,685,415                3,543,620
  Accrued interest receivable:
    Loans ...............................................................         904,201                  791,846
    Mortgage-backed securities ..........................................         129,278                  131,367
    Other debt securities ...............................................       1,249,189                  947,825
  Other assets ..........................................................         199,006                  393,213

      Total Assets ......................................................   $ 254,083,104            $ 237,571,318

LIABILITIES
  Deposits:
    Non-interest bearing demand deposits ................................   $  10,544,274            $  13,802,911
    Savings and interest bearing demand deposits ........................      54,261,176               50,214,873
    Time deposits .......................................................     121,215,925              112,606,488
      Total deposits ....................................................     186,021,375              176,624,272

  Borrowed funds ........................................................      39,141,859               33,701,568
  Advance payments by borrowers for taxes and insurance..................         192,486                  207,564
  Accrued interest payable on deposits ..................................          93,580                   66,773
  Other liabilities .....................................................         982,650                  898,074
      Total Liabilities..................................................     226,431,950              211,498,251

STOCKHOLDERS' EQUITY
  Preferred stock without par value,
    Authorized 5,000,000 shares, none issued ............................              --                       --
  Common stock of $.10 par value per share
    Authorized 10,000,000 shares; issued 1,983,720 shares ...............         198,372                  198,372
  Additional paid-in capital ............................................      11,792,988               11,785,829
  Retained earnings-substantially restricted ............................      15,721,323               14,165,902
  Unrealized gain (loss) on securities available for sale, net of tax ...           2,752                   (1,466)
  Unallocated shares held by Employee Stock Ownership Plan
    (ESOP) Trust ........................................................         (64,281)                 (75,570)
        Total Stockholders' Equity ......................................      27,651,154               26,073,067

        Total Liabilities and Stockholders' Equity ......................   $ 254,083,104            $ 237,571,318

See Notes to Consolidated Financial Statements

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                                      Net
                                                                                      Unrealized
                                                                                      Gain
                                  Common     Common                                   (Loss) on   Unallocated
                                  Stock      Stock       Additional                   Securities  Shares Held
                                 $.50 Par   $.10 Par      Paid-In        Retained     Available   By ESOP
                                  Value      Value        Capital        Earnings     For Sale    Trust            Total
Balances at January 1, 1995     $  510,000  $       --  $   1,918,694  $ 11,897,944  $   (7,999)  $       --   $ 14,318,639
Net income                              --          --             --     1,895,788          --           --      1,895,788
Dividends to
  minority stockholders
  of Bank ($.25 per share)              --          --             --      (125,000)         --           --       (125,000)
Changes pursuant to conversion
  and reorganization:
    Exchange of 500,000
      minority stockholder
      shares of Bank for
      972,007 common shares       (250,000)     97,201        152,799            --          --           --             --
    Cancellation of 520,000
      common shares held by
      Community Bank Shares,
      M.H.C. and merger
      with Bank                   (260,000)         --        265,859            --          --           --          5,859
    Issuance of 7,940 common
      shares to ESOP Trust              --         794         78,606            --          --      (79,400)            --
    Issuance of 1,003,773
      common shares                     --     100,377      9,360,916            --          --           --      9,461,293
Dividends paid ($.15 per share)         --          --             --      (296,089)         --           --       (296,089)
Shares released by ESOP Trust           --          --          5,955            --          --       15,880         21,835
Net change in unrealized gain
  (loss) on securities
  available for sale                    --          --             --            --      68,704           --         68,704

Balances at December 31, 1995           --     198,372     11,782,829    13,372,643      60,705      (63,520)    25,351,029

Net income                              --          --             --     1,614,120          --           --      1,614,120
Purchase of 2,000 common
  shares of ESOP Trust                  --          --             --            --          --      (24,500)       (24,500)
Dividends paid ($.42 per share)         --          --             --      (820,861)         --           --       (820,861)
Shares released by ESOP Trust           --          --          3,000            --          --       12,450         15,450
Net change in unrealized gain
  (loss) on securities
  available for sale                    --          --             --            --     (62,171)          --        (62,171)

Balances at December 31, 1996           --     198,372     11,785,829    14,165,902      (1,466)     (75,570)    26,073,067

Net income                              --          --             --     2,385,762          --           --      2,385,762
Dividends paid ($.42 per share)         --          --             --      (830,341)         --           --       (830,341)
Shares released by ESOP Trust           --          --          6,719            --          --       11,729         18,448
Net change in unrealized gain
  (loss) on securities
  available for sale                    --          --             --            --       4,218           --          4,218

Balances at December 31, 1997   $       --   $ 198,372   $ 11,792,548   $15,721,323  $    2,752    $ (63,841)  $ 27,651,154

See Notes to Consolidated Financial Statements

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                              1997          1996          1995
INTEREST INCOME
  Loans receivable ....................................   $11,760,833   $10,346,456   $ 9,095,611
  Securities:
    Mortgage-backed securities ........................     1,524,082     1,969,458     2,392,624
    Tax exempt debt securities ........................       138,194        81,995        51,943
    Other debt securities .............................     3,898,510     3,280,551     1,958,260
  Federal Home Loan Bank dividends ....................       112,453        96,580        96,978
  Interest bearing deposits with banks ................       668,291       458,993       483,489
      Total interest income ...........................    18,102,363    16,234,033    14,078,905

INTEREST EXPENSE
  Deposits ............................................     8,596,319     8,304,909     7,372,345
  Customer repurchase agreements ......................       586,867        94,516            --
  Other borrowed funds ................................     1,433,770     1,085,046       873,786
      Total interest expense ..........................    10,616,956     9,484,471     8,246,131

      Net interest income .............................     7,485,407     6,749,562     5,832,774
  Provision for loan losses ...........................       210,000        67,450        57,900

      Net interest income after provision
        for loan losses................................     7,275,407     6,682,112     5,774,874

NON-INTEREST INCOME
  Loan fees and service charges .......................       454,486       411,997       365,546
  Net realized securities gain ........................            --        14,690            --
  Net gain on sales of mortgage loans .................       214,754       102,342        68,219
  Service charges on deposit accounts .................       385,810       366,387       301,487
  Commission income ...................................       304,051       340,969       174,594
  Net gain on sale of foreclosed real estate ..........        10,956            --            --
  Other income ........................................        60,117        60,605        75,541
      Total non-interest income .......................     1,430,174     1,296,990       985,387

NON-INTEREST EXPENSES
  Compensation and benefits ...........................     3,046,162     2,600,041     1,958,152
  Net occupancy........................................       247,077       259,707       224,397
  Equipment ...........................................       242,700       207,714       133,406
  Deposit insurance premiums ..........................       102,561     1,484,508       379,359
  Data processing service .............................       457,473       413,783       315,631
  Other ...............................................       710,904       747,212       619,436
      Total non-interest expenses .....................     4,806,877     5,712,965     3,630,381

  Income before income taxes ..........................     3,898,704     2,266,137     3,129,880

  Income tax expense ..................................     1,512,942       652,017     1,234,092

      Net Income ......................................   $ 2,385,762   $ 1,614,120   $ 1,895,788

      Net Income Per Common Share .....................   $      1.21   $       .82   $       .96

      Average Common Shares Outstanding ...............     1,977,697     1,977,626     1,976,950

See Notes to Consolidated Financial Statements

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                                                  1997            1996            1995
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income ..........................................................   $  2,385,762    $  1,614,120    $  1,895,788
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization of premiums and accretion of discounts
      on securities, net ..............................................        (98,477)        (41,019)        148,317
    Net realized securities gain ......................................           --           (14,690)           --
    Provision  for loan losses ........................................        210,000          67,450          57,900
    Proceeds from mortgage loan sales .................................     12,007,593       8,967,130       5,808,777
    Mortgage loans originated for resale ..............................    (11,822,791)     (8,621,968)     (5,740,434)
    Net gain on sales of mortgage loans ...............................       (214,754)       (102,342)        (68,219)
    Gain on sale of foreclosed real estate ............................         10,956              --              --
    Depreciation expense ..............................................        294,956         247,684         170,903
    ESOP compensation expense .........................................         18,448          15,450          21,835
    Increase in accrued interest receivable ...........................       (411,630)       (403,908)       (228,352)
    Increase (decrease) in accrued interest payable ...................         26,807         (34,488)         (1,915)
    (Increase) decrease in other assets ...............................        194,207         (12,477)        346,185
    Increase in other liabilities .....................................         42,135         162,100         127,263
        Net Cash Provided By Operating Activities .....................      2,643,212       1,843,042       2,538,048

CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in interest bearing deposits in banks .......        816,910       7,032,888        (939,007)
  Proceeds from sales of securities available for sale ................             --       4,396,492              --
  Proceeds from maturities of securities available for sale ...........      1,500,000      15,100,000       5,469,805
  Purchases of securities available for sale ..........................             --      (1,500,000)             --
  Proceeds from maturities of securities held to maturity .............     33,185,925       3,000,000       9,750,000
  Purchase of securities held to maturity .............................    (48,050,130)    (34,986,496)    (19,084,987)
  Principal collected on securities available for sale ................        155,822       2,281,971              --
  Principal collected on securities held to maturity ..................      4,992,288       2,762,357       4,149,314
  Loan originations and principal payments on loans, net ..............     (7,307,048)    (18,839,842)    (10,118,957)
  Purchase of Federal Home Loan Bank stock ............................       (325,000)        (18,700)             --
  Proceeds from sale of foreclosed real estate ........................        232,792          44,533         104,462
  Proceeds from sale of premises and equipment ........................        300,770              --              --
  Acquisition of premises and equipment ...............................       (737,521)       (596,017)       (977,038)
        Net Cash Used By Investing Activities .........................    (15,235,192)    (21,322,814)    (11,646,408)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand and savings deposits ..............        787,666      (3,465,782)    (13,028,370)
  Net increase in time deposits .......................................      8,609,437      11,999,478       7,190,029
  Net increase (decrease) in advance payments by borrowers
    for taxes and insurance ...........................................        (15,078)        (99,665)          1,284
  Net increase in retail repurchase agreements ........................      1,440,291      10,701,568              --
  Repayment of advances from Federal Home Loan Bank ...................    (12,000,000)    (13,099,044)    (17,281,650)
  Advances from Federal Home Loan Bank ................................     16,000,000      15,000,000      22,780,000
  Purchase of common stock by ESOP Trust ..............................             --         (24,500)             --
  Issuance of common stock ............................................             --              --       9,461,293
  Cash received on merger of mutual holding company with Bank .........             --              --           5,859
  Dividends paid ......................................................       (790,666)       (820,861)       (421,089)
      Net Cash Provided By Financing Activities .......................     14,031,650      20,191,194       8,707,356

Net Increase (Decrease) in Cash and Due From Banks ....................      1,439,670         711,422        (401,004)

Cash and due from banks at beginning of year ..........................      3,654,788       2,943,366       3,344,370

Cash and Due From Banks at End of Year ................................   $  5,094,458    $  3,654,788    $  2,943,366

See Notes to Consolidated Financial Statements

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995


(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONVERSIONS, PRINCIPLES OF CONSOLIDATION AND NATURE OF OPERATIONS

On April 7, 1995, Community Bank of Southern Indiana (Community Bank) and its parent, Community Bank Shares, M.H.C., a federal mutual holding company, completed a conversion and reorganization whereby all stock of the bank was issued to Community Bank Shares of Indiana, Inc. (the Company), a bank holding company formed in the conversion. Simultaneously, the Company completed an offering and sale of its common stock. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, Community Bank and Heritage Bank of Southern Indiana (Heritage Bank). All material intercompany balances and transactions have been eliminated.

Heritage Bank, a newly organized state chartered commercial bank, began operations on January 8, 1996.

On December 2, 1996, Community Bank completed a charter conversion from a federal stock savings bank to a state chartered commercial bank.

In addition to general commercial banking, the bank subsidiaries engage in mortgage banking and the sale of annuity investments and mutual funds through seven offices in southern Indiana.

STATEMENTS OF CASH FLOWS

For purposes of the statements of cash flows, the Company has defined cash and cash equivalents as those amounts included in the balance sheet caption "Cash and due from banks."

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of debt securities not classified as held to maturity and are stated at fair value. Amortization of premium and accretion of discount are recognized in interest income using the interest method over the remaining period to maturity, adjusted for anticipated prepayments. Unrealized gains and losses, net of tax, on securities available for sale are reported as a separate component of stockholders' equity until realized. Realized gains and losses on the sale of securities available for sale are determined using the specific identification method.

SECURITIES HELD TO MATURITY

Debt securities for which the Company has the positive intent and ability to hold to maturity are carried at cost, adjusted for amortization of premium and accretion of discount using the interest method over the remaining period to maturity, adjusted for anticipated prepayments.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995


(1 - continued)

MORTGAGE LOANS HELD FOR SALE

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or approximate market value. Net unrealized losses are recognized through a valuation allowance by charges to income. Realized gains on sales of mortgage loans are included in non-interest income.

LOANS

Loans receivable are stated at unpaid principal balances, less net deferred loan fees and the allowance for loan losses. The real estate loan portfolio consists primarily of long-term loans, collateralized by first mortgages on single-family and multi-family residential properties located in the southern Indiana area and commercial real estate loans. In addition to real estate loans, the Bank makes commercial loans and consumer loans.

Loan origination fees and certain direct costs of underwriting and closing loans are deferred and the net deferred fees and costs are recognized over the contractual life of the underlying loans as an adjustment to interest income using the interest method.

The accrual of interest is discontinued on a loan when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. The subsidiary banks do not accrue interest on loans past due 90 days or more except when the estimated value of collateral and collection efforts are deemed sufficient to ensure full recovery. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income.

Interest payments received on nonaccrual loans, including specific impaired loans, are recorded as a reduction of the loan principal balance, and interest income is only recorded once principal recovery is reasonably assured.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specified impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

LOAN SERVICING

Loan servicing fees are credited to income as monthly principal and interest payments are collected on mortgages. Costs of loan servicing are charged to expense as incurred.

FORECLOSED REAL ESTATE

Foreclosed real estate held for sale is carried at the lower of fair value minus estimated costs to sell or cost. Costs of holding foreclosed real estate are charged to expense in the current period, except for significant property improvements, which are capitalized. Valuations are periodically performed by management and an allowance is established by a charge to non-interest expense if the carrying value exceeds the fair value minus estimated costs to sell. The net income from operations of foreclosed real estate held for sale is reported in non-interest income.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995


(1 - continued)

PREMISES AND EQUIPMENT

The Company uses the straight line and accelerated methods of computing depreciation at rates adequate to amortize the cost of the applicable assets over their useful lives. Items capitalized as part of premises and equipment are valued at cost. Maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation of assets sold, or otherwise disposed of, are removed from the related accounts and any gain or loss is included in earnings.

MORTGAGE SERVICING RIGHTS

Effective January 1, 1996, the Company adopted SFAS No. 122, Accounting for Mortgage Servicing Rights. This standard requires the recognition of rights to service mortgage loans for others as separate assets, whether those rights are acquired through loan origination activities or through purchase activities. Additionally, capitalized mortgage servicing rights must be periodically assessed for impairment based on the fair value of those rights. Capitalized mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.

INCOME TAXES

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available for sale securities, allowance for loan losses, accumulated depreciation, prepaid pension costs and accrued income and expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

BENEFIT PLANS

The Company has a defined benefit pension plan covering all eligible employees. The Company's policy is to fund pension costs accrued. The Company also provides a qualified salary reduction plan and an employee stock ownership plan available to all eligible employees.

STOCK-BASED COMPENSATION

Under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, the Company will measure and recognize compensation cost related to stock-based compensation plans using the intrinsic value method and disclose the pro forma effect of applying the fair value method contained in SFAS No. 123. Accordingly, no compensation costs will be charged against earnings for stock options granted under the Company's stock incentive plan.

ADVERTISING

Advertising costs are charged to operations when incurred.

NET INCOME PER COMMON SHARE

Net income per common share was calculated on the basis of the weighted average number of common shares outstanding during each year. For 1995, net income per common share was calculated as though the conversion and reorganization had occurred on January 1, 1995. Unallocated shares held by the ESOP Trust are not considered as outstanding for this purpose.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995

(2)     ACQUISITION

On December 17, 1997, the Company entered into an agreement to merge with NCF Financial Corporation (NCF), located in Bardstown, Kentucky. Terms of the agreement call for an exchange of 0.935 shares of the Company's common stock for each share of NCF common stock. NCF is the parent company of NCF Bank and Trust Co., a state-chartered commercial bank. NCF had total assets of $35.6 million and stockholders' equity of $12.3 million at December 31, 1997 and net income of $276,000 for the six months ended December 31, 1997. The transaction is subject to regulatory and shareholder approvals. The transaction is expected to be completed in the second quarter of 1998 and will be accounted for as a pooling of interests.

NCF reported net income of $327,661, $397,790 and $316,553 for its fiscal years ended June 30, 1997, 1996 and 1995, respectively. The following represents the unaudited pro forma condensed combined balance sheet for the Company and NCF as of December 31, 1997:

Pro Forma Condensed Combined Balance Sheet (Unaudited)
(In thousands)

Assets:
  Cash and due from banks ....................   $  5,495
  Interest bearing deposits with banks .......     11,919
  Securities .................................     91,035
  Loans receivable, net 171,829
  Other assets ...............................      9,382

    Total assets .............................   $289,660

Liabilities:
  Deposits ...................................   $209,005
  Borrowings .................................     39,142
  Other liabilities ..........................      1,815
    Total liabilities ........................    249,962

Stockholders' equity .........................     39,698

    Total liabilities and stockholders' equity   $289,660

(3)     RESTRICTION ON CASH AND DUE FROM BANKS

The subsidiary banks are required to maintain reserve balances on hand and with the Federal Reserve Bank which are noninterest bearing and unavailable for investment. During 1997, the average balance maintained to meet this requirement was approximately $1,048,000.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995

(4)     DEBT SECURITIES

Debt securities have been classified in the consolidated balance sheets according to management's intent.

The investment in debt securities at December 31, 1997 and 1996 is summarized as follows:

                                                                             Gross           Gross
                                               Amortized     Unrealized    Unrealized        Fair
                                                 Cost           Gains        Losses          Value
December 31, 1997:
  Securities available for sale:
    Mortgage-backed securities:
      FNMA and GNMA certificates ..........   $   878,133   $     4,558   $        --     $   882,691

  Securities held to maturity:
    Mortgage-backed securities:
      FHLMC, FNMA and
        GNMA certificates .................   $ 1,722,053   $    17,766   $        --     $ 1,739,819
      Collateralized mortgage obligations .     3,340,927        22,657            33       3,363,551
      FHLMC and FNMA REMIC ................    18,323,498       201,843        44,086      18,481,255
                                               23,386,478       242,266        44,119      23,584,625
    Other debt securities:
      Federal agency ......................    64,005,973       129,304       199,429      63,935,848
      Municipal ...........................     2,647,973        91,302            --       2,739,275
                                               66,653,946       220,606       199,429      66,675,123

        Total securities held to maturity .   $90,040,424   $   462,872   $   243,548     $90,259,748

December 31, 1996:
  Securities available for sale:
    Mortgage-backed securities:
      FNMA and GNMA certificates ..........   $ 1,033,955   $       805   $     5,376     $ 1,029,384

    Other debt securities:
      Federal agency ......................     1,500,000         2,144            --       1,502,144

        Total securities available for sale   $ 2,533,955   $     2,949   $     5,376     $ 2,531,528

  Securities held to maturity:
    Mortgage-backed securities:
      FHLMC, FNMA and
        GNMA certificates .................   $ 2,666,434   $    11,129   $     8,470     $ 2,669,093
      Collateralized mortgage obligations .       498,564        10,845            --         509,409
      FHLMC and FNMA REMIC ................    21,559,390        93,151       141,736      21,510,805
                                               24,724,388       115,125       150,206      24,689,307
    Other debt securities:
      Federal agency ......................    52,696,958        21,498       559,049      52,159,407
      Municipal ...........................     2,648,685        47,934        10,358       2,686,261
                                               55,345,643        69,432       569,407      54,845,668

        Total securities held to maturity .   $80,070,031   $   184,557   $   719,613     $79,534,975

Federal agency securities include notes and debentures issued by FHLMC, FNMA, FHLB, FFCB and SLMA.

At December 31, 1997 federal agency securities with an amortized cost of $1,500,000 and a fair value of $1,505,156 were pledged to secure public deposits.

Certain debt securities were pledged to secure retail repurchase agreements and advances from the Federal Home Loan Bank at December 31, 1997. (See Note 8)

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995

(4 - continued)

The amortized cost and fair value of debt securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the obligations may be prepaid without penalty.

                                      Securities Available for Sale     Securities Held to Maturity
                                            Amortized       Fair          Amortized       Fair
                                               Cost         Value           Cost            Value
Due in one year or less ..............             --   $        --       $ 4,500,000   $ 4,489,695
Due after one year through five years              --            --        10,134,640    10,078,206
Due after five years through ten years             --            --        38,005,974    38,061,094
Due after ten years ..................             --            --        14,013,332    14,046,128
                                                   --            --        66,653,946    66,675,123
Mortgage-backed securities ...........        878,133       882,691        23,386,478    23,584,625

                                          $   878,133   $   882,691       $90,040,424   $90,259,748

Proceeds from sales of debt securities available for sale during the year ended December 31, 1997 were $4,396,492. Gross gains of $19,896 and gross losses of $5,206 were realized on those sales.

In November, 1995, the Financial Accounting Standards Board issued implementation guidance on accounting for certain investments in debt and equity securities. In accordance with this guidance, the Company reassessed the appropriateness of the classification of all securities held at December 31, 1995. As a result of this reassessment, management made a one time reclassification of certain federal agency and mortgage-backed securities from the held to maturity category to the available for sale category. The amortized cost of securities transferred to the available for sale category was $7,638,017. The unrealized gain recognized on this transfer, net of tax, was $60,705.

(5)     LOANS RECEIVABLE

Loans receivable at December 31, 1997 and 1996 consisted of the following:

                                                           1997             1996
Real estate loans:
  Residential ................................     $ 82,183,808     $ 89,097,029
  Residential construction ...................        1,981,350        3,184,086
  Commercial real estate .....................       21,802,911       16,954,367
Home equity lines of credit ..................        6,845,601        5,215,455
Commercial loans .............................       27,929,434       20,190,907
Loans secured by deposit accounts ............          873,837          593,238
Consumer loans ...............................        3,897,239        3,510,328
      Gross loans receivable .................      145,514,180      138,745,410
Less:
  Undisbursed portion of loans in process ....          836,065        1,245,096
  Deferred loan origination fees, net ........           22,277           10,212
  Allowance for loan losses ..................          836,676          654,994
                                                      1,695,018        1,910,302

Loans receivable, net ........................     $143,819,162     $136,835,108

Loans serviced for the benefit of others were as follows:
December 31, 1997       $ 45,879,809
December 31, 1996         49,884,673
December 31, 1995         52,409,929

Custodial  escrow  balances  maintained  in connection  with the foregoing  loan
servicing   were   $157,261   and  $179,955  at  December  31,  1997  and  1996,
respectively.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995
(5 - continued)

An analysis of the allowance for loan losses is as follows:

                                           1997            1996            1995
Beginning balances .............      $ 654,994       $ 600,291       $ 540,733
Provision ......................        210,000          67,450          57,900
Recoveries .....................          9,306           4,360           2,236
Loans charged-off ..............        (37,624)        (17,107)           (578)

Ending balances ................      $ 836,676       $ 654,994       $ 600,291

The subsidiary banks had no loans specifically classified as impaired at December 31, 1997 and 1996.

The subsidiary banks have entered into loan transactions with certain directors, officers and their affiliates (related parties). In management's opinion, such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than normal risk of collectibility or present other unfavorable features.

The following  table  represents the aggregate  activity for related party loans which exceeded $60,000 in total:
Balance at December 31, 1996 ...........................            $ 8,319,326
Adjustments ............................................               (134,172)
New loans ..............................................              5,484,232
Repayments .............................................             (5,719,681)

Balance at December 31, 1997 ...........................            $ 7,949,705

(6)     PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                           1997             1996
Land and land improvements ...................       $  965,247       $1,264,372
Office buildings .............................        3,047,189        2,458,156
Furniture, fixtures and equipment ............        1,139,499        1,108,492
Leasehold improvements .......................          168,958          168,958
                                                      5,320,893        4,999,978
Less accumulated depreciation ................        1,635,478        1,456,358

    Net premises and equipment ...............       $3,685,415       $3,543,620

(7)     DEPOSITS

The aggregate amount of time deposit accounts with balances of $100,000 or more was approximately $29,566,000 and $32,086, 000 at December 31, 1997 and 1996,
respectively.

At December 31, 1997, scheduled maturities of time deposits were as follows:

Year ending December 31:

        (In thousands)
1998                   $  78,145
1999                      31,561
2000                       8,417
2001                       1,951
2002 and thereafter        1,142

Total                  $ 121,216

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995

(7 - continued)

The subsidiary banks held deposits of approximately $3,545,000 for related parties at December 31, 1997.

(8)     BORROWED FUNDS

Borrowed funds are summarized as follows:

                                       1997                    1996
                              ----------------------  ----------------------
                              Weighted                Weighted
                               Average                Average
                                Rate        Amount      Rate       Amount
                              --------  ------------  --------  ------------
Retail repurchase agreements    4.77%   $ 12,141,859    4.47%   $ 10,701,568

Fixed rate advances from
  Federal Home Loan Bank
  maturing during the year
  ending December 31:
                 1997              -               -    5.75%     12,000,000
                 1998           5.75%     14,500,000    6.02%     10,000,000
                 1999           6.03%      3,500,000    5.50%      1,000,000
                 2000           5.68%      4,000,000       -               -
                 2002           5.68%      5,000,000       -               -

               Totals                   $ 39,141,859            $ 33,701,568

Information  concerning  borrowings  in 1997 and 1996  under  retail  repurchase agreements is summarized as follows:
                                                         1997            1996
Weight average interest rate during the year             4.83%           4.11%
Average daily balance                             $12,140,694     $ 2,301,428
Maximum month-end balance during the year         $13,913,000     $10,701,568

Federal agency debt securities underlying the agreements at December 31, 1997:

Amortized cost  $ 20,007,188
Fair value      $ 19,955,573

Retail  repurchase   agreements  represent  overnight  borrowings  from  deposit customers and the debt securities sold under the repurchase agreements were under the control of the subsidiary banks at December 31, 1997.

Community Bank has an overdraft line of credit agreement with the Federal Home Loan Bank which provides a line of credit not to exceed $2,000,000. This agreement expires on November 4, 1998. At December 31, 1997, Community Bank had no borrowings under this agreement.

The advances and overdraft line of credit are secured under a blanket collateral agreement. At December 31, 1997, eligible collateral included residential mortgage loans with a carrying value of $71,313,019 and mortgage-backed and other debt securities with an amortized cost of $58,023,930 and fair value of $58,189,682 which were pledged as security under the agreement.

(9)     BENEFIT PLANS

DEFINED BENEFIT PLAN:

The Company has a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and the employees' highest average of total compensation for five consecutive years of employment. The funding policy is to contribute annually at least the minimum amount required by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Contributions of $50,723 and $65,000 were made to the plan for the years ended December 31, 1996 and 1995, respectively. No contribution was made to the plan for 1997.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995

(9 - continued)


On August 31, 1997, the plan was amended whereby participation in the plan was terminated effective as of that date. Vested benefits will be distributed to participants in 1998. A loss of $29,649 associated with the curtailment of the plan was recognized in 1997.

Plan assets are stated at fair value and consist of the following:

                                                                                         1997         1996
Mutual fund investments ........................................................           --   $  777,077
Certificate of deposit-Heritage Bank ...........................................       61,867      100,000
Cash equivalents ...............................................................      935,282           --

                                                                                   $  997,149   $  877,077

The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements based upon actuarial computations as of December 31 for each year:

                                                                                         1997         1996
Actuarial present value of obligations:
  Vested benefits ..............................................................   $1,000,362   $  673,691

  Accumulated benefits .........................................................   $1,000,362   $  699,431

Projected benefit obligation of service rendered to date .......................   $1,000,362   $  936,089
Plan assets at fair value ......................................................      997,149      877,077
Funded status-plan assets less than projected benefit obligation ...............        3,213       59,012
Unrecognized prior service credit ..............................................         --         22,327
Unrecognized net gain from past experience different
  from that assumed and effects of changes in assumptions ......................         --       (276,751)
Unrecognized net transition asset being amortized over 14 years ................         --         97,978

      Accrued (prepaid) pension expense $ ......................................        3,213   $  (97,434)

The components of net pension expense for the years ended December 31 are as follows:

                                                                                        1997          1996          1995
Service cost-benefits earned during the period .................................   $  84,651     $  60,434     $  47,448
Interest cost on projected benefit obligation ..................................      70,973        62,178        56,662
Actual return on plan assets ...................................................    (159,757)      (94,954)      (60,963)
Net amortization and deferral ..................................................      75,131        32,254        (1,017)

    Net pension expense $ ......................................................      70,998     $  59,912     $  42,130

Assumptions used in determining the actuarial present value of the projected benefit obligations and net pension expense were as follows:

                                                                                        1997          1996          1995
Weighted average discount rate .................................................        7.00%         7.00%         7.00%
Rate of increase in future compensation levels .................................        4.50%         4.50%         4.50%
Long-term rate of return on assets .............................................        9.00%         9.00%         9.00%

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995

(9 - continued)

EMPLOYEE STOCK OWNERSHIP PLAN:

The Company has established a leveraged employee stock ownership plan (ESOP) covering substantially all employees. The ESOP Trust has acquired shares of company common stock financed by term loans with the Company. These employer loans and the related interest income are not recognized in the consolidated financial statements as the debt is serviced from Company contributions and all dividends on shares held by the ESOP Trust. Dividends payable on allocated shares are charged to retained earnings and are satisfied by the release of shares to participant accounts. Dividends payable on unallocated shares are not considered dividends for financial reporting purposes. Shares held by the ESOP Trust are allocated to participant accounts based on the ratio of the current year principal and interest payments to the total of the current year and future years principal and interest to be paid on the employer loans.

Compensation expense is recognized in the consolidated financial statements based on the average fair value of shares allocated to participant accounts during the year with a corresponding credit to stockholders' equity. Compensation expense recognized for 1997 and 1996 amounted to $18,448 and $15,450, respectively.

Company common stock held by the ESOP Trust at December 31, were as follows:

                                            1997       1996
Shares released for allocation ......      3,827      2,788
Shares committed to be released .....      1,039        965
Unallocated shares ..................      5,035      6,187

      Total shares held by ESOP Trust      9,901      9,940

Fair value of unallocated shares ....   $106,994   $ 79,658

Defined Contribution Plan:

The Company has a contributory defined contribution plan available to all eligible employees. The Company contributed $23,095, $15,856 and $10,704 to the plan for the years ended December 31, 1997, 1996 and 1995, respectively.

(10)    STOCK-BASED COMPENSATION PLAN

In 1997, the Company adopted a stock incentive plan (the "Plan") that provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights and performance share awards. A total of 198,372 shares of common stock are available for grant under the Plan at December 31, 1997. Awards under the Plan are available for grant to directors and key employees.

STOCK OPTIONS:

Under the Plan, incentive and nonqualified stock options are granted at exercise prices not less than the fair market value of the common stock on the date of grant. All options granted under the Plan shall become vested and exercisable at the rate determined by the Board of Directors at the date of grant. Options granted under the Plan expire not more than ten years after the date of grant.
Payment of the option price may be in cash or shares of common stock at fair market value on the exercise date. Non-employee directors are eligible to receive only nonqualified stock options. At December 31, 1997, no options had been granted under the Plan.

STOCK APPRECIATION RIGHTS:

The Plan provides for the grant of stock appreciation rights to optionees whereby an optionee may surrender any exercisable stock option, or portion thereof, in return for payment in cash and/or common stock at fair market value. Stock appreciation rights relating to incentive stock options must be granted concurrently with the incentive stock options. Stock appreciation rights relating to nonqualified stock options may be granted concurrently with the option or any time thereafter which is prior to the exercise or expiration of such options. Compensation cost will be recognized each year representing the appreciation in the value of such rights over the periods in which they become exercisable.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995

(10 - continued)

PERFORMANCE SHARE AWARDS:

Pursuant to the Plan, the company may grant performance share awards to employees for up to 20,000 shares of common stock. The level of performance shares eventually distributed is contingent upon the achievement of specific performance criteria within a specified award period set at the grant date.

The compensation cost attributable to these awards is based on the fair market value of the shares distributed at the end of the specified performance period. In lieu of shares of common stock, the Company may distribute cash in an amount equal to the fair market value of the common stock award. The compensation cost is recognized over the specified performance period. At December 31, 1997, no awards had been granted.

(11)    INCOME TAXES

The Company files consolidated income tax returns with its subsidiaries, with each charged or given credit for applicable tax as though separate returns were filed.

The components of income tax expense were as follows:

                                                             1997           1996           1995
Current ...........................................   $ 1,643,976    $   961,298    $ 1,108,683
Deferred (credit) .................................      (131,034)      (309,281)       125,409

    Totals ........................................   $ 1,512,942    $   652,017    $ 1,234,092

    Tax expense applicable to security transactions   $        --    $     5,819    $        --

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 were as follows:

                                                                     1997         1996
Deferred tax (assets) liabilities:
  Deferred loan fees and costs ..............................   $  45,239    $  49,623
  Prepaid pension expense ...................................          --       38,594
  Mortgage servicing rights .................................      20,578       11,954
  Deferred start-up costs for tax purposes ..................     (18,626)     (24,835)
  Allowance for loan losses and tax bad debt reserve ........    (262,465)    (190,770)
  Depreciation ..............................................     144,427      178,593
  Net unrealized gain (loss) on securities available for sale       1,805         (961)
  Other .....................................................       5,158        4,952

    Net deferred tax (asset) liability ......................   $ (63,884)   $  67,150

The reconciliation of income tax expense with the amount which would have been provided at the federal statutory rate of 34 percent follows:

                                                            1997            1996            1995
Provision at statutory rate ......................   $ 1,325,559     $   770,487     $ 1,064,159
State income tax-net of federal tax benefit ......       222,997         109,575         169,885
Nontaxable interest and dividend income ..........       (42,639)        (25,114)        (28,098)
Tax effect of change in tax law related to the
  allowance for loan losses and bad debt deduction            --        (212,589)             --
Other ............................................         7,025           9,658          28,146

      Net provision for income taxes .............   $ 1,512,942     $   652,017     $ 1,234,092

Effective tax rate ...............................          38.8%           28.8%           39.4%

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995

(11 - continued)

Prior to January 1, 1996, Community Bank was permitted by the Internal Revenue Code to deduct from taxable income an annual addition to a statutory bad debt reserve subject to certain limitations. Retained earnings at December 31, 1997 includes approximately $4,291,000 of cumulative deductions for which no deferred federal income tax liability has been recorded. Reduction of these reserves for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes subject to the then current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $1,459,000 at December 31, 1997.

Recently enacted federal legislation repealed the reserve method of accounting for bad debts by qualified thrift institutions for tax years beginning after December 31, 1996. As a result, Community Bank will no longer be able to calculate the annual addition to the statutory bad debt reserve using the percentage-of-taxable-income method. Instead, Community Bank will be required to compute its federal tax bad debt deduction based on actual loss experience over a period of years. The legislation requires Community Bank to recapture into taxable income over a six-year period its post-1987 additions to the statutory bad debt reserve, thereby generating additional tax liability. At December 31, 1997, the remaining balance of the post-1987 reserves totaled $143,977 for which a deferred tax liability of $48,952 has been recorded.

The legislation also provides that Community Bank will not be required to recapture its pre-1988 statutory bad debt reserves if it ceases to meet the qualifying thrift definitional tests and if the Bank continues to qualify as a "bank" under existing provisions of the Internal Revenue Code.

(12)    STOCKHOLDERS' EQUITY AND DIVIDENDS

The dividends which the subsidiary banks may pay to the Company are subject to various legal and regulatory restrictions. At December 31, 1996, retained earnings of Community Bank available for the payment of dividends without approval by the state regulatory authority were approximately $2,026,000. Heritage Bank does not intend to pay dividends during its first three years of operations.

On April 7, 1995, upon completion of the conversion and reorganization, Community Bank established a liquidation account in an amount equal to 51 percent of stockholders' equity at September 30, 1994 totaling $7,114,284. The liquidation account will be maintained for the benefit of depositors as of the September 30, 1994 eligibility record date (or the December 31, 1994 supplemental eligibility record date) who maintain their deposits in Community Bank after conversion. In the event of complete liquidation, and only in such an event, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then current adjusted balance for deposits held, before any liquidation distribution may be made with respect to the stockholders. Except for the repurchase of stock and payment of dividends by Community Bank, the existence of the liquidation account does not restrict the use or application of retained earnings of Community Bank.

(13)    REGULATORY MATTERS

The Company and its subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to quantitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and its subsidiaries meet all capital adequacy requirements to which it is subject.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995

(13 - continued)

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the subsidiary banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institutions' categories.

The actual capital amounts and ratios are also presented in the table. No amounts were deducted from capital for interest-rate risk in either year.

                                                                                   Minimum
                                                                                  To Be Well
                                                          Minimum               Capitalized Under
                                                        For Capital             Prompt Corrective
                                    Actual           Adequacy Purposes:         Action Provisions:
                               -----------------     ------------------         ------------------
                               Amount      Ratio      Amount     Ratio          Amount      Ratio
                               ------      -----      ------     -----          ------      -----
                                                    (Dollars in thousands)

As of December 31, 1997:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated .........   $28,441     21.7%       $10,475     8.0%             N/A
      Community Bank .......   $23,034     21.1%       $ 8,723     8.0%         $10,904      10.0%
      Heritage Bank ........   $ 4,481     21.1%       $ 1,703     8.0%         $ 2,129      10.0%

  Tier I Capital (to Risk
    Weighted Assets):
      Consolidated .........   $27,604     21.1%       $ 5,238     4.0%             N/A
      Community Bank .......   $22,335      0.5%       $ 4,362     4.0%         $ 6,542       6.0%
      Heritage Bank ........   $ 4,343     20.4%       $   852     4.0%         $ 1,277       6.0%

  Tier I Capital (to Average
    Assets):
      Consolidated .........   $27,604     11.7%       $ 9,442     4.0%             N/A
      Community Bank .......   $22,335     11.2%       $ 7,958     4.0%         $ 9,948       5.0%
      Heritage Bank ........   $ 4,343     11.9%       $ 1,095     3.0%         $ 1,825       5.0%

(Dollars in thousands)

As of December 31, 1996:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated .........   $26,675     22.6%       $ 9,446     8.0%             N/A
      Community Bank .......   $21,644     20.9%       $ 8,269     8.0%         $10,337      10.0%
      Heritage Bank ........   $ 4,152     29.4%       $ 1,129     8.0%         $ 1,411      10.0%

  Tier I Capital (to Risk
    Weighted Assets):
      Consolidated .........   $26,020     22.0%       $ 4,723     4.0%             N/A
      Community Bank .......   $21,009     20.3%       $ 4,135     4.0%         $ 6,202       6.0%
      Heritage Bank ........   $ 4,132     29.3%       $   565     4.0%         $   847       6.0%

  Tier I Capital (to Average
    Assets):
      Consolidated .........   $26,020     10.9%       $ 9,571     4.0%             N/A
      Community Bank .......   $21,009     10.1%       $ 8,341     4.0%         $10,426       5.0%
      Heritage Bank ........   $ 4,132     13.7%       $   905     3.0%         $ 1,509       5.0%

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995

(14)    COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit and legal claims, which are not reflected in the financial statements.

During the year ended December 31, 1997, the Company began construction of a new main office facility and a branch facility. The estimated cost to complete these facilities was approximately $4,035,000 at December 31, 1997.

The following is a summary of the commitments to extend credit at December 31, 1997:

                                                           Fixed Rate            Adjustable Rate
                                                            Weighted                Weighted
                                                             Average                 Average                     Total
                                                              Rate       Amount       Rate          Amount        Amount
Consumer and commercial
  loans with 6 to 240 month terms ..................          6.19%   $ 2,091,500      8.99%$      1,541,100   $ 3,632,600

Undisbursed commercial and personal lines of credit                                                             24,012,750
Undisbursed portion of construction loans in process                                                               836,065

      Total commitments to extend credit ...........                                                           $28,481,415

(15)    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The subsidiary banks are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

The exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments (see Note 14). The subsidiary banks use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary banks evaluate each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the subsidiary banks to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The subsidiary banks have not been required to perform on any financial guarantees and have not incurred any losses on their commitments during the past three years.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995


(16)    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value and estimated fair value of financial instruments at December 31 are as follows:

                                                   1997                 1996
                                           -------------------   -------------------
                                           Carrying    Fair      Carrying    Fair
                                             Value     Value       Value     Value
                                           --------   --------   --------   --------
                                                        (In thousands)

Financial assets:
  Cash and due from banks ..............   $  5,094   $  5,094   $  3,655   $  3,655
  Interest bearing deposits in banks ...      6,504      6,504      7,321      7,321
  Securities available for sale ........        883        883      2,532      2,532
  Securities held to maturity ..........     90,040     90,260     80,070     79,535

  Loans receivable .....................    144,656               137,490
  Less:  allowance for loan losses .....        837                   655
    Loans receivable, net ..............    143,819    143,401    136,835    136,582

  Federal Home Loan Bank stock .........      1,575      1,575      1,250      1,250

Financial liabilities:
  Deposits .............................    186,021    186,482    176,624    176,989
  Borrowed funds:
    Advances from Federal Home
      Loan Bank ........................     27,000     26,983     23,000     22,916
    Retail repurchase agreements .......     12,142     12,142     10,702     10,702

Unrecognized financial instruments:
  Commitments to extend credit .........         --         --         --          4
  Standby letters of credit ............         --         --         --          9

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

CASH AND SHORT-TERM INVESTMENTS

For short-term investments, including cash and due from banks and interest bearing deposits with banks, the carrying amount is a reasonable estimate of fair value.

DEBT AND EQUITY SECURITIES

For debt securities, including mortgage-backed securities, the fair values are based on quoted market prices. For restricted equity securities held for investment, the carrying amount is a reasonable estimate of fair value.

MORTGAGE LOANS HELD FOR SALE

For mortgage loans held for sale, the fair values are based on market price quotations from dealers.

LOANS RECEIVABLE

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS

The fair value of demand deposits, savings accounts, money market deposit accounts and other transaction accounts is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995

(16 - continued)

BORROWED FUNDS

The fair value of retail repurchase agreements is the amount payable at the balance sheet date.

The fair value of advances from Federal Home Loan Bank is estimated by discounting the future cash flows using the current rates at which similar loans with the same remaining maturities could be obtained.

COMMITMENTS TO EXTEND CREDIT

The majority of commitments to extend credit and standby letters of credit would result in loans with a market rate of interest if funded. The fair value of these commitments are the fees that would be charged to customers to enter into similar agreements. For fixed rate loan commitments, the fair value also considers the difference between current levels of interest rates and the committed rates.

(17)    PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial information for Community Bank Shares of Indiana, Inc. (parent company only) for the years ended December 31, 1997 and 1996 follows:

                                 BALANCE SHEETS

                                 (In Thousands)

                                                      1997      1996
Assets:
  Cash on deposit with subsidiary ..............   $   441   $   122
  Receivables from subsidiaries ................       109       365
  Investment in subsidiaries ...................    26,729    25,192
  Premises and equipment .......................       610       624
  Other assets .................................        10        13

      Total Assets .............................   $27,899   $26,316
Liabilities and Stockholders' Equity:
  Other liabilities ............................   $   248   $   243
  Stockholders' equity .........................   $27,651   $26,073

      Total Liabilities and Stockholders' Equity   $27,899   $26,316

                              STATEMENTS OF INCOME

                                 (In Thousands)

                                                        1997       1996       1995
Income:
  Dividends from subsidiary ......................   $   975    $   925    $   494
  Management and other fees from subsidiaries ....     1,462      1,441         --
  Interest income from subsidiaries ..............        --         --        167
      Total income ...............................     2,437      2,366        661

Expense:
  Operating expenses .............................     1,660      1,513         50

Income before income taxes and equity in
  undistributed net income of subsidiaries .......       777        853        611

Income tax credit ................................       (76)       (24)        46

Income before equity in undistributed net income
  of subsidiaries ................................       853        877        565

Equity in undistributed net income of subsidiaries     1,533        737      1,331

      Net Income .................................   $ 2,386    $ 1,614    $ 1,896

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1997, 1996 AND 1995

(17 - continued)

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                                   1997            1996              1995
Operating Activities:
  Net income ................................................   $ 2,386         $ 1,614           $ 1,896
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Equity in undistributed net income subsidiaries ...........    (1,533)           (737)           (1,331)
  Decrease in other assets and liabilities, net .............       225             278              (409)
        Net Cash Provided By Operating Activities ...........     1,078           1,155               156

Investing Activities:
  (Increase) decrease in securities under agreement to resell        --           4,000            (4,000)
  Investment in subsidiaries ................................        --          (4,150)           (4,771)
  Net (increase) decrease in premises and equipment .........        14             (89)             (535)
        Net Cash Provided (Used) By Investing Activities ....        14            (239)           (9,306)

Financing Activities:
  Issuance of common stock ..................................        --              --             9,461
  Purchase of common stock by ESOP Trust ....................        --             (25)               --
  Shares released by ESOP Trust .............................        18              15                22
  Dividends paid ............................................      (791)           (821)             (296)
        Net Cash Used By Financing Activities ...............      (773)           (831)            9,187

Net increase in cash ........................................       319              85                37

Cash at beginning of year ...................................       122              37                --

Cash at End of Year .........................................   $   441         $   122           $    37

(18)    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                        1997          1996          1995
Cash payments for:
    Interest .................................   $10,579,541   $ 9,513,288   $ 8,248,046
    Taxes ....................................     1,318,350     1,011,338     1,049,742

Noncash Investing Activities:
  Securities transferred from held to maturity
    to available for sale ....................   $        --   $        --   $ 7,638,017

  Transfers from loans to real estate acquired
    through foreclosure $ ....................            --   $   100,801            --

Noncash Financing Activity:
  Issuance of common stock to ESOP Trust .....   $        --   $        --   $    79,400

(19)    FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES


In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of SFAS No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125. The adoption of these statements has no material impact on financial position or results of operations.