Form 10-K, Exhibit 13
period 1998-12-31
COMMUNITY BANK SHARES OF INDIANA INC
filed 1999-03-30
CIK 933590

Exhibit 13 -- Annual Report to Shareholders

moving into the next century

[Picture:  A series of arches or entranceways]

community bank shares of indiana, inc.

                                About Our Cover

Our cover photograph shows a series of arches or entranceways, a symbol of the choices Community Bank Shares has faced in the past and will continue to face as it progresses, as well as the need to continue moving forward, to venture into the next arena and face the next challenge. The architecture of the image captures the sense of history and tradition which serves as the foundation for the company's growth and vision for the future.

Running through our "gatefold" cover is a timeline which highlights key moments in that history, while also reflecting the consistent manner in which we have moved forward on behalf of our shareholders, our customers and our own people.

Dear Shareholders:

The past year has been one of significant change and growth for our company. We completed the merger with NCF Bank and Trust, in Bardstown, Kentucky, on May 6, 1998, which allowed us to expand into the emerging Nelson County market. At the end of May, Robert E. Yates retired as president and chief executive officer of our company. We want to thank Bob for his leadership over the last 10 years, and we wish the best for Bob and his wife, Darlene, in the coming years.

At the time of Bob's retirement, Michael L. Douglas joined the company as president and chief executive officer of Community Bank Shares. Thomas M. Jones was promoted to president of Community Bank and Patrick Daily was promoted to president of Heritage Bank. These changes broadened and strengthened our management team for future success.

As we anticipated, all of the markets that we compete in have become more competitive. The financial services industry is being challenged by a host of competitors from other industries, which do not have nearly the rules and regulations that are imposed on banking institutions. Despite the competitive pressures from within and outside the industry, Community Bank Shares was able to grow assets in excess of 15%, from $288,485,710, in 1997, to $331,913,305, in
1998. This growth was primarily fueled by an increase in our commercial lending activities, which ended the year at $83,480,543, compared to $50,361,402 last year, an increase of 65.8%. We continue our efforts to restructure our balance sheet into these higher-yielding earning assets, while being ever mindful of credit quality.

Excluding merger-related and other non-recurring expenses, basic earnings per share for 1998 were $1.11, compared to $1.01 the previous year. Although this increase was less than our expectations, we are confident that the earnings momentum is good for 1999. Several investments were made last year that will be valuable contributors to future earnings. We opened a new banking center at both Heritage Bank and NCF Bank, to provide greater convenience to current customers and an opportunity to attract new business. A mortgage origination group was created that generated record levels of mortgages in the fourth quarter of last year. In addition, our deposit and loan services groups were strengthened to support our robust growth and our forecast for commercial loan and deposit activities.

Community Bank Shares' success is based on a very fundamental principle - locally owned and operated financial institutions that have a commitment to the success of their community. Each of our banking affiliates has strong local boards of directors who are led by successful business people and are dedicated to assisting management in our pursuit of new business. These directors are integral to our strategies and success. We empower our staff, which allows them to provide timely responses to customer and prospect needs. This local decision-making process is a key difference between our organization and our competitors. As this concept continues to work for us, one of the greatest benefits has been the high level of referrals and testimonials from our current customers. We appreciate the support from these customers, and we promise to deliver the level of performance that is expected.

A key attribute to the success of any company is the quality and commitment of its people. Our organization is fortunate to have a group of professional, competent, and caring employees. These people are the front line support with our customers, and they strive to deliver, every day, the best service available. Many of our associates are active in civic and social organizations, on a voluntary basis, providing their time and talent to make each of our communities a better place to live.

The future of our company will be based on our ability to deliver quality products and services that address the ever-changing needs of our customers. We accept the challenge to work diligently to continue to earn the confidence of our shareholders and customers. We will pursue our 1999 objectives for growth and profitability, while being committed to the economic prosperity of the communities that we serve.

We would like to thank you for your support of our company, on behalf of the directors, management, and our loyal employees.

Sincerely,

COMMUNITY BANK SHARES OF INDIANA, INC.




C.  Thomas Young                    Michael L. Douglas
Chairman                            President and CEO

[Timeline highlighting key moments in the history of Community Bankshares of Indiana, Inc.]

Vision:

An  interstate   holding  company  of  community  banks  and  financial  service companies.

Community  Bank  Shares  endeavors  to  achieve  its vision by  partnering  with financial service companies who understand the competitive benefits of cost-effective access to shared operational and financial areas. The partners agree that these areas are not limited to, but include, operations, product services, liquidity and capital. While the affiliates recognize that these services may be best obtained from the holding company structure, each entity maintains its competitive niche as a community-directed bank.


Business Philosophy:

In pursuit of its corporate vision and the implementation of its annual business plan, Community Bank Shares of Indiana's foremost concerns and those of its associate affiliates will always be these: asset quality, the safety of depositors' funds, capital adequacy, the economic viability of its shareholders' equity investment, and the general economic welfare of the customers and the communities served.

Table of Contents:

Vision Statement - Community Bank Shares of Indiana, Inc      Inside Front Cover

Letter to Shareholders                                        Inside Front Cover

Listing of Members of the Board of Directors and Officers              02

Letter to Shareholders-- Community Bank                                03

Letter to Shareholders-- Heritage Bank                                 04

Letter to Shareholders-- NCF Bank                                      05

Management's Discussion & Analysis                                     06

Selected Consolidated Financial and Other Data                         07

Independent Auditor's Report                                           20

Consolidated Balance Sheets                                            21

Consolidated Statements of Stockholders' Equity                        22

Consolidated Statements of Income                                      23

Consolidated Statements of Cash Flows                                  24

Notes to Consolidated Financial Statements                             25

Stockholder Information                                        Inside Back Cover

Directors

C.  Thomas Young, Chairman of the Board

Timothy T. Shea, Vice Chairman of the Board

Michael L. Douglas, Director, President and CEO

Gordon L. Huncilman

Robert J. Koetter, Sr.

Gary L. Libs

Dale L. Orem

James W. Robinson

Kerry M. Stemler

Steven Stemler

Robert E. Yates

Edward Pinaire: Special Consultant to the Board



Officers

James M. Stutsman,
Senior Vice President,
Chief Financial Officer

Stanley L. Krol,
Senior Vice President,
Chief Operations Officer

M. Diane Murphy,
Senior Vice President,
Human Resources

Pamela P. Echols,
Corporate Secretary

Thomas M. Jones,
Senior Vice President,
Business Services

Gray Ball
Senior Vice President,
Earning Assets Administration

Community Bank of Southern Indiana

[Community Bank Logo]

Dear Shareholders:

1998 was another good year for Community Bank. The net income of $2,511,000 compares favorably to last year's net income of $2,301,000. Also, total assets increased $13,307,000, to end the year at $231,823,000. Most pleasing is the growth that was achieved in the business services division of our company. As we restructure our balance sheet from its thrift origins, an emphasis on commercial business will be prominent, while maintaining Community's dedication to our traditional consumer products. A return on equity of 10.76% and a return on assets of 1.14% are both respectable ratios, when measured against peers in our marketplace in general, as well Community Bank's historical performance specifically.

Community's banking growth, and corresponding profitability, will remain focused on our funding sources. While total deposits decreased for the year, total liabilities (funding sources) were up 6.0%, as we increased the bank's utilization of advances from the Federal Home Loan Bank. This lower cost funding source decreased our reliance on higher-costing certificates of deposit in 1998, and this trend should continue in the future. As competition for deposits heightens from both our bank and non-bank competitors, Community will continue to place an emphasis on core consumer and business checking accounts.

Loan quality remains good with nearly nonexistent delinquencies across our various portfolios. Despite our confidence in the lending function, however, it seems prudent to build reserves, which at year-end totaled $798,000, or 0.56% of loans outstanding. The reserve for loan losses, at year-end, was in excess of two times our under-performing assets of $391,000. Like asset quality, capital has always been important to Community. A 1998 year-end equity base of 10.3% of assets is a ratio with which we feel comfortable.

A very important vehicle that this document provides is that of public thanks. Our employees have contributed to this community with time and effort, and their own money. I am very proud to serve with them and for them. Thank you all. The directors of Community Bank are without peer as a board. They play an integral role in both our past accomplishments and our future successes. To each of you I say thanks, as well. A special thanks must also go to our customers and friends. Without you, all that is said above would not be possible. We look forward to putting a new mark on our community this year as we move to our new headquarters down the street. Our Community bankers are more skilled and better trained than at any point in our Company's recent history, and we plan to prove that by providing you with an even more rewarding 1999.

Sincerely,





Thomas M. Jones
President and CEO
COMMUNITY BANK OF SOUTHERN INDIANA

Community Bank of Southern Indiana Directors:

C.  Thomas Young, Chairman of the Board

Gary L. Libs, Vice Chairman

Thomas M. Jones, Director, President and CEO

Michael L. Douglas

Gordon L. Huncilman

Gerald Koetter

Robert J. Koetter, Sr.

James W. Robinson

Timothy T. Shea

Kerry M. Stemler

Edward Pinaire: Special Consultant to the Board

Heritage Bank of Southern Indiana

[Heritage Bank Logo]

Dear Shareholders,

l998 was an exciting year for Heritage Bank customers, employees, and board members. We saw the bank grow from $35 million in assets in 1997, to $56 million in 1998, a growth rate of 60%. The company's net income grew from $207,000 in 1997, to $254,000. Through diligent work from the staff and the board of directors, we were successful in growing our customer base in Clark County. This was highlighted by the opening of our new office on Highway 62, where we feel the growth opportunities are significant.

Our Heritage Financial Services Group finished 1998 in record fashion. This department generated fees in excess of $500,000. This was attained despite a sometimes turbulent year in the financial markets. The staff is well positioned to build on this success in the coming year.

Throughout the year, the bank contributed, in both financial terms and employee volunteerism, to many charitable functions and local projects. These include the New Hope Services, Inc. annual fundraiser, the Windjammer Symphony concert that was performed on Jeffersonville's riverfront, and the Clark County Youth Shelter Christmas Drive.

We continue to provide personal and professional attention through several other social functions in 1998. These included our annual open house held in January, the use of our facilities for the viewing of Thunder Over Louisville, and luncheons for investment and business customers and prospects.

As we move into 1999, we are excited about the opportunities that our marketplace is providing. We pay close attention to the challenges that our industry faces, and look forward to providing financial services to the local community, in order to enhance shareholder value.

Sincerely,
Patrick Daily
President and CEO
HERITAGE BANK OF SOUTHERN INDIANA

Heritage Bank of Southern Indiana Directors:

Dale Orem, Chairman of the Board

Steve Stemler, Vice Chairman

Patrick Daily, Director, President and CEO

Larry Burke

Michael L. Douglas

Wayne Estopinal

Greg Huber

Robert Pullen

C. Thomas Young

NCF Bank & Trust Company

[NCF Bank Logo]

Dear Shareholders:

On May 6,1998, NCF Bank & Trust Company was welcomed into the Community Bank Shares family. The past seven months have been a challenge, as we implement new policies and procedures, learn new names and faces, and adjust to a better way of doing business.

NCF Bank & Trust Company is very proud to be part of Bardstown and Nelson County and, in 1999, we will be celebrating 75 years in business. Nelson County continues to experience tremendous growth, and the prospects for expanding NCF's banking services are excellent. We are continuing to analyze our product line and look to expand and enhance the products and services that we offer to the community. In August 1998, NCF Bank & Trust reopened the historic office at 119
E. Stephen Foster, in downtown Bardstown. Housed in a structure that is approximately 200 years old, this office will again allow NCF to serve the needs of downtown Bardstown. This expansion has allowed NCF to provide two convenient locations for our customers to do business.

In 1998,  NCF welcomed  three  dynamic  individuals  to its board of  directors:
George Ballard, Ken Rapier, Jr., and Dick Heaton. NCF is proud to be associated with these local business leaders.

In late 1998, longtime NCF board member John S. "Jack" Tharp retired. Jack joined the Board in 1959, and helped lead NCF (then Nelson County Federal) through many decades of change in Nelson County. Thank you, Jack, for your service and devotion to this institution. You will certainly be missed. We regretfully said goodbye to Director Emeritus, Ben T. Guthrie, who passed away on December 8, 1998. Ben served on the Board for forty-eight years, retiring from active service in 1996.

The directors and employees of NCF Bank & Trust Company were pleased to have Robert Hurst return to board service. An auto accident nearly claimed Bob's life, but he has fought back and, with the support of his family and friends, is well on his way to a complete recovery. Welcome back, Bob!

In 1999, NCF Bank & Trust Company will be working hard to expand market share, improve products and services, and enhance shareholder value. We are committed to making Community Bank Shares a successful company and NCF Bank & Trust Company a great place to do business.

Sincerely,
Gray Ball
President and CEO
NCF BANK AND TRUST

NCF Bank & Trust Company Directors:

Guthrie Wilson III, Chairman

Gray Ball, President and CEO

Paul Barnes, D.M.D.

George M. Ballard

Michael L. Douglas

J. Richard Heaton

Robert Hurst

Ken Rapier, Jr.

C. Thomas Young

John S. Tharp, Special Consultant to the Board

Management's Discussion and Analysis

This section presents an analysis of the consolidated financial condition of Community Bank Shares of Indiana, Inc. (The Company) and its wholly owned bank subsidiaries, Community Bank of Southern Indiana, Heritage Bank of Southern Indiana, and NCF Bank and Trust Company, at December 31, 1998 and 1997, and the consolidated results of operations for the years ended December 31, 1998, 1997, and 1996. This review should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this annual report.

The Company conducts its primary business through its three subsidiaries, which are community-oriented financial institutions offering a variety of financial services to their local communities. The subsidiaries are engaged primarily in the business of attracting deposits from the general public and using such funds to originate mortgage loans for the purchase of single-family homes in Floyd and Clark Counties, Indiana, and Nelson County, Kentucky, including surrounding communities, and the origination of commercial business loans. The subsidiaries invest excess liquidity in U.S. agency securities and, to a lesser extent, mortgage-backed securities.

The operating results of the Company depend primarily upon the subsidiary banks' net interest income, which is determined by the difference between interest income on interest-earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits, retail repurchase agreements, and advances from the Federal Home Loan Bank of Indianapolis. The subsidiary banks' net income also is affected by its provision for loan losses, as well as the level of its non-interest income, including loan fees and service charges, net gains on sales of loan and securities, deposit account service charges and commission-based income, and its non-interest expenses, such as compensation and benefits, occupancy and equipment expense, and deposit insurance premiums, and income tax expense.

On May 6, 1998, the Company issued 740,974 shares of its common stock for all the outstanding common stock of NCF Financial Corporation, the parent holding company of NCF Bank and Trust Company. NCF Financial Corporation was then merged into the Company with the acquisition accounted for using the pooling of interests method. Accordingly, the Company's financial statements have been retroactively restated to include the operations of NCF Financial Corporation for all periods presented. Certain reclassifications have been made to the historical financial statements of NCF Financial Corporation to conform to the Company's presentation.

Selected Consolidated Financial and Other Data

The following table sets forth certain information concerning the financial position of the Company (including consolidated data from operations of its subsidiary, if applicable) at the dates indicated:

Financial Condition Data

                                                                            At December 31,
                                      --------------------------------------------------------------------------------------------
                                                1998             1997              1996              1995                  1994
                                                                            (In Thousands)
Total amount of:
Assets...............................        $ 331,945         $ 288,486         $ 272,476         $ 244,448            $ 232,417
Loans receivable, net................          199,575           170,866           165,696           145,025              130,974
Securities held to maturity:
  Mortgage-backed
    securities......................            29,194            23,519            24,867            27,704               39,462
  Other debt securities.............            62,588            66,653            55,346            38,442               29,384
Securities available for sale.......               916               883             2,532             7,739                5,450
Cash and interest earning
      deposits with banks...........            21,640            16,794            16,139            18,498               20,919

Deposits............................           212,867           207,991           199,365           191,263              197,009
Repurchase Agreements...............            19,499            12,142            10,702                 -                    -
FHLB advances.......................            56,000            27,000            23,000            21,799               15,601
 Stockholders' equity
(substantially restricted)..........            41,386            39,701            37,876  (1)       29,987 (2)           18,639

(1) Includes net proceeds from stock issuance on October 12, 1995 of approximately $6,800 in relation to NCF Financial Corporation's conversion from a mutual to a stock form of ownership.
(2) Includes net proceeds from stock issuance on April 7, 1995 of approximately $9,500 in relation to the Company's conversion from a mutual to a stock form of ownership.


Key Operating Ratios

The table below sets forth certain performance ratios of the Company for the periods indicated.

                                                         At or  for the Year Ended December 31,
                                                         1998      1997       1996      1995      1994
Return on average assets
 (net income divided by average total assets) ...        0.79%     0.95%      0.76%     0.90%     1.10%
Return on average equity
 (net income divided by average equity) .........        5.87      6.94       5.73     11.19     13.85
Equity to average assets ratio
 (average equity divided by average total assets)       13.51     13.73      13.34      8.39      8.35
Equity to assets at period end ..................       12.47     13.76      13.90     12.27      8.02
Net interest rate spread ........................        2.90      2.75       2.65      2.54      2.90
Net yield on average interest-earning assets ....        3.38      3.29       3.21      3.03      3.14
Non-performing loans to total loans .............        0.23      0.18       0.93      0.02      0.91
Non-performing assets to total assets ...........        0.33      0.60       0.99      0.02      0.99
Average interest-earning assets to
 average interest-bearing liabilities ...........      111.25    112.76     113.33    106.78    106.61
Net interest income after provision
 for loan losses, to total other expenses .......      128.70    150.63     123.87    162.77    149.45
Dividend Payout Ratio ...........................       52.55     39.02      46.54     32.93     23.01
Number of full-service offices ..................          10         8          7         7         7

Selected Consolidated Financial and Other Data

Changes in Financial Condition
(Dollar amounts in thousands, except share and per share data.)

General: At December 31, 1998, the Company's assets, which are primarily composed of the assets of the subsidiary banks, totaled $331,945, as compared to $288,486 and $272,476 at December 31, 1997 and 1996, respectively. Total assets increased by $43,459, or 15.1%, from December 31, 1997 to December 31, 1998 and by $16,010, or 5.9% from December 31, 1996 to December 31, 1997. The growth during 1998 was fueled mainly by the Company's increased use of Federal Home Loan Bank Advances (see the Borrowed Funds section) as a funding source. Most of these funds were used to fund high quality commercial and consumer loans.

Investment Securities: The Company's holdings of short-term investments serve as a source of liquidity to meet depositor and borrower funding requirements. The Company holds both cash and interest-bearing deposits with banks to fulfill these needs. Cash and interest-bearing deposits with banks increased $4,846 from the balance of $16,794 at December 31, 1997 to $21,640 at December 31, 1998, due to a large unexpected governmental deposit that was invested in short-term funds as of December 31, 1998. Excluding this large item, management actually reduced short-term liquidity in 1998 in order to increase the yield on earning assets. The increase in cash and interest-bearing deposits with banks was only $655 in 1997.

In addition to short-term investments, the Company invests in intermediate- and longer-term securities for both future liquidity and as a significant source of interest income. Investment securities (excluding mortgage-backed securities) consist primarily of U.S. Government and agency obligations and totaled $62,588, $66,653, and $55,346 at December 31, 1998, 1997, 1996 respectively. Total outstanding investment securities other than mortgage-backed securities decreased by $6,100, or 6.1%, in 1998, and increased $11,307, or 20.4%, in
1997. The decrease in investment securities in 1998 was offset by a corresponding increase in mortgage-backed securities (including securities available for sale), which consist primarily of securities which are insured or guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC), the Federal National Mortgage Association (FNMA) or the Government National Mortgage Association (GNMA). Mortgage-backed securities increased by $5,608 to $30,110 during the year ended December 31, 1998 and decreased by $2,997 to $24,402 during the year ended December 31, 1997. This increase in mortgage-backed securities in 1998 is a direct result of management's intent to shift the asset mix in the investment portfolio into mortgage-backed securities for liquidity purposes.

Loans Receivable: Loans receivable (including loans held for sale) amounted to $199,575 at December 31, 1998, $170,866 at December 31, 1997 and $165,696 at
December 31, 1996. These increases ($28,709 in 1998 and $5,170 in 1997) resulted from the Company's continued focus on increasing the yield on earning assets by originating and retaining high quality mortgage, consumer and commercial business loans.

The following table presents outstanding loans by category for each of the previous three years:

                                                               At December 31,
                                            1998                    1997                      1996
                                     Amount    Percent        Amount    Percent        Amount    Percent
Residential real estate ........   $105,249      51.9%      $111,736      64.3%      $121,408      72.1%
Home equity lines of credit ....      6,760       3.3%         6,846       3.9%         5,215       3.1%
Commercial real estate loans ...     35,424      17.5%        22,432      12.9%        17,269      10.3%
Commercial loans ...............     48,057      23.7%        27,929      16.1%        20,191      12.0%
Consumer loans and loans
     secured by deposit accounts      7,202       3.6%         4,934       2.8%         4,173       2.5%
Gross loans receivable .........   $202,691     100.0%      $173,877     100.0%      $168,256     100.0%

The restructuring of the loan portfolio from a residential mortgage loan bias to a portfolio weighted more heavily toward commercial real estate and commercial business loans is the result of management's balance sheet composition strategy, in which assets are shifted into higher-yielding commercial loans without sacrificing credit quality.

The loan portfolio contains no loans to foreign governments, foreign enterprises or foreign operations of domestic corporations. The Company has no concentrations of loans in the same or similar industries that exceed 10% of total loans.

Selected Consolidated Financial and Other Data

Non-performing Assets: Non-performing assets may consist of 1) non-accrual loans for which the ultimate collectibility of interest is uncertain, but for which some or all the principal is considered collectible, 2) restructured loans which have had an alteration to the original interest rate, repayment terms or principal balance because of a deterioration in the financial condition of the borrower, or 3) loans more than 90 days past due but still accruing interest because that interest has been determined to be ultimately collectible. Impaired loans covered by Financial Accounting Standards (FAS) 114 and 118 are defined by the Company as non-accrual loans. Non-performing assets also include other real estate owned which has been acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate owned is carried at the lower of cost or fair value less estimated selling costs, and is actively marketed for sale. The following table presents information pertaining to non-performing assets as of December 31, for each of the past three years.

                                                      At December 31,
                                                1998          1997          1996          1995          1994
Loans accounted for on a non-accrual basis:
     Residential mortgage loans .             $  102        $  294        $1,557        $   27        $1,203
     Commercial real estate .....                368            --            --            --            --
     Consumer ...................                 --            22            --            --            --
Total ...........................             $  470        $  316        $1,557        $   27        $1,205
Non-accrual loans as a
     percent of total loans .....               0.23%         0.18%         0.93%         0.02%         0.91%

Foreclosed real estate (1) ......             $  200        $  724        $  101          $ --        $  102
Non-accrual loans and
     foreclosed real estate as a
     percent of total gross loans               0.33%         0.60%         0.99%         0.02%         0.99%

(1) Represents the book value of property acquired by the Company through foreclosure or deed in lieu of foreclosure. Foreclosed real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of its cost or fair value less estimated cost to sell.

These ratios indicate strong economies in the local market areas of each of the subsidiary banks. However, management also attributes the strength of these ratios to stringent credit quality requirements and the utilization of effective underwriting procedures.

Allowance for Loan Losses: Management of each subsidiary bank, in conjunction with the Company's internal asset review committee, maintains the allowance for loan losses at a level that is sufficient to absorb credit losses inherent in the loan portfolio. Management bases the level of the allowance for loan losses on its evaluation of the collectibility of the loan portfolio, including the composition of the portfolio, historical loan loss experience, specific impaired loans, and general economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance for loan losses is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs of specific loans, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited directly to the provision for loans losses. At December 31, 1998, each subsidiary bank's general allowance for loan losses met or exceeded the minimum loan loss reserve standard established by the internal asset review committee for each subsidiary bank. At December 31, 1998, the Company's allowance for loan losses totaled $1,276, as compared to $1,014 at December 31, 1997. The allowance for loan losses was $816 at December 31, 1996. At December 31, 1998, the Company's allowance represented .63% of the total loan portfolio (excluding loans classified as held for sale). Statements made in this section regarding the adequacy of the allowance for loan losses are forward-looking statements that may or may not be accurate due to the impossibility of predicting future events. Because of uncertainties intrinsic in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may differ from actual results.

Selected Consolidated Financial and Other Data

Deposits: December 31, 1996. The subsidiary banks do not generally engage in sporadic increases or decreases in interest rates paid or offer the highest rates available in their deposit markets except upon specific occasions when market conditions have created opportunities to attract longer-term deposits. The following table presents outstanding deposits by category for each of the previous three years:

                                                                      At December 31,
                                                 1998                      1997                    1996
                                            Amount   Percent          Amount   Percent        Amount    Percent
Non-interest-bearing demand deposits        18,655     8.76%          11,915     5.73%        13,803      6.92%
Savings and interest-
     bearing demand deposits .......        68,684    32.27%          58,627    28.19%        55,765     27.97%
Time deposits ......................       125,528    58.97%         137,449    66.08%       129,797     65.11%
Total deposits .....................       212,867   100.00%         207,991   100.00%       199,365    100.00%

The above table demonstrates that transaction accounts have increased as a percentage of total deposits over the last three years, a direct result of management's balance sheet composition strategy in which lower-cost funding sources such as transaction accounts, Federal Home Loan Bank advances and retail repurchase agreements are used to replace higher-cost time deposits on the liability side of the balance sheet.

Borrowed Funds: In addition to deposits, the Company also receives funding from Federal Home Loan Bank advances and retail repurchase agreements. As competition for deposits becomes increasingly aggressive, both from other financial institutions and other, newer competitors such as mutual funds, the bank uses these other sources of funding to meet its shorter-term needs while continuing its strategy of attracting long-term deposit relationships.

Advances from the FHLB of Indianapolis amounted to $56,000, $27,000, and $23,000 at December 31, 1998, 1997, and 1996, respectively. The increase in FHLB advances during these periods reflected the attractive rates offered on such advances as well as management's strategy to occasionally fund specific investments with FHLB advances that are matched to the term of such investments at a positive interest rate spread. The weighted-average rate on FHLB advances amounted to 5.11%, 5.76%, and 5.75% at December 31, 1998, 1997, and 1996. The
subsidiary banks use FHLB advances to fund lending and investment activities, withdrawals from deposit accounts and other ordinary course of business activities. The maximum month-end balance at any time during 1998 was $56,000, and the average balance for the year was $40,081.

Retail repurchase agreements represent overnight borrowings from deposit customers secured by debt securities owned by, and under the control of, the subsidiary banks. At December 31, 1998 the Company had retail repurchase agreements outstanding of $19,499, as compared to $12,142 at December 31, 1997. The $7,357 increase in repurchase agreements reflects an additional benefit of commercial loan generation by the subsidiary banks; many commercial customers utilize repurchase agreements to maximize their interest-earning capacity. The weighted-average interest rate for these instruments was 4.10%, 4.77%, and 4.47% at December 31, 1998, 1997 and 1996, respectively. The maximum month-end balance at any time during 1998 was $19,499, and the average balance for 1998 was $14,902.

Stockholders' Equity: Stockholders' equity increased from $39,701 at December 31, 1997 to $41,386 at December 31, 1998. Growth in capital was mainly attributable to periodic net income less dividends paid to shareholders.

Selected Consolidated Financial and Other Data

Summary of Operations

The following table summarizes the Company's results of operations for each of the periods indicated:

                                                                      Year Ended December 31,
                                                 1998           1997           1996           1995           1994
                                                             (In Thousands Except Per Share Results)
Interest income ......................       $ 21,944       $ 20,675       $ 18,757       $ 16,109       $ 13,859
Interest expense .....................         12,208         11,660         10,607          9,254          7,411
------------------------------------------------------------------------------------------------------------------
Net interest income ..................          9,736          9,015          8,150          6,856          6,448
Provision (credit) for losses on loans            354            226            128             78            (20)
------------------------------------------------------------------------------------------------------------------
Net interest income after provision
 for losses on loans .................          9,382          8,789          8,022          6,778          6,468
Non-interest income:
Loan fees and service charges ........            548            474            435            382            373
Net realized securities gains ........             --             --             15             --             34
Net gains on sale of mortgage loans ..            284            215            102             68             62
Net income from real estate operations              6             11             --             --             12
Service charges on deposit accounts ..            433            386            366            301            288
Commission income ....................            495            304            341            175            257
Miscellaneous income .................             63             60             61             77             35
------------------------------------------------------------------------------------------------------------------
Total non-interest income ............          1,830          1,450          1,320          1,003          1,061
------------------------------------------------------------------------------------------------------------------
Non-interest expense:
Compensation and benefits ............          4,210          3,625          3,072          2,284          2,039
Occupancy and equipment ..............            632            524            494            382            361
Deposit insurance premiums ...........            111            293          1,542            432            411
Data processing services .............            563            495            448            350            338
Loss on foreclosed real estate .......             --             --             --             --            564
Other ................................          1,119            898            920            716            615
Merger-related expenses ..............            655             --             --             --             --
------------------------------------------------------------------------------------------------------------------
Total non-interest expense ...........          7,290          5,835          6,475          4,163          4,329
------------------------------------------------------------------------------------------------------------------
Income before income taxes ...........          3,922          4,404          2,867          3,618          3,200
Income tax expense ...................          1,524          1,691            855          1,405          1,207
Cumulative effect on prior years
 for accounting change ...............             --             --             --             --            (27)
------------------------------------------------------------------------------------------------------------------
Net income ...........................          2,398          2,713          2,012          2,213          1,966
==================================================================================================================
Net income per share, basic (1) ......       $   0.89          $1.01          $0.76       $   0.82       $   1.13
------------------------------------------------------------------------------------------------------------------
Net income per share, diluted ........       $   0.88          $1.01          $0.76            n/a            n/a
------------------------------------------------------------------------------------------------------------------
Dividends paid by the company ........       $   0.48          $0.42          $0.42       $   0.27       $   0.26
------------------------------------------------------------------------------------------------------------------
Dividends paid by NCF Financial Corp.        $   0.22          $0.30          $0.15            n/a            n/a
------------------------------------------------------------------------------------------------------------------

(1) Weighted-average shares used in computing basic net income per share for 1995 and 1994 were determined under the assumption that the mutual to stock conversions took place prior to 1994.

Selected Consolidated Financial and Other Data

Results of Operations
(Dollar amounts in thousands, except share and per share data)

General: The Company reported net income of $2,398, $2,713, and $2,012 for the years ended December 31, 1998, 1997, and 1996, respectively. In 1998, the Company incurred non-recurring merger-related expenses in conjunction with its acquisition of NCF Financial Corporation as explained above. In addition, the Company also incurred non-recurring defined-benefit compensation expenses in 1998 (See the Notes to Consolidated Financial Statements for a more complete explanation of the Company's benefit plans). The pre-tax impact of these non-recurring charges was $998 in 1998, with an after-tax reduction to 1998 net income of $601. In 1996, a one-time special assessment of $1,276 was paid to the Savings Association Insurance Fund (SAIF) as required for all SAIF insured financial institutions. The after-tax impact of this charge reduced earnings for the year by approximately $779. The following table discloses net income and net income per share, basic and diluted, excluding the effect of non-recurring charges, net of tax, over the last three years.

                                                         Year Ended December 31,
                                                      1998        1997        1996
Net income from continuing operations ........       2,999       2,713       2,791
Impact of non-recurring charges, net of tax:
         Merger-related expenses .............         394          --          --
         Defined-benefit contribution expenses         207          --          --
         SAIF assessment .....................          --          --         779
Total non-recurring charges, net of tax ......         601          --         779
Net income ...................................       2,398       2,713       2,012

The following discussion is an analysis of the critical components of net income for the years 1998, 1997, and 1996.

Net Interest Income. The earnings of the Company depend primarily on net interest income. Net interest income is a function of interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. Net interest income has continued to improve each year as the asset and deposit mix has changed to that of a traditional commercial bank structure with higher concentrations of consumer and small business loans on the asset side, and lower-cost funding sources on the liability side of the balance sheet. Net interest income improved each year and totaled $9,736, $9,015 and $8,151 for 1998, 1997, and 1996, respectively. The net yield on earning assets has grown steadily over the past three years, growing from 3.21% in 1996 to 3.29% in 1997, and finally to 3.38% for 1998.

The weighted-average yield on interest-earning assets has improved to 7.62% for 1998, up from 7.55% in 1997 and 7.38% in 1996. Interest income during this period grew from $18,757 in 1996, to $20,675 in 1997, and finally to $21,944 in 1998. Both the volume and yield increases are a result of the shift in the asset mix from investments to high quality loans as management has continued to implement its balance sheet restructuring strategy.

Controlling the cost of our sources of funds is one of the Companyis primary objectives. The weighted-average rate on interest-bearing liabilities decreased to 4.71% in 1998 from 4.80% in 1997, after 1997 had increased from a weighted-average rate of 4.73 in 1996. Through the utilization of strategic pricing and funding alternatives provided by the Federal Home Loan Bank Advance program, interest expense has been minimized after consideration of the interest rate risk and balance sheet maturity and repricing implications.

Selected Consolidated Financial and Other Data

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

                                                                      Year Ended December 31,
                                ----------------------------------------------------------------------------------------------------
                                             1998                              1997                              1996
                                 Average              Average      Average              Average      Average              Average
                                 Balance   Interest Yield/Cost     Balance   Interest Yield/Cost     Balance   Interest Yield/Cost
                                                                                (Dollars in
Thousands)
Interest-earning assets:
Loan portfolio (1).......          186,342   15,539        8.34%     170,656   14,010        8.21%     156,090   12,592        8.07%
  Mortgage-backed
Securities..............            25,892    1,564        6.04       24,253    1,544        6.37       31,001    1,989        6.42
Other securities....                57,486    3,833        6.67       61,897    4,179        6.75       54,053    3,487        6.45
Interest-bearing deposits
Banks.................              18,369    1,007        5.48       16,984      942        5.55       12,936      689        5.33
------------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning
Assets..................           288,090   21,944        7.62      273,790   20,675        7.55      254,080   18,757        7.38
Non-interest-earning
Assets...................           14,292                            10,890                             9,226
====================================================================================================================================
Total assets.............          302,382                           284,680                           263,306
====================================================================================================================================
Interest-bearing
    liabilities:
Deposits................           203,866    9,330        4.58      206,146    9,639        4.68      202,987    9,410        4.64
Borrowings..............            55,090    2,878        5.22       36,664    2,021        5.51       21,212    1,196        5.64
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
liabilities..............          258,956   12,208        4.71      242,810   11,660        4.80      224,199   10,606        4.73
Non-interest-bearing
Liabilities..............            2,560                             2,795                             3,990
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities.......           261,516                           245,605                           228,189
Stockholders' equity...             40,866                            39,075                            35,117
Total liabilities and
     Stockholders' equity.         302,382                           284,680                           263,306
====================================================================================================================================
Net interest income.......                    9,736                             9,015                             8,151
====================================================================================================================================
Interest rate spread(2)..                                  2.90%                             2.75%                             2.65%
====================================================================================================================================
Net yield on interest-
   Earning assets(3)......                                 3.38%                             3.29%                             3.21%
====================================================================================================================================
Ratio of average interest-
   Earning assets to
   Average interest-bearing
   Liabilities.............                              111.25%                           112.76%                           113.33%
====================================================================================================================================

(1) Average balances include non-accrual loans.
(2) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Selected Consolidated Financial and Other Data

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Banks for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rates (change in rate multiplied by prior average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume); and
(iv) the net change.

                                                    Year Ended                                      Year Ended
                                                   December 31,                                    December 31,
                                                  1998 vs. 1997                                   1997 vs. 1996
                                            Increase(Decrease) Due to                       Increase(Decrease) Due to
                                    -------------------------------------------    ---------------------------------------------

                                                                        Net                                              Net
                                                          Rate/       Increase                              Rate/     Increase
                                        Volume     Rate    Volume    (Decrease)        Volume      Rate     Volume   (Decrease)
                                                                            (In Thousands)
Interest-earning assets:
Loans.........................         $ 1,288    $ 221      $ 20      $ 1,529         $ 1,175     $ 222      $21       $ 1,418
Mortgage-backed securities....             104      (79)       (5)          20            (433)      (15)       3          (445)
Other debt securities...........          (298)     (52)        4         (346)            506       162       24           692
Interest-bearing
     deposits with banks...                 77      (11)       (1)          65             216        28        9           253
Total interest-earning assets..          1,171       80        18        1,269           1,464       398       57         1,918

Interest-bearing liabilities:
Deposits...........................       (107)    (204)        2         (309)            146        81        1           229
Borrowings.........................      1,016     (106)      (53)         857             871       (27)     (19)          825
Total interest-
     bearing liabilities......             909     (310)      (51)         548           1,018        55      (18)        1,054
Net change in
     net interest income...........        262      390        69          721             446       343       75           865


Provision for Loan Losses. Provisions for loan losses are charged against earnings to bring the total allowance for loan losses to a level considered reasonable by management based on historical experience, the volume and type of lending conducted by the subsidiary banks, the status of past due principal and interest payments, general economic conditions and inherent credit risk related to the collectibility of the each bank's loan portfolio. Provisions for loan losses of $354, $226, and $128 were made in years 1998, 1997, and 1996 respectively.

Non-Interest Income. The Company's principal sources of non-interest income include loan fees recognized when loans are sold in the secondary market, loan servicing income on loans sold where the Company has retained servicing, miscellaneous fees charged for depository services offered, and commissions earned on the sale of alternative investments. Steady growth in total non-interest income has occurred over the past three years, going from $1,320 in 1996 to $1,450 in 1997, and finally to $1,829 in 1998. Most of this increase is attributable to gains on sale of loans, loan origination fees, and commission income on the sale of alternative investments such as annuities and mutual funds. Loan-related non-interest income increased due to increased volume of loan originations that was impacted by the establishment of a mortgage origination group and a general decline in interest rates. Commission income has increased as a result of a strong economy, increased investing awareness among the general public, and a heightened emphasis by the Company on the sale of alternative investment products.

Non-Interest Expenses. Total non-interest expenses in 1998 increased by approximately $1,455 compared to 1997, and decreased by $641 in 1997 as compared to 1996. The large increase from 1997 to 1998 is attributable to the non-recurring merger-related and defined-benefit compensation expenses mentioned previously. Specifically, in 1998 the Company incurred merger-related expenses of approximately $655 and defined-benefit compensation expenses of $343. The substantial decrease in expenses from 1996 to 1997 is attributable to a one time assessment of $1,276 on the deposits of Community Bank of Southern Indiana levied by the Federal Deposit Insurance Corporation to re-capitalize the Savings Association Insurance Fund (SAIF) to required levels. Excluding this assessment, non-interest expenses increased $636 from 1996 to 1997.

The principal category of the Company's non-interest expenses is compensation and benefits, which increased by $585, or 16.1%, during 1998 and by $553, or 18.0%, during 1997, as compared to the previous year. The increase in 1998 compensation and benefits was primarily attributable to the defined-benefit compensation expenses of $343 outlined above. Excluding these non-recurring expenses, compensation and benefits increased $242, or 6.68%. The increase in 1997 compensation and benefits was primarily attributable to two factors:

Selected Consolidated Financial and Other Data


1) the Company recognized increased expense associated with the curtailment of its defined-benefit pension plan, and 2) new employees were hired in the areas of business services, marketing, and internal audit.

In 1998, occupancy and equipment expenses rose $108, or 20.6%, mainly due to increased expenses resulting from the opening of two new branches at the bank subsidiaries, one at Heritage Bank and one at NCF Bank and Trust Co. In 1997, occupancy and equipment expenses rose only $30, or 6.1%.

Continued efforts to utilize automation and electronic methods of operation, coupled with Year 2000 compliance expenditures (see the Year 2000 Compliance disclosure below for more information on the Company's efforts to reduce the risk related to this situation), resulted in an increase of 13.7%, or $68, in data processing service expense to $563 in 1998. Data processing expense in 1997 was $495, an increase of 10.5% over 1996.

Other expenses including advertising, postage, forms and supplies, professional fees and supervisory assessments increased by $222 in 1998 and decreased by $22 in 1997. The increase in other expenses in 1998 is attributable to 1) an increase in loan-related expenses due to an increase in volume in 1998 as compared to 1997, 2) miscellaneous expenses (supplies, printing of forms, telephone, etc.) related to the opening of two new branches mentioned above, and
3) expenses related to consulting and professional service fees.

Income Taxes. Federal and state income tax expense totaled $1,524 in 1998, $1,691 in 1997, and $855 in 1996. The effective tax rates amounted to 38.9%, 38.4%, and 29.8% in 1998, 1997 and 1996, respectively. The lower tax rate in 1996 was attributable to a deferred income tax credit of $213 due to a change in the tax law relating to the allowance for loan losses and the bad debt deduction.


Liquidity and Capital Resources

Liquidity levels are adjusted in order to meet funding needs for deposit outflows, payment of real estate taxes escrowed on mortgage loans, repayment of borrowings, and loan commitments and to meet asset/liability objectives. The Banks' primary sources of funds are deposits, amortization of loan and mortgage-backed securities, Federal Home Loan Bank advances, maturities of investment securities and other short-term investments and funds from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Banks manage the pricing of their deposits to maintain a steady deposit balance.

Liquidity management is both a daily and a long-term function of business management. If the Banks require funds beyond their ability to generate them internally, borrowing agreements exist with the Federal Home Loan Banks (FHLB) of Indianapolis and Cincinnati that provide an additional source of funds. At December 31, 1998, Community Bank and Heritage Bank had $46,500 and $4,500, respectively, in outstanding advances from the FHLB of Indianapolis, while NCF Bank and Trust Company had $5,000 in outstanding advances from the FHLB of Cincinnati.

The Company anticipates it will have sufficient funds available to meet current loan commitments and other credit commitments. At December 31, 1998, the Company had commitments to: 1) originate loans of $4,896, 2) fund the undisbursed portion of commercial and personal lines of credit of $34,823, and 3) fund the undisbursed portion of construction loans in process of $1,844.

Certificates of deposit scheduled to mature in one year or less at December 31, 1998 totaled approximately $95,437. Based upon past pricing and competitive experience and familiarity with the subsidiary banks' customer bases, management believes that a significant portion of these scheduled maturities will remain with the Company.

By all measurements, the Company and its subsidiary banks were considered well capitalized at December 31, 1998, at which time the Company had a Total Capital ratio of 20.4%, a Tier 1 Capital ratio of 19.8%, and a Tier 1 Leverage Capital ratio of 12.7%.

Selected Consolidated Financial and Other Data

Market Risk Analysis

Qualitative Aspects of Market Risk. The Company's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuations in market interest rates. The Company has sought to manage any differences between the repricing of assets and liabilities that result in exposure to changing market interest rates. In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity position, shorten its effective maturities of certain interest-earning assets, and increase the interest rate sensitivity of its asset base. The Company has sought to decrease the average maturity of its assets by emphasizing the origination of short-term commercial and consumer loans for inclusion in its loan portfolio while selling a substantial portion of its longer-term residential mortgage loans into the secondary market. The Company relies on retail and commercial deposits as its primary sources of funds because they generally represent a more stable source of funds than alternative funding sources.

The Company's principal business is the making of loans funded by customer deposits and, as necessary, other borrowed funds. Consequently, a significant portion of the Company's assets and liabilities are monetary in nature and fluctuations in interest rates will affect the Company's future net interest income and cash flows. This interest rate risk is the Company's primary market risk exposure. The Company does not enter into derivative financial instruments such as futures, forwards, swaps, and options. Also, the Company has no market risk sensitive instruments held for trading purposes.

Quantitative Aspects of Market Risk. The Company's exposure to market risk is reviewed on a regular basis by its management. The Company measures interest rate sensitivity as the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, net interest income would be adversely affected during a period of rising interest rates when a negative cumulative gap exists within the shorter time horizon; this is because a greater volume of interest rate sensitive liabilities would be repricing upward than the volume of interest-sensitive assets that was repricing upward. Conversely, in a rising interest rate environment, net interest income would be positively impacted if a positive gap existed within shorter terms. In a falling rate environment, net interest income would be adversely affected if a positive gap existed over the short term, while it would be positively impacted if there were a negative gap in the short term. The table below depicts the Company's interest rate risk at December 31, 1998 by presenting the rate sensitivity of the major categories of financial assets and liabilities. The time period indicated in the table represents the shorter of the time remaining before the asset or liability either matures or is subject to repricing. The Company's experience has indicated that demand, money market, and savings deposits of $53,441 are not interest rate sensitive and have therefore been included in the "Thereafter" gap or category. The analysis results in a negative one-year gap of $58,832 (excess of interest-bearing liabilities over interest-earning assets repricing within one year).

Selected Consolidated Financial and Other Data

Interest Rate Sensitivity Analysis
As of December 31, 1998

                                                                 Amounts Repricing or Maturing
                                       ---------------------------------------------------------------------------------------------
                                          1999        2000       2001        2002        2003    Thereafter     Total    Fair Value
Financial assets:
Cash and due from banks                   $ 14,051     $    -      $    -      $    -     $    -      $    -    $ 14,051    $ 14,051
     Weighted-average interest rate           0.00%         -           -           -          -           -        0.00%
Interest bearing deposits in banks           7,589          -           -           -          -           -       7,589       7,589
     Weighted-average interest rate           4.44          -           -           -          -           -        4.44
Investment securities (1)                    5,476      1,765         409       1,498      2,441      84,454      96,044      96,035
     Weighted-average interest rate           5.78       5.51        6.06        5.79       6.12        6.46        6.38
Gross loans receivable                     103,878     28,715      17,041       5,250     14,578      33,229     202,692     206,071
     Weighted-average interest rate           7.98       8.14        8.12        8.82       8.21        8.17        8.08
                                       ---------------------------------------------------------------------------------------------
Total financial assets                     130,994     30,481      17,450       6,748     17,019     117,682     320,375     323,746
     Weighted-average interest rate           6.83       7.99        8.07        8.15       7.91        6.94        7.13
                                       ---------------------------------------------------------------------------------------------

Financial liabilities
Deposits                                   129,328     22,452       4,737       1,136      1,485      53,729     212,867     214,127
     Weighted-average interest rate           4.65       5.66        5.55        5.86       5.45        2.88        4.34
Advances from Federal Home Loan Banks       41,000      7,000       8,000           -          -           -      56,000      55,552
     Weighted-average interest rate           5.21       4.96        4.77           -          -           -        5.12
Retail repurchase agreements                19,499          -           -           -          -           -      19,499      19,499
     Weighted-average interest rate           4.22          -           -           -          -           -        4.22
                                       ---------------------------------------------------------------------------------------------
Total Financial Liabilities                189,827     29,452      12,737       1,136      1,485      53,729     288,366     289,178
     Weighted-average interest rate           4.73       5.49        5.06        5.86       5.45        2.88        4.48
                                       ---------------------------------------------------------------------------------------------

Net Interest Rate Sensitivity Gap       $  (58,832)  $  1,029    $  4,713    $  5,612   $ 15,534    $ 63,953    $ 32,009
Cumulative Interest Rate
     Sensitivity Gap                    $  (58,832)  $(57,803)   $(53,090)   $(47,478)  $(31,944)   $ 32,009    $ 32,009
Sensitivity Gap as a Percent of
Total Financial Assets                      -44.91%      3.38%      27.01%      83.16%     91.28%      54.34%       9.99%
Cumulative Gap as a Percent of Total
     Financial Assets                       -44.91%    -35.80%     -29.67%     -25.57%    -15.76%       9.99%       9.99%

(1) Includes mortgage-backed securities, other debt securities and FHLB stock at cost.


Impact of Inflation and Changing Prices

The consolidated financial statements of the Holding Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Banks are monetary. As a result, interest rates have a greater impact on the Banks' performances than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Forward-Looking Statements

This Annual Report, past and future filings made by the Company with the Securities and Exchange Commission, as well as other filings, reports, and press releases made or issued by the Company and its subsidiaries, and oral statements made by executive officers of the Company and subsidiary banks may contain forward-looking statements. These forward-looking statements may relate to such matters as assumptions concerning future economic conditions and their effect on the economies in which the Company and its subsidiary banks operate, and expectations for increased revenues and earnings for the Company and its banks through growth resulting from acquisitions, attraction of new loan and deposit customers, or the introduction of new products and services. Such forward-looking statements are based on assumptions rather than historical fact and are therefore inherently uncertain and subject to risk.

Selected Consolidated Financial and Other Data

To comply with the terms of a "safe harbor" provision provided by the Private Securities Litigation Reform Act of 1995 that protects the making of such forward-looking statements from liability under certain circumstances, the Company notes that a variety of factors could cause the actual results to differ materially from the anticipated results or expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect such forward-looking statements include, but are not limited to, the following:
1) adverse changes in economic conditions affecting the banking industry in general and, more specifically, the market areas in which the Company and its subsidiary banks operate, 2) adverse changes in the legislative and regulatory environment affecting the Company and its subsidiary banks, 3) increased competition from other financial and non-financial institutions, 4) the impact of technological advances on the banking industry, and 5) other risks detailed at times in the Company's filings with the Securities and Exchange Commission. The Company and subsidiary banks do not assume an obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

Market Price of Community Bank Shares of Indiana, Inc.
and Related Shareholder Matters

The common stock of Community Bank Shares of Indiana, Inc. is traded under the NASDAQ Small Cap symbol of CBIN. The quarterly range of low and high trade prices per share of the Company's common stock as reported by NASDAQ is shown below.

                            CBIN Market Price Summary
                               1998                       1997
                          High          Low         High          Low
First Quarter        $   23.63    $   21.25    $   15.00    $   12.25
Second Quarter           25.00        21.50        15.25        14.25
Third Quarter            21.75        16.75        23.50        14.25
Fourth Quarter           18.75        13.00        23.50        19.00

As of December 31, 1998, there were approximately 936 shareholders of record. The Company pays cash dividends on a quarterly basis. Cash dividends paid by the Company were $0.48, $0.42, and $0.42 in 1998, 1997, and 1996, respectively. Cash dividends paid by NCF Financial Corporation were $0.22, $0.30, and $0.15 in fiscal years ending June 30,1998, 1997, and 1996, respectively.

No Change of Accountants

There has been no Current Report on Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accountants and/or reporting disagreements on any matter of accounting principle or financial statement disclosure.

Year 2000 Compliance

The Year 2000 issue arises from the design of computer operating systems and computer software programs which recognize dates as only two digits. As a result, these operating systems and software programs may interpret "00" incorrectly as the Year 1900 instead of as the Year 2000, causing failure of the underlying operating and software programs. The Company has formed a Year 2000 Committee representing all functional areas of the organization to ensure that the Company is Year 2000 compliant. The Committee has developed a plan of action to ensure that its operational and financial systems will not be adversely affected by software or hardware failures caused by the inability of such software and hardware to handle calculations involving dates after December 31, 1999. While the Company believes that it is doing everything possible to ensure Year 2000 compliance, it is to some extent dependent upon vendor cooperation. The Company is requiring its computer hardware and software vendors to represent that their products are or will be Year 2000 compliant. At this time the Company estimates that it will incur $300,000 in expenses related to ensuring Year 2000 compliance. Any hardware or software failures due to Year 2000 noncompliance could result in additional, inestimable expenses to the Company. At worst, the Company would be unable to operate for some indefinite period of time, resulting in potentially large but currently incalculable monetary damages to the Company. The Company has identified the following potential risks to its operational and financial systems as a result of this issue:

1. Customer banking transactions are processed by one or more computer systems provided by a third-party data processing provider. The failure of one or more of those systems as a result of the Y2K issue could result in the subsidiary banks' inability to properly process customer transactions. This could lead to a loss of customers by the subsidiary banks to other financial institutions.
2. A number of the subsidiary banks' borrowers utilize computer hardware and software to varying degrees in the operation of their businesses. The customers and suppliers of those businesses may utilize computer hardware and software as well. Should the borrowers or businesses on which they depend experience Y2K related operational or financial problems, those borrowers could experience cash flow disruptions that could adversely affect their ability to repay loans to the subsidiary banks.

Selected Consolidated Financial and Other Data

3. Deposit outflows prior to December 31, 1999 could occur as depositors perceive that the Y2K issue will impair access to their accounts after that date.
4. The Company could incur increased personnel costs if additional staff are required to perform functions that normally are performed by systems rendered inoperative by Y2K related problems.
5. Certain utility services, such as electrical power and telecommunications services, could be disrupted if those services experience Y2K related problems. These disruptions, depending on their duration, could hamper the ability of the bank to service its customer base.

Management believes that it is not possible to estimate potential lost revenue associated with the Y2K issue because the duration and severity of Y2K related problems can not be predicted.

Computer operations are a crucial part of the Company's daily operating processes and a comprehensive program has been implemented (described below) to verify that all internal software will operate properly. The Company does not internally program any major operating system of the Company, and has been working with its outside vendors to ensure Year 2000 Compliance within its major operating systems. The Company uses these systems provided by outside suppliers to maintain customer deposit and borrowing information, including transaction processing, and the Company's internal financial information.

The Company's exposure to embedded microchip technology is of little or no consequence. Unlike companies that operate in manufacturing environments and may use computerized robots, process controllers, and assembly lines, the Company has only to assess its existing HVAC systems. All such systems have been evaluated and were determined to be free of embedded microchip technology. The Company is currently constructing a new corporate headquarters building in which all systems with the potential for embedded microchip technology (HVAC, elevator, and telephone system) will be certified Year 2000 compliant.

The Year 2000 Committee adopted a five-phase plan based on the Federal Financial Institutions Examination Council (FFIEC) to ensure readiness in dealing with the Year 2000 Compliance issue:

1. Awareness Phase - Formation of the Year 2000 Committee with the goal of representing all functional areas of the Company. Formation of the Year 2000 Plan, including the outlining of the following four phases. This phase is complete.
2. Assessment Phase - Identification of all systems affected by the Year 2000 issue, such as hardware, software, networks, ATM's, processing platforms (operating systems), electronic data interchange (EDI), telephones and telephone systems, HVAC, security, operations and general office machines. Once identified, the systems were prioritized for testing purposes within the following groups: A) Mission-critical - vital to daily bank operation.
     Goal: All mission-critical systems to be tested and corrected/updated by December 31, 1998, B) Important - difficult or costly to function without.
     Goal: All important systems to be tested and corrected/updated prior to June 30, 1999. C) Non-critical - no significant impact to daily operations.
     Goal: non-critical systems will be tested as time allows, potentially not being tested prior to January 1, 2000. This phase is complete.
3. Validation Phase - Comprises identifying any necessary changes, upgrades, replacement, correction, or testing of systems identified in Phase 2. This phase is substantially complete and should be completely accomplished by March 31, 1999. Both third-party data processing providers the Company relies on for customer processing have completed the necessary upgrades to ensure Year 2000 compliance. The Company had tested these systems by February 28, 1999 for Year 2000 compliance, and all major systems passed.
4. Implementation Phase - Comprises placing any corrective action identified during the Validation Phase into action (e.g., upgrading or replacing software or operating systems to Year 2000 compliant versions). These corrective actions will take place throughout the project, following user acceptance testing and normal change control procedures. This phase should be substantially complete by March 31, 1999.
5. Contingency Planning Phase - By June 30, 1999, the Year 2000 committee will have developed a system contingency manual based partially on a standard, bank disaster recovery format. The plan will also incorporate solutions developed by PC, data, and network vendors. This manual will address mission-critical functions only and will be written with "worst case scenarios" in mind.

From a customer standpoint, the problem could affect the ability of the subsidiary banks' borrowers to service debts if their direct operations, vendors, or customers are adversely impacted by the Year 2000 Compliance issue. The FFIEC instituted a Year 2000 examination process to which the Company is subject. As a part of that process, the Company was required to identify those commercial borrowers that exceeded a set threshold and prepare written Year 2000 assessment work sheets. As of December 31, 1998, all such assessments have been completed at the Company's subsidiaries. The Year 2000 risk assessment for the Company's borrowers will be a factor when determining the provision for loan losses charged to expense throughout 1999.

Independent Auditor's Report

MONROE SHINE & CO., INC.
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS
==========================================
P.O. Box 1407, 22 E. Market Street, New Albany, IN 57150 * (812) 945-2311

Board of Directors and Stockholders
Community Bank Shares of Indiana, Inc.
New Albany, Indiana

We have audited the accompanying consolidated balance sheets of Community Bank Shares of Indiana, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

The consolidated balance sheet as of December 31, 1997, and the consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996 have been restated to reflect the pooling of interests with NCF Financial Corporation as described in Note 2 to the consolidated financial statements. We did not audit the consolidated financial statements of NCF Financial Corporation and Subsidiary, which statements reflect total assets of $34,402,606 as of June 30, 1997, and net income of $327,661 and $397,790 for the years ended June 30, 1997 and 1996, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for NCF Financial Corporation and subsidiary as of June 30, 1997 and the years ended June 30, 1997 and 1996, is based solely on the report of the other auditors.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bank Shares of Indiana, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/ Monroe Shine & Co., Inc.
----------------------------
January 27, 1999

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
                                                                                      1998                1997
ASSETS
  Cash and due from banks ...............................................       $  14,050,877        $   5,294,828
  Interest-bearing deposits with banks ..................................           7,588,992           11,499,042
  Securities available for sale, at fair value ..........................             916,080              882,691
  Securities held to maturity:
    Mortgage-backed securities (fair value $29,197,118; 1997 $23,738,060)          29,194,327           23,518,835
    Other debt securities (fair value $62,575,913; 1997 $66,675,123) ....          62,587,636           66,653,946
  Mortgage loans held for sale ..........................................           3,521,997                 --
  Loans receivable, net .................................................         199,575,395          170,865,611
  Federal Home Loan Bank stock, at cost .................................           3,345,800            2,016,700
  Foreclosed real estate ................................................             199,707              724,486
  Premises and equipment ................................................           7,868,622            4,204,313
  Accrued interest receivable:
    Loans ...............................................................           1,171,517            1,149,290
    Mortgage-backed securities ..........................................             166,804              129,278
    Other debt securities ...............................................             799,292            1,249,189
  Other assets ..........................................................             957,823              297,501
                                                                                -------------        -------------
      Total Assets ......................................................       $ 331,944,869        $ 288,485,710
                                                                                =============        =============
LIABILITIES
  Deposits:
    Non-interest-bearing demand deposits ................................       $  18,655,305        $  11,915,092
    Savings and interest-bearing demand deposits ........................          68,684,407           58,627,119
    Time deposits .......................................................         125,527,754          137,448,598
      Total deposits ....................................................         212,867,466          207,990,809

  Borrowed funds ........................................................          75,498,873           39,141,859
  Advance payments by borrowers for taxes and insurance .................             209,835              192,486
  Accrued interest payable on deposits ..................................              60,465               93,580
  Other liabilities .....................................................           1,922,544            1,365,547
                                                                                -------------        -------------
      Total Liabilities .................................................         290,559,183          248,784,281
                                                                                -------------        -------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock without par value,
    Authorized 5,000,000 shares, none issued ............................                --                   --
  Common stock of $.10 par value per share
    Authorized 10,000,000 shares; issued 2,728,298 shares
      (2,724,696 shares in 1997) ........................................             272,830              272,470
  Additional paid-in capital ............................................          19,500,320           19,378,687
  Retained earnings -- substantially restricted .........................          21,949,472           20,738,894
  Accumulated other comprehensive income--unrealized gain (loss)
    on securities available for sale ....................................                (225)               2,752
  Unearned stock compensation plan ......................................                --               (215,033)
  Unearned ESOP shares ..................................................            (336,711)            (476,341)
                                                                                -------------        -------------
        Total Stockholders' Equity ......................................          41,385,686           39,701,429
                                                                                -------------        -------------

        Total Liabilities and Stockholders' Equity ......................       $ 331,944,869        $ 288,485,710
                                                                                =============        =============

                See notes to consolidated financial statements.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                  Accumulated     Unearned
                                                         Additional                  Other         Stock      Unearned
                                              Common       Paid-In      Retained  Comprehensive Compensation    ESOP
                                              Stock        Capital      Earnings     Income         Plan       Shares      Total
Balance, January 1, 1996,
 as previously reported                      $198,372   $11,782,829   $13,372,643     $60,705        $--     $(63,520)  $25,351,029
Adjustment in connection
 with pooling of interests                         --            --     4,636,221          --         --           --     4,636,221
                                             ---------------------------------------------------------------------------------------
Balance, January 1, 1996, as restated         198,372    11,782,829    18,008,864      60,705         --      (63,520)   29,987,250

COMPREHENSIVE INCOME
  Net income                                       --            --     2,011,910          --         --           --     2,011,910
  Other comprehensive income:
    Change in unrealized gain on
      securities available for sale,
      net of deferred income tax
      benefit of $34,960                           --            --            --     (53,300)        --           --       (53,300)
    Less: reclassification adjustment,
      net of deferred tax
      benefit of $5,819                            --            --            --      (8,871)        --           --        (8,871)
        Total comprehensive income                                                                                        1,949,739
Cash dividends ($.42 per share)                    --            --      (820,861)         --         --           --      (820,861)
Cash dividends of pooled affiliate                 --            --      (115,575)         --         --           --      (115,575)

Net proceeds from common stock
  issuance of pooled affiliate                 72,042     7,263,695            --          --         --     (500,000)    6,835,737
Purchase of common shares by ESOP trust            --            --            --          --         --      (24,500)      (24,500)
Shares released by ESOP trust                      --        14,100            --          --         --       50,278        64,378
                                             ---------------------------------------------------------------------------------------
Balance, December 31, 1996                    270,414    19,060,624    19,084,338      (1,466)        --     (537,742)   37,876,168

COMPREHENSIVE INCOME
  Net income                                       --            --     2,713,423          --         --           --     2,713,423
  Other comprehensive income:
    Change in unrealized gain (loss)
      on securities available for
      sale, net of deferred income tax
      expense of $2,767                            --            --            --       4,218         --           --         4,218
    Less: reclassification adjustment              --            --            --          --         --           --            --
        Total comprehensive income                 --            --            --          --         --           --     2,717,641
Cash dividends ($.42 per share)                    --            --      (830,341)         --         --           --      (830,341)
Cash dividends of pooled affiliate                 --            --      (228,526)         --         --           --      (228,526)

Issuance of shares by pooled affiliate
  for stock compensation plan                   2,150       298,345            --          --   (300,495)          --            --
Stock compensation expense of
  pooled affiliate                               (94)        (7,416)           --          --     85,462           --        77,952
Shares released by ESOP trust                      --        27,134            --          --         --       61,401        88,535
                                             ---------------------------------------------------------------------------------------
Balance, December 31, 1997                    272,470    19,378,687    20,738,894       2,752   (215,033)    (476,341)   39,701,429

COMPREHENSIVE INCOME
  Net income                                       --           --      2,398,062          --        --            --     2,398,062
  Other comprehensive income:
    Change in unrealized gain (loss)
      on securities available for sale,
      net of deferred income tax
      benefit of $1,953                            --           --             --      (2,977)       --            --        (2,977)
    Less: reclassification adjustment              --           --             --          --        --            --            --
        Total comprehensive income                 --           --             --          --        --            --     2,395,085
Cash dividends ($.48 per share)                    --           --     (1,204,903)         --        --            --    (1,204,903)
Cash dividends of pooled affiliate                 --           --        (55,339)         --        --            --       (55,339)

Adjustments to conform pooled
affiliate's fiscal year end:
    Net income                                     --           --        187,006          --        --            --       187,006
    Cash dividends                                 --           --       (114,248)         --        --            --      (114,248)
    Shares released by ESOP trust                  --        8,921             --          --        --        69,734        78,655
    Stock compensation expense                     --           --             --          --    28,041            --        28,041

Exercise of stock options                         360       53,274             --          --        --            --        53,634
Stock compensation expense                         --           --             --          --   186,992            --       186,992
Shares released by ESOP trust                      --       59,438             --          --        --        69,896       129,334
                                             ---------------------------------------------------------------------------------------
Balance at December 31, 1998                 $272,830  $19,500,320    $21,949,472       $(225)      $--     $(336,711)  $41,385,686
                                             =======================================================================================

See notes to consolidated financial statements.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                       1998              1997              1996
INTEREST INCOME
  Loans receivable .........................       $15,539,222       $14,010,035       $12,591,953
  Securities:
    Mortgage-backed securities .............         1,564,299         1,543,807         1,989,573
    Tax-exempt debt securities .............           168,135           138,194            81,995
    Other debt securities ..................         3,455,486         3,898,510         3,280,551
  Federal Home Loan Bank dividends .........           209,502           112,453            96,580
  Interest-bearing deposits with banks .....         1,007,327           972,090           716,534
                                                   -----------------------------------------------
      Total interest income ................        21,943,971        20,675,089        18,757,186
                                                   -----------------------------------------------
INTEREST EXPENSE
  Deposits .................................         9,330,203         9,639,087         9,409,915
  Customer repurchase agreements ...........           503,976           586,867            94,516
  Other borrowed funds .....................         2,373,650         1,433,770         1,102,669
                                                   -----------------------------------------------
      Total interest expense ...............        12,207,829        11,659,724        10,607,100
                                                   -----------------------------------------------

      Net interest income ..................         9,736,142         9,015,365         8,150,086
  Provision for loan losses ................           353,875           226,000           128,450
                                                   -----------------------------------------------
      Net interest income after provision
        for loan losses ....................         9,382,267         8,789,365         8,021,636

NON-INTEREST INCOME
  Loan fees and service charges ............           547,990           474,131           435,338
  Net realized securities gain .............              --                --              14,690
  Net gain on sales of mortgage loans ......           284,348           214,754           102,342
  Service charges on deposit accounts ......           433,126           385,810           366,387
  Commission income ........................           495,129           304,051           340,969
  Net gain on sale of foreclosed real estate             6,277            10,956              --
  Other income .............................            62,904            60,117            60,605
                                                   -----------------------------------------------
      Total non-interest income ............         1,829,774         1,449,819         1,320,331
                                                   -----------------------------------------------

NON-INTEREST EXPENSES
  Compensation and benefits ................         4,209,578         3,625,352         3,071,503
  Net occupancy ............................           352,556           281,410           286,095
  Equipment ................................           278,973           242,700           207,714
  Deposit insurance premiums ...............           111,317           292,715         1,541,882
  Data processing service ..................           562,947           495,030           447,986
  Other ....................................         1,119,197           897,767           920,102
  Merger related expenses ..................           655,190              --                --
                                                   -----------------------------------------------
      Total non-interest expenses ..........         7,289,758         5,834,974         6,475,282
                                                   -----------------------------------------------

  Income before income taxes ...............         3,922,283         4,404,210         2,866,685

  Income tax expense .......................         1,524,221         1,690,787           854,775
                                                   -----------------------------------------------
      Net Income ...........................       $ 2,398,062       $ 2,713,423       $ 2,011,910
                                                   ===============================================
      Net income per common share, basic           $       .89       $      1.01       $       .76
                                                   ===============================================
      Net income per common share, diluted         $       .88       $      1.01       $       .76
                                                   ===============================================

See notes to consolidated financial statements.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                          1998                1997                1996
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income ................................................       $  2,398,062        $  2,713,423        $  2,011,910
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization of premiums and accretion of discounts
      on securities, net ....................................            (74,513)            (98,725)            (41,903)
    Net realized securities gain ............................               --                  --               (14,690)
    Provision  for loan losses ..............................            353,875             226,000             128,450
    Proceeds from mortgage loan sales .......................         23,644,523          12,007,593           8,967,130
    Mortgage loans originated for resale ....................        (23,482,536)        (11,822,791)         (8,621,968)
    Net gain on sales of mortgage loans .....................           (284,348)           (214,754)           (102,342)
    Gain on sale of foreclosed real estate ..................              6,277              10,956                --
    Depreciation expense ....................................            365,780             310,824             264,492
    ESOP and stock compensation plan expense ................            316,326             166,487              64,378
    Federal Home Loan Bank Stock dividends ..................            (17,100)            (29,600)            (27,500)
    Increase (decrease) in accrued interest receivable ......            311,566            (436,863)           (504,958)
    Increase (decrease) in accrued interest payable .........            (33,115)             26,807             (34,488)
    (Increase) decrease in other assets .....................           (661,200)            149,717             (56,301)
    Increase in other liabilities ...........................            407,750              64,496             358,976
                                                                    -----------------------------------------------------
        Net Cash Provided By Operating Activities ...........          3,251,347           3,073,570           2,391,186
                                                                    -----------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in interest bearing deposits in banks ........          4,330,439             789,897           3,065,642
  Proceeds from sales of securities available for sale ......               --                  --             4,396,492
  Proceeds from maturities of securities available for sale .               --             1,500,000          15,100,000
  Purchases of securities available for sale ................           (250,000)               --            (1,500,000)
  Proceeds from maturities of securities held to maturity ...         78,342,759          33,185,925           3,000,000
  Purchase of securities held to maturity ...................        (92,945,445)        (48,050,130)        (34,986,496)
  Principal collected on securities available for sale ......            206,980             155,822           2,281,971
  Principal collected on securities held to maturity ........         13,051,230           5,003,526           2,801,843
  Loan originations and principal payments on loans, net ....        (31,522,680)         (6,232,328)        (21,185,934)
  Purchase of Federal Home Loan Bank stock ..................         (1,295,800)           (325,000)            (18,700)
  Proceeds from sale of foreclosed real estate ..............            135,024             232,792              44,533
  Proceeds from sale of premises and equipment ..............               --               300,770                --
  Acquisition of premises and equipment .....................         (3,965,765)         (1,221,464)           (599,017)
                                                                    -----------------------------------------------------
        Net Cash Used By Investing Activities ...............        (33,913,258)        (14,660,190)        (27,599,666)
                                                                    -----------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand and savings deposits ....         16,123,429             974,264          (3,465,782)
  Net increase (decrease) in time deposits ..................        (12,261,295)          7,651,165          11,568,158
  Net increase (decrease) in advance payments by borrowers
    for taxes and insurance .................................             17,349             (15,078)            (99,665)
  Net increase in retail repurchase agreements ..............          7,357,014           1,440,291          10,701,568
  Repayment of advances from Federal Home Loan Bank .........        (14,500,000)        (12,000,000)        (13,799,044)
  Advances from Federal Home Loan Bank ......................         43,500,000          16,000,000          15,000,000
  Exercise of stock options .................................             53,634                --                  --
  Purchase of common stock by ESOP trust ....................               --                  --               (24,500)
  Net proceeds from common stock issuance of pooled affiliate               --                  --             6,970,813
  Dividends paid ............................................         (1,122,367)         (1,019,192)           (936,436)
  Adjustment to conform pooled affiliate's fiscal year end ..            250,196                --                  --
                                                                    -----------------------------------------------------
      Net Cash Provided By Financing Activities .............         39,417,960          13,031,450          25,915,112
                                                                    -----------------------------------------------------

Net Increase in Cash and Due From Banks .....................          8,756,049           1,444,830             706,632

Cash and due from banks at beginning of year ................          5,294,828           3,849,998           3,143,366
                                                                    -----------------------------------------------------
Cash and Due From Banks at End of Year ......................       $ 14,050,877        $  5,294,828        $  3,849,998
                                                                    =====================================================

See notes to consolidated financial statements.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Operations

Community Bank Shares of Indiana, Inc. (the Company) is a multi-bank holding company headquartered in New Albany, Indiana. The Company's southern Indiana banking subsidiaries are Community Bank of Southern Indiana (Community Bank) and Heritage Bank of Southern Indiana (Heritage Bank). On May 6, 1998, the Company acquired NCF Bank and Trust Company, Bardstown, Kentucky. (See Note 2)

In addition to general commercial banking, Community Bank and Heritage Bank engage in mortgage banking and the sale of annuity investments and mutual funds through eight offices in southern Indiana. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated. Certain prior year amounts have been reclassified to conform with current year presentation.

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

Securities Available for Sale

Securities available for sale consist of debt securities not classified as held to maturity and equity securities, and are stated at fair value. Amortization of premium and accretion of discount on debt securities are recognized in interest income using the interest method over the remaining period to maturity, adjusted for anticipated prepayments. Unrealized gains and losses, net of tax, on securities available for sale are reported as a separate component of stockholders' equity until realized. Realized gains and losses on the sale of securities available for sale are determined using the specific identification method.

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

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996


(1 -- continued)

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

Foreclosed Real Estate

Foreclosed real estate held for sale is carried at the lower of cost or fair value minus estimated costs to sell. Costs of holding foreclosed real estate are charged to expense in the current period, except for significant property improvements, which are capitalized. Valuations are periodically performed by management and an allowance is established by a charge to non-interest expense if the carrying value exceeds the fair value minus estimated costs to sell. The net income from operations of foreclosed real estate held for sale is reported in non-interest income.

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

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996


(1 -- continued)

Mortgage Servicing Rights

Mortgage servicing rights are accounted for under the provision of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which became effective January 1, 1997. SFAS No. 125 superseded SFAS No. 122, Accounting for Mortgage Servicing Rights, but did not significantly change the methodology used to account for servicing rights. The Company adopted SFAS No. 122 as of January 1, 1996. The standards require the recognition of rights to service mortgage loans for others as separate assets, whether those rights are acquired through loan origination activities or through purchase activities. Additionally, capitalized mortgage servicing rights must be periodically assessed for impairment based on the fair value of those rights. Capitalized mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, accumulated depreciation, prepaid pension costs and accrued income and expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Benefit Plans

The Company has a defined benefit pension plan covering all eligible employees. The Company's policy is to fund pension costs accrued. The Company also provides a qualified salary reduction plan and employee stock ownership plans available to all eligible employees.

Stock-Based Compensation

Under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, the Company will measure and recognize compensation cost related to stock-based compensation plans using the intrinsic value method and disclose the pro forma effect of applying the fair value method contained in SFAS No. 123. Accordingly, no compensation costs will be charged against earnings for stock options granted under the Company's stock-based compensation plans.

Advertising

Advertising costs are charged to operations when incurred.

New Accounting Pronouncements

In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control--oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of SFAS No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125. The adoption of these statements has no material impact on financial position or results of operations.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996


(2)      ACQUISITION

On May 6, 1998, the Company completed its acquisition of NCF Bank and Trust Company (NCF Bank) located in Bardstown, Kentucky by a merger with NCF Financial Corporation (NCF). NCF Bank, a state chartered commercial bank with total assets of $37.0 million and $35.6 million at May 6, 1998 and December 31, 1997, respectively, became a wholly owned subsidiary of the Company through the exchange of 740,974 shares of the Company's common stock for all the outstanding common stock of NCF. The acquisition was accounted for as a pooling of interests and, therefore, the 1998 consolidated financial statements are based on the assumption that the companies were combined for the full year and the consolidated financial statements for prior years have been restated to give effect to the combination.

The following table sets forth the separate results of operations for the Company and NCF for the period from January 1, 1998 through June 30, 1998:

                                               Company      NCF
                                                (In Thousands)

           Revenue                            $ 10,170    $ 1,415
                                              ====================

           Net income (loss)                  $    976    $  (149)
                                              ====================

Prior to the pooling, NCF Bank's fiscal year ended June 30. Subsequent to the pooling, NCF Bank changed its year end to December 31, to conform with that of the Company. During the six months ended December 31, 1997, NCF and NCF Bank reported consolidated revenue of $1,431,953, net income of $187,006, and declared dividends of $114,248. In order to reflect this change in fiscal year-end, retained earnings have been increased by NCF's consolidated net income for the six month period and decreased by the amount of the dividends declared.

(3)      RESTRICTION ON CASH AND DUE FROM BANKS

The subsidiary banks are required to maintain reserve balances on hand and with the Federal Reserve Bank which are non-interest bearing and unavailable for investment. During 1998, the average balance maintained to meet this requirement was approximately $972,000.

(4)      SECURITIES

Debt securities have been classified in the consolidated balance sheets according to management's intent. The amortized cost and fair value of available-for-sale and held-to-maturity securities and the related unrealized holding gains and losses were as follows:

                                                                        Gross             Gross
                                                  Amortized          Unrealized         Unrealized           Fair
                                                     Cost               Gains             Losses             Value
December 31, 1998:
  Securities available for sale:
    Mortgage-backed securities:
    FNMA and GNMA certificates ............       $   666,452       $     3,110       $     3,482       $   666,080
    Common stock ..........................           250,000              --                --             250,000
                                                  -----------------------------------------------------------------
      Total securities available for sale         $   916,452       $     3,110       $     3,482       $   916,080
                                                  =================================================================
Securities held to maturity:
  Mortgage-backed securities:
    FHLMC, FNMA and
      GNMA certificates ...................       $ 2,006,178       $    21,752       $     2,748       $ 2,025,182
    Collateralized mortgage obligations ...         1,396,521             3,476             2,699         1,397,298
    FHLMC and FNMA REMIC ..................        25,791,628            77,921            94,911        25,774,638
                                                  -----------------------------------------------------------------
                                                   29,194,327           103,149           100,358        29,197,118
                                                  -----------------------------------------------------------------
  Other debt securities:
    Federal agency ........................        59,258,797           151,994           280,342        59,130,449
    Municipal .............................         3,328,839           116,625              --           3,445,464
                                                  -----------------------------------------------------------------
                                                   62,587,636           268,619           280,342        62,575,913
                                                  -----------------------------------------------------------------
      Total securities held to maturity ...       $91,781,963       $   371,768       $   380,700       $91,773,031
                                                  =================================================================

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996



(4 -- continued)

                                                                     Gross             Gross
                                               Amortized          Unrealized         Unrealized         Fair
                                                  Cost               Gains             Losses           Value

December 31, 1997:
  Securities available for sale:
    Mortgage-backed securities:
    FNMA and GNMA certificates .........       $   878,133       $     4,558       $      --         $   882,691
                                               -----------------------------------------------------------------
Securities held to maturity:
  Mortgage-backed securities:
    FHLMC, FNMA and
      GNMA certificates ................       $ 1,854,410       $    38,844       $      --         $ 1,893,254
    Collateralized mortgage  obligations         3,340,927            22,657                33         3,363,551
    FHLMC and FNMA REMIC ...............        18,323,498           201,843            44,086        18,481,255
                                               -----------------------------------------------------------------
                                                23,518,835           263,344            44,119        23,738,060
                                               -----------------------------------------------------------------
  Other debt securities:
    Federal agency .....................        64,005,973           129,304           199,429        63,935,848
    Municipal ..........................         2,647,973            91,302              --           2,739,275
                                               -----------------------------------------------------------------
                                                66,653,946           220,606           199,429        66,675,123
                                               -----------------------------------------------------------------
      Total securities held to maturity        $90,172,781       $   483,950       $   243,548       $90,413,183
                                               =================================================================

At December 31, 1998, federal agency securities with an amortized cost of $1,500,000 and a fair value of $1,516,562 were pledged to secure public deposits.

Certain debt securities were pledged to secure retail repurchase agreements and advances from the Federal Home Loan Bank at December 31, 1998. (See Note 8)

The amortized cost and fair value of debt securities as of December 31, 1998, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the obligations may be prepaid without penalty.

                                            Securities Available for Sale        Securities Held to Maturity
                                              Amortized            Fair           Amortized            Fair
                                                 Cost              Value            Cost               Value

Due in one year or less ..............       $      --         $      --         $ 1,000,000       $   993,750
Due after one year through five years               --                --           3,632,504         3,619,162
Due after five years through ten years              --                --          39,174,338        39,150,775
Due after ten years ..................              --                --          18,780,794        18,812,226
                                             -----------------------------------------------------------------
                                                    --                --          62,587,636        62,575,913
Mortgage-backed securities ...........           666,452           666,080        29,194,327        29,197,118
                                             -----------------------------------------------------------------
                                             $   666,452       $   666,080       $91,781,963       $91,773,031
                                             =================================================================

Proceeds from sales of debt securities available for sale during the year ended December 31, 1996 were $4,396,492. Gross gains of $19,896 and gross losses of $5,206 were realized on those sales.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996



(5)      LOANS RECEIVABLE

Loans receivable at December 31, 1998 and 1997 consisted of the following:

                                                     1998                 1997
Real estate loans:
  Residential ...........................       $ 104,670,687        $ 106,082,633
  Residential construction ..............             578,200            5,653,825
  Commercial real estate ................          35,423,536           22,431,968
Home equity lines of credit .............           6,760,043            6,845,601
Commercial loans ........................          48,057,007           27,929,434
Loans secured by deposit accounts .......           2,048,504              873,837
Consumer loans ..........................           5,153,519            4,060,024
                                                ----------------------------------
      Gross loans receivable ............         202,691,496          173,877,322
Less:
  Undisbursed portion of loans in process           1,843,642            1,968,342
  Deferred loan origination fees, net ...              (3,342)              29,485
  Allowance for loan losses .............           1,275,801            1,013,884
                                                ----------------------------------
                                                    3,116,101            3,011,711
                                                ----------------------------------
Loans receivable, net ...................       $ 199,575,395        $ 170,865,611
                                                ==================================

Loans serviced for the benefit of others were as follows:

 December 31, 1998                          $   47,892,248
 December 31, 1997                              45,879,809
 December 31, 1996                              49,884,673

Custodial  escrow  balances  maintained  in connection  with the foregoing  loan
servicing   were   $168,688   and  $157,261  at  December  31,  1998  and  1997,
respectively.

An analysis of the allowance for loan losses is as follows:

                                                   1998               1997               1996

Beginning balances .....................       $ 1,013,884        $   816,202        $   700,499
Adjustment to conform pooled affiliate's
  fiscal year end ......................             8,000               --                 --
Provision ..............................           353,875            226,000            128,450
Recoveries .............................             4,362              9,306              4,360
Loans charged-off ......................          (104,320)           (37,624)           (17,107)
                                               -------------------------------------------------
Ending balances ........................       $ 1,275,801        $ 1,013,884        $   816,202
                                               =================================================

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

The following table represents the aggregate activity for related party loans which exceeded $60,000 in total:

Balance at December 31, 1997       $  7,949,705
Adjustments ................            769,118
New loans ..................         12,180,038
Repayments .................         (6,555,461)
                                   ------------
Balance at December 31, 1998       $ 14,343,400
                                   ============

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996


(6)      PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:
                                              1998              1997

Land and land improvements ......       $   973,650       $   974,997
Office buildings ................         7,464,959         3,606,215
Furniture, fixtures and equipment         1,438,875         1,301,510
Leasehold improvements ..........           172,385           168,958
                                        -----------------------------
                                         10,049,869         6,051,680
Less accumulated depreciation ...         2,181,247         1,847,367
                                        -----------------------------
    Net premises and equipment ..       $ 7,868,622       $ 4,204,313
                                        =============================
(7)      DEPOSITS

The aggregate amount of time deposit accounts with balances of $100,000 or more was approximately $21,426,000 and $31,004,000 at December 31, 1998 and 1997,
respectively.

At December 31, 1998, scheduled maturities of time deposits were as follows:

 Year ending December 31:
     (In thousands)

 1999                  $ 95,437
 2000                    22,456
 2001                     4,733
 2002                     1,136
 2003 and thereafter      1,766
                       --------
 Total                 $125,528
                       ========

The subsidiary banks held deposits of approximately $7,435,000 for related parties at December 31, 1998.

(8)      BORROWED FUNDS

Borrowed funds are summarized as follows:

                                            1998                         1997
                                   Weighted                      Weighted
                                    Average                       Average
                                     Rate         Amount           Rate        Amount

Retail repurchase agreements          4.10%    $19,498,873         4.77%    $12,141,859

Fixed rate advances from
Federal Home Loan Bank
maturing during the year
ending December 31:
                        1998            --              --         5.75%     14,500,000
                        1999          6.03%      3,500,000         6.03%      3,500,000
                        2000          5.68%      4,000,000         5.68%      4,000,000
                        2001          5.21%      4,000,000           --              --
                        2002          5.68%      5,000,000         5.68%      5,000,000
                        2003          4.99%      3,000,000           --              --
                        2008          4.88%     36,500,000           --              --
                                              ------------                 ------------
                      Totals                  $ 75,498,873                 $ 39,141,859
                                              ============                 ============

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996

(8 -- continued)

Information concerning borrowings in 1998 and 1997 under retail repurchase agreements is summarized as follows:
                                                       1998            1997

Weighted-average interest rate during the year            4.59%          4.83%
Average daily balance ........................     $14,901,890    $12,140,694
Maximum month-end balance during the year ....     $19,499,000    $13,913,000

Federal agency debt securities underlying the agreements at December 31, 1998:

 Amortized cost                                      $ 25,986,447
 Fair value                                          $ 25,945,986

Retail  repurchase   agreements  represent  overnight  borrowings  from  deposit customers and the debt securities sold under the repurchase agreements were under the control of the subsidiary banks at December 31, 1998.

Community Bank has an overdraft line of credit agreement with the Federal Home Loan Bank which provides a line of credit not to exceed $2,000,000. This agreement expires on November 4, 1999. At December 31, 1998, Community Bank had no borrowings under this agreement.

Heritage Bank has an overdraft line of credit with the Federal Home Loan Bank which provides a line of credit not to exceed $500,000. This agreement expires on June 28, 1999. At December 31, 1998, Heritage Bank had no borrowings under this agreement.

The  advances  and  overdraft  lines  of  credit  are  secured  under a  blanket collateral agreement. At December 31, 1998, eligible collateral included residential mortgage loans with a carrying value of $84,329,347 and mortgage-backed and other debt securities with an amortized cost of $59,883,129 and fair value of $59,791,464 which were pledged as security under the agreement.

(9)      BENEFIT PLANS

Defined Benefit Plans:

The Company sponsors a defined benefit pension plan. The benefits are based on years of service and the employees' highest average of total compensation for five consecutive years of employment.

On August 31, 1997, the plan was amended whereby participation in the plan was terminated effective as of that date.

Following are reconciliations of the pension benefit obligation and the value of plan assets for 1998 and 1997:

                                         1998              1997
Pension benefit obligation

Balance, beginning of year ..       $ 1,000,362        $   936,089
Service cost ................              --               84,651
Interest cost ...............            61,976             70,973
Curtailment loss ............              --               29,649
Settlement loss .............            34,273               --
Actuarial gain ..............           (45,732)           (81,315)
Benefits paid to participants          (557,365)           (39,685)
                                    ------------------------------
Balance, end of year ........       $   493,514        $ 1,000,362
                                    ==============================

Plan assets

Fair value, beginning of year       $   997,149        $   877,077
Actual return on plan assets             53,448            159,757
Company contributions .......            76,300               --
Benefits paid to participants          (557,365)           (39,685)
                                    ------------------------------
Fair value, end of year .....       $   569,532        $   997,149
                                    ==============================

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996



(9 -- continued)

At December 31, 1998 and 1997, the funded status of the plan was as follows:

                                                                             1998             1997

Excess of the benefit obligation over the fair value of plan assets       $   --          $ (3,213)
Excess of the fair value of plan assets over the benefit obligation         76,018            --
Unrecognized actuarial gain .......................................        (40,246)           --
                                                                          ------------------------
Prepaid (accrued) benefit cost ....................................       $ 35,772        $ (3,213)
                                                                          ========================

Pension expense for the years ended December 31 comprised the following:

                                                1998             1997             1996

Service cost .......................       $    --          $  84,651        $  60,434
Interest cost ......................          61,976           70,973           62,178
Expected return on plan assets .....         (58,934)         (78,074)         (73,130)
Recognized actuarial loss ..........            --             20,539           37,520
Amortization of prior service cost .            --             (2,596)          (2,596)
Amortization of the transition asset            --            (24,495)         (24,494)
Curtailment loss ...................            --             29,649             --
Settlement loss ....................          34,273             --               --
                                           -------------------------------------------
Pension expense ....................       $  37,315        $ 100,647        $  59,912
                                           ===========================================

The following weighted-average rate assumptions were used in accounting for the plan:

                                                               1998              1997             1996

 Discount rate on benefit obligation                           7.0%              7.0%             7.0%
 Rate of employee compensation increase                          N/A             4.5%             4.5%
 Rate of expected return on plan assets                        9.0%              9.0%             9.0%

NCF Bank is a participant in the Financial Institutions Retirement Fund, a multi-employer defined benefit pension plan covering substantially all its employees. Employees are fully vested at the completion of five years of participation in the plan. Contributions to the plan were $3,264 for 1996. No contributions were required for 1998 and 1997.

Employee Stock Ownership Plans:

The Company sponsors leveraged employee stock ownership plans (ESOP) covering substantially all employees. The ESOP trusts have acquired shares of company common stock financed by term loans with the Company. These employer loans and the related interest income are not recognized in the consolidated financial statements as the debt is serviced from Company contributions and all dividends on shares held by the ESOP trusts. Dividends payable on allocated shares are charged to retained earnings and are satisfied either by the release of shares or the allocation of cash dividends to participant accounts. Dividends payable on unallocated shares are not considered dividends for financial reporting purposes. Shares held by the ESOP trusts are allocated to participant accounts based on the ratio of the current year principal and interest payments to the total of the current year and future years` principal and interest to be paid on the employer loans.

Compensation expense is recognized based on the average fair value of shares released for allocation to participant accounts during the year with a corresponding credit to stockholders' equity. Compensation expense recognized for 1998, 1997 and 1996 amounted to $129,334, $88,535 and $64,378, respectively.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996

(9 -- continued)

Company common stock held by the ESOP trusts at December 31, were as follows:

                                           1998           1997

Allocated shares ...............         18,155         11,996
Shares released for allocation .          6,562          1,051
Unreleased shares ..............         31,510         43,604
                                       -----------------------
      Total ESOP shares ........         56,227         56,651
                                       =======================
Fair value of unallocated shares       $577,500       $684,494
                                       =======================

Defined Contribution Plans:

The Company has a defined contribution plan available to all eligible employees. The plan allows participating employees to make tax-deferred contributions under Internal Revenue Code Section 401(k). The Company contributed $25,471, $23,095 and $15,856 to the plan for the years ended December 31, 1998, 1997 and 1996, respectively.

(10)     STOCK-BASED COMPENSATION PLANS

The Company applies APB No. 25 and related interpretations in accounting for its stock-based compensation plans. In accordance with SFAS No. 123, the Company elected to continue to apply the provisions of APB No. 25. However, pro forma disclosures as if the Company adopted the compensation cost recognition provisions of SFAS No. 123, are presented along with a summary of the plans and awards.

Stock Options:

The Company's stock option plans provide for the granting of incentive and nonqualified stock options at exercise prices not less than the fair market value of the common stock on the date of grant. All options granted under the plans shall become vested and exercisable at the rate determined by the Board of Directors at the date of grant. Options granted under the plans expire not more than ten years after the date of grant. Payment of the option price may be in cash or shares of common stock at fair market value on the exercise date. Non-employee directors are eligible to receive only nonqualified stock options.

The following is a summary of the Company's stock options as of December 31, 1998, 1997 and 1996 and the changes for the years then ended:

                                              1998                     1997                      1996
                                                    Weighted                 Weighted                Weighted
                                                     Average                  Average                 Average
                                        No. of      Exercise       No. of    Exercise       No. of   Exercise
                                        Shares        Price        Shares      Price        Shares    Price

Outstanding at beginning of year        54,028    $   14.89        54,028   $   14.89          --    $    --
Granted ........................       120,600        20.84           --          --        54,028      14.89
Exercised ......................         3,602        14.89           --          --           --         --
Forfeited ......................           600        21.00           --          --           --         --
                                       -------                     ------                   ------
Outstanding at end of year .....       170,426    $   19.08        54,028   $   14.89       54,028   $  14.89
                                       =======                     ======                   ======
Exercisable at end of year .....        52,426    $   15.12        14,636   $   14.89          --         --
                                       =======                     ======                   ======

For options outstanding at December 31, 1998, the option price per share ranged from $14.89 to $21.00 and the weighted-average remaining contractual life of the options was 8.9 years.

For purposes of providing the pro forma disclosures required under SFAS No. 123, the fair value of stock options granted in 1996 and 1998 was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was originally developed for use in estimating the fair value of traded options which have different characteristics from the Company's employee stock options and require the use of highly subjective assumptions which can materially affect the fair value estimate. As a result, management believes that the Black-Scholes model may not necessarily provide a reliable measure of the fair value of employee stock options.

COMMUNITY BANK SHARES OF INDIANA,  INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED  FINANCIAL  STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996



(10 -- continued)

The following assumptions were used for grants in 1998 and 1996:

                                                     1998              1996

Expected dividend yield .................            2.30%         2.16%
Risk-free interest rate .................            5.50%         7.50%
Expected volatility .....................           16.81%        11.00%
Expected life of options ................         10 years      10 years
Weighted-average fair value at grant date       $   20.84     $   14.89

Had compensation cost for the Company's stock-based compensation plans been determined in accordance with the fair value based accounting method provided by SFAS No. 123, the net income and net income per common share for the years ended December 31, 1998, 1997 and 1996 would have been as follows:

                                                    1998       1997       1996
(In thousands, except per share amounts)
Pro forma net income ...................       $   2,158  $   2,650  $   2,001
Pro forma net income per share:
  Basic ................................       $    0.80  $    0.99  $    0.75
  Diluted ..............................       $    0.79  $    0.99  $    0.75

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

The compensation cost attributable to these awards is based on the fair market value of the shares distributed at the end of the specified performance period. In lieu of shares of common stock, the Company may distribute cash in an amount equal to the fair market value of the common stock award. The compensation cost is recognized over the specified performance period. At December 31, 1998, no awards had been granted.

Management Stock Bonus Plan:

On April 16, 1996, NCF Bank and Trust Company established a restricted stock bonus plan as an encouragement for directors, officers and key employees to remain in the employment or service of the bank. The shares granted under the plan were in the form of restricted stock vesting over a five-year period beginning one year after the date of grant of the award. Since the stock issued is held in trust by the plan before some or all of the services are performed, unearned compensation is recorded as a reduction of stockholders' equity. Compensation expense is recognized pro rata over the period during which the shares are earned. The terms of the restricted stock bonus plan included a provision whereby all unearned shares become fully vested upon a change in control. As a result, all remaining unearned compensation cost was recognized in 1998 and the shares awarded were distributed. Compensation expense recognized for the years ended December 31, 1998 and 1997 was $186,992 and $77,952, respectively.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996

(11)     DEFERRED COMPENSATION AND RETIREMENT PLANS

The Company has entered into deferred compensation and retirement agreements whereby certain officers are provided specific amounts of income following retirement. The benefits under the agreements are fully vested or vest over the term of employment to the date of normal retirement. At December 31, 1998, the Company had recorded the present value of the expected retirement benefit obligations for all such agreements. The Company recognized compensation expense for 1998 of $560,750.

Effective January 1, 1996, NCF Bank and Trust Company established a supplemental executive retirement plan for the bank's chief executive officer. This plan provides that upon retirement, the bank will pay a monthly retirement benefit in excess of the amount provided for by the bank's multi-employer defined benefit plan, not exceeding 2% of average monthly compensation multiplied by total years of service. As of December 31, 1998, the bank has recorded the present value of the expected retirement benefit obligation. Compensation expense for 1996 amounted to $95,895. During 1997, the bank recorded a $25,099 credit to compensation expense for a reduction in the present value of the expected retirement benefit obligation as a result of a change in the retirement benefit provided under the multi-employer defined benefit plan.

Effective March 1, 1996, NCF Bank and Trust Company approved a director's consultation and retirement plan to provide each director with 15 years of service a monthly benefit equal to the director's fees in effect prior to normal retirement. The bank has recognized compensation expense based on the present value of the expected retirement benefit obligations. The plan provided for full vesting of benefits following a change in control. As of December 31, 1998, the bank has recorded the present value of the fully vested expected retirement benefit obligation. Director's retirement compensation expense of $171,000, $126,842 and $21,513 was recorded in 1998, 1997 and 1996, respectively.

(12)     INCOME TAXES

The Company files consolidated income tax returns with its subsidiaries, with each charged or given credit for applicable tax as though separate returns were filed.

The components of income tax expense were as follows:

                                                              1998              1997             1996

Current ...........................................       $ 1,900,920        $ 1,875,501        $ 1,217,978
Deferred (credit) .................................          (376,699)          (184,714)          (363,203)
                                                          -------------------------------------------------
    Totals ........................................       $ 1,524,221        $ 1,690,787        $   854,775
                                                          =================================================
    Tax expense applicable to security transactions       $      --          $      --          $     5,819
                                                          =================================================

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 were as follows:

                                                                      1998              1997
Deferred tax (assets) liabilities:
  Deferred loan fees and costs ..............................       $  54,946        $  42,789
  Prepaid pension expense ...................................          17,360             --
  Mortgage servicing rights .................................          62,199           20,578
  Deferred start-up costs for tax purposes ..................         (12,418)         (18,626)
  Allowance for loan losses and tax bad debt reserve ........        (421,535)        (296,544)
  Depreciation ..............................................         157,998          156,376
  Net unrealized gain (loss) on securities available for sale            (147)           1,805
  Deferred compensation and retirement plans ................        (370,802)         (73,559)
  Basis difference in FHLB stock ............................          92,252           79,288
  Management stock bonus plan ...............................        (136,734)            --
  Other .....................................................          34,925          (33,593)
                                                                    --------------------------
    Net deferred tax asset ..................................       $(521,956)       $(121,486)
                                                                    ==========================

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996



(12 -- continued)

The reconciliation of income tax expense with the amount which would have been provided at the federal statutory rate of 34 percent follows:

                                                                1998                1997                1996

Provision at statutory rate ......................       $ 1,333,576         $ 1,497,431         $   974,673
State income tax--net of federal tax benefit .....           229,965             222,997             109,575
Nontaxable interest and dividend income ..........           (40,379)            (42,639)            (25,114)
Tax effect of change in tax law related to the
  allowance for loan losses and bad debt deduction              --                  --              (212,589)
Other ............................................             1,059              12,998               8,230
                                                         ---------------------------------------------------
     Net provision for income taxes ..............       $ 1,524,221         $ 1,690,787         $   854,775
                                                         ===================================================
 Effective tax rate ..............................              38.9%               38.4%               29.8%
                                                         ===================================================

Prior to January 1, 1996, Community Bank and NCF Bank were permitted by the Internal Revenue Code to deduct from taxable income an annual addition to a statutory bad debt reserve subject to certain limitations. Retained earnings at December 31, 1998 includes approximately $5.5 million of cumulative deductions for which no deferred federal income tax liability has been recorded. Reduction of these reserves for purposes other than tax, bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes subject to the then-current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $1.9 million at December 31, 1998.

Recently enacted federal legislation repealed the reserve method of accounting for bad debts by qualified thrift institutions for tax years beginning after December 31, 1996. As a result, Community Bank and NCF Bank will no longer be able to calculate the annual addition to the statutory bad debt reserve using the percentage-of-taxable-income method. Instead, the banks will be required to compute their federal tax bad debt deduction based on actual loss experience over a period of years. The legislation requires the banks to recapture into taxable income over a six-year period its post-1987 additions to the statutory bad debt reserve, thereby generating additional tax liability. At December 31, 1998, the remaining balance of the post-1987 reserves totaled $172,289 for which a deferred tax liability of $58,578 has been recorded.

The legislation also provides that the banks will not be required to recapture their pre-1988 statutory bad debt reserves if they cease to meet the qualifying thrift definitional tests and if they continue to qualify as a "bank" under existing provisions of the Internal Revenue Code.

(13)     DIVIDEND RESTRICTIONS

The dividends which the subsidiary banks may pay to the Company are subject to various legal and regulatory restrictions. At December 31, 1998, retained earnings of subsidiary banks available for the payment of dividends without approval by the state regulatory authorities was approximately $3.2 million.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996



(14)     REGULATORY MATTERS

The Company and its subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to quantitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and its subsidiaries meet all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institutions' categories.

The actual capital amounts and ratios are also presented in the table. No amounts were deducted from capital for interest rate risk in either year.

                                                                                                          Minimum
                                                                                                        To Be Well-
                                                                           Minimum                   Capitalized Under
                                                                         For Capital                 Prompt Corrective
                                          Actual                      Adequacy Purposes:             Action Provisions:
                                    Amount       Ratio              Amount         Ratio            Amount        Ratio
 (Dollars in thousands)

As of December 31, 1998:
  Total Capital (to Risk-
    Weighted Assets):
      Consolidated                  $ 42,620      20.4%             $  16,704       8.0%                N/A
      Community Bank                $ 24,719      16.7%             $  11,825       8.0%           $  14,781       10.0%
      Heritage Bank                 $  4,860      14.9%             $   2,607       8.0%           $   3,259       10.0%
      NCF Bank                      $ 10,444      42.2%             $   1,981       8.0%           $   2,476       10.0%

  Tier I Capital (to Risk-
    Weighted Assets):
      Consolidated                  $ 41,344      19.8%             $   8,352       4.0%                 N/A
      Community Bank                $ 23,921      16.2%             $   5,913       4.0%           $   8,869        6.0%
      Heritage Bank                 $  4,599      14.1%             $   1,304       4.0%           $   1,956        6.0%
      NCF Bank                      $ 10,227      41.3%             $     990       4.0%           $   1,485        6.0%
  Tier I Capital (to Average
    Assets):
      Consolidated                  $ 41,344      12.7%             $  12,958       4.0%                 N/A
      Community Bank                $ 23,921      10.5%             $   9,158       4.0%           $  11,447        5.0%
      Heritage Bank                 $  4,599       9.2%             $   1,498       3.0%           $   2,497        5.0%
      NCF Bank                      $ 10,277      24.7%             $   1,657       4.0%           $   2,072        5.0%

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
DECEMBER 31, 1998, 1997 AND 1996



(14 -- continued)

                                                                                                          Minimum
                                                                                                         To Be Well
                                                                            Minimum                   Capitalized Under
                                                                          For Capital                 Prompt Corrective
                                          Actual                      Adequacy Purposes:              Action Provisions:
                                     Amount      Ratio                Amount       Ratio            Amount           Ratio
 (Dollars in thousands)

As of December 31, 1997:
Total Capital (to Risk-
    Weighted Assets):
      Consolidated                  $ 37,226      25.3%             $  11,788       8.0%                N/A
      Community Bank                $ 23,034      21.1%             $   8,723       8.0%           $ 10,904      10.0%
      Heritage Bank                 $  4,481      21.1%             $   1,703       8.0%           $  2,129      10.0%
      NCF Bank                      $  8,785      53.5%             $   1,313       8.0%           $  1,641      10.0%

  Tier I Capital (to Risk-
    Weighted Assets):
      Consolidated                  $ 36,212      24.6%             $    5,894      4.0%                N/A
      Community Bank                $ 22,335      20.5%             $    4,362      4.0%           $  6,542       6.0%
      Heritage Bank                 $  4,343      20.4%             $      852      4.0%           $  1,277       6.0%
      NCF Bank                      $  8,608      52.5%             $      656      4.0%           $    985       6.0%

  Tier I Capital (to Average
    Assets):
      Consolidated                  $ 36,212      13.5%             $  10,734       4.0%                N/A
      Community Bank                $ 22,335      11.2%             $   7,958       4.0%           $  9,948       5.0%
      Heritage Bank                 $  4,343      11.9%             $   1,095       3.0%           $  1,825       5.0%
      NCF Bank                      $  8,608      26.7%             $   1,292       4.0%           $  1,615       5.0%

(15)     COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit and legal claims, which are not reflected in the financial statements.

Commitments under outstanding standby letters of credit totaled $1,117,906 at December 31, 1998.

The following is a summary of the commitments to extend credit at December 31, 1998 and 1997:

                                                                 1998              1997
Loan commitments:
  Fixed rate .......................................       $ 3,802,877       $ 2,118,732
  Adjustable rate ..................................           993,160         1,541,100
  Residential construction .........................           100,400              --

Undisbursed commercial and personal lines of credit         34,822,513        24,012,750
Undisbursed portion of construction loans in process         1,843,642           836,065
                                                           -----------------------------
      Total commitments to extend credit ...........       $41,562,592       $28,508,647
                                                           =============================

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1998, 1997 AND 1996



(16)     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

The exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments (see Note 15). The subsidiary banks use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary banks evaluate each customer's credit-worthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

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

(17)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value and estimated fair value of financial instruments at December 31 are as follows:

                                                     1998                         1997
                                           Carrying         Fair         Carrying         Fair
                                             Value          Value          Value          Value
 (In thousands) Financial assets:
  Cash and due from banks ..........       $ 14,051       $ 14,051       $  5,294       $  5,294
  Interest-bearing deposits in banks          7,589          7,589         11,499         11,499
  Securities available for sale ....            916            916            883            883
  Securities held to maturity ......         91,782         91,773         90,173         90,413
  Mortgage loans held for sale .....          3,522          3,547           --             --

  Loans receivable .................        200,851           --          171,880           --
  Less:  allowance for loan losses .          1,276           --            1,014           --
                                            -------       --------       --------       --------
    Loans receivable, net ..........        199,575        201,248        170,866        171,034
                                            -------       --------       --------       --------

  Federal Home Loan Bank stock .....          3,346          3,346          1,575          1,575

Financial liabilities:
  Deposits .........................        212,867        214,127        207,991        208,456
  Borrowed funds:
    Advances from Federal Home
      Loan Bank ....................         56,000         55,552         27,000         26,983
    Retail repurchase agreements ...         19,499         19,499         12,142         12,142

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1998, 1997 AND 1996



(17 - continued)

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Short-Term Investments

For   short-term   investments,   including   cash  and  due  from   banks   and
interest-bearing deposits with banks, the carrying amount is a reasonable estimate of fair value.

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

Commitments to Extend Credit

The majority of commitments to extend credit and standby letters of credit would result in loans with a market rate of interest if funded. A reasonable estimate of the fair value of these financial instruments is the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments. At December 31, 1998 and 1997, these amounts are immaterial.

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1998, 1997 AND 1996



(18)     PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial information for Community Bank Shares of Indiana, Inc. (parent company only) for the years ended December 31, 1998 and 1997 follows:

                                              Balance Sheets

                                               (In Thousands)
                                                                       1998          1997
Assets:
  Cash on deposit with subsidiary ...........................       $    92       $   441
  Interest-bearing deposits with banks ......................           831         3,077
  Securities held to maturity ...............................         2,000          --
  Receivables from subsidiaries .............................           591           109
  Investment in subsidiaries ................................        37,479        35,965
  Premises and equipment ....................................           779           610
  Other assets ..............................................            29            13
                                                                    ---------------------
      Total Assets ..........................................       $41,801       $40,215
                                                                    =====================
Liabilities and Stockholders' Equity:
  Other liabilities .........................................       $   415       $   276
  Stockholders' equity ......................................        41,386        39,939
                                                                    ---------------------
      Total Liabilities and Stockholders' Equity ............       $41,801       $40,215
                                                                    =====================

                                            Statements of Income

                                              (In Thousands)
                                                                          1998           1997           1996
Income:
  Dividends from subsidiary ....................................       $ 1,300        $   975        $   925
  Management and other fees from subsidiaries ..................         1,796          1,462          1,441
  Interest income ..............................................           166            181            121
                                                                       -------------------------------------
      Total income .............................................         3,262          2,618          2,487
                                                                       -------------------------------------
Expense:
  Operating expenses ...........................................         3,149          1,726          1,586
                                                                       -------------------------------------
Income before income taxes and equity in
  undistributed net income of subsidiaries .....................           113            892            901

Income tax credit ..............................................          (439)           (43)            (9)
                                                                       -------------------------------------
Income before equity in undistributed net income
  of subsidiaries ..............................................           552            935            910

Equity in undistributed net income of subsidiaries .............         1,846          1,778          1,102
                                                                       -------------------------------------
      Net Income ...............................................       $ 2,398        $ 2,713        $ 2,012
                                                                       =====================================

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1998, 1997 AND 1996



(18 - continued)

                                            Statements of Cash Flows

                                              (In Thousands)
                                                                              1998           1997           1996
Operating Activities:
  Net income .......................................................       $ 2,398        $ 2,713        $ 2,012
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Equity in undistributed net income of subsidiaries ...............        (1,846)        (1,778)        (1,102)
  Decrease in other assets and liabilities, net ....................            90            389            282
                                                                           -------------------------------------
        Net Cash Provided By Operating Activities ..................           642          1,324          1,192
                                                                           -------------------------------------
Investing Activities:
  (Increase) decrease in interest bearing deposits with banks ......         2,246           --           (3,077)
  (Increase) decrease in securities under agreement to resell ......          --             --            4,000
  Purchase of securities held to maturity ..........................        (2,000)          --             --
  Investment in subsidiaries .......................................          --             --           (7,815)
  Net (increase) decrease in premises and equipment ................          (169)            14            (89)
                                                                           -------------------------------------
        Net Cash Provided (Used) By Investing Activities ...........            77             14         (6,981)
                                                                           -------------------------------------
Financing Activities:
  Issuance of common stock .........................................          --             --            6,836
  Purchase of common stock by ESOP Trust ...........................          --             --              (25)
  Exercise of stock option .........................................            54           --             --
  Dividends paid ...................................................        (1,122)        (1,019)          (937)
                                                                           -------------------------------------
        Net Cash Provided (Used) By Financing Activities ...........        (1,068)        (1,019)         5,874
                                                                           -------------------------------------

Net increase (decrease) in cash ....................................          (349)           319             85

Cash at beginning of year ..........................................           441            122             37
                                                                           -------------------------------------
Cash at End of Year ................................................       $    92        $   441        $   122
                                                                           =====================================


(19)     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                            1998              1997              1996
Cash payments for:
    Interest .................................       $12,192,838       $11,637,071       $10,659,068
    Taxes ....................................         2,086,970         1,660,213         1,142,938

  Transfers from loans to real estate acquired
    through foreclosure ......................       $   128,747       $   724,486       $   100,801

Noncash Financing Activity:
  Issuance of common stock to ESOP trust .....       $      --         $      --         $   500,000

COMMUNITY BANK SHARES OF INDIANA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
DECEMBER 31, 1998, 1997 AND 1996



(20)     SUPPLEMENTAL DISCLOSURE FOR EARNINGS PER SHARE

                                                       1998             1997             1996
Basic:
  Earnings:
    Net income ...........................       $2,398,062       $2,713,423       $2,011,910
                                                 ============================================
  Shares:
    Weighted-average common
      shares outstanding .................        2,703,309        2,678,643        2,659,066
                                                 ============================================

    Net income per common share, basic ...       $      .89       $     1.01       $      .76
                                                 ============================================
Diluted:
  Earnings ...............................       $2,398,062       $2,713,423       $2,011,910
                                                 ============================================
    Shares:
      Weighted-average common
        shares outstanding ...............        2,703,309        2,678,643        2,659,066

      Add: Dilutive effects of outstanding
        options ..........................           14,582            5,536             --
                                                 --------------------------------------------
      Weighted-average common shares
        outstanding, as adjusted .........        2,717,891        2,684,179        2,659,066
                                                 ============================================
Net income per common share, diluted .....       $      .88       $     1.01       $      .76
                                                 ============================================

Unearned ESOP shares are not considered as outstanding for purposes of computing the weighted-average common shares outstanding.

Annual Meeting

The Annual Meeting of Stockholders will be held on Tuesday, April 20, 1999, at 1:00 p.m., at Koetter Woodworking's Forest Discovery Center, in Starlight, Indiana.

General Counsel                        Special Counsel
Young, Lind, Endres & Kraft            Elias, Matz, Tiernan, and Herrick, L.L.P.
126 W. Spring Street                   734  15th St., N.W.
New Albany, Indiana  47150             Washington, D.C.  20005

Independent Auditor                    Transfer Agent
Monroe Shine & Co.                     Registrar and Transfer Company
222 East Market Street                 10 Commerce Drive
New Albany, Indiana  47150             Cranford, New Jersey  07016

The common stock of Community Bank Shares of Indiana, Inc. is traded over the counter under the Nasdaq SmallCap symbol of CBIN.

"The Nasdaq Stock Market" or "Nasdaq" is a highly-regulated electronic securities market utilizing a sophisticated computer and telecommunications network. Market participants are composed of competing Market Makers, independent dealers who commit capital to stocks and compete with each other for orders, and Electronic Communications Networks (ECN's), trading systems recently integrated into Nasdaq which bring additional orders into the market. This market structure provides visibility of orders and allows market participants to compete for order flow. Trading is supported by a communications network linking the market participants to quotations dissemination, trade reporting, and order execution systems. This market also provides specialized automation services for screen-based negotiations of transactions, online comparison of transactions, and a range of information services tailored to the needs of the securities industry, investors, and issuers. The Nasdaq Stock Market consists of two distinct market tiers: the Nasdaq National Market and The Nasdaq SmallCap Market. The Nasdaq Stock Market is operated by The Nasdaq Stock Market, Inc., a wholly owned subsidiary of the National Association of Securities Dealers, Inc.


General Inquiries and Reports

Community Bank Shares of Indiana, Inc. is required to file an annual report on Form 10-K, for its fiscal year ended December 31, 1998, with the Securities and Exchange Commission. Shareholders may obtain copies of this annual report and the holding company's quarterly reports, without charge, by contacting:

                                   Pamela P. Echols
                                   Director, Shareholder Relations
                                   Community Bank Shares of Indiana, Inc.
                                   P.O. Box 939, New Albany, Indiana  47151
                                   (812) 944-2224

In addition, shareholders may access the above referenced financial information at the Securities and Exchange Commission's (SEC) internet site, which is www.sec.gov.

[Architectural Rendering of New Community Bank Building and Corporate
 Headquarters to be completed mid-1999]

[Timeline highlighting key moments in the history of Community Bankshares of Indiana, Inc.]