Form 10-K, Exhibit 13
period 1999-12-31
COMMUNITY BANK SHARES OF INDIANA INC
filed 2000-03-31
CIK 933590

1999

[Picture of Farm Scenes]

Community Bank Shares of Indiana, Inc.

[Hands Holding Soil and Seedling]

Annual Report

[HOMEGROWN LOGO]

Community Bank Shares of Indiana, Inc.

[Picture of C. Thomas Young, Chairman,
and Michael L. Douglas, President and CEO]

Dear Shareholders:

We are pleased to present you with our Annual Report for 1999. It has been an eventful year, especially with all the focus on the new millennium and the changes it portends for business and society as a whole. For Community Bank Shares of Indiana, Inc. this backdrop provided a natural opportunity for some self- examination. It was a healthful process because it led us to affirm our commitment to the core values that have brought past success and hold the key to future prosperity. The design of our report, in fact, reflects these strengths. Images of pastoral settings and caring hands symbolize our ongoing commitment to being an organization that's locally owned, managed by local people and provides customers a level of personal service that we believe larger institutions can't match.

This foundation enabled the holding company to achieve outstanding success in a variety of categories. In the financial arena, we remain the largest independently owned financial services organization in our market. Consolidated assets at the end of 1999 were more than $384 million, up from approximately $332 million in 1998, an increase of approximately 16 percent. This growth was driven by consumer and commercial lending, further evidence of our success in positioning the affiliate banks as full-service institutions.

We also continued to increase net income and dividends paid to shareholders. Earnings at the end of 1999 were approximately $3.4 million, or $1.26 per diluted share, up from $2.4 million, or $.88 per diluted share, the previous year - an increase of approximately 40 percent.

Perhaps one of our most visible achievements was the opening of our new headquarters in downtown New Albany. Employees marked the event with a parade from the old location to our new home. This five-story building allows us to serve customers better, and, by remaining downtown, it symbolizes our strong commitment to the community.

1999 ANNUAL REPORT

"IMAGES OF PASTORAL SETTINGS AND CARING HANDS SYMBOLIZE OUR ONGOING COMMITMENT TO BEING AN ORGANIZATION THAT'S LOCALLY OWNED, MANAGED BY LOCAL PEOPLE AND PROVIDES CUSTOMERS A LEVEL OF PERSONAL SERVICE WE BELIEVE LARGER INSTITUTIONS CAN'T MATCH."

On the technology front, Y2K was a nonevent at all three banks. Customers experienced no loss in service thanks to a dedicated employee team led by Stan Krol, senior vice-president of the holding company. Stan and his team worked long hours to prepare our critical systems for the date change.

Philanthropy has always been an important part of our mission. In 1999 our company and its employees gave more to the community than ever before. Our Metro United Way Campaign made local headlines after raising a record of nearly $36,000. In another example, some 30 employees planted flower bulbs and did other landscaping in the fall of 1998, to spruce up the street corners and traffic islands in downtown New Albany for the spring of 1999.

In addition, we promoted two employees who have been instrumental to our growth. At Community Bank, Brian Brinkworth was named senior vice-president in Business Services, a division that has grown significantly since 1998. Pat Daily also was promoted to senior vice-president at the holding company. Pat is president of Heritage Bank, our Clark County affiliate that last year experienced outstanding growth. Looking forward, the coming years present numerous challenges. New laws are changing Depression Era regulations, competition is increasing with non-banks entering the field and technology continues to shape our industry. Some elements of our long-term strategy include giving customers more ways to do business with us; launching a sophisticated employee training program; and improving our product line. One goal, however, will have precedence - giving customers an exceptional level of personal service from a local bank. Doing so will ensure that Community Bank Shares of Indiana, Inc. will continue to grow while creating a high level of customer satisfaction and shareholder value.

Sincerely,

/s/ C. Thomas Young     /s/ Michael L. Douglas

C. Thomas Young         Michael L. Douglas
Chairman                President & CEO


BOARD OF DIRECTORS

C. Thomas Young, Chairman
Gary L. Libs, Vice-Chairman
Thomas M. Jones, Director, President and CEO
Michael L. Douglas
Gordon L. Huncilman
Gerald Koetter
Robert J. Koetter, Sr.
James W. Robinson
Timothy T. Shea
Kerry M. Stemler
Edward Pinaire, Special Consultant to the Board

OFFICERS

George (Gray) Ball, Senior Vice-President
Patrick J. Daily, Senior Vice-President
Thomas M. Jones, Senior Vice-President
Stanley L. Krol, Senior Vice-President
M. Diane Murphy, Senior Vice-President
Robert E. Taylor, Senior Vice-President
Pamela P. Echols, Corporate Secretary

[HOMEGROWN LOGO]

[Community Bank Logo]

[Picture of Barn, House, and Lake]

BOARD OF DIRECTORS

C. Thomas Young, Chairman
Timothy T. Shea, Vice-Chairman of the Board
Michael L. Douglas, Director, President and CEO
Gordon L. Huncilman
Robert J. Koetter, Sr.
Gary L. Libs
Dale L. Orem
James W. Robinson
Kerry M. Stemler
Steven R. Stemler
Edward Pinaire, Special Consultant to the Board

Dear Shareholders:

The "Homegrown" theme featured in this year's annual report is an appropriate one for Community Bank. Our company is, after all, a local organization whose commitment to personal service produced a bumper crop of successes in 1999.

Looking at our balance sheet, total assets in 1999 grew to $268 million, a 16 percent increase from a year ago, driven by strong overall loan demand. In particular, consumer loan balances increased more than 20 percent, while commercial loans outstanding increased by more than 43 percent. You may recall Community Bank was a thrift institution until 1996. The above growth demonstrates that we continue to successfully establish our company in the marketplace as a full-service institution. Not surprisingly, earnings also experienced significant growth. Net income for 1999 was $3 million, an increase of approximately 20 percent.

Nineteen ninety-nine was an important year outside the financial arena as well. Our branch offices continued their progress in becoming more sophisticated sales centers while emphasizing the value of personal, local service. Community Bank also provided customers a higher level of convenience with the installation of ATMs at five branch offices.

An important part of our mission is giving back to the community. I'm proud to report that our philanthropic and sponsorship efforts grew significantly in 1999. Community Bank assisted a large number of benefactors, including Harvest Homecoming, in which we were an Executive Sponsor; the New Albany- Floyd County Consolidated School Corporation; the Floyd Memorial Foundation; and the Carnegie Center for Art and History.

I am also optimistic about the future. Although the banking landscape is changing, our commitment to being a "homegrown" bank will give us the foundation to generate more value for customers and shareholders in 2000 and the years ahead.

Sincerely,

/s/ Thomas M. Jones

Thomas M. Jones
President and CEO

1999 ANNUAL REPORT

[NCF BANK & TRUST COMPANY LOGO]

"THANKS TO THE HARD WORK AND DEDICATION OF OUR EMPLOYEES AND DIRECTORS, NCF CONTINUED TO POSITION ITSELF AS A LEADING BUSINESS AND COMMERCIAL LENDER. WE'RE NATURALLY PLEASED ABOUT OUR PERFORMANCE AND THE PROSPECTS FOR CONTINUED GROWTH IN 2000."

Dear Shareholders:

The millennium is here, and we at NCF Bank & Trust Company, are excited about the future. In 1999 total assets grew to approximately $48 million, up from approximately $41 million in 1998, an increase of 17 percent. Net income in 1999 grew to $472,000, up from $382,000 the previous year, a 23 percent increase.

Thanks to the hard work and dedication of our employees and directors, NCF continued to position itself as a leading business and commercial lender. In 1999 commercial loans experienced remarkable growth, increasing more than 400 percent to $11 million from a level of $2.5 million in 1998. We're naturally pleased about our performance and the prospects for continued growth in 2000.

In April I joined the NCF team as president and CEO, bringing 17 years of retail banking experience to this position, including two years as president of a community bank in Shelbyville, Kentucky. I am very proud to be part of the wonderful group of employees and directors at NCF. Also, Ruth B. Willett joined the bank as a mortgage lending officer. Ruth brings to NCF a new product line with the introduction of government loans, including VA, FHA, Rural Housing, Kentucky Housing and conventional mortgage loans. Ruth allows our organization to offer a variety of permanent financing options that complement our traditional lending products.

We strengthened the leadership of our board of directors with the addition of Francis X. Smith, II. Francis is a partner and CPA with Smith & Company, CPAs. We welcome his experience and insight as we prepare for the challenges ahead. Also, Robert C. Hurst retired from the board in December. Bob guided the bank through decades of change, and he greatly contributed to the success we have today. All of us at NCF are grateful for his faithful years of service.

We continued to invest in our community through charitable contributions and the donation of time and talents. In 1999 Senior Vice-President Ben J. Wathen was elected president of the Bardstown/Nelson County Chamber of Commerce for 2000. In addition, Director Richard Heaton joined Ben to serve as chairmen of the Community Leaders Luncheon for Multiple Sclerosis. Other examples include a three-year gift to St. Catharine College plus numerous initiatives with schools, recreation programs and charitable organizations.

In 2000 NCF Bank & Trust Company will continue our goal of expanding our products and services. We are working hard to increase market share while maintaining acceptable interest rate spreads to enhance shareholder value. As we move into the 21st century, we look forward to serving our community for many years to come.

Sincerely,

/s/ Robert E. Taylor

Robert E. Taylor
President and CEO

[HOMEGROWN LOGO]

[Heritage Bank Logo]

BOARD OF DIRECTORS

Dale L. Orem, Chairman
Steven R. Stemler, Vice-Chairman
Patrick J. Daily, Director, President, and CEO
Robert E. Campbell
Michael L. Douglas
R. Wayne Estopinal
Greg Huber
Robert L. Pullen
C. Thomas Young

Dear Shareholders:

I'm sure many of you watched the celebrations that took place worldwide as the end of 1999 ushered in a new millennium.

Closer to home, 1999 was a benchmark year for Heritage Bank as well. Last year our company achieved outstanding success in many key areas, making us stronger than ever before to capitalize on future opportunities.

From a financial perspective, total assets for Heritage Bank grew to $78 million in 1999, up from $56 million in 1998, a 39 percent increase led by strong demand in both commercial and consumer lending. We also experienced remarkable growth in net income. Earnings for 1999 were $608,000, up from $254,000 the previous year, a gain of nearly 140 percent.

Credit for this performance goes to the quality of our people and their dedication to providing customers outstanding service from a local institution. One employee even earned national recognition in 1999. Mary Pat Boone, director of Heritage Financial Services, which provides investment products through AAG Securities, was named by AAG as its "Top Producer" for the entire country. Under Mary Pat's direction, Heritage Financial Services generated $545,000 in fee income last year, an increase of approximately 10 percent over 1998.

This past year also saw the hiring of Kyra McCormick as manager of our Highway 62 branch office. Kyra is an experienced banker and familiar face in Clark County. In addition, Robert E. Campbell joined the Board of Directors. His experience as an executive with Bell South and knowledge of Clark County will make him an invaluable addition to the board.

We also continued to give strong support to our community in 1999. Heritage Bank andits employees devoted their time, talents and financial contributions to assist a range of benefactors, including, for example, New Hope Services Inc., an agency that improves the quality of life for mentally handicapped children and adults. In addition to human services, we supported the areas of education, culture and art. I'm proud to say Heritage Bank worked hard to make Clark County a better place for all of us.

In summary, Heritage Bank is on solid footing, having experienced tremendous growth in 1999. I'm also optimistic about the future. Our market is growing rapidly and our strong performance has positioned us to achieve more customer and shareholder value in 2000.

Sincerely,

/s/ Patrick J. Daily

Patrick J. Daily
President and CEO

1999 ANNUAL REPORT

"IN PURSUIT OF ITS CORPORATE VISION AND THE IMPLEMENTATION OF ITS ANNUAL BUSINESS PLAN. COMMUNITY BANK SHARES OF INDIANA'S FOREMOST CONCERNS AND THOSE OF ITS ASSOCIATE AFFILIATES WILL ALWAYS BE THESE: ASSET QUALITY, THE SAFETY OF DEPOSITORS' FUNDS, CAPITAL ADEQUACY, THE ECONOMIC VIABILITY OF ITS SHAREHOLDERS' EQUITY INVESTMENT, AND THE GENERAL ECONOMIC WELFARE OF THE CUSTOMERS AND THE COMMUNITIES SERVED."

Table of Contents

Letters to Shareholders                                2
Management's Discussion & Analysis                     8
Selected Consolidated Financial and Other Data         9
Independent Auditor's Report                          26
Consolidated Balance Sheets                           27
Consolidated Statements of Stockholders' Equity       28
Consolidated Statements of Income                     29
Consolidated Statements of Cash Flows                 32
Stockholder Information                               55

AN INTERSTATE HOLDING COMPANY
OF COMMUNITY BANKS AND
FINANCIAL SERVICE COMPANIES.

[Picture of Windmill]

[HOMEGROWN LOGO]
Management's Discussion and Analysis

                                    GENERAL

This section presents an analysis of the consolidated financial condition of Community Bank Shares of Indiana, Inc. (the Company) and its wholly-owned bank subsidiaries, Community Bank of Southern Indiana, Heritage Bank of Southern Indiana, and NCF Bank and Trust Company, at December 31, 1999 and 1998, and the consolidated results of operations for each of the years in the three-year period ended December 31, 1999. This review should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this annual report. The Company conducts its primary business through its three subsidiaries, which are community-oriented financial institutions offering a variety of financial services to their local communities. The subsidiaries are engaged primarily in the business of attracting deposits from the general public and using such funds for the origination of: 1) commercial business loans and 2) mortgage loans for the purchase of single-family homes in Floyd and Clark Counties, Indiana, and Nelson County, Kentucky, including surrounding communities. The subsidiaries invest excess liquidity in U.S. agency securities and, to a lesser extent, mortgage- backed securities.

The operating results of the Company depend primarily upon the subsidiary banks' net interest income, which is determined by the difference between interest income on interest earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest bearing liabilities, which principally consists of deposits, retail repurchase agreements, and advances from the Federal Home Loan Banks of Indianapolis and Cincinnati. The net income of the subsidiary banks also is affected by its provision for loan losses, as well as the level of its non-interest income, including loan fees and service charges, net gains on sales of loan and securities, deposit account service charges and commission-based income, and its non-interest expenses, such as compensation and benefits, occupancy and equipment expense, and deposit insurance premiums, and income tax expense.

On May 6, 1998, the Company issued 740,974 shares of its common stock for all the outstanding common stock of NCF Financial Corporation, the parent holding company of NCF Bank and Trust Company. NCF Financial Corporation was then merged into the Company with the acquisition accounted for using the pooling-of-interests method. Accordingly, the Company's financial statements have been retroactively restated to include the operations of NCF Financial Corp. for all periods presented. Certain reclassifications have been made to the historical financial statements of NCF Financial Corporation to conform to the Company's presentation.

FORWARD-LOOKING STATEMENTS

This Annual Report, past and future filings made by the Company with the Securities and Exchange Commission, as well as other filings, reports, and press releases made or issued by the Company and its subsidiaries, and oral statements made by executive officers of the Company and subsidiary banks may contain forward-looking statements. These forward-looking statements may relate to such matters as assumptions concerning future economic conditions and their effect on the economies in which the Company and its subsidiary banks operate and expectations for increased revenues and earnings for the Company and its banks through growth resulting from acquisitions, attraction of new loan and deposit customers, or the introduction of new products and services. Such forward-looking statements are based on assumptions rather than historical fact and are therefore inherently uncertain and subject to risk.


[In margin: In 1999, Community Bank Shares and our employees gave a record $36,000 to the Metro United Way.]

1999 ANNUAL REPORT

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

Selected Consolidated Financial and Other Data

The following table sets forth certain information concerning the financial position of the Company (including consolidated data from operations of its subsidiary, if applicable) at the dates indicated:

Financial Condition Data

                                                        At December 31,
                                     1999        1998        1997         1996        1995
                                                        (In Thousands)
Total amount of:
Assets                               $384,443    $331,945    $288,486     $272,476    $244,448
Loans receivable, net                 246,018     199,575     170,866      165,696     145,025
Securities held to maturity:
Mortgage-backed
     securities                        26,388      29,194      23,519       24,867      27,704
Other debt securities                  71,521      62,588      66,653       55,346      38,442
Securities available for sale           6,428         916         883        2,532       7,739
Cash and interest earning
      deposits with banks              13,015      21,640      16,794       16,139      18,498

Deposits                              215,900     212,867     207,991      199,365     191,263
Repurchase Agreements                  38,754      19,499      12,142       10,702           -
FHLB advances                          86,250      56,000      27,000       23,000      21,799
 Stockholders' equity
(substantially restricted)             41,630      41,386      39,701       37,876      29,987

Key Operating Ratios

The table below sets forth certain performance ratios of the Company for the periods indicated.

                                                                  At or for the Year Ended December 31,
                                                       -------------------------------------------------------------
                                                       -------------------------------------------------------------
                                                          1999        1998         1997        1996        1995
                                                       -------------------------------------------------------------
Return on average assets (net income
divided by average total assets)                              0.94%       0.79%        0.95%       0.76%       0.90%
Return on average equity
(net income  divided by average equity)                       7.98        5.87         6.94        5.73       11.19
Equity to average assets ratio (average
equity divided by average total assets)                      11.75       13.51        13.73       13.34        8.39
Equity to assets at period end                               10.83       12.47        13.76       13.90       12.27
Net interest rate spread                                      3.11        2.90         2.75        2.65        2.54
Net yield on average interest-earning assets                  3.46        3.38         3.29        3.21        3.03
Non-performing loans to total loans                           0.06        0.23         0.18        0.93        0.02
Non-performing assets to total assets                         0.04        0.07         0.27        0.04        0.00
Average interest-earning assets to
average interest-bearing liabilities                        108.52      111.25       112.76      113.33      106.78

Net interest income after provision for
loan losses, to total other expenses                        147.96      128.70       150.63      123.87      162.77

Dividend payout ratio                                        43.01       52.55        39.02       46.54       32.93
Number of full-service offices                                  10          10            8           7           7

Changes in Financial Condition
(Dollar amounts in thousands)

                                    GENERAL

At December 31, 1999, the Company's assets, which are primarily composed of the assets of the subsidiary banks, totaled $384,443, as compared to $331,945 and $288,486 at December 31, 1998 and 1997, respectively. Total assets increased by $52,498, or 15.8%, from December 31, 1998 to December 31, 1999, and by $43,459, or 15.1%, from December 31, 1997, to December 31, 1998. The growth during 1999 was fueled mainly by the Company's increased use of Federal Home Loan Bank Advances (see the Borrowed Funds section, page 13) as a funding source. Most of these funds were used to invest in high-quality commercial and consumer loans.

                             INVESTMENT SECURITIES

The Company's holdings of short-term investments serve as a source of liquidity to meet depositor and borrower funding requirements. The Company holds both cash and interest-bearing deposits with banks to fulfill these needs. Cash and interest-bearing deposits with banks decreased $8,625 from the balance of $21,640 at December 31, 1998, to $13,015 at December 31, 1999, due mostly to a large unexpected governmental deposit that was invested in short-term funds as of December 31, 1998. Even excluding this large item, short-term liquidity was reduced in 1999 in order to maximize the yield on earning assets. The increase in cash and interest-bearing deposits with banks was $4,846 from 1997 to 1998 and was due primarily to the large governmental deposit mentioned previously. In addition to short-term investments, the Company invests in intermediate- and longer-term securities for both future liquidity and as a significant source of interest income. Investment securities (excluding mortgage-backed securities) consist primarily of U.S. Government and agency obligations and totaled $71,521, $62,588, and $66,653 at December 31, 1999, 1998, and 1997 respectively. Total outstanding held-to-maturity investment securities other than mortgage-backed securities increased by $8,933, or 14.3%, in 1999, and decreased $4,065, or 6.1%, in 1998. These investment securities increased in 1999 as management leveraged the Company's strong capital position to increase interest income. This increase was offset to some extent by a decrease in held-to-maturity mortgage-backed securities of $2,806, or 9.6%, from December 31, 1998, to
December 31, 1999. These mortgage-backed securities consist primarily of securities that are insured or guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC), the Federal National Mortgage Association (FNMA) or the Government National Mortgage Association (GNMA). Held-to-maturity mortgage-backed securities increased $5,675 in 1998 as other held-to- maturity investment securities fell $4,065 over the same period. This increase in mortgage-backed securities in 1998 was a direct result of management's intent to shift the asset mix in the investment portfolio into mortgage-backed securities for liquidity purposes. Securities available for sale increased $5,512, or 601.7%, during 1999 as management attempted to provide more liquidity within the investment portfolio.

LOANS RECEIVABLE

Net loans receivable (including loans held for sale) amounted to $246,018 at December 31, 1999, $199,575 at December 31, 1998, and $170,866 at December 31,
1997. These increases ($46,443 in 1999 and $28,709 in 1998) resulted from the Company's continued focus on increasing the yield on earning assets by originating and retaining high-quality mortgage, consumer and commercial business loans.

The following table presents outstanding loans by category for each of the previous three years:

                                                                        At December 31,
                                     ---------------------------------------------------------------------------------------
                                               1999                          1998                         1997
                                        Amount       Percent          Amount       Percent         Amount        Percent
                                     ---------------------------   ---------------------------  ----------------------------
Residential real estate loans             $103,015       40.91%        $105,249        51.93%        $111,736        64.26%
Home equity lines of credit                  7,344        2.92%           6,760         3.34%           6,846         3.94%
Commercial real estate loans                52,499       20.85%          35,424        17.48%          22,432        12.90%
Commercial loans                            78,973       31.37%          48,057        23.71%          27,929        16.06%
Consumer loans and loans
     secured by deposit accounts             9,951        3.95%           7,202         3.55%           4,934         2.84%
                                     ---------------------------   ---------------------------  ----------------------------
Gross loans receivable                    $251,782      100.00%        $202,692       100.00%        $173,877       100.00%
                                     ===========================   ===========================  ============================

The restructuring of the loan portfolio from a residential mortgage loan bias to a portfolio weighted more heavily toward commercial real estate and commercial business loans is the result of management's balance sheet composition strategy, in which assets are shifted into higher yielding commercial loans without sacrificing credit quality. The loan portfolio contains no loans to foreign governments, foreign enterprises or foreign operations of domestic corporations. The Company has no concentrations of loans in the same or similar industries that exceed 10% of total loans.

[HOMEGROWN LOGO]

Selected Consolidated Financial and Other Data

                             NON-PERFORMING ASSETS

Non-performing assets may consist of 1) non-accrual loans for which the ultimate collectibility of interest is uncertain, but for which some or all of the principal is considered collectible, 2) restructured loans which have had an alteration to the original interest rate, repayment terms or principal balance because of a deterioration in the financial condition of the borrower, or 3) loans more than 90 days past due but still accruing interest because that interest has been determined to be ultimately collectible. Impaired loans covered by Financial Accounting Standards (FAS) 114 and 118 are defined by the Company as non-accrual loans. Non-performing assets also include other real estate owned which has been acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate owned is carried at the lower of cost or fair value less estimated selling costs, and is actively marketed for sale. The following table presents information pertaining to non-performing assets as of December 31, for each of the past five years.

                                                                          At December 31,
                                              ------------------------------------------------------------------------
                                              ------------------------------------------------------------------------
                                                        1999          1998           1997          1996          1995
                                              ------------------------------------------------------------------------
Loans accounted for on a non-
     accrual basis:

     Residential mortgage loans                         $ 24         $ 102          $ 294       $ 1,557          $ 27
     Commercial real estate                              120           368              -             -             -
     Consumer                                              1             -             22             -             -
                                              ------------------------------------------------------------------------
Total                                                  $ 145         $ 470          $ 316       $ 1,557          $ 27
                                              ========================================================================
Non-accrual loans as a
     percent of total gross loans                      0.06%         0.23%          0.18%         0.93%         0.02%
                                              ------------------------------------------------------------------------

Foreclosed real estate (1)                              $ 13         $ 200          $ 724         $ 101           $ -
                                              ========================================================================

Non-accrual loans and
     foreclosed real estate as a
     percent of total gross loans                      0.06%         0.33%          0.60%         0.99%         0.02%
                                              ------------------------------------------------------------------------

(1) Represents the book value of property acquired by the Company through foreclosure or deed in lieu of foreclosure. Foreclosed real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of its fair value less estimated cost to sell or cost. These ratios indicate strong economies in the local market areas of each of the subsidiary banks. In addition, management also attributes the strength of these ratios to stringent credit quality requirements and the utilization of effective underwriting procedures.

ALLOWANCE FOR LOAN LOSSES

Management of each subsidiary bank, in conjunction with the Company's internal asset review committee, maintains the allowance for loan losses at a level that is sufficient to absorb credit losses inherent in the loan portfolio. Management bases the level of the allowance for loan losses on its evaluation of the collectibility of the loan portfolio, including the composition of the portfolio, historical loan loss experience, specific impaired loans, and general economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The

[IN MARGIN: June 1999 saw the opening of the new 5-story New Albany headquarters with a money bag parade down Spring Street.]

1999 ANNUAL REPORT

allowance for loan losses is increased by a provision for loan losses, which is charged to expense, and reduced by charge- offs of specific loans, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited directly to the provision for loan losses. At December 31, 1999, each subsidiary bank's general allowance for loan losses met or exceeded the minimum loan loss reserve standard established by the internal asset review committee for each subsidiary bank. At December 31, 1999, the Company's allowance for loan losses totaled $1,741, as compared to $1,276 at December 31, 1998. The allowance for loan losses was $1,014 at December 31, 1997. At December 31, 1999, the Company's allowance represented 0.70% of the total loan portfolio (excluding loans classified as held for sale) as compared to 0.63% on December 31, 1998. Statements made in this section regarding the adequacy of the allowance for loan losses are forward-looking statements that may or may not be accurate due to the impossibility of predicting future events. Because of uncertainties intrinsic in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may differ from actual results.

DEPOSITS

Deposits totaled $226,473 at December 31, 1999, as compared to $212,867 at December 31, 1998, and $207,991 at December 31, 1997. The subsidiary banks do not generally engage in sporadic increases or decreases in interest rates paid or offer the highest rates available in its deposit market except upon specific occasions when market conditions have created opportunities to attract longer-term deposits. The following table presents outstanding deposits by category for each of the previous three years:

                                                                         At December 31,
                                              ----------------------------------------------------------------------
                                              ----------------------------------------------------------------------
                                                         1999                   1998                    1997
                                                  Amount     Percent     Amount      Percent     Amount     Percent
Non-interest bearing demand deposits               10,259      4.53%      18,655       8.76%      11,915      5.73%
Savings and interest
     bearing demand deposits                       90,095     39.78%      68,684      32.27%      58,627     28.19%
Time deposits                                     126,119     55.69%     125,528      58.97%     137,449     66.08%
                                              ----------------------------------------------------------------------
Total deposits                                    226,473    100.00%     212,867     100.00%     207,991    100.00%
                                              ======================================================================

The above table demonstrates that transaction accounts have increased as a percentage of total deposits over the last three years, a direct result of management's balance sheet composition strategy in which lower-cost funding sources such as transaction accounts, Federal Home Loan Bank advances, and retail repurchase agreements are used to replace higher-cost time deposits on the liability side of the balance sheet.

BORROWED FUNDS

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

[HOMEGROWN LOGO]

Selected Consolidated Financial and Other Data

[IN MARGIN: Through generations of local ownership, Community Bank Shares has survived the era of mergers and acquisitions and enjoyed solid growth.]

Advances from the FHLB of Indianapolis amounted to $86,250, $56,000, and $27,000 at December 31, 1999, 1998, and 1997, respectively. The increase in FHLB advances during these periods reflected the attractive rates offered on such advances as well as management's strategy to occasionally fund specific investments with FHLB advances that are matched to the term of such investments at a positive interest rate spread. The weighted-average rate on FHLB advances amounted to 5.29%, 5.11%, and 5.76% at December 31, 1999, 1998, and 1997. The
subsidiary banks use FHLB advances to fund lending and investment activities, withdrawals from deposit accounts and other ordinary course of business activities. The maximum month-end balance at any time during 1999 was $87,750, and the average balance for the year was $70,841.

Retail repurchase agreements represent overnight borrowings from deposit customers secured by debt securities owned by and under the control of the subsidiary banks. At December 31, 1999, the Company had retail repurchase agreements outstanding of $28,182, as compared to $19,499 at December 31, 1998. The $8,683 increase in repurchase agreements reflects an additional benefit of commercial loan generation by the subsidiary banks; many commercial customers utilize repurchase agreements to maximize their interest-earning capacity. The weighted-average interest rate for these instruments was 4.79%, 4.10%, and 4.77% at December 31, 1999, 1998 and 1997, respectively. The maximum month-end balance at any time during 1999 was $30,488, and the average balance for 1998 was $21,907.


[Picture of barn and trees.]


STOCKHOLDERS' EQUITY

Stockholders' equity increased from $41,386 at December 31, 1998, to $41,630 at December 31, 1999. Growth in capital was mainly attributable to periodic net income less dividends paid to shareholders, accumulated other comprehensive income (specifically, unrealized loss on securities available for sale), and the repurchase of shares of the Company's common stock.

1999 ANNUAL REPORT

Summary of Operations

The following table summarizes the Company's results of operations for each of the periods indicated:

                                                                          Year Ended December 31,
                                                  ------------------------------------------------------------------------
                                                  ------------------------------------------------------------------------
                                                       1999          1998          1997           1996          1995
                                                  ------------------------------------------------------------------------
                                                                   (In Thousands Except Per Share Data)

Interest income                                         $ 25,730      $ 21,944      $ 20,675       $ 18,757      $ 16,109
Interest expense                                          14,004        12,208        11,660         10,607         9,254
--------------------------------------------------------------------------------------------------------------------------
Net interest income                                       11,726         9,736         9,015          8,150         6,856
Provision (credit) for losses on loans                       654           354           226            128            78
--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
     for losses on loans                                  11,072         9,382         8,789          8,022         6,778
--------------------------------------------------------------------------------------------------------------------------
Non-interest income:
Loan fees and service charges                                546           548           474            435           382
Net realized securities gains                                  -             -             -             15             -
Net gains on sale of mortgage loans                          252           284           215            102            68
Net income from real estate operations                         -             6            11              -             -
Service charges on deposit accounts                          489           433           386            366           301
Commission income                                            545           495           304            341           175
Miscellaneous income                                          62            63            60             61            77
                                                  ------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                  1,893         1,830         1,450          1,320         1,003
--------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
Compensation and benefits                                  4,555         4,210         3,625          3,072         2,284
Occupancy and equipment                                      895           632           524            494           382
Deposit insurance premiums                                   105           111           293          1,542           432
Data processing services                                     635           563           495            448           350
Loss on foreclosed real estate                                 -             -             -              -             -
Other                                                      1,294         1,119           898            920           716
Merger-related expenses                                        -           655             -              -             -
--------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                                 7,483         7,290         5,835          6,476         4,164
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 5,482         3,922         4,404          2,866         3,617
Income tax expense                                         2,130         1,524         1,691            855         1,405
--------------------------------------------------------------------------------------------------------------------------
Cumulative effect on prior years
     for accounting change                                     -             -             -              -             -
Net income                                                 3,352         2,398         2,713          2,011         2,212
==========================================================================================================================
==========================================================================================================================
Net income per share, basic                               $ 1.26        $ 0.89        $ 1.01         $ 0.76     $ 0.82
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Net income per share, diluted                             $ 1.26        $ 0.88        $ 1.01         $ 0.76           n/a
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Dividends paid by the Company                             $ 0.54        $ 0.48        $ 0.42         $ 0.42        $ 0.27
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Dividends paid by NCF Financial Corp.                        n/a        $ 0.22        $ 0.30         $ 0.15           n/a
--------------------------------------------------------------------------------------------------------------------------

(1) Weighted average shares used in computing basic net income per share for 1995 were determined under the assumption that the mutual to stock conversions took place prior to 1995.

[HOMEGROWN LOGO]

[IN  MARGIN:   Community  Bank  Shares  is  the  largest  bank  holding  company headquartered in Southern Indiana.]

Results of Operations
(Dollar amounts in thousands)

                                    GENERAL

The Company reported net income of $3,352, $2,398, and $2,713 for the years ended December 31, 1999, 1998, and 1997, respectively. In 1998, the Company incurred non-recurring merger-related expenses in conjunction with its acquisition of NCF Financial Corporation, as explained above. In addition, the Company also incurred non-recurring supplemental retirement plan expenses in 1998 (see the Notes to Consolidated Financial Statements for a more complete explanation of the Company's benefit plans). The pre-tax impact of these non-recurring charges was $998 in 1998, with an after-tax reduction to 1998 net income of $601. The following discussion is an analysis of the critical components of net income for the years 1999, 1998, and 1997.

                              NET INTEREST INCOME

The earnings of the Company depend primarily on net interest income. Net interest income is a function of interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. Net interest income has continued to improve each year as the asset and deposit mix has changed to that of a traditional commercial bank structure with higher concentrations of consumer and small business loans on the asset side and lower-cost funding sources on the liability side of the balance sheet.

Net interest income improved each year and totaled $11,726, $9,736 and $9,015 for 1999, 1998, and 1997, respectively. The net yield on earning assets has grown steadily over the past three years, growing from 3.29% in 1997 to 3.38% in 1998, and finally to 3.46% for 1999.

The weighted-average yield on interest-earning assets decreased slightly from 7.62% in 1998 to 7.59% in 1999. The weighted-average yield on interest-earning assets was 7.55% in 1997. Interest income during the last three years grew from $20,675 in 1997, to $21,944 in 1998, and finally to $25,730 in 1999. The slight decrease in yield on earning assets reflected pricingpressures in the banks' local markets as well as a lower average prime rate in 1999 as compared to 1998. The large increase in interest income in 1999 was the result of substantial growth in its commercial loan portfolio as the Company continued to implement its balance sheet restructuring strategy.

Controlling the cost of our sources of funds is one of the Company's primary objectives. The weighted- average rate on interest-bearing liabilities decreased to 4.49% in 1999 from 4.71% in 1998, and 4.80% in 1997. Through the utilization of strategic pricing and funding alternatives provided by the Federal Home Loan Bank advance program, interest expense has been minimized after consideration of the interest rate risk and maturity and repricing implications of the Company's funding source alternatives.

1999 ANNUAL REPORT

Average Balance Sheet

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are computed on daily average balances, when available. Management does not believe that the use of month- end balances instead of daily average balances has caused any material difference in the information presented.

                                                             Year Ended December 31,
                           --------------------------------------------------------------------------------------------
                                       1999                           1998                            1997
                            Average            Average     Average            Average     Average             Average
                            Balance  Interest Yield/Cost   Balance  Interest  Yield/Cost  Balance  Interest  Yield/Cost
                                                             (Dollars in Thousands)
Interest-earning assets:
Loan portfolio (1)           224,037   18,438     8.23%     186,342   15,539      8.34%    170,656    14,010     8.21%
Mortgage-backed               32,105    1,995      6.21      25,892    1,564       6.04     24,253     1,544      6.37
   securities
Other securities              75,609    4,879      6.45      57,486    3,833       6.67     61,897     4,179      6.75
Interest-bearing
   deposits with banks         7,058      419      5.94      18,369    1,007       5.48     16,984       942      5.55
                           --------------------------------------------------------------------------------------------
Total interest-
   earning assets            338,809   25,730      7.59     288,090   21,944       7.62    273,790    20,675      7.55
Non-interest-earning
assets                        18,520                         14,292                         10,890
                           --------------------------------------------------------------------------------------------
Total assets                 357,329                        302,382                        284,680
                           ============================================================================================

Interest-bearing
liabilities:
Deposits                     219,283    9,301      4.24     203,866    9,330       4.58    206,146     9,639      4.68
Borrowings                    92,936    4,703      5.06      55,090    2,878       5.22     36,664     2,021      5.51
                           --------------------------------------------------------------------------------------------
Total interest-
   bearing liabilities       312,219   14,004      4.49     258,956   12,208       4.71    242,810    11,660      4.80
Non-interest-
   bearing liabilities         3,115                          2,560                          2,795
                           --------------------------------------------------------------------------------------------
Total liabilities            315,334                        261,516                        245,605
Stockholders' equity          41,995                         40,866                         39,075
                           --------------------------------------------------------------------------------------------
Total liabilities and
   stockholders' equity      357,329                        302,382                        284,680
                           ============================================================================================
Net interest income                    11,726                          9,736                           9,015
Interest rate spread (2)                          3.11%                           2.90%                          2.75%
Net yield on interest-
   earning assets (3)                             3.46%                           3.38%                          3.29%
Ratio of average interest-
   earning assets to
   average interest-
   bearing liabilities                          108.52%                         111.25%                        112.76%

(1) Average balances include non-accrual loans.
(2) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

[HOMEGROWN LOGO]

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

                                                      Year Ended                                    Year Ended
                                                     December 31,                                  December 31,
                                                     1999 vs. 1998                                 1998 vs. 1997
                                               Increase(Decrease) Due to                     Increase(Decrease) Due to
                                      --------------------------------------------  --------------------------------------------

                                                                         Net                                           Net
                                                             Rate/     Increase                            Rate/     Increase
                                        Volume      Rate    Volume    (Decrease)      Volume      Rate    Volume    (Decrease)
                                      --------------------------------------------  --------------------------------------------
                                                                           (In Thousands)
Interest income:
Loans                                      $3,146    $(205)    $ (42)     $ 2,899        $1,288    $ 221      $ 20      $ 1,529
Mortgage-backed securities                    376       44        11          431           104      (79)       (5)          20
Other debt securities                       1,201     (119)      (38)       1,044          (298)     (51)        4         (345)
Interest-bearing
   deposits with banks                       (621)      84       (51)        (588)           77      (11)       (1)          65
                                      ------------------------------------------------------------------------------------------
Total interest-earning assets               4,102     (196)     (120)       3,786         1,171       80        18        1,269
                                      ------------------------------------------------------------------------------------------

Interest Expense:
Deposits                                      706     (683)      (42)         (29)         (107)    (204)        2         (309)
Borrowings                                  1,974      (88)      (61)       1,825         1,016     (106)      (53)         857
                                      ------------------------------------------------------------------------------------------
Total interest-bearing liabilities          2,680     (781)     (103)       1,796           909     (310)      (51)         548
                                      ------------------------------------------------------------------------------------------

Net interest income                        $1,422    $ 585      $(17)     $ 1,990         $ 262    $ 390      $ 69        $ 721
                                      ==========================================================================================

PROVISION FOR LOAN LOSSES

Provisions for loan losses are charged against earnings to bring the total allowance for loan losses to a level considered reasonable by management based on historical experience, the volume and type of lending conducted by the subsidiary banks, the status of past due principal and interest payments, general economic conditions and inherent credit risk related to the collectability of each bank's loan portfolio. Provisions for loan losses of $654, $354, and $226 were made in years 1999, 1998, and 1997, respectively.

NON-INTEREST INCOME

The Company's principal sources of non-interest income include loan fees recognized when loans are sold in the secondary market, loan servicing income on loans sold where the Company has retained servicing, miscellaneous fees charged for depository services offered, and commissions earned on the sale of alternative investments. The Company has experienced growth in total non-interest income in each of the past three years, going from $1,450 in 1997 to $1,830 in 1998, and finally to $1,893 in 1999. Most of this increase is attributable to service charges on deposit accounts and commission income on the sale of alternative investments such as annuities and mutual funds. Deposit service charges increased as both the dollar value and number of deposit accounts increased from 1998 to 1999. Commission income has increased as a

1999 ANNUAL REPORT

[IN MARGIN: Community Bank Shares hired six new "employees" in 1999 - our new ATM machines who work around the clock.]

result of a strong economy, increased investing awareness among the general public, and a heightened emphasis by the Company on the sale of alternative investment products. Net gain on sales of mortgage loans decreased due to decreased volume of loan originations that was impacted by the general increase in mortgage interest rates.

NON-INTEREST EXPENSES

Total non-interest expenses in 1999 increased by approximately $193 compared to 1998, and by $1,455 in 1998 as compared to 1997. As mentioned previously, in 1998 the Company incurred merger-related expenses of approximately $655 and supplemental retirement plan expenses of $343. Excluding these non- recurring expenses, total non-interest expenses in 1999 increased by approximately $1,191, or 18.9%, compared to 1998, and by $457, or 7.8%, in 1998 as compared to 1997.

The principal category of the Company's non-interest expenses is compensation and benefits, which increased by $344, or 8.2%, during 1999 and by $585, or 16.1%, during 1998, as compared to the previous year. Excluding the non-recurring compensation expenses mentioned previously, compensation and benefits actually increased $687, or 17.8%, from 1998 to 1999. This increase was attributable to the following factors: 1) the addition of staff in the loan operations, credit administration, accounting, and mortgage origination areas, as well as additional personnel at Heritage Bank and NCF Bank and Trust, and 2) an increase of approximately $165 in incentive compensation. In 1998, when excluding non-recurring expenses, compensation and benefits increased only $242, or 6.7%, from 1997.

In 1999, occupancy and equipment expenses rose $263, or 41.6%, due primarily to the occupation in June 1999 of a new five-story building in downtown New Albany, Indiana, that serves as both the corporate headquarters for the Company and the main office of Community Bank of Southern Indiana. In addition, the Company also incurred equipment expenses in 1999 relating to the Year 2000 date change issue. In 1998, occupancy and equipment expenses rose $108, or 20.6%, mainly due to increased expenses resulting from the opening of two new branches at the bank subsidiaries, one at Heritage Bank and one at NCF Bank and Trust Co.

Data processing service expense increased $72, or 12.7%, in 1999 vs. 1998, and $68, or 13.7%, in 1998 as compared to 1997 as the Company conducted continued efforts to utilize automation and electronic methods of operation coupled with Year 2000 compliance expenditures (see the Year 2000 Compliance disclosure below for more information on the Company's experiences with efforts to reduce the risk related to this situation).

Other expenses, including advertising, postage, forms and supplies, professional fees and supervisory assessments, increased by $175 in 1999 and $221 in 1997. The 1999 increase is attributable to the following factors: 1) increased telephone expenses relating to a new telephone system, 2) increased audit and accounting fees relating to the Company's merger with NCF Financial Corporation in May 1999, 3) increased mortgage-servicing rights amortization, and 4) other expenses, such as postage and printing, that relate to increases in volumes between the periods. The increase in other expenses in 1998 is attributable to:
1) an increase in loan-related expenses due to an increase in volume in 1998 as compared to 1997, 2) miscellaneous expenses (supplies, printing of forms, telephone, etc.) related to the opening of two new branches mentioned previously, and 3) expenses related to consulting and professional service fees.

INCOME TAXES

Federal and state income tax expense totaled $2,130 in 1999, $1,524 in 1998, and $1,691 in 1997. The effective tax rates amounted to 38.9%, 38.9%, and 38.4% in 1999, 1998 and 1997, respectively.

[HOMEGROWN LOGO]

Selected Consolidated Financial and Other Data

Liquidity and Capital Resources

Liquidity levels are adjusted in order to meet funding needs for deposit outflows, payment of real estate taxes escrowed on mortgage loans, repayment of borrowings, loan commitments, and to meet asset/liability objectives. The Banks' primary sources of funds are deposits, amortization of loans and mortgage-backed securities, Federal Home Loan Bank advances, maturities of investment securities, and other short-term investments and funds from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Banks manage the pricing of their deposits to attempt to maintain a steady deposit balance.

Liquidity management is both a daily and long-term function of business management. If the Banks require funds beyond their ability to generate them internally, borrowing agreements exist with the Federal Home Loan Banks (FHLB) of Indianapolis and Cincinnati that provide an additional source of funds. At December 31, 1999, Community Bank and Heritage Bank had $64,500 and $9,250, respectively, in outstanding advances from the FHLB of Indianapolis, while NCF Bank and Trust Company had $12,500 in outstanding advances from the FHLB of Cincinnati.

The Company anticipates it will have sufficient funds available to meet current loan commitments and other credit commitments. At December 31, 1999, the Company had commitments to 1) originate loans of $2,331, 2) fund the undisbursed portions of commercial and personal lines of credit of $81,131, and 3) fund the undisbursed portion of construction loans in process of $4,041.

Certificates of deposit scheduled to mature in one year or less, at December 31, 1999, totaled approximately $89,351. Based upon past pricing and competitive experience and familiarity with the subsidiary banks' customer bases, management believes that a significant portion of these scheduled maturities will remain with the Company.

By all measurements, the Company and its subsidiary banks were considered well capitalized at December 31, 1998, at which time the Company had a Total Capital ratio of 17.1%, a Tier 1 Capital ratio of 16.4%, and a Tier 1 Leverage Capital ratio of 10.7%.

Market Risk Analysis

                       QUALITATIVE ASPECTS OF MARKET RISK

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

The Company's principal business is the making of loans funded by customer deposits and, as necessary, other borrowed funds. Consequently, a significant portion of the Company's assets and liabilities are monetary in nature and fluctuations in interest rates will affect the Company's future net interest income and cash flows. This interest rate risk is the Company's primary market risk exposure. The Company does not enter into derivative financial instruments such as futures, forwards, swaps, and options. Also, the Company has no market risk-sensitive instruments held for trading purposes.

1999 ANNUAL REPORT

[IN MARGIN: Being part of the community means helping the community. Last year we supported the United Way, Salvation Army Angel Tree, the St. Catharine College Building Fund, Harvest Homecoming and New Hope Services.

[Picture of hay bales in field.]

QUANTITATIVE ASPECTS OF MARKET RISK

The Company's exposure to market risk is reviewed on a regular basis by its management. The Company measures interest rate sensitivity as the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest rate- sensitive assets exceeds the amount of interest rate-sensitive liabilities and is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets. Generally, net interest income would be adversely affected during a period of rising interest rates when a negative cumulative gap exists within the shorter time horizon; this is because a greater volume of interest rate-sensitive liabilities would be repricing upward than the volume of interest-sensitive assets that was repricing upward. Conversely, in a rising interest rate environment, net interest income would be positively impacted if a positive gap existed within shorter terms. In a falling rate environment, net interest income would be adversely affected if a positive gap existed over the short term, while it would be positively impacted if there were a negative gap in the short term. The table below depicts the Company's interest rate risk at December 31, 1999, by presenting the rate sensitivity of the major categories of financial assets and liabilities. The time period indicated in the table represents the shorter of the time remaining before the asset or liability either matures or is subject to repricing. The analysis results in a negative one-year gap of $123,505 (excess of interest-bearing liabilities over interest-earning assets repricing within one year).

[HOMEGROWN LOGO]

Selected Consolidated Financial and Other Data

Interest Rate Sensitivity Analysis
As of December 31, 1999

                                                             Amounts Repricing or Maturing
                                     -------------------------------------------------------------------------------
                                        2000        2001       2002       2003       2004    Thereafter    Total    Fair Value
                                     ------------------------------------------------------------------------------------------
Financial assets:
Cash and due from banks                  $ 7,248        $ -        $ -        $ -        $ -        $ -     $ 7,248    $ 7,248
     Weighted-average interest rate        0.00%      0.00%      0.00%      0.00%      0.00%      0.00%       0.00%
Interest bearing deposits in banks         5,767          -          -          -          -          -       5,767      5,767
     Weighted-average interest rate         4.70          -          -          -          -          -        4.70
Investment securities (1)                 10,988      7,988      8,618      6,177      3,000     75,311     112,083    105,695
     Weighted-average interest rate         6.39       6.53       6.38       6.41       5.87       6.56        6.50
Gross loans receivable                   106,722     21,405     21,625     19,892     36,074     42,040     247,759    242,718
     Weighted-average interest rate         8.31       8.16       8.20       8.20       8.05       7.96        8.18
-------------------------------------------------------------------------------------------------------------------------------
Total financial assets                   130,725     29,394     30,244     26,069     39,074    117,350     372,856    361,428
     Weighted-average interest rate         7.51       7.72       7.68       7.78       7.88       7.06        7.46
-------------------------------------------------------------------------------------------------------------------------------

Financial liabilities
Deposits                                 178,799     24,026      8,415      2,028      1,121     12,084     226,473    225,855
     Weighted-average interest rate         4.23       5.21       5.71       5.40       5.20       0.14        4.19
Advances from Federal Home Loan Banks     47,250     17,000     12,000          -     10,000          -      86,250     84,914
     Weighted-average interest rate         5.34       5.69       5.72          -       6.03          -        5.54
Retail repurchase agreements              28,182          -          -          -          -          -      28,182     28,182
     Weighted-average interest rate         4.79          -          -          -          -          -        4.79
-------------------------------------------------------------------------------------------------------------------------------
Total Financial Liabilities              254,231     41,026     20,415      2,028     11,121     12,084     340,905    338,950
     Weighted-average interest rate         4.50       5.41       5.71       5.40       5.95       0.14        4.58
-------------------------------------------------------------------------------------------------------------------------------

Net Interest Rate Sensitivity Gap     $ (123,505) $ (11,633) $   9,829 $   24,042  $  27,953  $ 105,267    $ 31,953
Cumulative Interest
     Rate Sensitivity Gap             $ (123,505) $(135,138) $(125,309)$ (101,267) $ (73,314) $  31,953    $ 31,953
--------------------------------------------------------------------------------------------------------------------
Sensitivity Gap as a Percent of Total
     Financial Assets                    -94.48%    -39.58%     32.50%     92.22%     71.54%     89.70%       8.57%
Cumulative Gap as a Percent of Total
     Financial Assets                    -94.48%    -84.40%    -65.83%    -46.79%    -28.69%      8.57%       8.57%
--------------------------------------------------------------------------------------------------------------------

(1) Includes mortgage-backed securities, other debt securities, and FHLB stock at cost.

                               1999 ANNUAL REPORT

Impact of Inflation and Changing Prices

The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Banks are monetary. As a result, interest rates have a greater impact on the Banks' performances than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Market Price of Community Bank Shares of Indiana, Inc.
and Related Shareholder Matters

The common stock of Community Bank Shares of Indiana, Inc. is traded under the Nasdaq Small Cap Market symbol of CBIN. The quarterly range of low and high trade prices per share of the Company's common stock as reported by Nasdaq is shown below.

CBIN Market Price Summary

                                  1999                           1998
                         -----------------------       -------------------------
                             High        Low               High         Low
First Quarter              $ 19.00    $ 13.63            $ 23.63      $ 21.25
Second Quarter               18.50      15.25              25.00        21.50
Third Quarter                18.50      16.63              21.75        16.75
Fourth Quarter               17.63      13.88              18.75        13.00

As of December 31, 1999, there were approximately 876 shareholders of record. The Company pays cash dividends on a quarterly basis. Cash dividends paid by the Company were $0.54, $0.48, and $0.42 in 1999, 1998, and 1997, respectively. Cash dividends paid by NCF Financial Corporation were $0.22, $0.30, and $0.15 in the fiscal years ending June 30, 1998, 1997, and 1996, respectively.

No Change In or Disagreements With Accountants

There has been no Current Report on Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accountants and/or reporting disagreements on any matter of accounting principle or financial statement disclosure.

Year 2000 Issues

The year 2000 issue exists because many computer systems and applications use two-digit date fields to designate a year. Date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause erroneous results, ranging from system malfunctions to incorrect or incomplete processing. As a user of computers, computer software and equipment utilizing embedded microprocessors, failure to resolve year 2000 issues could cause substantial disruption of the Bank's business and could have a material adverse effect on the Bank's business, financial condition or results of operations.

The Bank established a year 2000 committee in 1997. The committee developed and implemented a comprehensive plan to make all information and non-information technology assets year 2000 compliant. The committee provides periodic reports to the Board of Directors in order to assist the directors in their year 2000 readiness oversight role.

While there can be no assurances that the Bank's year 2000 plan has effectively addressed the year 2000 issue, the Bank has not been notified, and is unaware of, any vendor or service provider problems related to year 2000 and all systems have performed properly since January 1, 2000. Likewise, the Bank is unaware of any year 2000 issues that have impaired the ability of the Bank's borrowers to repay their debt.

[HOMEGROWN LOGO]

A 'bumper crop' of achievements in 1999

Total Assets                    $384,443,185
Total Deposits                  $226,473,209
Return on Average Assets                0.94%

[Bar Graph] Dividends Paid

1999 - $0.54
1998 - $0.48
1997 - $0.42
1996 - $0.42
1995 - $0.27

[Bar Graph] Net Interest Income After Provision for Loan Losses

1999 - $11,072
1998 - $ 9,382
1997 - $ 8,789
1996 - $ 8,022
1995 - $ 6,778

[Pie chart] Loan Portfolio Composition by Major Type

1999
Commercial business and real estate loans       52%
Residential real estate loans                   41%
Other                                            7%

Other consists of home equity lines of credit, consumer loans, and loans secured by deposit accounts.

[Picture of plant.]

                               1999 ANNUAL REPORT

BUMPER CROP

Net Income                      $  3,351,654
Net Income Per Share            $       1.26
Dividends Paid                  $       0.54

[Bar Graph] Net Income Per Share, Basic

1999 - $1.26
1998 - $0.89
1997 - $1.01
1996 - $0.76
1995 - $0.82

[Bar Graph] Net Yield On Average Interest-Earning Assets

1999 - 3.10%
1998 - 2.91%
1997 - 2.75%
1996 - 2.65%
1995 - 2.54%

[Pie chart] Loan Portfolio Composition by Major Type

1998
Commercial business and real estate loans       41%
Residential real estate loans                   52%
Other                                            7%

[Pie chart] Loan Portfolio Composition by Major Type

1997
Commercial business and real estate loans       29%
Residential real estate loans                   64%
Other                                            7%

AUDITOR'S REPORT

Independent Auditor's Report

[MONROE SHINE, KNOWLEDGE FOR TODAY...VISION FOR TOMORROW LOGO]



Board of Directors and Stockholders
Community Bank Shares of Indiana, Inc.
New Albany, Indiana

We have audited the accompanying consolidated balance sheets of Community Bank Shares of Indiana, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bank Shares of Indiana, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ Monroe Shine

February 1, 2000

                               1999 ANNUAL REPORT


CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998



                                                                                     1999               1998
ASSETS
  Cash and due from banks                                                     $    7,247,840      $   14,050,877
  Interest bearing deposits with banks                                             5,766,843           7,588,992
  Securities available for sale, at fair value                                     6,427,699             916,080
  Securities held to maturity:
    Mortgage-backed securities (fair value $25,056,276; 1998 $29,197,118)         26,388,021          29,194,327
    Other debt securities (fair value $66,848,989; 1998 $62,575,913)              71,520,971          62,587,636
  Mortgage loans held for sale                                                            -            3,521,997
  Loans receivable, net                                                          246,017,570         199,575,395
  Federal Home Loan Bank stock, at cost                                            7,362,100           3,345,800
  Foreclosed real estate                                                              13,000             199,707
  Premises and equipment                                                           9,753,882           7,868,622
  Accrued interest receivable:
    Loans                                                                          1,540,811           1,171,517
    Mortgage-backed securities                                                       173,359             166,804
    Other debt securities                                                          1,081,587             799,292
  Other assets                                                                     1,149,502             957,823

      Total Assets                                                             $ 384,443,185       $ 331,944,869

LIABILITIES
  Deposits:
    Non-interest bearing demand deposits                                      $   10,259,265      $   18,655,305
    Savings and interest bearing demand deposits                                  90,094,478          68,684,407
    Time deposits                                                                126,119,466         125,527,754
      Total deposits                                                             226,473,209         212,867,466

  Borrowed funds                                                                 114,431,511          75,498,873
  Advance payments by borrowers for taxes and insurance                              209,494             209,835
  Accrued interest payable on deposits                                                91,496              60,465
  Other liabilities                                                                1,607,299           1,922,544
      Total Liabilities                                                          342,813,009         290,559,183

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock without par value,
    Authorized 5,000,000 shares, none issued                                              -                   -
  Common stock of $.10 par value per share
    Authorized 10,000,000 shares; issued 2,728,298 shares                            272,830             272,830
  Additional paid-in capital                                                      19,472,332          19,500,320
  Retained earnings-substantially restricted                                      23,859,533          21,949,472
  Accumulated other comprehensive income-unrealized loss
    on securities available for sale                                                (231,991)               (225)
  Unearned ESOP shares                                                              (339,367)           (336,711)
  Less treasury stock, at cost -- 80,391 shares)                                  (1,403,161)                 -
        Total Stockholders' Equity                                                41,630,176          41,385,686

        Total Liabilities and Stockholders' Equity                             $ 384,443,185       $ 331,944,869

See notes to consolidated financial statements.

                                AUDITOR'S REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                               Accumulated     Unearned
                                                     Additional                   Other          ESOP
                                           Common     Paid-In      Retained   Comprehensive   and Stock       Treasury
                                           Stock      Capital      Earnings      Income      Compensation       Stock     Total

Balance at January 1, 1997                 $270,414  $19,060,624  $19,084,338       $(1,466)     $(537,742)       $ -   $37,876,168

COMPREHENSIVE INCOME
Net income                                        -            -    2,713,423             -              -          -     2,713,423
Other comprehensive income:
    Change in unrealized gain
      (loss) on securities available
      for sale, net of deferred income tax
      expense of $2,767                           -            -            -         4,218              -          -         4,218
    Less: reclassification adjustment             -            -            -             -              -          -             -

      Total comprehensive income                  -            -            -             -              -          -     2,717,641

Cash dividends ($.42 per share)                   -            -     (830,341)            -              -          -      (830,341)
Cash dividends of pooled affiliate                -            -     (228,526)            -              -          -      (228,526)
Issuance of shares by pooled affiliate for
stock compensation plan                       2,150      298,345            -             -       (300,495)         -             -
Stock compensation expense
    of pooled affiliate                         (94)      (7,416)           -             -         85,462          -        77,952
Shares released by ESOP trust                     -       27,134            -             -         61,401          -        88,535

Balance at December 31, 1997                272,470   19,378,687   20,738,894         2,752       (691,374)         -    39,701,429

COMPREHENSIVE INCOME
Net income                                        -            -    2,398,062             -              -          -     2,398,062
Other comprehensive income:
    Change in unrealized gain
      (loss) on securities available
      for sale, net of deferred income tax
      benefit of $1,953                           -            -            -        (2,977)             -          -        (2,977)
    Less: reclassification adjustment             -            -            -             -              -          -             -

      Total comprehensive income                  -            -            -             -              -          -     2,395,085

Cash dividends ($.48 per share)                   -            -   (1,204,903)            -              -          -    (1,204,903)
Cash dividends of pooled affiliate                -            -      (55,339)            -              -          -       (55,339)

Adjustments to conform pooled affiliate's
    fiscal year end:
    Net income                                    -            -      187,006             -              -          -       187,006
    Cash dividends                                -            -     (114,248)            -              -          -      (114,248)
    Shares released by ESOP trust                 -        8,921            -             -         69,734          -        78,655
    Stock compensation expense                    -            -            -             -         28,041          -        28,041

Exercise of stock options                       360       53,274            -             -              -          -        53,634
Stock compensation expense                        -            -            -             -        186,992          -       186,992
Shares released by ESOP trust                     -       59,438            -             -         69,896          -       129,334

Balance at December 31, 1998                272,830   19,500,320   21,949,472          (225)      (336,711)         -    41,385,686

COMPREHENSIVE INCOME
Net income                                        -            -    3,351,654             -              -          -     3,351,654
Other comprehensive income:
    Change in unrealized loss
       on securities available
      for sale, net of deferred income tax
      benefit of $152,190                         -            -            -      (232,031)             -          -      (232,031)
    Less: reclassification adjustment, net
      of deferred tax expense of $173             -            -            -           265              -          -           265

      Total comprehensive income                  -            -            -             -              -          -     3,119,888

Cash dividends ($.54 per share)                   -            -   (1,441,593)            -              -          -    (1,441,593)

Purchase of treasury stock                        -            -            -             -              - (1,877,788)   (1,877,788)
Restricted stock grants                           -      (16,613)           -             -       (137,025)   153,638             -
Exercise of stock options                         -      (52,835)           -             -              -    320,989       268,154
Stock compensation expense                        -            -            -             -         61,950          -        61,950
Shares released by ESOP trust                     -       41,460            -             -         72,419          -       113,879

Balance at December 31, 1999                272,830   19,472,332   23,859,533      (231,991)      (339,367)(1,403,161)   41,630,176

See notes to consolidated financial statements.

                               1999 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                                             1999                   1998                   1997
INTEREST INCOME
  Loans receivable                                      $  18,437,910          $  15,539,222          $  14,010,035
  Securities:
    Mortgage-backed securities                              1,994,652              1,564,299              1,543,807
    Tax exempt debt securities                                237,517                168,135                138,194
    Other debt securities                                   4,280,919              3,455,486              3,898,510
  Federal Home Loan Bank dividends                            360,310                209,502                112,453
  Interest bearing deposits with banks                        419,147              1,007,327                972,090
      Total interest income                                25,730,455             21,943,971             20,675,089

INTEREST EXPENSE
  Deposits                                                  9,300,788              9,330,203              9,639,087
  Customer repurchase agreements                              931,363                503,976                586,867
  Other borrowed funds                                      3,772,236              2,373,650              1,433,770
      Total interest expense                               14,004,387             12,207,829             11,659,724

      Net interest income                                  11,726,068              9,736,142              9,015,365

  Provision for loan losses                                   654,000                353,875                226,000
      Net interest income after provision for loan losses  11,072,068              9,382,267              8,789,365

NON-INTEREST INCOME
  Loan fees and service charges                               545,629                547,990                474,131
  Net gain on sales of mortgage loans                         251,812                284,348                214,754
  Service charges on deposit accounts                         488,681                433,126                385,810
  Commission income                                           544,794                495,129                304,051
  Net gain on sale of foreclosed real estate                       -                   6,277                 10,956
  Other income                                                 61,870                 62,904                 60,117
      Total non-interest income                             1,892,786              1,829,774              1,449,819

NON-INTEREST EXPENSES
  Compensation and benefits                                 4,554,631              4,209,578              3,625,352
  Net occupancy                                               562,401                352,556                281,410
  Equipment                                                   332,911                278,973                242,700
  Net realized loss on sale of securities                         438                     -                      -
  Deposit insurance premiums                                  105,008                111,317                292,715
  Data processing service                                     634,607                562,947                495,030
  Other                                                     1,293,573              1,119,197                897,767
  Merger related expenses                                          -                 655,190                     -
      Total non-interest expenses                           7,483,569              7,289,758              5,834,974

      Income before income taxes                            5,481,285              3,922,283              4,404,210

  Income tax expense                                        2,129,631              1,524,221              1,690,787

      Net Income                                        $   3,351,654          $   2,398,062          $   2,713,423

      Net income per common share, basic                $        1.26          $         .89          $        1.01

      Net income per common share, diluted              $        1.26          $         .88          $        1.01

See notes to consolidated financial statements.

                                AUDITOR'S REPORT


CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                              1999                 1998                     1997
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                         $    3,351,654         $    2,398,062         $    2,713,423
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization of premiums and accretion of discounts
      on securities, net                                                    (68,625)               (74,513)               (98,725)
    Net realized securities loss                                                438                     -                      -
    Provision  for loan losses                                              654,000                353,875                226,000
    Proceeds from mortgage loan sales                                    23,713,946             23,644,523             12,007,593
    Mortgage loans originated for resale                                (19,940,137)           (23,482,536)           (11,822,791)
    Net gain on sales of mortgage loans                                    (251,812)              (284,348)              (214,754)
    Gain on sale of foreclosed real estate                                       -                   6,277                 10,956
    Depreciation expense                                                    489,837                365,780                310,824
    ESOP and stock compensation expense                                     175,829                316,326                166,487
    Federal Home Loan Bank stock dividends                                  (36,900)               (17,100)               (29,600)
    (Increase) decrease in accrued interest receivable                     (658,144)               311,566               (436,863)
    Increase (decrease) in accrued interest payable                          31,031                (33,115)                26,807
    (Increase) decrease in other assets                                     (39,725)              (661,200)               149,717
    Increase (decrease) in other liabilities                               (348,417)               407,750                 64,496
        Net Cash Provided By Operating Activities                         7,072,975              3,251,347              3,073,570

CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in interest bearing deposits in banks                      1,822,149              4,330,439                789,897
  Proceeds from sales of securities available for sale                    3,981,702                     -                      -
  Proceeds from maturities of securities available for sale                      -                      -               1,500,000
  Purchases of securities available for sale                            (10,077,580)              (250,000)                    -
  Proceeds from maturities of securities held to maturity                12,181,272             78,342,759             33,185,925
  Purchase of securities held to maturity                               (31,276,437)           (92,945,445)           (48,050,130)
  Principal collected on securities available for sale                      198,855                206,980                155,822
  Principal collected on securities held to maturity                     13,038,007             13,051,230              5,003,526
  Loan originations and principal payments on loans, net                (47,109,175)           (31,522,680)            (6,232,328)
  Purchase of Federal Home Loan Bank stock                               (3,979,400)            (1,295,800)              (325,000)
  Proceeds from sale of foreclosed real estate                              199,707                135,024                232,792
  Proceeds from sale of premises and equipment                                   -                      -                 300,770
  Acquisition of premises and equipment                                  (2,375,097)            (3,965,765)            (1,221,464)
        Net Cash Used By Investing Activities                           (63,395,997)           (33,913,258)           (14,660,190)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand and savings deposits                            13,014,031             16,123,429                974,264
  Net increase (decrease) in time deposits                                  591,712            (12,261,295)             7,651,165
  Net increase (decrease) in advance payments by borrowers
    for taxes and insurance                                                    (341)                17,349                (15,078)
  Net increase in retail repurchase agreements                            8,682,638              7,357,014              1,440,291
  Repayment of advances from Federal Home Loan Bank                    (109,500,000)           (14,500,000)           (12,000,000)
  Advances from Federal Home Loan Bank                                  139,750,000             43,500,000             16,000,000
  Exercise of stock options                                                 268,154                 53,634                     -
  Purchase of treasury stock                                             (1,877,788)                    -                      -
  Dividends paid                                                         (1,408,421)            (1,122,367)            (1,019,192)
  Adjustment to conform pooled affiliate's fiscal year end                       -                 250,196                     -
      Net Cash Provided By Financing Activities                          49,519,985             39,417,960             13,031,450

Net Increase (Decrease) in Cash and Due From Banks                       (6,803,037)             8,756,049              1,444,830

Cash and due from banks at beginning of year                             14,050,877              5,294,828              3,849,998

Cash and Due From Banks at End of Year                               $    7,247,840          $  14,050,877         $    5,294,828

See notes to consolidated financial statements.

                               1999 ANNUAL REPORT


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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Securities Available for Sale

Securities available for sale consist of debt securities not classified as held to maturity and equity securities and are stated at fair value. Amortization of premium and accretion of discount on debt securities are recognized in interest income using the interest method over the remaining period to maturity, adjusted for anticipated prepayments. Unrealized gains and losses, net of tax, on securities available for sale are reported as a separate component of stockholders' equity until realized. Realized gains and losses on the sale of securities available for sale are determined using the specific identification method.

                                AUDITOR'S REPORT

Notes to Consolidated Financial Statements

Securities Held to Maturity

Debt securities for which the Company has the positive intent and ability to hold to maturity are carried at cost, adjusted for amortization of premium and accretion of discount using the interest method over the remaining period to maturity, adjusted for anticipated prepayments.

Mortgage Loans Held For Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or approximate market value. Net unrealized losses are recognized through a valuation allowance by charges to income. Realized gains on sales of mortgage loans are included in non- interest income.

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

The accrual of interest is discontinued on a loan when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. The subsidiary banks do not accrue interest on loans past due 90 days or more except when the estimated value of collateral and collection efforts are deemed sufficient to ensure full recovery. When a loan is placed on non- accrual status, previously accrued but unpaid interest is deducted from interest income. Interest payments received on nonaccrual loans, including specific impaired loans, are recorded as a reduction of the loan principal balance, and interest income is only recorded once principal recovery is reasonably assured.

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

                               1999 ANNUAL REPORT

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

                                AUDITOR'S REPORT

Notes to Consolidated Financial Statements

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

(2)     ACQUISITION

On May 6, 1998, the Company completed its acquisition of NCF Bank and Trust Company (NCF Bank) by a merger with NCF Financial Corporation (NCF). NCF Bank, a state chartered commercial bank with two offices in Bardstown, Kentucky, became a wholly-owned subsidiary of the Company through the exchange of 740,974 shares of the Company's common stock for all the outstanding common stock of NCF. The acquisition was accounted for as a pooling of interests and the consolidated financial statements for prior years have been restated to give effect to the combination as of the earliest date presented.

The following table sets forth the separate results of operations for the Company and NCF for the period from January 1, 1998 through June 30, 1998:

                                  Company            NCF
                                    (IN THOUSANDS)
Revenue                           $ 10,170         $ 1,415
Net income (loss)                 $    976         $  (149)

Prior to the pooling, NCF Bank's fiscal year ended June 30. Subsequent to the pooling NCF Bank changed its year end to December 31, to conform with that of the Company. During the six months ended December 31, 1997, NCF and NCF Bank reported consolidated revenue of $1,431,953, net income of $187,006, and declared dividends of $114,248. In order to reflect this change in fiscal year-end, retained earnings have been increased by NCF's consolidated net income for the six month period and decreased by the amount of the dividends declared.

(3)     RESTRICTION ON CASH AND DUE FROM BANKS
The subsidiary banks are required to maintain reserve balances on hand and with the Federal Reserve Bank which are noninterest bearing and unavailable for investment. During 1999, the average balance maintained to meet this requirement was approximately $1.1 million.

                               1999 ANNUAL REPORT

(4)     SECURITIES

Debt securities have been classified in the consolidated balance sheets according to management's intent. The amortized cost and fair value of available for sale and held to maturity securities and the related unrealized holding gains and losses were as follows:

                                                                            Gross         Gross
                                                            Amortized     Unrealized    Unrealized            Fair
                                                              Cost          Gains         Losses              Value
             December 31, 1999:
               Securities available for sale:
                 Mortgage-backed securities:
                   FNMA and GNMA certificates             $ 4,182,015      $     415    $    125,523      $   4,056,907
                   Municipal                                2,629,775             -          258,983          2,370,792

                     Total securities available for sale  $ 6,811,790      $     415    $    384,506      $   6,427,699

               Securities held to maturity:
                 Mortgage-backed securities:
                   FHLMC, FNMA and
                     GNMA certificates                    $ 1,251,082      $  11,158    $     10,677      $   1,251,563
                   FHLMC and FNMA REMIC                    22,633,811         14,935       1,147,008         21,501,738
                   Other                                    2,503,128             -          200,153          2,302,975
                                                           26,388,021         26,093       1,357,838         25,056,276
                 Other debt securities:
                   Federal agency                          66,255,000             -        4,538,939         61,716,061
                   Municipal                                4,256,112         10,191          86,187          4,180,116
                   Corporate                                1,009,859             -           57,047            952,812
                                                           71,520,971         10,191       4,682,173         66,848,989

                     Total securities held to maturity    $97,908,992      $  36,284    $  6,040,011      $  91,905,265

             December 31, 1998:
               Securities available for sale:
                 Mortgage-backed securities:
                   FNMA and GNMA certificates             $   666,452      $   3,110    $      3,482      $     666,080
                   Common stock                               250,000             -               -             250,000

                     Total securities available for sale  $   916,452     $    3,110    $      3,482      $     916,080

               Securities held to maturity:
                 Mortgage-backed securities:
                   FHLMC, FNMA and
                     GNMA certificates                    $ 2,006,178      $  21,752    $      2,748      $   2,025,182
                   FHLMC and FNMA REMIC                    25,791,628         77,921          94,911         25,774,638
                   Other                                    1,396,521          3,476           2,699          1,397,298
                                                           29,194,327        103,149         100,358         29,197,118
                 Other debt securities:
                   Federal agency                          59,258,797        151,994         280,342         59,130,449
                   Municipal                                3,328,839        116,625              -           3,445,464
                                                           62,587,636        268,619         280,342         62,575,913

                     Total securities held to maturity    $91,781,963      $ 371,768    $    380,700      $  91,773,031

                                AUDITOR'S REPORT

Notes to Consolidated Financial Statements

At December 31, 1999, federal agency securities with an amortized cost of $5,000,000 and a fair value of $4,710,624 were pledged to secure public deposits and certain borrowings. Certain debt securities were pledged to secure retail repurchase agreements and advances from the Federal Home Loan Bank at December 31, 1999. (See Note 8) The amortized cost and fair value of debt securities as of December 31, 1999, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the obligations may be prepaid without penalty.

                                                   Securities Available for Sale          Securities Held to Maturity
                                                     Amortized            Fair            Amortized             Fair
                                                       Cost               Value             Cost                Value

Due in one year or less                             $         -       $         -       $  1,000,000      $     994,375
Due after one year through five years                         -                 -          4,630,285          4,454,692
Due after five years through ten years                        -                 -         41,179,859         38,630,382
Due after ten years                                   2,629,775         2,370,792         24,710,827         22,769,540
                                                      2,629,775         2,370,792         71,520,971         66,848,989
Mortgage-backed securities                            4,182,015         4,056,907         26,388,021         25,056,276

                                                    $ 6,811,790       $ 6,427,699       $ 97,908,992       $ 91,905,265

Proceeds from sales of securities available for sale during the year ended December 31, 1999, were $3,981,702. Gross gains of $21,866 and gross losses of $22,304 were realized on those sales.

(5)     LOANS RECEIVABLE

Loans receivable at December 31, 1999 and 1998 consisted of the following:

                                                                                     1999                1998
             Real estate loans:
               Residential                                                     $  93,632,514       $ 104,670,687
               Residential construction                                            9,382,995             578,200
               Commercial real estate                                             52,498,953          35,423,536
             Home equity lines of credit                                           7,343,824           6,760,043
             Commercial loans                                                     78,972,698          48,057,007
             Loans secured by deposit accounts                                     1,275,529           2,048,504
             Consumer loans                                                        8,675,866           5,153,519
                   Gross loans receivable                                        251,782,379         202,691,496
             Less:
               Undisbursed portion of loans in process                             4,041,211           1,843,642
               Deferred loan origination fees and costs, net                         (17,352)             (3,342)
               Allowance for loan losses                                           1,740,950           1,275,801
                                                                                   5,764,809           3,116,101

             Loans receivable, net                                             $ 246,017,570       $ 199,575,395

1999 ANNUAL REPORT

Loans serviced for the benefit of others were as follows:

        December 31, 1999       $       46,260,864
        December 31, 1998               47,892,248
        December 31, 1997               45,879,809

Custodial  escrow  balances  maintained  in connection  with the foregoing  loan
servicing   were   $155,759   and  $168,688  at  December  31,  1999  and  1998,
respectively.

An analysis of the allowance for loan losses is as follows:

                                                          1999               1998               1997

Beginning balances                                    $ 1,275,801        $ 1,013,884          $ 816,202
Adjustment to conform pooled affiliate's
  fiscal year end                                               -              8,000                  -
Provision                                                 654,000            353,875            226,000
Recoveries                                                  2,291              4,362              9,306
Loans charged-off                                        (191,142)          (104,320)           (37,624)

Ending balances                                       $ 1,740,950        $ 1,275,801        $ 1,013,884

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

The following table represents the aggregate activity for related party loans which exceeded $60,000 in total:

Balance at December 31, 1998                           $ 18,065,940
New loans                                                19,683,758
Repayments                                              (17,625,282)

Balance at December 31, 1999                           $ 20,124,416

                                AUDITOR'S REPORT

Notes to Consolidated Financial Statements

(6)     PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                            1999              1998

Land and land improvements                              $   973,650       $   973,650
Office buildings                                          8,905,762         7,464,959
Furniture, fixtures and equipment                         2,141,856         1,438,875
Leasehold improvements                                      177,557           172,385
                                                         12,198,825        10,049,869
Less accumulated depreciation                             2,444,943         2,181,247

    Net premises and equipment                          $ 9,753,882       $ 7,868,622

(7)     DEPOSITS
The aggregate amount of time deposit accounts with balances of $100,000 or more was approximately $27,160,000 and $21,426,000 at December 31, 1999 and 1998,
respectively. At December 31, 1999, scheduled maturities of time deposits were as follows:

        Year ending December 31:     (IN THOUSANDS)

        2000                            $ 89,351
        2001                              25,259
        2002                               8,084
        2003                               2,038
        2004 and thereafter                1,387
         Total                          $126,119

The subsidiary banks held deposits of approximately $5,595,000 for related parties at December 31, 1999.

(8)     BORROWED FUNDS

Borrowed funds are summarized as follows:

                                         1999                          1998
                              Weighted                        Weighted
                               Average                         Average
                                Rate           Amount           Rate           Amount

Retail repurchase agreements     4.79%     $  28,181,511       4.10%       $ 19,498,873

Advances from Federal Home
 Loan Bank:
   Fixed rate advances            5.55        58,500,000       5.11          56,000,000
   Adjustable rate advances       4.73        27,750,000                             -
                                              86,250,000                     56,000,000

                                           $ 114,431,511                   $ 75,498,873

1999 ANNUAL REPORT

The following is a schedule of maturities of advances outstanding as of December 31, 1999:

Year ending December 31:        (IN THOUSANDS)
        2000                      $30,750,000
        2003                        3,000,000
        2004                       13,000,000
        2008                        9,000,000
        2009                       30,500,000
                                  $86,250,000

At December 31, 1999, advances from the Federal Home Loan Bank totaling $58,500,000 were putable advances whereby the Federal Home Loan Bank will automatically convert the fixed rate advance to a variable rate should the market interest rate exceed a predetermined strike rate.

Information concerning borrowings in 1999 and 1998 under retail repurchase agreements is summarized as follows:

                                                                              1999                1998

       Weight average interest rate during the year                               4.25%              4.59%
       Average daily balance                                              $ 21,906,544        $ 14,901,890
       Maximum month-end balance during the year                          $ 30,488,000        $ 19,499,000

   Federal agency debt securities underlying the agreements at December 31, 1999:

       Amortized cost                                                     $ 43,545,938
       Fair value                                                         $ 40,998,704

Retail  repurchase   agreements  represent  overnight  borrowings  from  deposit customers and the debt securities sold under the repurchase agreements were under the control of the subsidiary banks at December 31, 1999.

Community Bank has an overdraft line of credit agreement with the Federal Home Loan Bank which provides a line of credit not to exceed $2,500,000. This agreement expires on December 26, 2000. At December 31, 1999, Community Bank had no borrowings under this agreement.

Heritage Bank has an overdraft line of credit with the Federal Home Loan Bank which provides a line of credit not to exceed $500,000. This agreement expires on July 7, 2000. At December 31, 1999, Heritage Bank had no borrowings under this agreement.

The  advances  and  overdraft  lines  of  credit  are  secured  under a  blanket collateral agreement. At December 31, 1999, eligible collateral included residential mortgage loans with a carrying value of $80,431,508 and mortgage-backed and other debt securities with an amortized cost of $46,279,098 and fair value of $43,265,541 which were pledged as security under the agreement.

AUDITOR'S REPORT

Notes to Consolidated Financial Statements

(9)     BENEFIT PLANS

Defined Benefit Plans:
The Company sponsors a defined benefit pension plan. The benefits are based on years of service and the employees' highest average of total compensation for five consecutive years of employment.

On August 31, 1997, the plan was amended whereby participation in the plan was terminated effective as of that date.

Following are reconciliations of the pension benefit obligation and the value of plan assets for 1999 and 1998:

                                                   1999               1998
Pension benefit obligation

Balance, beginning of year                       $ 553,606        $ 1,000,362
Interest cost                                       38,752             61,976
Settlement loss                                                        34,273
Actuarial (gain) loss                               (1,005)            14,360
Benefits paid to participants                      (26,517)          (557,365)

Balance, end of year                             $ 564,836        $   553,606

Plan assets

Fair value, beginning of year                    $ 569,532        $   997,149
Actual return on plan assets                       100,035             53,448
Company contributions                                    -             76,300
Benefits paid to participants                      (26,517)          (557,365)

Fair value, end of year                          $ 643,050        $   569,532

At  December  31, 1999 and 1998,  the funded  status of the plan was as follows:

                                                                          1999         1998

Excess of the benefit obligation over the fair value of plan assets     $      -     $      -
Excess of the fair value of plan assets over the benefit obligation       78,214       76,018
Unrecognized actuarial gain                                              (30,128)     (40,246)

Prepaid (accrued) benefit cost                                          $ 48,086     $ 35,772

                               1999 ANNUAL REPORT


Pension expense for the years ended December 31 comprised the following:

                                           1999         1998         1997

Service cost                           $       -      $     -     $ 84,651
Interest cost                             38,752       61,976       70,973
Expected return on plan assets           (51,066)     (58,934)     (78,074)
Recognized actuarial loss                      -            -       20,539
Amortization of prior service cost             -            -       (2,596)
Amortization of the transition asset           -            -      (24,495)
Curtailment loss                               -            -       29,649
Settlement loss                                -       34,273            -

Pension expense (income)               $ (12,314)     $37,315     $100,647

The following weighted average rate assumptions were used in accounting for the plan:

                                            1999         1998         1997

Discount rate on benefit obligation            0            0        7.00%
Rate of employee compensation increase       N/A          N/A        4.50%
Rate of expected return on plan assets     9.00%        9.00%        9.00%

NCF Bank is a participant in the Financial Institutions Retirement Fund, a multi-employer defined benefit pension plan covering substantially all its employees. Employees are fully vested at the completion of five years of participation in the plan. No contributions were required during the three-year period ended December 31, 1999.

Employee Stock Ownership Plans:

The Company sponsors a leveraged employee stock ownership plan (ESOP) covering substantially all employees. The ESOP trust has acquired shares of company common stock financed by term loans with the Company. These employer loans and the related interest income are not recognized in the consolidated financial statements as the debt is serviced from Company contributions and all dividends on shares held by the ESOP trust. Dividends payable on allocated shares are charged to retained earnings and are satisfied either by the release of shares or the allocation of cash dividends to participant accounts. Dividends payable on unallocated shares are not considered dividends for financial reporting purposes. Shares held by the ESOP trust are allocated to participant accounts based on the ratio of the current year principal and interest payments to the total of the current year and future years principal and interest to be paid on the employer loans.

Compensation expense is recognized based on the average fair value of shares released for allocation to participant accounts during the year with a corresponding credit to stockholders' equity. Compensation expense recognized for 1999, 1998 and 1997 amounted to $113,879, $129,334 and $88,535, respectively.

                                AUDITOR'S REPORT

Company common stock held by the ESOP trust at December 31, were as follows:

                                            1999        1998

Allocated shares                         $ 31,527    $ 24,717
Unallocated shares                         24,700      31,510

      Total ESOP shares                    56,227      56,227

Fair value of unallocated shares         $404,463    $409,630

Defined Contribution Plans:

The Company has a defined contribution plan available to all eligible employees. The plan allows participating employees to make tax-deferred contributions under Internal Revenue Code Section 401(k). The Company contributed $58,234, $25,471 and $23,095 to the plan for the years ended December 31, 1999, 1998 and 1997, respectively.

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

Stock Options:

The Company's stock incentive plan provides for the granting of incentive and nonqualified stock options at exercise prices not less than the fair market value of the common stock on the date of grant. All options granted under the plan shall become vested and exercisable at the rate determined by the Board of Directors at the date of grant. Options granted under the plan expire not more than ten years after the date of grant. Payment of the option price may be in cash or shares of common stock at fair market value on the exercise date. Non-employee directors are eligible to receive only nonqualified stock options.

The following is a summary of the Company's stock options as of December 31, 1999, 1998 and 1997 and the changes for the years then ended:

                                                    1999                        1998                         1997
                                                         Weighted                    Weighted                     Weighted
                                                         Average                      Average                      Average
                                          Number of      Exercise      Number of     Exercise      Number of      Exercise
                                           Shares         Price         Shares         Price         Shares         Price

Outstanding at beginning of year              170,426        $ 19.08        54,028       $ 14.89         54,028       $ 14.89
Granted                                        16,300             16       120,600            21              -             -
Exercised                                      18,009             15         3,602            15              -             -
Forfeited                                       6,900             21           600            21              -             -

Outstanding at end of year                    161,817        $ 19.20       170,426       $ 19.08         54,028       $ 14.89

Exercisable at end of year                     62,692        $ 17.76        52,426       $ 15.12         14,636       $ 14.89

                               1999 ANNUAL REPORT

For options outstanding at December 31, 1999, the option price per share ranged from $14.89 to $21.00 and the weighted average remaining contractual life of the options was 8.2 years.

For purposes of providing the pro forma disclosures required under SFAS No. 123, the fair value of stock options granted in 1998 and 1999 was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was originally developed for use in estimating the fair value of traded options which have different characteristics from the Company's employee stock options and require the use of highly subjective assumptions which can materially affect the fair value estimate. As a result, management believes that the Black-Scholes model may not necessarily provide a reliable measure of the fair value of employee stock options.

The following assumptions were used for grants in 1999 and 1998:

                                               1999           1998

Expected dividend yield                          3.22%          2.30%
Risk-free interest rate                          5.50%          5.50%
Expected volatility                             13.49%         16.81%
Expected life of options                     10 years       10 years
Weighted average fair value at grant date       $3.27          $5.79

Had compensation cost for the Company's stock-based compensation plans been determined in accordance with the fair value based accounting method provided by SFAS No. 123, the net income and net income per common share for the years ended
December 31, 1999, 1998 and 1997 would have been as follows:

                                         1999            1998           1997
                                      (In thousands, except per share amounts)

Pro forma net income                    $3,245          $2,158         $2,650
Pro forma net income per share:
  Basic                                  $1.22           $0.80          $0.99
  Diluted                                $1.22           $0.79          $0.99

Stock Appreciation Rights:

The stock incentive plan provides for the grant of stock appreciation rights to optionees whereby an optionee may surrender any exercisable stock option, or portion thereof, in return for payment in cash and/or common stock at fair market value. Stock appreciation rights relating to incentive stock options must be granted concurrently with the incentive stock options. Stock appreciation rights relating to nonqualified stock options may be granted concurrently with the option or any time thereafter which is prior to the exercise or expiration of such options. Compensation cost will be recognized each year representing the appreciation in the value of such rights over the periods in which they become exercisable.

                                AUDITOR'S REPORT

Performance Share Awards:

Pursuant to the stock incentive plan, the company may grant performance share awards to employees for up to 20,000 shares of common stock. The level of performance shares eventually distributed is contingent upon the achievement of specific performance criteria within a specified award period set at the grant date.

The compensation cost attributable to these restricted stock awards is based on the fair market value of the shares at the grant date. In lieu of shares of common stock, the Company may distribute cash in an amount equal to the fair market value of the common stock award. The compensation expense is recognized over the specified performance period. During 1999, the Company granted 8,700 shares of common stock as performance share awards and compensation expense of $61,950 was recognized for the year ended December 31, 1999.

Management Stock Bonus Plan:

On April 16, 1996, NCF Bank and Trust Company established a restricted stock bonus plan as an encouragement for directors, officers and key employees to remain in the employment or service of the bank. The shares granted under the plan were in the form of restricted stock vesting over a five- year period beginning one year after the date of grant of the award. Compensation expense is recognized pro rata over the period during which the shares are earned. The terms of the restricted stock bonus plan included a provision whereby all unearned shares become fully vested upon a change in control. As a result, all remaining unearned compensation cost was recognized in 1998 and the shares awarded were distributed. Compensation expense recognized for the years ended December 31, 1998 and 1997 was $186,992 and $77,952, respectively.

(11)    DEFERRED COMPENSATION AND RETIREMENT PLANS

During 1998, the Company entered into deferred compensation and retirement agreements whereby certain officers were provided specific amounts of income following retirement. The benefits under the agreements are fully vested or vest over the term of employment to the date of normal retirement. At December 31, 1999, the Company had recorded the present value of the expected retirement benefit obligations for all such agreements. The Company recognized compensation expense of $32,860 and $560,750 for 1999 and 1998, respectively.

NCF Bank and Trust Company established a supplemental executive retirement plan for the bank's former chief executive officer. The plan provided for a monthly retirement benefit in excess of the amount provided for by the bank's multi-employer defined benefit plan, not exceeding 2% of average monthly compensation multiplied by total years of service. As of December 31, 1997, the bank had recorded the present value of the expected retirement benefit obligation. Compensation expense for 1999 amounted to $4,676. During 1997, the bank recorded a $25,099 credit to compensation expense for a reduction in the present value of the expected retirement benefit obligation as a result of a change in the retirement benefit provided under the multi-employer defined benefit plan.

NCF Bank and Trust Company has a director's consultation and retirement plan to provide each director with 15 years of service a monthly benefit equal to the director's fees in effect prior to normal retirement. The bank has recognized compensation expense based on the present value of the expected retirement benefit obligations. The plan provided for full vesting of benefits following a change in control. As of December 31, 1999, the bank has recorded the present value of the fully vested expected retirement benefit obligation. Director's retirement compensation expense of $16,226, $171,000 and $126,842 was recorded in 1999, 1998 and 1997, respectively.

                               1999 ANNUAL REPORT

(12)    INCOME TAXES

The Company files consolidated income tax returns with its subsidiaries, with each charged or given credit for applicable tax as though separate returns were filed. The components of income tax expense were as follows:

                               1999            1998           1997

Current                    $ 2,103,811     $ 1,900,920    $ 1,875,501
Deferred (credit)               25,820        (376,699)      (184,714)

    Totals                 $ 2,129,631     $ 1,524,221    $ 1,690,787

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 1998 were as follows:

                                                           1999            1998
Deferred tax (assets) liabilities:
  Deferred loan fees and costs                         $   58,142      $   54,946
  Prepaid pension expense                                  13,131          17,360
  Mortgage servicing rights                                69,312          62,199
  Deferred start-up costs for tax purposes                 (6,208)        (12,418)
  Allowance for loan losses and tax bad debt reserve     (606,706)       (421,535)
  Depreciation                                            158,891         157,998
  Net unrealized loss on securities available for sale   (152,100)           (147)
  Deferred compensation and retirement plans             (275,530)       (370,802)
  Basis difference in FHLB stock                           96,220          92,252
  Management stock bonus plan                                   -        (136,734)
  Other                                                    (3,241)         34,925

    Net deferred tax asset                             $ (648,089)     $ (521,956)

The reconciliation of income tax expense with the amount which would have been provided at the federal statutory rate of 34 percent follows:

                                                        1999           1998            1997

Provision at statutory rate                           $ 1,863,637     $ 1,333,576     $ 1,497,431
State income tax-net of federal tax benefit               263,417         229,965         222,997
Nontaxable interest and dividend income                   (74,100)        (40,379)        (42,639)
Other                                                      76,677           1,059          12,998

      Net provision for income taxes                  $ 2,129,631     $ 1,524,221     $ 1,690,787

Effective tax rate                                         38.90%          38.90%          38.40%

                                AUDITOR'S REPORT

Notes to Consolidated Financial Statements

Prior to January 1, 1996, Community Bank and NCF Bank were permitted by the Internal Revenue Code to deduct from taxable income an annual addition to a statutory bad debt reserve subject to certain limitations. Retained earnings at December 31, 1999, includes approximately $5.5 million of cumulative deductions for which no deferred federal income tax liability has been recorded. Reduction of these reserves for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes subject to the then current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $1.9 million at December 31, 1999.

Recently enacted federal legislation repealed the reserve method of accounting for bad debts by qualified thrift institutions for tax years beginning after December 31, 1996. As a result, Community Bank and NCF Bank will no longer be able to calculate the annual addition to the statutory bad debt reserve using the percentage-of-taxable-income method. Instead, the banks will be required to compute their federal tax bad debt deduction based on actual loss experience over a period of years. The legislation requires the banks to recapture into taxable income over a six-year period its post- 1987 additions to the statutory bad debt reserve, thereby generating additional tax liability. At December 31, 1999, the remaining balance of the post-1987 reserves totaled $123,434 for which a deferred tax liability of $41,968 has been recorded.

The legislation also provides that the banks will not be required to recapture their pre-1988 statutory bad debt reserves if they cease to meet the qualifying thrift definitional tests and if they continue to qualify as a "bank" under existing provisions of the Internal Revenue Code.

(13)    DIVIDEND RESTRICTIONS
The dividends which the subsidiary banks may pay to the Company are subject tovarious legal and regulatory restrictions. At December 31, 1999, retained earnings of subsidiary banks available for the payment of dividends without approval by the state regulatory authorities was approximately $1.8 million.

(14)    REGULATORY MATTERS

The Company and its subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to quantitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and its subsidiaries meet all capital adequacy requirements to which it is subject.

                               1999 ANNUAL REPORT

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the subsidiary banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institutions' categories.

The actual capital amounts and ratios are also presented in the table. No amounts were deducted from capital for interest-rate risk in either year.

                                                                                                      Minimum
                                                                                                    To Be Well
                                                                         Minimum                  Capitalized Under
                                                                       For Capital                Prompt Corrective
                                              Actual                 Adequacy Purposes:           Action Provisions:
                                       Amount         Ratio         Amount         Ratio         Amount         Ratio
                                                               (DOLLARS IN THOUSANDS)
As of December 31, 1999:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated                    $43,335         17.10%       $20,330          8.00%           N/A
      Community Bank                  $26,768         16.40%       $13,036          8.00%       $16,295        16.00%
      Heritage Bank                    $7,216         13.00%        $4,445          8.00%        $5,557        10.00%
      NCF Bank                         $7,083         22.20%        $2,554          8.00%        $3,192        10.00%

  Tier I Capital (to Risk
    Weighted Assets):
      Consolidated                    $41,593         16.40%       $10,165          4.00%           N/A
      Community Bank                  $25,726         15.80%        $6,518          4.00%        $9,777         6.00%
      Heritage Bank                    $6,811         12.30%        $2,223          4.00%        $3,334         6.00%
      NCF Bank                         $6,788         21.30%        $1,277          4.00%        $1,915         6.00%
  Tier I Capital (to Average
    Assets):
      Consolidated                    $41,593         10.70%       $15,522          4.00%           N/A
      Community Bank                  $25,726          9.70%       $10,625          4.00%       $13,281         5.00%
      Heritage Bank                    $6,811          9.80%        $2,795          4.00%        $3,493         5.00%
      NCF Bank                         $6,788         13.90%        $1,955          4.00%        $2,444         5.00%

As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated                    $42,620         20.40%       $16,704          8.00%           N/A
      Community Bank                  $24,719         16.70%       $11,825          8.00%       $14,781        10.00%
      Heritage Bank                    $4,860         14.90%        $2,607          8.00%        $3,259        10.00%
      NCF Bank                        $10,444         42.20%        $1,981          8.00%        $2,476        10.00%

  Tier I Capital (to Risk
    Weighted Assets):
      Consolidated                    $41,344         19.80%        $8,352          4.00%           N/A
      Community Bank                  $23,921         16.20%        $5,913          4.00%        $8,869         6.00%
      Heritage Bank                    $4,599         14.10%        $1,304          4.00%        $1,956         6.00%
      NCF Bank                        $10,227         41.30%          $990          4.00%        $1,485         6.00%

  Tier I Capital (to Average
    Assets):
      Consolidated                    $41,344         12.70%       $12,958          4.00%           N/A
      Community Bank                  $23,921         10.50%        $9,158          4.00%       $11,447         5.00%
      Heritage Bank                    $4,599          9.20%        $1,498          3.00%        $2,497         5.00%
      NCF Bank                        $10,277         24.70%        $1,657          4.00%        $2,072         5.00%

                                AUDITOR'S REPORT

(15)    COMMITMENTS AND CONTINGENCIES
In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit and legal claims, which are not reflected in the financial statements.

Commitments under outstanding standby letters of credit totaled $2,333,750 at December 31, 1999. The following is a summary of the commitments to extend credit at December 31, 1999 and 1998:

                                                                     1999                1998
Loan commitments:
  Fixed rate                                                  $ 2,250,500         $ 3,802,877
  Adjustable rate                                                  80,000             993,160
  Residential construction                                              -             100,400

Undisbursed commercial and personal lines of credit            81,130,632          34,822,513
Undisbursed portion of construction loans in process            4,041,311           1,843,642

      Total commitments to extend credit                     $ 87,502,443        $ 41,562,592

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary banks evaluate each customer's credit worthiness on a case-by- case basis. The amount and type of collateral obtained, if deemed necessary upon extension of credit, varies and is based on management's credit evaluation of the counterparty. Standby letters of credit are conditional commitments issued by the subsidiary banks to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The subsidiary banks have not been required to perform on any financial guarantees and have not incurred any losses on their commitments during the past three years.

                               1999 ANNUAL REPORT

(17)    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value and estimated fair value of financial instruments at December
31 are as follows:

                                                            1999                               1998
                                                  Carrying           Fair           Carrying            Fair
                                                     Value          Value              Value           Value
                                                                        (In thousands)
Financial assets:
  Cash and due from banks                         $  7,248        $ 7,248           $ 14,051        $ 14,051
  Interest bearing deposits in banks                 5,767          5,767              7,589           7,589
  Securities available for sale                      6,428          6,428                916             916
  Securities held to maturity                       97,909         91,905             91,782          91,773
  Mortgage loans held for sale                           -              -              3,522           3,547

  Loans receivable                                 247,759              -            200,851               -
  Less:  allowance for loan losses                   1,741              -              1,276               -
    Loans receivable, net                          246,018        242,718            199,575         201,248

  Federal Home Loan Bank stock                       7,362          7,362              3,346           3,346

Financial liabilities:
  Deposits                                         226,473        225,855            212,867         214,127
  Borrowed funds:
    Advances from Federal Home
      Loan Bank                                     86,250         84,914             56,000          55,552
    Retail repurchase agreements                    28,182         28,182             19,499          19,499

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

                                AUDITOR'S REPORT

Notes to Consolidated Financial Statements

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

Commitments to Extend Credit

The majority of commitments to extend credit and standby letters of credit would result in loans with a market rate of interest if funded. A reasonable estimate of the fair value of these financial instruments is the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments. At December 31, 1999 and 1998, these amounts are immaterial.

(18)    PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial information for Community Bank Shares of Indiana, Inc. (parent company only) for the years ended December 31, 1999 and 1998 follows:

Balance Sheets   (IN THOUSANDS)                       1999          1998

Assets:
  Cash on deposit with subsidiary                       $0           $92
  Interest bearing deposits with banks                 662           831
  Securities held to maturity                        2,000         2,000
  Receivables from subsidiaries                      1,359           591
  Investment in subsidiaries                        39,093        37,479
  Premises and equipment                               965           779
  Other assets                                          92            29

      Total Assets                                 $44,171       $41,801
Liabilities and Stockholders' Equity:
  Other liabilities                                 $2,541          $415
  Stockholders' equity                              41,630        41,386

      Total Liabilities and Stockholders' Equity   $44,171       $41,801

                               1999 ANNUAL REPORT

Statements of Income   (IN THOUSANDS)                  1999        1998         1997

Income:
  Dividends from subsidiary                          $3,800      $1,300         $975
  Realized gain on sale of security                      22           -            -
  Management and other fees from subsidiaries         1,651       1,796        1,462
  Interest and dividend income                          155         166          181
      Total income                                    5,628       3,262        2,618

Expense:
  Operating expenses                                  2,944       3,149        1,726

Income before income taxes and equity in
  undistributed net income of subsidiaries            2,684         113          892

Income tax credit                                      (383)       (439)         (43)

Income before equity in undistributed net income
  of subsidiaries                                     3,067         552          935

Equity in undistributed net income of subsidiaries      285       1,846        1,778

      Net Income                                     $3,352      $2,398       $2,713

                                AUDITOR'S REPORT

Statements of Cash Flows   (IN THOUSANDS)                            1999         1998         1997

Operating Activities:
  Net income                                                       $3,352       $2,398       $2,713
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Realized gain on sale of security                                   (22)           -            -
  Equity in undistributed net income of subsidiaries                 (285)      (1,846)      (1,778)
  (Increase) decrease in other assets and liabilities, net           (124)          90          389
        Net Cash Provided By Operating Activities                   2,921          642        1,324

Investing Activities:
  Decrease in interest bearing deposits with banks                    169        2,246            -
  Purchase of security available for sale                            (250)           -            -
  Proceeds from sale of security available for sale                   272            -            -
  Purchase of securities held to maturity                               -       (2,000)           -
  Net (increase) decrease in premises and equipment                  (186)        (169)          14
        Net Cash Provided By Investing Activities                       5           77           14

Financing Activities:
  Purchase of treasury stock                                       (1,878)           -            -
  Exercise of stock options                                           268           54            -
  Dividends paid                                                   (1,408)      (1,122)      (1,019)
        Net Cash Used By Financing Activities                      (3,018)      (1,068)      (1,019)

Net increase (decrease) in cash                                       (92)        (349)         319

Cash at beginning of year                                              92          441          122

Cash at End of Year                                                    $-          $92         $441

(19)    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                               1999            1998             1997
Cash payments for:
  Interest                                              $13,896,253     $12,192,838      $11,637,071
  Taxes                                                   2,037,046       2,086,970        1,660,213

Transfers from loans to real estate acquired
   through foreclosure                                      $13,000        $128,747         $724,486

                               1999 ANNUAL REPORT

(20)    SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                 First       Second       Third       Fourth
                                                Quarter     Quarter      Quarter     Quarter
1999                                                (In thousands except per share data)

Interest income                                    $5,861       $6,150      $6,748       $6,971
Interest expense                                    3,188        3,329       3,654        3,833
 Net interest income                                2,673        2,821       3,094        3,138

Provision for loan losses                             136          156         183          179
 Net interest income after provision                2,537        2,665       2,911        2,959

Non-interest income                                   514          462         483          434
Non-interest expenses                               1,658        1,809       1,988        2,028
Income before income taxes                          1,393        1,318       1,406        1,365
Income tax expense                                    531          510         543          546
  Net income                                         $862         $808        $863         $819

Net income per common share, basic                  $0.32        $0.30       $0.32        $0.31
Net income per common share, diluted                $0.32        $0.30       $0.32        $0.31

1998

Interest income                                    $5,335       $5,319      $5,520       $5,770
Interest expense                                    2,968        2,928       3,070        3,242
 Net interest income                                2,367        2,391       2,450        2,528

Provision for loan losses                              88          102          52          112
 Net interest income after provision                2,279        2,289       2,398        2,416

Non-interest income                                   390          436         483          521
Non-interest expenses                               1,524        2,485       1,616        1,665
Income before income taxes                          1,145          240       1,265        1,272
Income tax expense                                    432          127         496          469
  Net income                                         $713         $113        $769         $803

Net income per common share, basic                  $0.27        $0.04       $0.29        $0.30
Net income per common share, diluted                $0.26        $0.04       $0.28        $0.30

The quarterly financial information has been restated to conform non-interest income, expenses and income taxes with the statements of income for the years ended December 31, 1999 and 1998 for the classification of loan origination costs, net realized loss on sale of securities and state franchise taxes.

                                AUDITOR'S REPORT

Notes to Consolidated Financial Statements

(21)    SUPPLEMENTAL DISCLOSURE FOR EARNINGS PER SHARE

                                                        1999             1998             1997
Basic:
  Earnings:
    Net income                                   $33,516,654       $2,398,062       $2,713,423
  Shares:
    Weighted average common
      shares outstanding                           2,662,295        2,703,309        2,678,643

    Net income per common share, basic                 $1.26            $0.89            $1.01

Diluted:
  Earnings                                        $3,351,654       $2,398,062       $2,713,423

    Shares:
      Weighted average common
        shares outstanding                         2,662,295        2,703,309        2,678,643
      Add: Dilutive effects of outstanding
        options                                        5,267           14,582            5,536
      Weighted average common shares
        outstanding, as adjusted                   2,667,562        2,717,891        2,684,179

Net income per common share, diluted                   $1.26            $0.88            $1.01

Unearned ESOP shares are not considered as outstanding for purposes of computing the weighted average common shares outstanding.

                               1999 ANNUAL REPORT

                                 ANNUAL MEETING
The Annual Meeting of Stockholders will be held at 1:00 p.m., Tuesday, May 16, 2000, at the Koetter Woodworking Forest Discovery Center, which is located in Starlight, Indiana.

                General Counsel                 Special Counsel
                Young, Lind, Endres & Kraft     Wyatt, Tarrant & Combs
                126 W. Spring Street            Citizens Plaza
                New Albany, Indiana 47150       500 West Jefferson Street
                                                Louiville, Kentucky 40202

                Independent Auditor             Transfer Agent
                Monroe Shine & Co., Inc.        Registrar and Transfer Company
                222 East Market Street          10 Commerce Drive
                New Albany, Indiana 47150       Cranford, New Jersey 07016

The common stock of Community Bank Shares of Indiana, Inc. is traded over the counter under the Nasdaq Small Cap Market symbol of CBIN.

Since its debut as the world's first electronic stock market, the Nasdaq Stock Market has been at the forefront of innovation, using technology to bring millions of investors together with the world's leading companies. Today, Nasdaq is the fastest growing stock market in the United States, listing nearly 4,900 of the world's most innovative companies. Nasdaq trades more shares per day and has a greater dollar volume of trades than any other U.S. equities market. It is also among the world's best regulated stock markets, employing the most sophisticated surveillance systems and regulatory specialists to protect investors and provide a fair and competitive trading environment. By providing an efficient environment for raising capital, Nasdaq has helped thousands of companies achieve their desired growth and successfully make the transition to public ownership.

GENERAL INQUIRIES AND REPORTS
Community Bank Shares of Indiana, Inc. is required to file an annual report on Form 10-K for its fiscal year ended December 31, 1999, with the Securities and Exchange Commission. Shareholders may obtain copies of this annual report and the holding company's quarterly reports, without charge, by contacting:

                                Pamela P. Echols
                               Corporate Secretary
                     Community Bank Shares of Indiana, Inc.
                                  P.O Box 939
                           New Albany, Indiana 47150
                                 (812) 981-7373

In addition, shareholders may access the above referenced financial information at the Securities and Exchange Commission's (SEC) internet site, which is www.sec.gov.