Form 10-K, Exhibit 13
period 2000-12-31
COMMUNITY BANK SHARES OF INDIANA INC
filed 2001-04-02
CIK 933590

Exhibit 13 - Annual Report to Shareholders

[Pictures of three people representing customers of the Company]

The Way Banking Was Meant To Be.

Face-To-Face(SM)

[Picture of tree- and fence-lined country road]

[Community Bank Shares Logo]                   [Pictures of three people
Community Bank Shares of Indiana, Inc.    representing customers of the Company]

                                                              ANNUAL REPORT 2000

                      "Philanthropy is always an important
                part of our mission, and 2000 was no exception.
                 Some notable efforts include our Metro United
                  Way campaign, which raised a record $38,000,
                   and Community Bank's success in building a
                 new library at Lillian Emery Elementary School
                  in New Albany. Employees also volunteer more
                than ninety hours at Lillian Emery each month."


2   ANNUAL REPORT 2000

Table of Contents

        Letter to Shareholders                                          4

        Management's Discussion & Analysis                              6

        Selected Consolidated Financial and Other Data                  7

        Independent Auditors' Report                                   26

        Consolidated Balance Sheets                                    27

        Consolidated Statements of Stockholders' Equity                28

        Consolidated Statements of Income                              29

        Consolidated Statements of Cash Flows                          30

        Notes to Consolidated Financial Statements                     32

        Stockholder Information                                        55


FACE-TO-FACE   3

[Community Bank Shares of Indiana, Inc. Logo]
Community Bank Shares of Indiana, Inc.



Dear Shareholder:

[Picture of James D. Rickard, Director, President and CEO; and C. Thomas Young, Chairman]

For Community Bank Shares of Indiana, Inc., 2000 will be remem bered as a year marked by progress, one in which our company took important steps to strengthen customer and shareholder value.

From an industry perspective, 2000 was a challenging year for community institutions throughout the country. Rising interest rates generally had an adverse effect on industry earnings and stock prices. Community banks were particularly vulnerable since their earnings typically rely on net interest income to a greater extent than larger banks do. We responded by adopting a balance sheet strategy in late 2000 that's designed to improve net interest income while reducing our earnings volatility in times of rising or declining interest rates.

Consolidated assets were $416.2 million at December 31, 2000 as compared to $384.4 million at December 31, 1999. Net income was approximately $2.7 million (or $1.05 per diluted share) for the year ended December 31, 2000, as compared to approximately $3.4 million (or $1.26 per diluted share) for the same period ending December 31, 1999.

The decrease in net income can be attributed in part to higher average interest rates in 2000 as compared to 1999, but there were several non-recurring items during 2000 which also contributed to lower net income: an increase in the allowance for loan losses, restructuring of the company's data processing operations, and realized losses on the sales of investment securities.

The wide range of achievements our company enjoyed will have a combined effect toward maximizing future competitiveness and profitability. Commercial and consumer loans continued to grow as a percent of our total loan portfolio as the Company continues its balance sheet compo- sition strategy. And our investment services department, Heritage Financial Services, recorded another exceptional year in 2000, generating a 20.6% percent increase in commission income over 1999's results.

The affiliate banks continued to provide an outstanding level of customer service throughout the year. In fact, readers of The New Albany Tribune and The Evening News voted Community Bank of Southern Indiana as "Best Bank" in the 2000 Annual Readership Awards. Several of our banking center employees were singled out for individual excellence as well.

2000 also saw the introduction of On Call 24-hour Telephone Banking, a service that's providing added convenience and accessibility for customers of Community and Heritage Bank. And we broke ground for a new drive-through facility at Fourth and Spring streets in New Albany. In Nelson County, NCF Bank & Trust became Community Bank of Kentucky to offer customers a better representation of its identity as a community bank.

4   ANNUAL REPORT 2000

In addition, the spirit of teamwork and cooperation among employees across the organization has never been greater. Employee "action teams" have been formed to address strategic issues that have been identified as critical to the future success of the organization. Their work has already resulted in the introduction of a new employee training program; an incentive sales program open to all employees; and the improvement of existing products. Teams are also working to develop new products and services as well as innovative delivery systems for greater customer convenience.

We also launched a new brand image that affirms our commitment to personal banking service. This image, which centers on the theme The Way Banking Was Meant To Be - Face to Face, is based on our inherent strengths as local banks within the communities we serve. The brand includes the introduction of a new logo for both Community Bank of Southern Indiana and Community Bank of Kentucky and an extensive advertising campaign. As you can see, elements of this theme are featured in this year's Annual Report.

THE WAY BANKING WAS MEANT TO BE.
Face-To-Face

[Community Bank Logo]
Community Bank

[Picture of Wanda Very, Asst. V.P., Customer Service]
Member FDIC
Wanda Very, Asst. V.P., Customer Service

Philanthropy is always an important part of our mission, and 2000 was no exception. Some notable efforts include our Metro United Way campaign, which raised a record $38,000, and Community Bank's success in building a new library at Lillian Emery Elementary School in New Albany. Employees also volunteer more than ninety hours at Lillian Emery each month. In Nelson County, Community Bank of Kentucky continued to support the community, including major contributions to St. Catharine College and Bethlehem High School. All of this is in addition to the substantial contributions our banks made to support such areas as education, human services, health, culture and art.

In summary Community Bank Shares of Indiana, Inc., continues to be a strong and dynamic company while maintaining an impressive level of corporate citizenship. And we've never been better positioned for growth as we continue to make strategic advances while adopting balance sheet strategies to maximize profitability. We look forward with confidence to a prosperous year in 2001.

Sincerely


/s/ C. Thomas Young                                   /s/ James D. Rickard
C. Thomas Young                                       James D Rickard
Chairman                                              President & CEO


FACE-TO-FACE   5

Management's Discussion and Analysis

                                    GENERAL
This section presents an analysis of the consolidated financial condition of Community Bank Shares of Indiana, Inc. (the Company) and its wholly-owned bank subsidiaries, Community Bank of Southern Indiana, Heritage Bank of Southern Indiana, and Community Bank of Kentucky, at December 31, 2000 and 1999, and the consolidated results of operations for each of the years in the three year period ended December 31, 2000. The information contained in this section should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this annual report.

The Company conducts its primary business through its three subsidiaries, which are community-oriented financial institutions offering a variety of financial services to their local communities. The subsidiaries are engaged primarily in the business of attracting deposits from the general public and using such funds for the origination of: 1) commercial business and real estate loans and 2) secured consumer loans such as home equity lines of credit, automobile loans, and recreational vehicle loans. Additionally, the subsidiary banks originate and sell into the secondary market mortgage loans for the purchase of single-family homes in Floyd and Clark Counties, Indiana, and Nelson County, Kentucky, including surrounding communities. Occasionally, the banks will retain residential mortgage loans for inclusion in their loan portfolios. The subsidiaries invest excess liquidity in U.S. agency securities and, to a lesser extent, mortgage-backed securities.

The operating results of the Company depend primarily upon the subsidiary banks' net interest income, which is determined by the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest-earning assets principally consist of loans, taxable and tax-exempt securities, and Federal Home Loan Bank stock. Interest-bearing liabilities principally include deposits, retail repurchase agreements, and advances from the Federal Home Loan Banks of Indianapolis and Cincinnati. The net incomes of the subsidiary banks are also affected by a) provision for loan losses, b) noninterest income, including net gains on sales of loan and securities, deposit account service charges and commission-based income, c) noninterest expenses, such as compensation and benefits; occupancy, equipment, and data processing expenses; and other expenses, such as audit, advertising, postage, printing, and telephone expenses, and d) income tax expense.

On May 6, 1998, the Company issued 740,974 shares of its common stock for all the outstanding common stock of NCF Financial Corporation, the parent holding company of NCF Bank and Trust Company (now Community Bank of Kentucky). NCF Financial Corporation was then merged into the Company with the acquisition accounted for as a pooling-of-interests. Accordingly, the Company's financial statements have been retroactively restated to include the operations of NCF Financial Corp. for all periods presented. Certain reclassifications have been made to the historical financial statements of NCF Financial Corporation to conform to the Company's presentation.

                           FORWARD-LOOKING STATEMENTS
This Annual Report, past and future filings made by the Company with the Securities and Exchange Commission, as well as other filings, reports, and press releases made or issued by the Company and its subsidiaries, and oral statements made by executive officers of the Company and subsidiary banks may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to such matters as assumptions concerning future economic

[Picture of Bill Kaiser, Asst. V.P., Business Services]
Bill Kaiser
Asst. V.P., Business Services


6   ANNUAL REPORT 2000
conditions and their effect on the economies in which the Company and its subsidiary banks operate, credit quality and expectations concerning revenues and earnings for the Company and its banks through growth resulting from acquisitions, attraction of new loan and deposit customers, or the introduction of new products and services. Such forward-looking statements are based on assumptions rather than historical fact and are therefore inherently uncertain and subject to risk.

The Company cautions that a variety of factors could cause the actual results to differ materially from the anticipated results or expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect such forward-looking statements include, but are not limited to, the following: 1) adverse changes in economic conditions affecting the banking industry in general and, more specifically, the market areas in which the Company and its subsidiary banks operate, 2) adverse changes in the legislative and regulatory environment affecting the Company and its subsidiary banks, 3) increased competition from other financial and non-financial institutions, 4) the impact of technological advances on the banking industry, and 5) other risks detailed at times in the Company's filings with the Securities and Exchange Commission. The Company and subsidiary banks do not assume an obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The following table sets forth certain information concerning the financial position of the Company (including consolidated data from operations of its subsidiaries, if applicable) at the dates indicated:

Financial Condition Data

                                                                   At December 31
                                    -----------------------------------------------------------------------------
                                        2000           1999            1998          1997               1996
                                    -----------------------------------------------------------------------------
                                                                   (In Thousands)
Total amount of:
Assets                                   $416,221        $384,443       $331,945      $288,486          $272,476

Loans receivable, net                     287,859         246,018        199,575       170,866           165,696
Securities held to maturity:
Mortgage-backed
     securities                                 -          26,388         29,194        23,519            24,867
Other debt securities                           -          71,521         62,588        66,653            55,346
Securities available for sale,
     at fair value                         86,436           6,428            916           883             2,532
Cash and interest-bearing
     deposits with banks                   18,435          13,015         21,640        16,794            16,139

Deposits                                  258,222         226,473        212,867       207,991           199,365
Repurchase agreements                      22,547          28,182         19,499        12,142            10,702
FHLB advances                              91,800          86,250         56,000        27,000            23,000
Stockholders' equity                       40,888          41,630         41,386        39,701            37,876

FACE-TO-FACE   7

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Key Operating Ratios
The table below sets forth certain performance ratios of the Company for the periods indicated.

                                                                  At or for the Year Ended December 31,
                                                       -------------------------------------------------------------
                                                          2000        1999         1998        1997        1996
                                                       -------------------------------------------------------------
Return on average assets                                     0.67%       0.94%        0.79%       0.95%       0.76%
Return on average equity                                      6.43        7.98         5.87        6.94        5.73
Average equity to average assets                             10.39       11.75        13.51       13.73       13.34
Equity to assets at period end                                9.82       10.83        12.47       13.76       13.90
Net interest rate spread                                      2.83        3.10         2.91        2.75        2.65
Net yield on average interest-earning assets                  3.17        3.46         3.38        3.29        3.21
Non-performing loans to total gross loans                     0.36        0.06         0.23        0.18        0.93
Non-performing assets to total gross loans                    0.36        0.06         0.33        0.60        0.99
Average interest-earning assets to
   average interest-bearing liabilities                     107.17      108.52       111.25      112.76      113.33

Net interest income after provision for
   loan losses, to total noninterest expenses               124.28      147.96       128.70      150.63      123.87

Dividend payout ratio                                        51.32       43.01        52.55       39.02       46.54
Number of full-service offices                                  10          10           10           8           7

Changes in Financial Condition
(Dollar amounts in thousands)
                                    General.
At December 31, 2000, the Company's assets, which are primarily composed of the assets of the subsidiary banks, totaled $416,221 as compared to $384,443 and $331,945 at December 31, 1999 and 1998, respectively. Total assets increased by $31,778, or 8.3%, from December 31, 1999 to December 31, 2000 and by $52,498, or
15.8%, from December 31, 1998 to December 31, 1999. The growth during 2000 was fueled mainly by growth in deposit accounts (see the Deposits section) as a funding source, while 1999's growth mainly resulted from increases in Federal Home Loan Bank advances. For both 1999 and 2000, most of the available funds were invested in the commercial and consumer loan portfolios of the subsidiary banks.

                      Cash and Interest-Bearing Deposits.
The Company's holdings of short-term investments serve as a source of liquidity to meet depositor and borrower funding requirements. The Company holds both cash and interest-bearing deposits with banks to fulfill these needs. Cash and interest-bearing deposits with banks increased $5,420 from the balance of $13,015 at December 31, 1999 to $18,435 at December 31, 2000, due entirely to a large unexpected deposit that was carried with the Federal Reserve Bank as of December 31, 2000. Excluding this large item, short-term liquidity was maintained at a relatively stable level over the course of 2000 in order to maximize the yield on earning-assets. Cash and interest-bearing deposits with banks decreased $8,625 from 1998 to 1999 primarily because of a large unexpected governmental deposit that was invested in short-term funds as of December 31, 1998.


8   ANNUAL REPORT 2000

                             Investment Securities.
In addition to short-term investments, the Company invests in intermediate- and longer-term securities for both future liquidity and as a significant source of interest income. Investment securities available for sale, at fair value, consist primarily of U.S. Government agency obligations, mortgage-backed securities, and municipal bonds and totaled $86,436, $6,428, and $916 at December 31, 2000, 1999, and 1998 respectively. Available-for-sale investment securities increased in 2000 as the Company adopted SFAS 133, Accounting for
Derivative Instruments and Hedging Activities, on October 1, 2000, and transferred certain held-to-maturity securities into the available-for-sale category in order to provide more liquidity within the investment portfolio and be able in the future to designate any transferred securities as a hedged item in accordance with SFAS 133. Also, with the adoption of SFAS 133, the Company transferred securities with an amortized cost of $10,311 from the held-to-maturity to the trading category.

Total investment securities decreased from $104,337 at December 31, 1999 to $86,436 at December 31, 2000. The decrease resulted from the sale of the securities transferred from held-to-maturity to trading in December 2000 and principal collections of $5,951 on mortgage-backed securities. Mortgage-backed securities consist primarily of securities that are insured or guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC), the Federal National Mortgage Association (FNMA) or the Government National Mortgage Association (GNMA). Held-to-maturity securities increased $6,127 during 1999 as management leveraged the Company's strong capital position to increase interest income. Securities available for sale increased $5,512, or 601.7%, during 1999 as management attempted to provide more liquidity within the investment portfolio.

                               Loans Receivable.
Loans receivable (including loans held for sale) amounted to $287,859 at December 31, 2000, $246,018 at December 31, 1999 and $199,575 at December 31,
1998. These increases ($41,841 in 2000 and $46,443 in 1999) resulted from the Company's continued focus on increasing the yield on earning assets by originating and retaining mortgage, consumer and commercial business loans.

The following table presents outstanding loans by category for each of the previous three years:

                                                                    At December 31,
                                       --------------------------------------------------------------------------
                                               2000                     1999                       1998
                                               ----                     ----                       ----
                                         Amount    Percent        Amount     Percent        Amount     Percent
                                       ----------------------   -----------------------   -----------------------
Residential real estate loans            $101,843      34.60%     $103,015       40.91%     $105,249       51.92%
Home equity lines of credit                14,017       4.76         7,344        2.92         6,760        3.34

Commercial real estate loans               76,185      25.89        52,499       20.85        35,424       17.48
Commercial loans                           89,660      30.46        78,973       31.37        48,057       23.71
Consumer loans and loans
     secured by deposit accounts           12,629       4.29         9,951        3.95         7,202        3.55
                                       ----------------------   -----------------------   -----------------------
Gross loans receivable                   $294,334     100.00%     $251,782      100.00%     $202,692      100.00%
                                       ----------------------   -----------------------   -----------------------
Undisbursed portion
     of loans in process                   (3,635)                  (4,041)                   (1,844)
Deferred loan origination
     fees and costs, net                       29                       18                         3
Allowance for loan losses                  (2,869)                  (1,741)                   (1,276)
                                       -----------              -----------               -----------
Loans receivable, net                    $287,859                 $246,018                  $199,575
                                       ===========              ===========               ===========

FACE-TO-FACE   9

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The restructuring of the loan portfolio from a residential mortgage loan bias to a portfolio weighted more heavily toward commercial business and real estate loans and consumer loans is the result of management's balance sheet composition strategy, in which assets are shifted into higher yielding commercial and consumer loans.

The loan portfolio contains no loans to foreign governments, foreign enterprises or foreign operations of domestic corporations. The Company has no concentrations of loans in the same or similar industries that exceed 10% of total loans.

                             Non-performing Assets.
Non-performing assets may consist of 1) non-accrual loans for which the ultimate collectibility of interest is uncertain, but for which some or all the principal is considered collectible, 2) restructured loans which have had an alteration to the original interest rate, repayment terms or principal balance because of a deterioration in the financial condition of the borrower, or 3) loans more than 90 days past due but still accruing interest because that interest has been determined to be ultimately collectible. Impaired loans covered by Financial Accounting Standards (FAS) 114 and 118 are defined by the Company as non-accrual loans. Non-performing assets also include foreclosed real estate that has been acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Foreclosed real estate is carried at the lower of cost or fair value less estimated selling costs, and is actively marketed for sale. The following table presents information pertaining to non-performing assets as of December 31, for each of the past five years.

                                                                          At December 31,
                                              ------------------------------------------------------------------------
                                                   2000          1999           1998          1997          1996
                                              ------------------------------------------------------------------------
Loans accounted for on a non- accrual basis:

     Residential mortgage loans                      $   180       $   24         $  102        $  294       $ 1,557
     Commercial real estate                              862           120            368             -            -
     Consumer                                             10             1              -            22            -
                                              ------------------------------------------------------------------------
Total                                                $ 1,052       $   145        $  470        $   316      $ 1,557

Foreclosed real estate (1)                           $     -       $    13        $  200        $   724      $   101
                                              ------------------------------------------------------------------------
Total non-performing assets                          $ 1,052       $   148        $  670        $ 1,040      $ 1,658

Non-accrual loans as a
     percent of total gross loans                       0.36%         0.06%         0.23%          0.18%        0.93%
                                              ------------------------------------------------------------------------
Non-performing assets as a
     percent of total gross loans                       0.36%         0.06%         0.33%          0.60%        0.99%
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

Management attributes the strength of these ratios to stringent credit quality requirements and the utilization of effective underwriting procedures. However, these ratios are influenced by factors outside of the Company's control, such as the general economic climate of the markets within which the Company operates.


10   ANNUAL REPORT 2000

                           Allowance for Loan Losses.
Management of each subsidiary bank, in conjunction with the Company's internal asset review committee, maintains the allowance for loan losses at a level that is sufficient to absorb credit losses inherent in the loan portfolio. Management determines the level of the allowance for loan losses based on its evaluation of the collectibility of the loan portfolio, including the composition of the portfolio, historical loan loss experience, specific impaired loans, and general economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated future cash flows. The allowance for loan losses is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs of specific loans, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited directly to the provision for loan losses. At December 31, 2000, the Company's allowance for loan losses totaled $2,869 as compared to $1,741 at December 31, 1999. The allowance for loan losses was $1,276 at December 31, 1998. At December 31, 2000, the Company's allowance represented 1.00% of the total loan portfolio as compared to 0.70% on December 31, 1999. See the "Provision for Loan Losses" section in this annual report for further information regarding the increase in the allowance for loan losses during 2000.

Statements made in this section regarding the adequacy of the allowance for loan losses are forward-looking statements that may or may not be accurate due to the impossibility of predicting future events. Because of uncertainties intrinsic in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may differ from actual results.

                                   Deposits.
Deposits totaled $258,222 at December 31, 2000, as compared to $226,473 at December 31, 1999 and $212,867 at December 31, 1998. The subsidiary banks do not generally engage in sporadic increases or decreases in interest rates paid, or offer the highest rates available in its deposit market except upon specific occasions when market conditions have created opportunities to attract longer-term deposits. The following table presents outstanding deposits by category for each of the previous three years:

                                                                         At December 31,
                                              ----------------------------------------------------------------------
                                                       2000                    1999                   1998
                                                       ----                    ----                   ----
                                                Amount      Percent     Amount      Percent     Amount     Percent
                                                ------      -------     ------      -------     ------     -------
Noninterest-bearing demand deposits              $ 14,052       5.44%   $ 10,259       4.53%   $ 18,655       8.76%
Savings and interest-
     bearing demand deposits                       98,428      38.12      90,095      39.78      68,684      32.27
Time deposits                                     145,742      56.44     126,119      55.69     125,528      58.97
                                              ----------------------------------------------------------------------
Total deposits                                   $258,222     100.00%   $226,473     100.00%   $212,867     100.00%
                                              ======================================================================

Transaction accounts, which include both noninterest-bearing demand and savings and interest-bearing demand accounts, increased by $12,126 from December 31, 1999 to December 31, 2000. Management has attempted to increase lower-cost transaction accounts as a percent of its deposit base, and the increase of noninterest-bearing demand deposits as a percent of total deposits demonstrates that management has been successful to some extent. However, competition for deposits within the Company's market areas is intense; consequently, management used growth in time deposits to achieve its 2000 funding growth goals.

FACE-TO-FACE   11

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                Borrowed Funds.
In addition to deposits, the Company also receives funding from Federal Home Loan Bank advances and retail repurchase agreements. As competition for deposits becomes increasingly aggressive, both from other financial institutions and newer competitors such as mutual funds, the bank uses these other sources of funding to meet its shorter-term liquidity needs while continuing its strategy of attracting long-term deposit relationships.

Advances from the FHLB of Indianapolis amounted to $91,800, $86,250, and $56,000 at December 31, 2000, 1999, and 1998, respectively. The increase in FHLB advances during these periods reflected the attractive rates offered on such advances as well as management's strategy to occasionally fund specific investments with FHLB advances that are matched to the term of such investments at a positive interest rate spread. The weighted-average rate on FHLB advances amounted to 6.00%, 5.29%, and 5.11% at December 31, 2000, 1999, and 1998. The
subsidiary banks use FHLB advances to fund lending and investment activities, withdrawals from deposit accounts and other ordinary course of business activities. The maximum month-end balance at any time during 2000 was $99,000, and the average balance for the year was $94,220.

Retail repurchase agreements represent overnight borrowings from deposit customers secured by debt securities owned by and under the control of the subsidiary banks. At December 31, 2000 the Company had retail repurchase agreements outstanding of $22,547, as compared to $28,182 at December 31, 1999. The $5,635 decrease in repurchase agreements reflects a drawback of using repurchase agreements as a significant funding source; these accounts typically carry larger balances than transaction-oriented deposit accounts and can be quite volatile in nature. The weighted-average interest rate for these instruments was 5.82%, 4.79%, and 4.10% at December 31, 2000, 1999 and 1998,
respectively. The maximum month-end balance at any time during 2000 was $25,636, and the average balance for 2000 was $21,688.

                             Stockholders' Equity.
Stockholders' equity decreased from $41,630 at December 31, 1999 to $40,888 at December 31, 1999. The reduction in capital was mainly attributable to the repurchase of shares of the Company's common stock ($1,550); dividends paid to shareholders ($1,375); and the cumulative effect of change in accounting principle ($2,660; see Note 4, Cumulative Effect of Change in Accounting Principle, in Notes to Consolidated Financial Statements in this annual report); offset by net income and the change in accumulated other comprehensive income ($4,717 in the aggregate).

The Company's Board of Directors authorized a share repurchase plan in March 2000 of up to $4,000 of the Company's common stock. Through December 31, 2000, a total of $1,083 had been expended to purchase shares under this repurchase plan.


[Picture of Wanda Very, Asst. V.P., Customer Service]
Wanda Very
Asst. V.P., Customer Service

12 ANNUAL REPORT 2000

Summary of Operations
The following table summarizes the Company's results of operations for each of the periods indicated:

                                                                            Year Ended December 31,
                                                    ------------------------------------------------------------------------
                                                         2000          1999           1998          1997          1996
                                                    ------------------------------------------------------------------------
                                                                   (In thousands except per share data)

Interest income                                           $ 30,489      $ 26,139       $ 22,357      $ 21,000      $ 19,028
Interest expense                                            18,314        14,004         12,208        11,660        10,607
----------------------------------------------------------------------------------------------------------------------------
Net interest income                                         12,175        12,135         10,149         9,340        10,607
Provision for losses on loans                                1,197           654            354           226           128
----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
     for losses on loans                                    10,978        11,481          9,795         9,114         8,293
----------------------------------------------------------------------------------------------------------------------------
Noninterest income:
Net gains on sale of mortgage loans                            171           252            284           215           102
Net gain on sales of premises and equipment                     86             -              -             -             -
Gain on trading securities                                     171             -              -             -             -
Service charges on deposit accounts                            667           488            433           386           366
Commission income                                              657           545            495           304           341
Miscellaneous income                                           221           198            205           220           240
----------------------------------------------------------------------------------------------------------------------------
Total noninterest income                                     1,973         1,483          1,417         1,125         1,049
----------------------------------------------------------------------------------------------------------------------------
Noninterest expense:
Compensation and benefits                                    4,993         4,554          4,210         3,625         3,072
Net occupancy and equipment                                  1,214           895            632           524           494
Deposit insurance premiums                                      46           105            111           293         1,542
Data processing services                                       988           635            563           495           448
Other                                                        1,592         1,294          1,119           898           920
Merger-related expenses                                          -             -            655             -             -
----------------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                    8,833         7,483          7,290         5,835         6,476
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
     effect of change in accounting principle                4,118         5,481          3,922         4,404         2,866
Income tax expense                                           1,267         2,129          1,524         1,691           855
Cumulative effect of change in
     accounting principle                                    (172)             -              -             -             -
----------------------------------------------------------------------------------------------------------------------------
Net income                                                   2,679         3,352           2,398        2,713         2,011
============================================================================================================================
Net income per share, basic                                $  1.05       $  1.26        $  0.89       $  1.01       $  0.76
Net income per share, diluted                              $  1.05       $  1.26        $  0.88       $  1.01       $  0.76
Dividends paid by the Company                              $  0.54       $  0.54        $  0.48       $  0.42       $  0.42
Dividends paid by NCF Financial Corp.                          n/a           n/a        $  0.22       $  0.30       $  0.15

FACE-TO-FACE   13

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Results of Operations
(Dollar amounts in thousands)

                                    General
The Company reported net income of $2,679, $3,352, and $2,398 for the years ended December 31, 2000, 1999, and 1998, respectively. Results for the year ended December 31, 2000 were affected by significant charges related to an increase in the allowance for loan losses over the previous year, restructuring of the Company's data processing operations, and realized losses on the sales of investment securities. First, the Company recognized $1,197 in provision for loan losses during 2000 as compared to $654 in the prior year. Second, the Company recognized an after-tax charge of approximately $119 in 2000 related to progress in the consolidation of the Company's two data processing platforms (see "Noninterest Expenses" for further information on this charge). Finally, the Company recognized an after-tax loss of approximately $61 in 2000 on the sale of securities in order to generate liquidity for lending operations. In 1998, the Company incurred non-recurring merger-related expenses in conjunction with its acquisition of NCF Financial Corporation as explained previously in this annual report. In addition, the Company also incurred non-recurring supplemental retirement plan expenses in 1998 (see the Notes to Consolidated Financial Statements for a more complete explanation of the Company's benefit plans). The pre-tax impact of these non-recurring charges was $998 in 1998, with an after-tax reduction to 1998 net income of $601.

The following discussion is an analysis of the critical components of net income for the years 2000, 1999, and 1998.

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

Net interest income improved each year and totaled $12,175, $12,135 and $10,149 for 2000, 1999, and 1998, respectively. The net yield on earning assets declined from 3.46% in 1999 to 3.17% in 2000. The net yield on earning assets had increased from 3.38% in 1998 to 3.46% in 1999.

The weighted-average yield on interest earning assets increased from 7.59% in 1999 to 7.94% in 2000. The weighted-average yield on interest earning assets was 7.62% in 1998. Interest income during the last three years grew from $22,357 in 1998, to $26,139 in 1999, and finally to $30,489 in 2000. The increase in yield on earning assets reflected a higher average prime rate in 2000 as compared to 1999. The large increase in interest income in 2000 was the result of substantial growth in its commercial and consumer loan portfolios as the Company continued to implement its balance sheet restructuring strategy.

Higher average market interest rates in 2000 as compared to 1999 resulted in a higher cost of funds in 2000. The weighted-average rate on interest-bearing liabilities increased to 5.11% in 2000 from 4.49% in 1999, after decreasing from 4.71% in 1998. Through the utilization of strategic pricing and funding alternatives provided by the Federal Home Loan Bank advance program, management attempts to minimize interest expense after consideration of the interest rate risk and maturity and repricing implications of the Company's funding source alternatives. However, the repricing characteristics of the Company's interest-bearing liabilities are such that in a rising interest rate environment the cost of these funds will increase relatively rapidly; these repricing characteristics are what caused the weighted-average rate on interest-bearing liabilities to increase from 1999 to 2000 in response to higher average market interest rates.

14   ANNUAL REPORT 2000

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

                                                                    Year Ended December 31,
                               --------------------------------------------------------------------------------------------------
                                            2000                              1999                             1998
                                            ----                              ----                             ----
                                Average             Average      Average             Average      Average             Average
                                Balance   Interest  Yield/Cost   Balance  Interest  Yield/Cost    Balance  Interest  Yield/Cost
                                -------   --------  ----------   -------  --------  ----------    -------  --------  ----------
                                                                    (Dollars in thousands)
Interest-earning assets:
Loan portfolio (1)               $270,930  $23,087       8.52%   $224,037  $18,438        8.23%   $186,342  $15,539         8.34%
Securities:
   Taxable                         94,147    6,111       6.49      98,451    6,276        6.37      78,076    5,020         6.43
   Tax-exempt                       6,868      365       5.31       4,697      237        5.05       2,648      168         6.34
FHLB stock                          7,502      612       8.16       4,566      360        7.88       2,655      210         7.91
Interest-bearing
   deposits with banks              4,320      314       7.27       7,058      419        5.94      18,369    1,007         5.48
                               --------------------             -------------------              -------------------
Total interest-
   earning assets                 383,767   30,489       7.94     338,809   25,730        7.71     288,090   21,944         7.62
Noninterest-earning
   assets                          17,155                          18,520                           14,292
                               -----------                      ----------                       ----------
Total assets                     $400,922                        $357,329                         $302,382
                               ===========                      ==========                       ==========

Interest-bearing liabilities:
Deposits                         $242,172  $11,454       4.73    $219,283   $9,301        4.24    $203,866   $9,330         4.58
Short-term borrowings              21,688    1,209       5.57      22,095      931        4.21      15,009      504         3.36
FHLB advances                      94,220    5,651       6.00      70,841    3,772        5.32      40,081    2,374         5.92
                               --------------------             -------------------              -------------------
Total interest-
   bearing liabilities            358,080   18,314       5.11     312,219   14,004        4.49     258,956   12,208         4.71
Noninterest-
   bearing liabilities              1,182                           3,115                            2,560
                               -----------                      ----------                       ----------
Total liabilities                 359,262                         315,334                          261,516
Stockholders' equity               41,660                          41,995                           40,866
                               -----------                      ----------                       ----------
Total liabilities and
   stockholders' equity          $400,922                        $357,329                         $302,382
                               ===========                      ==========                       ==========
Net interest income                        $12,175                         $11,726                          $ 9,736
                                          =========                       =========                        =========
Interest rate spread (2)                                2.83%                            3.10%                             2.91%
Net yield on interest-
   earning assets (3)                                   3.17%                            3.46%                             3.38%
Ratio of average interest-
   earning assets to
   average interest-
   bearing liabilities                                107.17%                          108.52%                           111.25%

(1) Average balances include non-accrual loans.
(2) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

FACE-TO-FACE   15

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Rate/Volume Analysis
The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rate (change in rate multiplied by prior average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume); and
(iv) the net change.

                                                     Year Ended                                    Year Ended
                                                    December 31,                                  December 31,
                                                   2000 vs. 1999                                  1999 vs. 1998
                                             Increase(Decrease) Due to                      Increase(Decrease) Due to
                                    ---------------------------------------------  --------------------------------------------

                                                                        Net                                           Net
                                                            Rate/     Increase                            Rate/     Increase
                                      Volume      Rate     Volume    (Decrease)      Volume      Rate    Volume    (Decrease)
                                    ---------------------------------------------  --------------------------------------------
                                                                          (In thousands)
Interest income:
Loans                                    $3,945     $ 244     $  51      $ 4,240        $3,146   $(205)    $ (42)      $ 2,899
Taxable securities                         (274)      114        (5)        (165)        1,310     (43)      (11)        1,256
Tax-exempt securities                       109        13         6          128           130     (34)      (27)           69
FHLB stock                                  232        12         8          252           151      (1)         -          150
Interest-bearing
   deposits with banks                     (163)       94       (36)        (105)         (620)     83       (51)         (588)
                                    -------------------------------------------------------------------------------------------
Total interest-earning assets             3,849       477        24        4,350         4,198    (271)     (145)        3,782
                                    -------------------------------------------------------------------------------------------

Interest Expense:
Deposits                                    971     1,070       112        2,153           706    (693)      (42)         (29)
Short-term borrowings                       (17)      301        (6)         278           238     128        61          427
FHLB advances                             1,245       477       157        1,879         1,822    (240)     (184)        1,398
                                    -------------------------------------------------------------------------------------------
Total interest-bearing liabilities        2,199     1,848       263        4,310         2,766    (795)     (175)        1,796
                                    -------------------------------------------------------------------------------------------
Net interest income                      $1,650    $1,371     $(239)       $  40        $1,432   $ 524      $ 30       $ 1,986
                                    ===========================================================================================

                           Provision for Loan Losses
Provisions for loan losses are charged against earnings to bring the total allowance for loan losses to a level considered reasonable by management based on a) historical experience, b) the volume and type of lending conducted by the subsidiary banks, c) the status of past due principal and interest payments, d) general economic conditions, and e) inherent credit risk related to the collectibility of the each bank's loan portfolio. Provisions for loan losses of $1,197, $654, and $354 were made in years 2000, 1999, and 1998 respectively.

During 2000, management refined its measurement process for estimating probable losses within its loan portfolio. Using both industry and internal historical charge-off data, the Company established ranges of probable loss percentages for its distinct loan portfolios: residential real estate, commercial real estate, commercial business, home equity loans and lines of credit, and consumer. Probable loss ranges are applied to the outstanding balance within each portfolio at a given point in time to determine an acceptable allowance range for each loan portfolio. Probable losses on impaired loans are generally determined based on collateral values or the present value of estimated future cash flows.

The refinement of the measurement process for estimating probable loan losses indicated that the allowance for loan losses needed to be increased to account for a) the proportionate increase in commercial and consumer loans, which carry inherently more risk than residential mortgage loans, b) an increase in loans accounted for on a non-accrual basis, and c) an increase in estimated loss exposure resulting from an increase in impaired loans. Consequently, the Company increased the provision for loan losses by $543 during 2000 compared to 1999.

16   ANNUAL REPORT 2000

Noninterest Income The Company's principal sources of noninterest income include loan fees recognized when loans are sold in the secondary market, loan servicing income on loans sold where the Company has retained servicing, miscellaneous fees charged for depository services offered, and commissions earned on the sale of alternative investments. The Company has experienced growth in total noninterest income in each of the past three years, going from $1,417 in 1998 to $1,483 in 1999, and finally to $1,973 in 2000. Most of this increase is attributable to service charges on deposit accounts and commission income on the sale of alternative investments such as annuities and mutual funds. Deposit service charges increased as both the dollar value and number of deposit accounts increased from 1999 to 2000. In addition, the subsidiary banks reconfigured their transaction deposit account product line, with a net increase in average fees per account. Commission income increased as a result of a) a strong economy, b) increased investing awareness among the general public, and
c) an increased emphasis on the sale of alternative investment products. Net gain on sales of mortgage loans decreased because of the reduced volume of loan originations that resulted from the general increase in mortgage interest rates. In addition to the items outlined so far, the Company realized non-recurring noninterest income from net gain on sale of premises and equipment and gains on trading securities. In 2000 the Company sold the building at 202 E. Spring St., New Albany, Indiana, that it previously occupied as its corporate headquarters. The gains on trading securities are related to the securities transferred pursuant to the Company's adoption of SFAS 133, Accounting for Derivative Instruments and Hedging Activities (see Note 4, Cumulative Effect of Change in Accounting Principle, in the Notes to Consolidated Financial Statements contained elsewhere in this annual report).

                              Noninterest Expenses
Total noninterest expenses in 2000 increased by approximately $1,350 when compared to 1999, and by $193 in 1999 as compared to 1998. As mentioned earlier in this report, the Company recognized an after-tax charge of approximately $119 in 2000 related to progress in the consolidation of the Company's two data processing platforms. Excluding this non-recurring charge, noninterest expenses increased by $1,231, or 16.5%, from 1999 to 2000. Excluding 1998's non-recurring expenses mentioned previously (merger-related expenses of approximately $655 and supplemental retirement plan expenses of $343), total noninterest expenses in 1999 increased by approximately $1,191, or 18.9%, compared to 1998.

The principal category of the Company's noninterest expenses is compensation and benefits, which increased by $439, or 9.6%, during 2000 and by $344, or 8.2%, during 1999, as compared to the previous year. The increase from 1999 to 2000 is attributable to a) increased 401(k) plan expenses, b) increased educational expenses, and c) increased staffing levels at each of the subsidiary banks as well as in the areas of accounting, deposit operations, and corporate administration. From 1998 to 1999, compensation and benefits actually increased $687, or 17.8%, when excluding the non-recurring compensation expenses mentioned previously. This increase was attributable to the following factors: 1) the addition of staff in the loan operations, credit administration, accounting, and mortgage origination areas, as well as additional personnel at Heritage Bank and Community Bank of Kentucky, and 2) an increase of approximately $165 in incentive compensation.

In 2000, net occupancy and equipment expenses rose $319, or 35.6%, due primarily to the effect of a full year's expenses in the Company's new corporate headquarters building in downtown New Albany, Indiana that was occupied June 1999. In 1999, occupancy and equipment expenses rose $263, or 41.6%, due to increased expenses resulting from the occupation of the corporate headquarters and equipment expenses incurred in 1999 related to the Year 2000 date change issue.


FACE-TO-FACE   17

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Data processing service expense increased $353, or 55.6%, in 2000 versus 1999, and $72, or 12.8%, in 1999 as compared to 1998 as the Company continued its efforts to utilize automation and electronic methods of operation coupled with Year 2000 compliance expenditures. Additionally, the Company has operated under two separate data processing systems since its merger with NCF Financial Corporation in May 1998; the Company recognized an after-tax charge in 2000 of approximately $119 related to progress in the consolidation of the Company's data processing platforms.

Other expenses including advertising, postage, forms and supplies, professional fees and supervisory assessments increased by $239 in 2000 and $169 in 1999. The 2000 increase is attributable to the following factors: 1) increased communication expenses relating to upgraded telephone lines for increased network speed, 2) increased consulting fees relating to a reengineering project undertaken by the Company in early 2000, 3) a large one-time charitable contribution made to a local non-profit organization, and 4) other expenses such as postage and printing that relate to increases in volumes between the periods.

                                  Income Taxes
Federal and state income tax expense totaled $1,267 in 2000, $2,129 in 1999, and $1,524 in 1998. The effective tax rates amounted to 30.8%, 38.9%, and 38.9% in 2000, 1999 and 1998, respectively. The effective tax rate declined substantially in 2000 as compared to 1999 and 1998 due to an amendment in Indiana financial institution tax law designed to treat resident financial institutions the same as nonresident financial institutions by providing for apportionment of Indiana income based on receipts in Indiana. Receipts for Indiana were defined to exclude receipts from out of state sources and federal government and agency obligations. This change was effective retroactively to January 1, 1999 (see
Note 14, Income Taxes, in Notes to Consolidated Financial Statements in this annual report).


Quarterly Financial Information
The quarterly financial information has been restated to conform interest income, noninterest income, expenses and income taxes with the statements of income for the years ended December 31, 1999 for the classification of loan fees and service charges, loan origination costs, net realized loss on sale of securities and state franchise taxes.

The increase in the provision for loan losses for each quarter of 2000 as compared to the same quarter in 1999 is a result of management's balance sheet composition strategy, in which assets are shifted into higher yielding commercial and consumer loans. In response to the effects of this strategy, the allowance for loan losses needed to be strengthened in 2000 to account for the proportionate increase in commercial and consumer loans, which carry inherently more risk than residential mortgage loans, as well as the increase in estimated loss exposure resulting from an increase in impaired loans over the course of 2000.

The tax benefit recognized in the fourth quarter of 2000 resulted from an amendment in Indiana financial institution tax law designed to treat resident financial institutions the same as nonresident financial institutions by providing for apportionment of Indiana income based on receipts in Indiana. Receipts for Indiana were defined to exclude receipts from out of state sources and federal government and agency obligations. This change was effective retroactively to January 1, 1999 (see Note 14, Income Taxes, in Notes to Consolidated Financial Statements in this annual report).

[Picture of Dale Orem, Chairman, Heritage Bank]
Dale Orem
Chairman, Heritage Bank


18   ANNUAL REPORT

                                                           First            Second           Third            Fourth
                                                          Quarter          Quarter          Quarter          Quarter
2000                                                                  (In thousands, except per share data)

Interest income                                              $   7,143        $   7,582        $   7,820        $   7,933
Interest expense                                                 4,030            4,459            4,808            5,016
                                                      --------------------------------------------------------------------
Net interest income                                              3,113            3,123            3,022            2,917
Provision for loan losses                                          181              221              381              414
                                                      --------------------------------------------------------------------
Net interest income after provision for loan losses              2,932            2,902            2,641            2,503
Noninterest income                                                 422              377              499              675
Noninterest expenses                                             2,143            2,075            2,131            2,484
                                                      --------------------------------------------------------------------
Income before income taxes and cumulative
  effect of change in accounting principle                       1,211            1,204            1,009              694
Income tax expense (benefit)                                       483              440              364              (20)
                                                      --------------------------------------------------------------------
Income before cumulative effect of
  change in accounting principle                                   728              764              645              714
Cumulative effect of change in accounting
  principle, net of tax                                              -                -                -             (172)
                                                      --------------------------------------------------------------------
Net income                                                   $     728        $     764        $     645        $     542
                                                      ====================================================================
Net income per common share, basic                           $    0.28        $    0.30        $    0.26        $    0.21
                                                      ====================================================================
Net income per common share, diluted                         $    0.28        $    0.30        $    0.26        $    0.21
                                                      ====================================================================

1999

Interest income                                              $   5,861        $   6,150        $   6,748        $   6,971
Interest expense                                                 3,188            3,329            3,654            3,833
                                                      --------------------------------------------------------------------
Net interest income                                              2,673            3,329            3,094            3,138
Provision for loan losses                                          136              156              183              179
                                                      --------------------------------------------------------------------
Net interest income after provision                              2,537            2,665            2,911            2,959
Noninterest income                                                 514              462              483              434
Noninterest expenses                                             1,658            1,809            1,988            2,028
                                                      --------------------------------------------------------------------
Income before income taxes                                       1,393            1,318            1,406            1,365
Income tax expense                                                 531              510              543              546
                                                      --------------------------------------------------------------------
Net income                                                   $     862        $     808        $     863        $     819
                                                      ====================================================================
Net income per common share, basic                           $    0.32        $    0.30        $    0.32        $    0.31
                                                      ====================================================================
Net income per common share, diluted                         $    0.32        $    0.30        $    0.32        $    0.31
                                                      ====================================================================

FACE-TO-FACE   19

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Liquidity and Capital Resources
Liquidity levels are adjusted in order to meet funding needs for deposit outflows, repayment of borrowings, loan commitments and to meet asset/liability objectives. The subsidiary banks' primary sources of funds are deposits, repayment of loans and mortgage backed securities, Federal Home Loan Bank advances, maturities of investment securities and other short-term investments and funds from operations. While scheduled loan and mortgage backed securities repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition. The subsidiary banks manage the pricing of their deposits to attempt to maintain a steady deposit balance.

Liquidity management is both a daily and long term function of business management. If the subsidiary banks require funds beyond their ability to generate them internally, borrowing agreements exist with the Federal Home Loan Banks (FHLB) of Indianapolis and Cincinnati that provide an additional source of funds. At December 31, 2000, Community Bank of Southern Indiana and Heritage Bank had $61,500 and $14,500, respectively, in outstanding advances from the FHLB of Indianapolis, while Community Bank of Kentucky had $15,800 in outstanding advances from the FHLB of Cincinnati.

The Company anticipates it will have sufficient funds available to meet current loan commitments and other credit commitments. At December 31, 2000, the Company had commitments to 1) originate loans of $2,224, 2) fund the undisbursed portions of commercial and personal lines of credit of $86,126, and 3) fund the undisbursed portion of construction loans in process of $3,635.

Certificates of deposit scheduled to mature in one year or less at December 31, 2000 totaled approximately $99,553. Based upon past pricing and competitive experience and familiarity with the subsidiary banks' customer bases, management believes that a significant portion of these scheduled maturities will remain with the Company.

By all measurements, the Company and its subsidiary banks were considered well capitalized at December 31, 2000, at which time the Company had a risk-based capital ratio of 15.5%, a Tier 1 risk-based capital ratio of 14.5%, and a Tier 1 leverage capital ratio of 9.9%.

[Picture of two customers with bank representative]


20 ANNUAL REPORT

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

The Company's principal business is the making of loans, funded by customer deposits and, as necessary, other borrowed funds. Consequently, a significant portion of the Company's assets and liabilities are monetary in nature and fluctuations in interest rates will affect the Company's future net interest income and cash flows. This interest rate risk is the Company's primary market risk exposure. The Company does not enter into derivative financial instruments such as futures, forwards, swaps, and options. Also, the Company has no market risk-sensitive instruments held for trading purposes.

                      Quantitative Aspects of Market Risk
The Company's exposure to market risk is reviewed on a regular basis by its management. Interest rate risk management focuses on maintaining consistent growth in net interest income within Board-approved policy limits. The Company uses an earnings simulation model to analyze net interest income sensitivity to movements in interest rates. Earnings simulation analysis, or earnings-at-risk, measures the sensitivity of net interest income to specific interest rate movements. Given an immediate, sustained 200 basis point upward shock to the yield curve used in the simulation model, it is estimated net interest income for the Company would decrease by 11.02 percent over one year. A 200 basis point immediate, sustained downward shock in the yield curve would increase net interest income by an estimated 13.11 percent over one year. These estimated changes in net interest income are within the policy guidelines established by the Company's board of directors.

Assumptions are made within specific balance sheet portfolios when modeling sensitivity to interest rate changes. For residential mortgage loans, prepayment assumptions based upon internal historical data are used within the earnings simulation model. The effect of adjustable rate mortgage loan interest rate caps and floors on interest income is measured within the model. Assumptions concerning non-maturity deposit products reflect management's best estimate of expected future behavior in specific interest rate scenarios. The assumptions are inherently uncertain and, as a result, the simulation can not precisely estimate net interest income ore precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes, the difference between actual experience and the characteristics assumed, and changes in market conditions and management strategies.


FACE-TO-FACE   21

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The Company has interest rate risk exposure beyond the twelve months that has been measured through its earnings simulation analysis. An economic value of equity measure is used to estimate the total risk of both short- and long-term interest-sensitive positions. This type of analysis involves estimating all future cash flows from interest-earning assets and interest-bearing liabilities under specific interest rate scenarios. The discounted present value of all cash inflows less the discounted present value of all cash outflows represents the Company's economic value of equity. The sensitivity of this measure to changing interest rate environments indicates to management the degree of longer-term repricing and options risk inherent within its balance sheet.

Impact of Inflation and Changing Prices
The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the subsidiary banks are monetary. As a result, interest rates have a greater impact on the subsidiary banks' performances than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Market Price of Community Bank Shares of Indiana, Inc.
and Related Shareholder Matters
The common stock of Community Bank Shares of Indiana, Inc. is traded on the NASDAQ Small Cap market under the symbol of CBIN. The quarterly range of low and high trade prices per share of the Company's common stock as reported by NASDAQ is shown below.

           CBIN Market Price Summary

                                           2000                           1999
                                  -----------------------       -------------------------
                                     High        Low               High         Low
           First Quarter              $ 15.75    $ 13.31            $ 19.00      $ 13.63
           Second Quarter               14.75      14.31              18.50        15.25
           Third Quarter                14.31      12.88              18.50        16.63
           Fourth Quarter               14.19      12.88              17.63        13.88

As of December 31, 2000, there were approximately 882 shareholders of record. The Company pays cash dividends on a quarterly basis. Cash dividends paid by the Company were $0.54, $0.54, and $0.48 in 2000, 1999, and 1998, respectively. Cash dividends paid by NCF Financial Corporation were $0.22, $0.30, and $0.15 in fiscal years ending June 30, 1998, 1997, and 1996, respectively.


22   ANNUAL REPORT 2000

Change In or Disagreements with Accountants
On March 1, 2001, the board of directors of the Company determined to engage Crowe, Chizek and Company LLP as its independent auditors for the fiscal year ended December 31, 2001. On March 1, 2001, the registrant orally notified Monroe Shine & Co., Inc. (Monroe Shine), its current independent auditors, of this determination and that Monroe Shine would not be engaged for the fiscal year ending December 31, 2001. The determination to replace Monroe Shine was recommended by the audit committee and approved by the full board of directors of the Company.

The report of Monroe Shine on the consolidated financial statements of the Company for the years ended December 31, 2000 and 1999 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2000 and 1999 and during the period from December 31, 2000 to March 1, 2001, there were no disagreements between the registrant and Monroe Shine concerning accounting principles or practices, financial statement disclosures, or auditing scope or procedure.


[Picture of bank representative shaking hands with bank customer]

FACE-TO-FACE   23

[Picture of Gerald T. Koetter, C. Thomas Young, and James D. Rickard]

Community Bank Board of Directors

Members of the Community Bank Board of Directors include (from left) Gerald T. Koetter; C. Thomas Young, Chairman; and James D. Rickard, Director, President and CEO. Edward Pinaire (not pictured) serves as Special Consultant, to the Board.

The Board also consists of Gordon L. Huncilman; Robert J. Koetter, Sr.; Gary L. Libs, Vice Chairman; James W. Robinson; Timothy T. Shea; Kerry M. Stemler. They also serve as members of the Bank Shares Board and are pictured below.

The Faces of the Boards

[Picture of Kerry M. Stemler, Steven R. Stemler, James W. Robinson, James D. Rickard, C. Thomas Young, Robert J. Koetter, Sr., Gary L. Libs, Gordon L. Huncilman, and Timothy T. Shea]

Community Bank Shares of Indiana, Inc. Board of Directors

Standing from left--Kerry M. Stemler; Steven R. Stemler; James W. Robinson; James D. Rickard, Director, President and CEO; C. Thomas Young, Chairman; Robert
J. Koetter, Sr.; Gary L. Libs; Gordon L. Huncilman; Timothy T. Shea, Vice Chairman of the Board; Dale L. Orem (pictured with Heritage Board); Edward Pinaire, Special Consultant to the Board (not pictured).

24   ANNUAL REPORT 2000

[Picture of Robert E. Campbell, Jr., Patrick J. Daily, Dale L. Orem, R. Wayne Estopinal, Robert L. Pullen, and Greg Huber]

Heritage Bank Board of Directors

Standing from left--Robert E. Campbell, Jr.; Patrick J. Daily, Director, President and CEO; Dale L. Orem, Chairman; R. Wayne Estopinal
Sitting from left--Robert L. Pullen; Greg Huber

The board also consists of James D. Rickard; C. Thomas Young; and Steven R. Stemler, Vice Chairman. They are picture with the Bank Shares Board.

[Picture of Dr. T. Paul Barnes, Ken Rapier, Jr., Guthrie M. Wilson, III, Ben J. Wathen, J. Richard Heaton, Francis X. Smith, II, George M. Ballard]

Community Bank of Kentucky Board of Directors

Standing from left--Ken Rapier, Jr.; Ben J. Wathen Director, President and CEO; Francis X. Smith, II

Sitting from left--Dr. T. Paul Barnes; Guthrie M. Wilson, III, Chairman; J. Richard Heaton, Vice Chairman; George M. Ballard. John S. Tharp (not pictured) serves as Special Consultant, to the Board.

The board also consists of James D. Rickard and C. Thomas Young, who are pictured with the Bank Shares Board.

FACE-TO-FACE   25
Independent Auditors' Report

[Monroe Shine Logo]
Monroe Shine
Knowledge For Today     Vision For Tomorrow

Board of Directors and Stockholders
Community Bank Shares of Indiana, Inc.
New Albany, Indiana

We have audited the accompanying consolidated balance sheets of Community Bank Shares of Indiana, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bank Shares of Indiana, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with generally accepted accounting principles.

As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for debt securities in 2000 in accordance with the provisions of Statement of Financial Accounting Standards No. 133.


/s/ Monroe Shine

January 27, 2001


26   ANNUAL REPORT 2000

Consolidated Balance Sheets
Years Ended December 31, 2000 and 1999

                                                                                       2000                 1999
                                                                                       ----                 ----
ASSETS
  Cash and due from banks                                                      $  12,805,521       $   7,247,840
  Interest-bearing deposits with banks                                             5,629,948           5,766,843
  Securities available for sale, at fair value                                    86,435,789           6,427,699
  Securities held to maturity (fair value of $91,905,265 in 1999)                         -           97,908,992
  Loans, net of allowance for loan losses of $2,869,107 in 2000
    and $1,740,950 in 1999                                                       287,858,772         246,017,570
  Federal Home Loan Bank stock, at cost                                            7,601,000           7,362,100
  Foreclosed real estate                                                                  -               13,000
  Premises and equipment                                                          10,290,535           9,753,882
  Accrued interest receivable:
    Loans                                                                          1,966,280           1,540,811
    Securities                                                                     1,173,612           1,254,946
  Other assets                                                                     2,459,209           1,149,502
                                                                                  ------------------------------

      Total Assets                                                             $ 416,220,666       $ 384,443,185
                                                                                 ===============================

LIABILITIES
  Deposits:
    Noninterest bearing                                                        $  14,051,453       $  10,259,265
    Interest-bearing                                                             244,170,424         216,213,944
                                                                                 -------------------------------
      Total deposits                                                             258,221,877         226,473,209

  Short-term borrowings                                                           22,546,549          28,181,511
  Advances from Federal Home Loan Bank                                            91,800,000          86,250,000
  Accrued expenses and other liabilities                                           2,764,281           1,908,289
                                                                                 -------------------------------
      Total Liabilities                                                          375,332,707         342,813,009
                                                                                 -------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock without par value,
    Authorized 5,000,000 shares, none issued                                              -                    -
  Common stock of $.10 par value per share
    Authorized 10,000,000 shares; issued 2,728,298 shares                            272,830             272,830
  Additional paid-in capital                                                      19,490,610          19,472,332
  Retained earnings-substantially restricted                                      25,163,623          23,859,533
  Accumulated other comprehensive income-unrealized loss
    on securities available for sale                                               (853,756)            (231,991)
  Unearned ESOP and stock compensation                                             (219,814)            (339,367)
  Less treasury stock, at cost (190,191 shares; 80,391 shares in 1999)           (2,965,534)          (1,403,161)
                                                                                --------------------------------
        Total Stockholders' Equity                                                40,887,959          41,630,176
                                                                                 -------------------------------

        Total Liabilities and Stockholders' Equity                             $ 416,220,666       $ 384,443,185
                                                                                 ===============================

See notes to consolidated financial statements.


AUDITORS' REPORT   27

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2000, 1999 and 1998

                                                                               Accumulated     Unearned
                                                    Additional                     Other         ESOP
                                         Common      Paid-In       Retained    Comprehensive   and Stock    Treasury
                                          Stock      Capital       Earnings       Income     Compensation    Stock         Total
Balance at January 1, 1998             $ 272,470  $ 19,378,687   $ 20,731,894  $     2,752   $  (691,374)  $        -  $ 39,701,429

COMPREHENSVE INCOME
  Net income                                  -              -     2,3911,062            -             -            -     2,391,062
  Other comprehensive income:
    Change in unrealized gain
       (lost) on securities available
       for sale, net of deferred income tax
       benefit of $1,953                      -              -              -       (2,977)            -            -        (2,977)
    Less: reclassification adjustment         -              -              -            -             -            -             -
       Total comprehensive income             -              -              -            -             -            -     2,395,085
Cash dividends (5.48 per share)               -              -     (1,204,903)           -             -            -     1,204,903
Cash dividends of pooled affiliate            -              -        (55,339)           -             -            -       (55,339)

Adjustments to conform pooled affiliate's
   fiscal year end:
    Net income                                -              -        187,006            -             -            -       187,006
    Cash dividends                            -              -       (114.248)           -             -            -      (114,248)
    Shares released by ESOP trust             -          8,921              -            -        69,734            -        78,655
    Stock compensation expense                -              -              -            -        28,041            -        28,041
Exercise of stock options                    360        53,274              -            -             -            -        53,634
Stock compensation expense                    -              -              -            -       186,992            -       186,992
Shares released by ESOP trust                 -         59,438              -            -        69,896            -       129,334
Balance at December 31, 1998             272,830    19,500,320     21,949,472         (225)     (336,711)           -    41,385,616

COMPREHENSIVE INCOME
  Net income                                  -              -      3,351,654            -             -            -     3,351,654
  Other comprehensive income:
    Change in unrealized lots
       on securities available
       for sale, net of deferred income tax
       benefit of $1,52,190                   -              -              -     (232,031)            -            -      (232,031)
    Less: reclassification adjustment, net of
       deferred tax expense of $173           -              -              -          265             -            -           265
       Total comprehensive income                                                                                         3,119,888

Cash dividends ($.54 per share)               -              -     (1,441,593)           -             -            -    (1,441,593)

Purchase of treasury stock                    -              -              -            -             -   (1,877,788)   (1,877,788)
Restricted stock grants                       -        (16,613)             -            -      (137,025)     153,638             -
Exercise of stock options                     -        (52,835)             -            -             -      320,989       268,154
Stock compensation expense                    -              -              -            -        61,950            -        61,950
Shares released by ESOP trust                 -         41,460              -            -        72,419            -       113,879
Balance at December 31, 1999             272,830    19,472,332     23,859,533     (231,991)     (339,367)  (1,403.161)   41,630,176

COMPREHENSIVE INCOME
   Net income                                 -              -      2,678,775            -             -            -     2,678,775
   Other comprehensive income:
    Change in unrealized loss
       on securities available
       for sale, net of deferred income tax
       expense of $1,337,160                  -              -              -    2,038,654             -            -     2,038,654
    Less: reclassification adjustment         -              -              -            -             -            -             -
       Total comprehensive income             -              -              -            -             -            -     4,717,429
Cash dividends ($.54 per tbare)               -              -     (1,374,685)           -             -            -    (1,374,685)

Cumulative effect of change in accounting
   principle, net of deferred tax
   benefit of $1,744,977                      -              -              -   (2,660,419)            -            -    (2,660,419)
Purchase of treasury stock                    -              -              -            -             -   (1,549,773)   (1,549,773)
Forfeiture of restricted shares               -              -              -            -        12,600      (12,600)            -
Stock compensation expense                    -              -              -            -        45,675            -        45,675
Shares released by ESOP trust                 -         18,278              -            -        61,278            -        79,556
Balance at December 31, 2000          $ 272,830   $ 19,490,610   $ 25,163,623  $  (853,756)  $  (219,814)$ (2,965,534)  $40,887,959

See notes to consolidated financial statements.


28   ANNUAL REPORT 2000

Consolidated Statements of Income
Years Ended December 31, 2000, 1999, and 1998

                                                                    2000              1999               1998
                                                                    ----              ----               ----
INTEREST INCOME
  Loans, including fees                                        $ 23,086,435     $ 18,847,036      $ 15,951,875
  Securities:
    Taxable                                                       5,969,493        6,275,571         5,019,785
    Tax-exempt                                                      364,952          237,517           168,135
  Federal Home Loan Bank dividends                                  612,391          360,310           209,502
  Trading account securities                                        141,129               -                 -
  Interest-bearing deposits with banks                              313,869          419,147         1,007,327
                                                                ----------------------------------------------
      Total interest income                                      30,488,269       26,139,581        22,356,624
                                                                ----------------------------------------------

INTEREST EXPENSE
  Deposits                                                       11,454,088        9,300,788         9,330,203
  Short-term borrowings                                           1,208,753          931,363           503,976
  Advances from Federal Home Loan Bank                            5,650,853        3,772,236         2,373,650
                                                                ----------------------------------------------
      Total interest expense                                     18,313,694       14,004,387        12,207,829
                                                                ----------------------------------------------

      Net interest income                                        12,174,575       12,135,194        10,148,795
  Provision for loan losses                                       1,197,000          654,000           353,875
                                                                ----------------------------------------------
      Net interest income after provision for loan losses        10,977,575       11,481,194         9,794,920

NON-INTEREST INCOME
  Net gain on sales of mortgage loans                               171,359          251,812           284,348
  Net gain on sales of premises and equipment                        86,309               -                 -
  Gain on trading securities                                        171,189               -                 -
  Service charges on deposit accounts                               666,918          488,681           433,126
  Commission income                                                 656,760          544,794           495,129
  Net realized loss on securities available for sale                     -             (438)                -
  Other income                                                      220,315          198,373           204,518
                                                                ----------------------------------------------
      Total non-interest income                                   1,972,850        1,483,222         1,417,121
                                                                ----------------------------------------------

NON-INTEREST EXPENSES
  Compensation and benefits                                       4,993,234        4,554,631         4,209,578
  Net occupancy                                                     741,336          562,401           352,556
  Equipment                                                         472,223          332,911           278,973
  Data processing service                                           987,588          634,607           562,947
  Other                                                           1,638,381        1,398,581         1,230,514
  Merger related expenses                                                -                -            655,190
                                                                ----------------------------------------------
      Total non-interest expenses                                 8,832,762        7,483,131         7,289,758
                                                                ----------------------------------------------

  Income before income taxes and cumulative effect of
   change in accounting principle                                 4,117,663        5,481,285         3,922,283

  Income tax expense                                              1,267,157        2,129,631         1,524,221
                                                                ----------------------------------------------

  Income before cumulative effect of
   change in accounting principle                                 2,850,506        3,351,654         2,398,062
                                                                ----------------------------------------------
  Cumulative effect of change in accounting
   principle, net of income tax benefit of $97,035                 (171,731)              -                 -
                                                                ----------------------------------------------
  Net Income                                                    $ 2,678,775      $ 3,351,654       $ 2,398,062
                                                                ==============================================
  Net income per common share, basic                                 $ 1.05          $ 1.26           $ .89
                                                                ==============================================
  Net income per common share, diluted                               $ 1.05          $ 1.26           $ .89
                                                                ==============================================

See notes to consolidated financial statements.

AUDITORS' REPORT   29

Consolidated Statements of Cash Flows
Years Ended December 31, 2000, 1999, and 1998


                                                                        2000                1999              1998
                                                                        ----                ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                    $   2,678,775         $ 3,351,654       $ 2,398,062
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Cumulative effect of change in accounting principle               171,731                  -                 -
    Proceeds from sale of trading account securities               10,082,879                  -                 -
    Net gain on trading account securities                           (171,189)                 -                 -
    Amortization of premiums and accretion of discounts
      on securities, net                                              (10,199)            (68,625)          (74,513)
    Net realized securities loss                                           -                  438                -
    Provision  for loan losses                                      1,197,000             654,000           353,875
    Proceeds from mortgage loan sales                              16,103,337          23,713,946        23,644,523
    Mortgage loans originated for resale                          (15,931,978)        (19,940,137)      (23,482,536)
    Net gain on sales of mortgage loans                              (171,359)           (251,812)         (284,348)
    Gain on sale of foreclosed real estate                             (3,416)                 -             (6,277)
    Depreciation expense                                              644,744             489,837           365,780
    Gain on sale of premises and equipment                            (86,309)                 -                 -
    ESOP and stock compensation expense                               125,231             175,829           316,326
    Federal Home Loan Bank stock dividends                            (56,100)            (36,900)          (17,100)
    Decrease in accrued interest receivable                          (344,135)           (658,144)          311,566
    Increase in accrued interest payable                               61,504              31,031           (33,115)
    Decrease in other assets                                         (805,029)            (39,725)         (661,200)
    Increase (decrease) in other liabilities                          831,129            (348,758)          425,099
                                                                  -------------------------------------------------
        Net Cash Provided By Operating Activities                  14,316,616           7,072,634         3,256,142
                                                                  -------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in interest-bearing deposits in banks                  136,895           1,822,149         4,330,439
  Proceeds from sales of securities available for sale                     -            3,981,702                -
  Purchases of securities available for sale                         (275,000)        (10,077,580)         (250,000)
  Proceeds from maturities of securities held to maturity           1,025,000          12,181,272        78,342,759
  Purchase of securities held to maturity                                  -          (31,276,437)      (92,945,445)
  Principal collected on mortgage-backed securities                 5,951,236          13,236,862        13,258,210
  Loan originations and principal payments on loans, net          (42,738,202)        (47,109,175)      (31,510,126)
  Purchase of Federal Home Loan Bank stock                           (182,800)         (3,979,400)       (1,295,800)
  Proceeds from sale of foreclosed real estate                         16,416             199,707           135,024
  Proceeds from sale of premises and equipment                         48,603                  -                 -
  Acquisition of premises and equipment                            (1,443,690)         (2,375,097)       (3,965,765)
                                                                  -------------------------------------------------
        Net Cash Used By Investing Activities                     (37,461,542)        (63,395,997)      (33,900,704)
                                                                  -------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase deposits                                            31,748,668          13,605,743         3,862,134
  Net increase in short-term borrowings                            (5,634,962)          8,682,638         7,357,014
  Repayment of advances from Federal Home Loan Bank               (75,650,000)       (109,500,000)      (14,500,000)
  Advances from Federal Home Loan Bank                             81,200,000         139,750,000        43,500,000
  Exercise of stock options                                                -              268,154            53,634
  Purchase of treasury stock                                       (1,549,773)         (1,877,788)               -
  Dividends paid                                                   (1,411,326)         (1,408,421)       (1,122,367)
  Adjustment to conform pooled affiliate's fiscal year end                 -                   -            250,196
                                                                  --------------------------------------------------
      Net Cash Provided By Financing Activities                    28,702,607          49,520,326        39,400,611
                                                                  -------------------------------------------------

Net Increase (Decrease) in Cash and Due From Banks                  5,557,681          (6,803,037)        8,756,049

Cash and due from banks at beginning of year                        7,247,840          14,050,877         5,294,828
                                                                   ------------------------------------------------

Cash and Due From Banks at End of Year                           $ 12,805,521         $ 7,247,840      $ 14,050,877
                                                                   ================================================

See notes to consolidated financial statements.


30   ANNUAL REPORT 2000

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Operations
Community Bank Shares of Indiana, Inc. (the Company) is a multi-bank holding company headquartered in New Albany, Indiana. The Company's southern Indiana banking subsidiaries are Community Bank of Southern Indiana (Community Bank) and Heritage Bank of Southern Indiana (Heritage Bank). On May 6, 1998, the Company acquired Community Bank of Kentucky (formerly NCF Bank and Trust Company), Bardstown, Kentucky. (See Note 2)

In addition to general commercial banking, the banks' engage in mortgage banking and the sale of annuity investments and mutual funds through eight offices in southern Indiana. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated. Certain prior year amounts have been reclassified to conform with current year presentation.

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

Trading Securities
Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in noninterest income.


AUDITORS' REPORT   31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

Subsequent receipts on nonaccrual loans, including specific impaired loans, are recorded as a reduction of the loan principal balance, and interest income is only recorded once principal recovery is reasonably assured.


The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specified impaired loans, economic conditions, and other risks inherent in the portfolio. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.


32   ANNUAL REPORT 2000

A loan is considered impaired when, based on current information and events, it is probable that the subsidiary bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

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

Mortgage Servicing Rights
Mortgage servicing rights are recognized as separate assets when rights are acquired through the sale of mortgage loans. Capitalized mortgage servicing rights are reported in other assets and amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Additionally, capitalized mortgage servicing rights are periodically assessed for impairment based on the fair value of those rights determined based upon discounted cash flows using market-based assumptions.

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


AUDITORS' REPORT   33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Benefit Plans
The Company has a defined benefit pension plan covering all eligible employees. The Company's policy is to fund pension costs accrued. The Company also provides a qualified salary reduction plan and employee stock ownership plans available to all eligible employees.

Stock-Based Compensation
Under the provisions of SFAS 123, Accounting for Stock-Based Compensation, the Company measures and recognizes compensation costs related to stock-based compensation plans using the intrinsic value method and discloses the pro forma effect of applying the fair value method contained in SFAS 123. Accordingly, no compensation costs are charged against earnings for stock options granted under the Company's stock-based compensation plans.

Advertising
Advertising costs are charged to operations when incurred.

Recent  Accounting   Pronouncement
In September 2000, Financial Accounting Standards Board (FASB) issued SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. The statement replaces SFAS 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration.

The statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

The statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes.

The statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions is not permitted. The implementation of this standard has no impact on the Company's financial condition or results of operations.


(2) ACQUISITION

On May 6, 1998, the Company completed its acquisition of Community Bank of Kentucky (CB Kentucky) by a merger with NCF Financial Corporation (NCF). CB Kentucky, a state chartered commercial bank with two offices in Bardstown, Kentucky, became a wholly-owned subsidiary of the Company through the exchange of 740,974 shares of the Company's common stock for all the outstanding common stock of NCF.


34   ANNUAL REPORT 2000

The acquisition was accounted for as a pooling of interests and the consolidated financial statements have been restated to give effect to the combination as of the earliest date presented. The following table sets forth the separate results of operations for the Company and NCF for the period from January 1, 1998 through June 30, 1998:

                                                                   Company                NCF
                                                                  ---------------------------
                                                                          (In thousands)
                                                                  ---------------------------
         Revenue                                                  $ 10,170             $ 1,415
                                                                  ============================
         Net income (loss)                                        $    976             $  (149)
                                                                  ============================

Prior to the pooling, CB Kentucky's fiscal year ended June 30. Subsequent to the pooling CB Kentucky changed its year end to December 31, to conform with that of the Company. During the six months ended December 31, 1997, NCF and CB Kentucky reported consolidated revenue of $1,431,953, net income of $187,006, and declared dividends of $114,248. In order to reflect this change in fiscal year-end, retained earnings for the year ended December 31, 1998 have been increased by NCF's consolidated net income for the six month period and decreased by the amount of the dividends declared.

(3) RESTRICTION ON CASH AND DUE FROM BANKS

The subsidiary banks are required to maintain reserve balances on hand and with the Federal Reserve Bank which are noninterest bearing and unavailable for investment. During 2000, the average balance maintained to meet this requirement was approximately $1.4 million.

(4) CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

In June 1998, FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133, as amended by SFAS 138 in June 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. The FASB issued SFAS 137, Accounting for Derivative Investments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133, which extended the effective date of implementation of SFAS 133 to fiscal quarters of fiscal years beginning after June 15, 2000. SFAS 133 also provides that as of the date of initial application of the standard, an entity may transfer any held to maturity securities into the available for sale or trading categories to allow for future designation of the available for sale category as a hedged item and facilitate the transition to this standard.

On October 1, 2000, the Company adopted SFAS 133 and transferred securities with an amortized cost of $10,311,474 from held to maturity into the trading category. The cumulative effect of this change was to decrease net income for 2000 by $171,731 ($ .07 per share, basic; $ .06 per share, diluted) representing the net unrealized loss of $268,766, net of income tax benefit of $97,035. The Company also transferred the remaining held to maturity portfolio with an amortized cost of $81,911,376 to the available for sale category. The cumulative effect of this change was to decrease accumulated other comprehensive income by $2,660,419 to recognize the net unrealized loss of $4,405,396, net of deferred tax benefit of $1,744,977. In accordance with SFAS 133, the prior year financial statements have not been restated for the effects of these changes.


AUDITORS' REPORT   35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5) SECURITIES

Debt securities have been classified in the consolidated balance sheets according to management's intent.

The amortized cost and fair value of available for sale and held to maturity securities and the related unrealized holding gains and losses were as follows:


                                                             Gross          Gross
                                                           Amortized     Unrealized     Unrealized            Fair
             December 31, 2000:                               Cost           Gains         Losses             Value
               Securities available for sale:
                Mortgage-backed  securities:
                 FHLMC, FNMA and GNMA  certificates       $ 4,783,339      $ 23,859         $ 3,630         $ 4,803,578
                 FHLMC and FNMA  REMIC                     16,822,860        20,387         265,371          16,577,876
                 Other                                      2,247,727             -          77,847           2,269,880
                                                           ------------------------------------------------------------
                   Total securities available for sale     23,953,936        44,246         346,848          23,651,334
                                                           ------------------------------------------------------------
                Other debt securities:
                 Federal agency                            55,755,000             -       1,182,936          54,572,064
                 Municipal                                  7,136,501        84,103           2,015           7,218,589
                 Corporate                                  1,003,854             -          10,052             993,802
                                                           ------------------------------------------------------------
                                                           63,895,355        84,103       1,195,003          62,784,455
                                                           ------------------------------------------------------------
                   Total securities available for sale   $ 87,849,291       $128,349     $ 1,541,851       $ 86,435,789
                                                           ============================================================

             December 31, 1999:
               Securities available for sale:
                 Mortgage-backed securities:
                   FNMA and GNMA certificates           $   4,182,015        $  415    $    125,523      $   4,056,907
                   Municipal                                2,629,775            -          258,983          2,370,792
                                                          ------------------------------------------------------------

                   Total securities available for sale  $   6,811,790        $  415    $    384,506      $   6,427,699
                                                          ============================================================

               Securities held to maturity:
                 Mortgage-backed securities:
                   FHLMC, FNMA and
                     GNMA certificates                  $   1,251,082      $ 11,158   $      10,677      $   1,251,563
                   FHLMC and FNMA REMIC                    22,633,811        14,935       1,147,008         21,501,738
                   Other                                    2,503,128            -          200,153          2,302,975
                                                          ------------------------------------------------------------
                                                           26,388,021        26,093       1,357,838         25,056,276
                                                           -----------------------------------------------------------
                 Other debt securities:
                   Federal agency                          66,255,000            -        4,538,939         61,716,061
                   Municipal                                4,256,112        10,191          86,187          4,180,116
                   Corporate                                1,009,859            -           57,047            952,812
                                                          --------------------------------------------------------------
                                                           71,520,971        10,191       4,682,173         66,848,989
                                                           -------------------------------------------------------------

                     Total securities held to maturity   $ 97,908,992      $ 36,284     $ 6,040,011       $ 91,905,265
                                                           =============================================================


36   ANNUAL REPORT 2000

At December 31, 2000 federal agency securities with an amortized cost of $2,000,000 and a fair value of $1,988,437 were pledged to secure public deposits.

Certain debt securities were pledged to secure retail repurchase agreements and advances from the Federal Home Loan Bank at December 31, 2000. (See Note 9)

The amortized cost and fair value of debt securities as of December 31, 2000, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the obligations may be prepaid without penalty.

(6) LOANS

Loans at December 31, 2000 and 1999 consisted of the following:

                                                                                       2000                 1999
                                                                                       ----                 ----
             Real estate loans:
               Residential                                                      $ 91,280,388        $ 93,632,514
               Residential construction                                           10,562,796           9,382,995
               Commercial real estate                                             76,185,293          52,498,953
             Home equity lines of credit                                          14,017,113           7,343,824
             Commercial loans                                                     89,659,361          78,972,698
             Loans secured by deposit accounts                                       999,294           1,275,529
             Consumer loans                                                       11,629,608           8,675,866
                                                                                --------------------------------
                   Gross loans receivable                                        294,333,853         251,782,379
             Less:
               Undisbursed portion of loans in process                             3,635,218           4,041,211
               Deferred loan origination fees and costs, net                         (29,244)            (17,352)
               Allowance for loan losses                                           2,869,107           1,740,950
                                                                                --------------------------------
                                                                                   6,475,081           5,764,809
                                                                                --------------------------------

             Loans receivable, net                                              $287,858,772        $246,017,570
                                                                                ================================

         Loans serviced for the benefit of others were as follows:

             December 31, 2000                                                  $ 40,827,444
             December 31, 1999                                                    46,260,864
             December 31, 1998                                                    47,892,248

Custodial  escrow  balances  maintained  in connection  with the foregoing  loan
servicing   were   $144,680   and  $155,759  at  December  31,  2000  and  1999,
respectively.


AUDITORS' REPORT   37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

An analysis of the allowance for loan losses is as follows:

                                                                     2000              1999             1998
                                                                     ----              ----             ----

             Beginning balances                                $ 1,740,950       $ 1,275,801      $ 1,013,884
             Adjustment to conform pooled affiliate's
               fiscal year end                                          -                 -             8,000
             Provision                                           1,197,000           654,000          353,875
             Recoveries                                                262             2,291            4,362
             Loans charged-off                                     (69,105)         (191,142)        (104,320)
                                                                ---------------------------------------------

             Ending balances                                   $ 2,869,107       $ 1,740,950      $ 1,275,801
                                                                 ============================================

At December 31, 2000, the subsidiary banks had loans amounting to approximately $958,000 that were specifically classified as impaired. The average recorded investment in impaired loans amounted to approximately $418,000 for the year ended December 31, 2000. The allowance for loan losses related to impaired loans amounted to approximately $189,000 at December 31, 2000. Interest income on impaired loans of $16,786 was recognized for cash payments received in 2000. The subsidiary banks had no loans specifically classified as impaired at December 31, 1999.

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

The following table represents the aggregate activity for related party loans:

             Balance at December 31, 1999                       $ 23,245,060
             New loans                                            32,369,744
             Repayments                                          (29,060,608)
                                                                  ----------

             Balance at December 31, 2000                       $ 26,554,196
                                                                  ==========
38   ANNUAL REPORT 2000

(7) PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                                                       2000             1999
                                                                                       ----             ----

             Land and land improvements                                          $ 1,262,507       $  973,650
             Office buildings                                                      8,986,668        8,905,762
             Furniture, fixtures and equipment                                     2,567,930        2,141,856
             Leasehold improvements                                                  175,799          177,557
                                                                                 ----------------------------
                                                                                  12,992,904       12,198,825
             Less accumulated depreciation                                         2,702,369        2,444,943
                                                                                   --------------------------

                 Net premises and equipment                                     $ 10,290,535      $ 9,753,882
                                                                                  ===========================

In 2000, Community Bank began leasing space at the main office facility under non-cancellable operating leases having initial terms in excess of one year. Total rental income was $70,289 in 2000. Future minimum rental payments under these operating leases are $146,340 for each of the years in the four year period ended December 31, 2004 and $79,819 in 2005.

(8) DEPOSITS

The aggregate amount of time deposit accounts with balances of $100,000 or more was approximately $45,870,000 and $27,160,000 at December 31, 2000 and 1999,
respectively.

At December 31, 2000, scheduled maturities of time deposits were as follows:

             Year ending December 31:
                                                                                (In thousands)

                2001                                                                $ 99,553
                2002                                                                  30,319
                2003                                                                   7,081
                2004                                                                   2,137
                2005 and thereafter                                                    6,652
                                                                                     -------

                  Total                                                             $145,742
                                                                                     =======

The subsidiary banks held deposits of approximately $10,785,000 and $5,595,000 for related parties at December 31, 2000 and 1999, respectively.


AUDITORS' REPORT   39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) SHORT-TERM BORROWINGS

Short-term borrowings consist of retail repurchase agreements representing overnight borrowings from deposit customers.

Information concerning borrowings in 2000 and 1999 under retail repurchasing agreements is summarized as follows:

                                                               2000                             1999
                                                       Weighted                        Weighted
                                                        Average                         Average
                                                         Rate        Amount              Rate          Amount

                Retail repurchase agreements            5.82%    $ 22,546,549             4.79%     $ 28,181,511
                                                        ========================================================


                                                                          2000                   1999
                                                                          ----                   ----
                                                                                (In thousands)

        Weight average interest rate during the year                       5.57%                   4.25%
        Average daily balance                                            $21,688                 $21,907
        Maximum month-end balance during the year                        $25,636                 $30,488

Available for sale debt securities underlying the agreements at December 31, 2000:

        Amortized cost                                               $28,611,470
        Fair value                                                   $28,047,954

        The debt securities sold under the repurchase agreements were under the control of the subsidiary banks at December 31, 2000.


(10) ADVANCES FROM FEDERAL HOME LOAN BANK

         At December 31, 2000 and 1999, advances from the Federal Home Loan Bank were as follows:

                                                              2000                               1999
                                                             ------                             ------
                                                     Weighted                           Weighted
                                                      Average                             Average
                                                        Rate           Amount               Rate          Amount
                   Fixed rate advances                  5.95%    $ 86,000,000              5.55%    $ 58,500,000
                   Adjustable rate advances             6.78%       5,800,000              4.73%      27,750,000
                                                                   ----------                         ----------
                                                                 $ 91,800,000                       $ 86,250,000
                                                                   ==========                         ==========

40   ANNUAL REPORT 2000

The contractual maturities of advances outstanding as of December 31, 2000 are as follows:

              Due in:
                   2001                                           $ 2,800,000
                   2003                                             3,000,000
                   2004                                            13,000,000
                   2008                                             2,000,000
                   2009                                            24,000,000
                   2010                                            47,000,000
                                                                   ----------

                                                                 $ 91,800,000


At December 31, 2000, advances from the Federal Home Loan Bank totaling $89,000,000 were putable advances whereby the Federal Home Loan Bank will automatically convert the fixed rate advance to a variable rate should the market interest rate exceed a predetermined strike rate.

Heritage Bank has an overdraft line of credit with the Federal Home Loan Bank which provides a line of credit not to exceed $500,000. This agreement expires on July 9, 2001. At December 31, 2000, Heritage Bank had no borrowings under this agreement.

The advances and overdraft lines of credit are secured under blanket collateral agreements. At December 31, 2000, eligible collateral included real estate mortgage loans with a carrying value of $92,072,211 and available for sale debt securities with an amortized cost of $49,097,466 and fair value of $48,187,007 which were pledged as security under the agreement.

(11) BENEFIT PLANS

Defined Benefit Plans:
The Company sponsors a defined benefit pension plan. The benefits are based on years of service and the employees' highest average of total compensation for five consecutive years of employment.

On August 31, 1997, the plan was amended whereby participation in the plan was terminated effective as of that date.


Following are reconciliations of the pension benefit obligation and the value of plan assets for 2000 and 1999:

                                                                                       2000                 1999
                                                                                       ----                 ----
             Pension benefit obligation

             Balance, beginning of year                                           $ 564,836            $ 553,606
             Interest cost                                                           42,098               38,752
             Actuarial (gain) loss                                                   55,488               (1,005)
             Benefits paid to participants                                          (25,275)             (26,517)
                                                                                    ----------------------------

             Balance, end of year                                                 $ 637,147            $ 564,836
                                                                                     ===========================

             Plan assets

             Fair value, beginning of year                                        $ 643,050            $ 569,532
             Actual return on plan assets                                           (31,097)             100,035
             Benefits paid to participants                                          (25,275)             (26,517)
                                                                                    ----------------------------

             Fair value, end of year                                              $ 586,678            $ 643,050
                                                                                     ===========================

AUDITORS' REPORT   41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         At December 31, 2000 and 1999, the funded status of the plan was as follows:

                                                                                        2000             1999
                                                                                        ----             ----

             Excess of the benefit obligation over the fair value of plan assets  $  (50,469)        $        -
             Excess of the fair value of plan assets over the benefit obligation          -               78,214
             Actuarial (gain) loss                                                   112,659             (30,128)
                                                                                     ---------------------------

             Prepaid benefit cost                                                 $   62,190         $    48,086
                                                                                    ============================

         Pension   expense  for  the  years  ended  December  31  comprised  the following:

                                                                  2000                  1999             1998
                                                                  ----                  ----             ----

             Interest cost                                      $  42,098          $  38,752           $  61,976
             Expected return on plan assets                       (56,202)           (51,066)            (58,934)
             Settlement loss                                           -                  -               34,273
                                                                       -----------------------------------------

             Pension expense (income)                           $ (14,104)         $ (12,314)          $  37,315
                                                                  ==============================================

         The following weighted average rate assumptions were used in accounting for the plan:

                                                                  2000                  1999             1998
                                                                  ----                  ----             ----

             Discount rate on benefit obligation                   7.0%               7.0%              7.0%
             Rate of expected return on plan assets                9.0%               9.0%              9.0%

CB Kentucky is a participant in the Financial Institutions Retirement Fund, a multi-employer defined benefit pension plan covering substantially all its employees. Employees are fully vested at the completion of five years of participation in the plan. No contributions were required during the three-year period ended December 31, 2000.

Employee Stock Ownership Plans:
The Company sponsors a leveraged employee stock ownership plan (ESOP) covering substantially all employees. The ESOP trust has acquired shares of company common stock financed by term loans with the Company. These employer loans and the related interest income are not recognized in the consolidated financial statements as the debt is serviced from Company contributions and all dividends on shares held by the ESOP trust. Dividends payable on allocated shares are charged to retained earnings and are satisfied either by the release of shares or the allocation of cash dividends to participant accounts. Dividends payable on unallocated shares are not considered dividends for financial reporting purposes. Shares held by the ESOP trust are allocated to participant accounts based on the ratio of the


42   ANNUAL REPORT 2000
current year principal and interest payments to the total of the current year and future years principal and interest to be paid on the employer loans.


Compensation expense is recognized based on the average fair value of shares released for allocation to participant accounts during the year with a corresponding credit to stockholders' equity. Compensation expense recognized for 2000, 1999 and 1998 amounted to $79,556, $113,879 and $129,334, respectively.

Company common stock held by the ESOP trust at December 31, were as follows:

                                                       2000              1999
                                                       ----              ----
             Allocated shares                        37,283            31,527
             Unallocated shares                      18,944            24,700
                                                     ------------------------

                   Total ESOP shares                 56,227            56,227
                                                     ========================

             Fair value of unallocated shares     $ 243,904         $ 404,463
                                                    =========================

Defined Contribution Plans:
The Company has a defined contribution plan available to all eligible employees. The plan allows participating employees to make tax-deferred contributions under Internal Revenue Code Section 401(k). The Company contributed $80,208, $58,234 and $25,471 to the plan for the years ended December 31, 2000, 1999 and 1998, respectively.

(12) STOCK-BASED COMPENSATION PLANS

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


AUDITORS' REPORT   43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of the Company's stock options as of December 31, 2000, 1999 and 1998 and the changes for the years then ended:

                                                      2000                            1999                          1998
                                        ------------------------------------------------------------------------------------------
                                                             Weighted                  Weighted                    Weighted
                                                              Average                   Average                     Average
                                                  Number     Exercise         Number   Exercise         Number     Exercise
                                               of Shares       Price     of Shares       Price     of Shares         Price

             Outstanding at beginning of year    161,817    $ 19.20         170,426     $ 19.08        54,028       $ 14.89
             Granted                              50,900      13.58          16,300       16.45       120,600         20.84
             Exercised                                -        -             18,009       14.89         3,602         14.89
             Forfeited                            27,600      19.88           6,900       21.00           600         21.00
                                                 -------                  ---------                ----------

             Outstanding at end of year          185,117    $ 17.55         161,817     $ 19.20       170,426       $ 19.08
                                                 =======                    =======                   =======

             Exercisable at end of year           99,142    $ 17.59          62,692     $ 17.76        52,426       $ 15.12
                                                 =======                    =======                   =======

For options outstanding at December 31, 2000, the option price per share ranged from $13.50 to $21.00 and the weighted average remaining contractual life of the options was 7.8 years.

For purposes of providing the pro forma disclosures required under SFAS No. 123, the fair value of stock options granted in 1999 and 2000 was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was originally developed for use in estimating the fair value of traded options which have different characteristics from the Company's employee stock options and require the use of highly subjective assumptions which can materially affect the fair value estimate. As a result, management believes that the Black-Scholes model may not necessarily provide a reliable measure of the fair value of employee stock options.

The following assumptions were used for grants in 2000 and 1999:

                                                        2000             1999
                                                        ----             ----
  Expected dividend yield                               3.90%            3.22%
  Risk-free interest rate                               6.60%            5.50%
  Expected volatility                                  10.62%           13.49%
  Expected life of options                           10 years         10 years
  Weighted average fair value at grant date            $ 2.50           $ 3.27

Had compensation cost for the Company's stock-based compensation plans been determined in accordance with the fair value based accounting method provided by SFAS No. 123, the net income and net income per common share for the years ended December 31, 2000, 1999 and 1998 would have been as follows:

                                        2000             1999             1998
                                        ----             ----             ----
                                       (In thousands, except per share amounts)

Pro forma net income                  $ 2,543          $ 3,245          $ 2,158
Pro forma net income per share:
  Basic                                $ 1.00           $ 1.22           $ 0.80
  Diluted                              $ 1.00           $ 1.22           $ 0.79


44   ANNUAL REPORT 2000

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

The compensation cost attributable to these restricted stock awards is based on the fair market value of the shares at the grant date. In lieu of shares of common stock, the Company may distribute cash in an amount equal to the fair market value of the common stock award. The compensation expense is recognized over the specified performance period. During 1999, the Company granted 8,700 shares of common stock as performance share awards and compensation expense of $45,675 and $61,950 was recognized for the years ended December 31, 2000 and 1999, respectively.

Management Stock Bonus Plan:
On April 16, 1996, CB Kentucky established a restricted stock bonus plan as an encouragement for directors, officers and key employees to remain in the employment or service of the bank. The shares granted under the plan were in the form of restricted stock vesting over a five-year period beginning one year after the date of grant of the award. Compensation expense is recognized pro rata over the period during which the shares are earned. The terms of the restricted stock bonus plan included a provision whereby all unearned shares become fully vested upon a change in control. As a result, all remaining unearned compensation cost was recognized in 1998 and the shares awarded were distributed. Compensation expense recognized for the year ended December 31, 1998 was $186,992.

(13) DEFERRED COMPENSATION PLANS

During 1998, the Company entered into deferred compensation and retirement agreements whereby certain officers were provided specific amounts of income following retirement. The benefits under the agreements are fully vested or vest over the term of employment to the date of normal retirement. At December 31, 2000, the Company had recorded the present value of the expected retirement benefit obligations for all such agreements. The Company recognized compensation expense of $23,074, $32,860, and $560,750 for 2000 and 1999 and 1998,
respectively.

CB Kentucky established a supplemental executive retirement plan for the bank's former chief executive officer. The plan provided for a monthly retirement benefit in excess of the amount provided for by the bank's multi-employer defined benefit plan, not exceeding 2% of average monthly compensation multiplied by total years of service. As of December 31, 1997, the bank had recorded the present value of the expected retirement benefit obligation.
Compensation expense for 2000 and 1999 amounted to $4,268 and $4,676, respectively.


AUDITORS' REPORT   45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CB Kentucky has a director's consultation and retirement plan to provide each director with 15 years of service a monthly benefit equal to the director's fees in effect prior to normal retirement. The bank has recognized compensation expense based on the present value of the expected retirement benefit obligations. The plan provided for full vesting of benefits following a change in control. As of December 31, 2000, the bank has recorded the present value of the fully vested expected retirement benefit obligation. Director's retirement compensation expense of $12,919, $16,226 and $171,000 was recorded in 2000, 1999 and 1998, respectively.

(14) INCOME TAXES

The Company files consolidated income tax returns with its subsidiaries, with each charged or given credit for applicable tax as though separate returns were filed.

The components of income tax expense were as follows:

                                                                         2000              1999            1998
                                                                         ----              ----            ----

             Current                                               $ 1,573,075     $ 2,103,811         $ 1,900,920
             Deferred (credit)                                        (402,953)         25,820            (376,699)
             Cumulative effect of change in
                accounting principle                                    97,035              -                   -
                                                                       -------------------------------------------

                 Totals                                            $ 1,267,157     $ 2,129,631         $ 1,524,221
                                                                     =============================================

Significant components of the Company's deferred tax assets and liabilities as of December 31, 2000 and 1999 were as follows:

                                                                                           2000             1999
                                                                                           ----             ----
             Deferred tax (assets) liabilities:
               Deferred loan fees and costs                                          $ (69,539)          $ (58,142)
               Pension obligation                                                       22,406             (13,131)
               Mortgage servicing rights                                               (52,480)            (69,312)
               Allowance for loan losses and tax bad debt reserve                    1,009,645             606,706
               Depreciation                                                           (175,408)           (158,891)
               Net unrealized loss on securities available for sale                    559,746             152,100
               Deferred compensation and retirement plans                              221,265             275,530
               Basis difference in FHLB stock                                         (127,840)            (96,220)
               Accrued expenses                                                         63,441                  -
               Other                                                                     7,452               9,449
                                                                                   -------------------------------

                 Net deferred tax asset                                            $ 1,458,688           $ 648,089
                                                                                     =============================


46   ANNUAL REPORT 2000

The reconciliation of income tax expense with the amount which would have been provided at the federal statutory rate of 34 percent follows:

                                                                         2000            1999               1998
                                                                         ----            ----               ----

             Provision at statutory rate                           $ 1,400,005     $ 1,863,637         $ 1,333,576
             State income tax-net of federal tax benefit               134,950         263,417             229,965
             Change in state tax law - net of federal
                tax expense                                            (88,927)             -                   -
             Nontaxable interest and dividend income                  (104,861)        (74,100)            (40,379)
             Other                                                     (74,010)         76,677               1,059
                                                                    ----------------------------------------------

                   Net provision for income taxes                  $ 1,267,157     $ 2,129,631         $ 1,524,221
                                                                     =============================================

                Effective tax rate                                       30.8%           38.9%               38.9%
                                                                    ==============================================

In 2000, the Indiana financial institution tax law was amended to treat resident financial institutions the same as nonresident financial institutions by providing for apportionment of Indiana income based on receipts in Indiana. Receipts for Indiana were defined to exclude receipts from out of state sources and federal government and agency obligations. This change was effective retroactively to January 1, 1999. The provision of income taxes for 2000 includes a credit of $88,927 in recognition of this change.

Prior to January 1, 1996, Community Bank and CB Kentucky were permitted by the Internal Revenue Code to deduct from taxable income an annual addition to a statutory bad debt reserve subject to certain limitations. Retained earnings at December 31, 2000 includes approximately $5.5 million of cumulative deductions for which no deferred federal income tax liability has been recorded. Reduction of these reserves for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes subject to the then current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $1.9 million at December 31, 2000.

Recently enacted federal legislation repealed the reserve method of accounting for bad debts by qualified thrift institutions for tax years beginning after December 31, 1996. As a result, Community Bank and CB of Kentucky will no longer be able to calculate the annual addition to the statutory bad debt reserve using the percentage-of-taxable-income method. Instead, the banks will be required to compute their federal tax bad debt deduction based on actual loss experience over a period of years. The legislation requires the banks to recapture into taxable income over a six-year period its post-1987 additions to the statutory bad debt reserve, thereby generating additional tax liability. At December 31, 2000, the remaining balance of the post-1987 reserves totaled $74,578 for which a deferred tax liability of $25,357 has been recorded.

The legislation also provides that the banks will not be required to recapture their pre-1988 statutory bad debt reserves if they cease to meet the qualifying thrift definitional tests and if they continue to qualify as a "bank" under existing provisions of the Internal Revenue Code.

(15) DIVIDEND RESTRICTIONS

The dividends which the subsidiary banks may pay to the Company are subject to various legal and regulatory restrictions. At December 31, 2000, retained earnings of subsidiary banks available for the payment of dividends without approval by the state regulatory authorities was approximately $3.0 million.

AUDITORS' REPORT   47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(16) REGULATORY MATTERS

The Company and its subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to quantitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company and its subsidiaries meet all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the subsidiary banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institutions' categories


48   ANNUAL REPORT 2000

The actual capital amounts and ratios are also presented in the table. No amounts were deducted from capital for interest-rate risk in either year.

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

             As of December 31, 2000:
               Total Capital (to Risk
                 Weighted Assets):
                   Consolidated                $ 44,439       15.5%      $ 22,903         8.0%           N/A
                   Community Bank              $ 28,590       14.9%      $ 15,344         8.0%      $ 19,180     10.0%
                   Heritage Bank               $  8,262       14.3%      $  4,624         8.0%      $  5,780     10.0%
                   CB Kentucky                 $  7,119       18.9%      $  3,015         8.0%      $  3,769     10.0%

               Tier I Capital (to Risk
                 Weighted Assets):
                   Consolidated                $ 41,569       14.5%      $ 11,451         4.0%           N/A
                   Community Bank              $ 26,815       14.0%      $  7,672         4.0%      $ 11,508      6.0%
                   Heritage Bank               $  7,567       13.1%      $  2,312         4.0%      $  3,468      6.0%
                   CB Kentucky                 $  6,719       17.8%      $  1,508         4.0%      $  2,261      6.0%

               Tier I Capital (to Average
                 Assets):
                   Consolidated                $ 41,569        9.9%      $ 16,810         4.0%           N/A
                   Community Bank              $ 26,815        9.5%      $ 11,339         4.0%      $ 14,174      5.0%
                   Heritage Bank               $  7,567        8.7%      $  3,485         4.0%      $  4,356      5.0%
                   CB Kentucky                 $  6,719       12.5%      $  2,153         4.0%      $  2,691      5.0%

             As of December 31, 1999:
               Total Capital (to Risk
                 Weighted Assets):
                   Consolidated                $ 43,335       17.1%      $ 20,330         8.0%           N/A
                   Community Bank              $ 26,768       16.4%      $ 13,036         8.0%      $ 16,295     10.0%
                   Heritage Bank               $  7,216       13.0%      $  4,445         8.0%      $  5,557     10.0%
                   CB Kentucky                 $  7,083       22.2%      $  2,554         8.0%      $  3,192     10.0%

               Tier I Capital (to Risk
                 Weighted Assets):
                   Consolidated                $ 41,593       16.4%      $ 10,165         4.0%           N/A
                   Community Bank              $ 25,726       15.8%      $  6,518         4.0%      $  9,777      6.0%
                   Heritage Bank               $  6,811       12.3%      $  2,223         4.0%      $  3,334      6.0%
                   CB Kentucky                 $  6,788       21.3%      $  1,277         4.0%      $  1,915      6.0%

               Tier I Capital (to Average
                 Assets):
                   Consolidated                $ 41,593       10.7%      $ 15,522         4.0%           N/A
                   Community Bank              $ 25,726        9.7%      $ 10,625         4.0%      $ 13,281      5.0%
                   Heritage Bank               $  6,811        9.8%      $  2,795         4.0%      $  3,493      5.0%
                   CB Kentucky                 $  6,788       13.9%      $  1,955         4.0%      $  2,444      5.0%


AUDITORS' REPORT   49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(17) COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit and legal claims, which are not reflected in the financial statements.

Commitments under outstanding standby letters of credit totaled $2,978,000 at December 31, 2000.

The following is a summary of the commitments to extend credit at December 31, 2000 and 1999:

                                                                                       2000                 1999
                                                                                       ----                 ----
             Loan commitments:
               Fixed rate                                                        $ 1,126,750          $ 2,250,500
               Adjustable rate                                                     1,097,000               80,000

             Undisbursed commercial and personal lines of credit                  86,125,884           81,130,632
             Undisbursed portion of construction loans in process                  3,635,218            4,041,311
                                                                                  -------------------------------

                   Total commitments to extend credit                           $ 91,984,852         $ 87,502,443
                                                                                  ===============================

(18) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

The exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments (see Note 17). The subsidiary banks use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

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

Standby letters of credit are conditional commitments issued by the subsidiary banks to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The policy for obtaining

50   ANNUAL REPORT
collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The subsidiary banks have not been required to perform on any financial guarantees and have not incurred any losses on their commitments during the past three years.

(19) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value and estimated fair value of financial instruments at December 31 are as follows:

                                                                 2000                             1999
                                                                 ----                             ----
                                                      Carrying           Fair           Carrying          Fair
                                                        Value            Value            Value           Value
                                                                            (In thousands)
             Financial assets:
               Cash and due from banks               $ 12,806         $ 12,806       $     7,248     $     7,248
               Interest bearing deposits in banks       5,630            5,630             5,767           5,767
               Securities available for sale           86,436           86,436             6,428           6,428
               Securities held to maturity                 -                -             97,909          91,905

               Loans receivable                       290,728                            247,759
               Less:  allowance for loan losses         2,869                              1,741
                                                    ---------                             ------
                 Loans receivable, net                287,859          289,689           246,018         242,718
                                                      -------                            -------

               Federal Home Loan Bank stock             7,601            7,601             7,362           7,362

             Financial liabilities:
               Deposits                               258,222          262,520           226,473         225,855
               Short-term borrowings                   22,547           22,547            28,182          28,182
               Advances from Federal Home
                   Loan Bank                           91,800           88,026            86,250          84,914

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

Mortgage Loans Held for Sale
For mortgage loans held for sale, the fair values are based on market price quotations from dealers.


AUDITORS' REPORT   51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Commitments to Extend Credit
The majority of commitments to extend credit and standby letters of credit would result in loans with a market rate of interest if funded. A reasonable estimate of the fair value of these financial instruments is the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments. At December 31, 2000 and 1999, these amounts are immaterial.

(20) PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial information for Community Bank Shares of Indiana, Inc. (parent company only) for the years ended December 31, 2000 and 1999 follows:

                                             Balance Sheets
                                             (In Thousands)
                                                                                       2000                 1999
                                                                                       ----                 ----
             Assets:
               Interest-bearing deposits with banks                                     $ 22                $ 662
               Securities held to maturity                                                -                 2,000
               Receivables from subsidiaries                                             355                1,359
               Investment in subsidiaries                                             40,387               39,093
               Premises and equipment                                                    382                  965
               Other assets                                                            1,393                   92
                                                                                  -------------------------------

                   Total Assets                                                     $ 42,539             $ 44,171
                                                                                      ===========================

             Liabilities and Stockholders' Equity:
               Other liabilities                                                     $ 1,651              $ 2,541
               Stockholders' equity                                                   40,888               41,630
                                                                                      ---------------------------

                   Total Liabilities and Stockholders' Equity                       $ 42,539             $ 44,171
                                                                                      ===========================



52   ANNUAL REPORT 2000

                                          Statements of Income
                                             (In Thousands)
                                                                            2000            1999              1998
                                                                            ----            ----              ----
             Income:
               Dividends from subsidiary                                 $ 1,800          $ 3,800        $ 1,300
               Realized gain on sale of security                              -                22             -
               Management and other fees from subsidiaries                 1,878            1,651          1,796
               Interest and dividend income                                   48              155            166
                                                                             -----------------------------------
                   Total income                                            3,726            5,628          3,262
                                                                           -------------------------------------

             Expense:
               Operating expenses                                          3,525            2,944          3,149
                                                                           -------------------------------------

             Income before income taxes and equity in
               undistributed net income of subsidiaries                      201            2,684            113

             Income tax credit                                              (563)            (383)          (439)
                                                                           -------------------------------------

             Income before equity in undistributed net income
               of subsidiaries                                               764            3,067            552

             Equity in undistributed net income of subsidiaries            1,915              285          1,846
                                                                           -------------------------------------

                   Net Income                                            $ 2,679          $ 3,352        $ 2,398
                                                                           =====================================

                                        Statements of Cash Flows
                                             (In Thousands)

                                                                            2000             1999           1998
                                                                            ----             ----           ----
             Operating Activities:
               Net income                                                $ 2,679          $ 3,352        $ 2,398
               Adjustments to reconcile net income to net cash
                 provided by operating activities:
               Realized gain on sale of security                              -               (22)            -
               Equity in undistributed net income of subsidiaries         (1,915)            (285)        (1,846)
               (Increase) decrease in other assets and liabilities, net   (1,026)            (124)            90
                                                                           -------------------------------------
                     Net Cash Provided By Operating Activities              (262)           2,921            642
                                                                           -------------------------------------

             Investing Activities:
               Decrease in interest-bearing deposits with banks              640              169          2,246
               Purchase of security available for sale                        -              (250)            -
               Proceeds from sale of security available for sale              -               272             -
               Transfer of securities held to maturity to affiliate        2,000               -              -
               Purchase of securities held to maturity                        -                -          (2,000)
               Transfer of premises and equipment                            568               -              -
               Net (increase) decrease in premises and equipment              15             (186)          (169)
                                                                         ---------------------------------------
                     Net Cash Provided By Investing Activities             3,223                5             77
                                                                         ---------------------------------------

             Financing Activities:
               Purchase of treasury stock                                 (1,550)          (1,878)            -
               Exercise of stock options                                      -               268             54
               Dividends paid                                             (1,411)          (1,408)        (1,122)
                                                                           -------------------------------------
                     Net Cash Used By Financing Activities                (2,961)          (3,018)        (1,068)
                                                                           -------------------------------------

             Net increase (decrease) in cash                                  -               (92)          (349)

             Cash at beginning of year                                        -                92            441
                                                                             -----------------------------------

             Cash at End of Year                                         $    -          $     -      $       92
                                                                           =====================================



AUDITORS' REPORT   53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(21) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION


                                                                       2000              1999             1998
                                                                       ----              ----             ----
         Cash payments for:
           Interest                                             $ 18,175,205     $ 13,896,253     $ 12,192,838
           Taxes                                                   2,010,913        2,037,046        2,086,970
         Transfers from loans to real estate acquired
            through foreclosure                                           -            13,000          128,747
         Transfers of securities from held to
            maturity to trading account                           10,311,474                -                -
         Transfers of securities from held to
            maturity to available for sale                        81,911,376                -                -
         Loan originated to facilitate the sale of premises
            and  equipment                                           300,000                -                -


(22) SUPPLEMENTAL DISCLOSURE FOR EARNINGS PER SHARE

Unearned ESOP shares are not considered as outstanding for purposes of computing weighted average common shares outstanding.


                                                                       2000              1999             1998
                                                                       ----              ----             ----
         Basic:
           Net income                                            $ 2,678,775       $ 3,351,654      $ 2,398,062
                                                                   ============================================

             Shares:
               Weighted average common
                shares outstanding                                 2,552,516         2,662,295        2,703,309
                                                                   ============================================

         Net income per common share, basic                      $      1.05            $ 1.26            $ .89
                                                                ===============================================

         Diluted:
           Net income                                            $ 2,678,775       $ 3,351,654      $ 2,398,062
                                                                   ============================================

             Shares:
               Weighted average common
                 shares outstanding                                2,552,516         2,662,295        2,703,309
               Add: Dilutive effects of outstanding
                 options                                                 989             5,267           14,582
                                                                -----------------------------------------------
               Weighted average common shares
                 outstanding, as adjusted                          2,553,505         2,667,562        2,717,891
                                                                   ============================================

         Net income per common share, diluted                   $       1.05      $       1.26            $ .88
                                                               ================================================

54   ANNUAL REPORT 2000

Stockholder Information

                                 ANNUAL MEETING
The Annual Meeting of Stockholders will be held at 1:00 p.m., Tuesday, May 15, 2001, at the Koetter Woodworking Forest Discovery Center, which is located at 533 Louis Smith Road, in Starlight, Indiana.

       General Counsel                           Special Counsel
       Young, Lind, Endres & Kraft               Wyatt, Tarrant & Combs
       126 W. Spring Street                      Citizens Plaza
       New Albany, Indiana  47150                500 West Jefferson Street
                                                 Louisville, Kentucky  40202

       Independent Auditor                       Transfer Agent
       Crowe Chizek & Company LLP                Registrar and Transfer Company
       9600 Brownsboro Road, Suite 400           10 Commerce Drive
       Lousiville, KY  40241                     Cranford, New Jersey 07016


The common stock of Community Bank Shares of Indiana, Inc. is traded over the counter under the Nasdaq Small Cap symbol of CBIN.

The Nasdaq Stock Market, which debuted in 1971 as the world's first electronic stock market, is the fastest growing stock market in the United States. A highly-regulated electronic securities market, Nasdaq employs investors and provides a fair and competitive trading environment. Nasdaq trades more shares per day and has a greater dollar volume of trades than any other U.S. equities market. Without size limitations or geographical boundaries, Nasdaq's market structure allows a virtually unlimited number of market participants to trade in a company's stock. Trading is executed through Nasdaq's sophisticated computer and telecommunications network - a system which transmits timely, critical investment information to more than 1.3 million users in 83 countries. Nasdaq lists more domestic and foreign companies than all other U.S. stock markets combined - representing diverse industries - including transportation, telecommunications, technology, agriculture, mining, construction, manufacturing, finance, insurance, real estate, retail, wholesale, forestry and fisheries, and public administration.

                          GENERAL INQUIRIES AND REPORTS
Community Bank Shares of Indiana, Inc. is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2000 with the Securities and Exchange Commission. Shareholders may obtain copies of this annual report and the Holding Company's quarterly reports, without charge, by contacting:

                                Pamela P. Echols
                               Corporate Secretary
                     Community Bank Shares of Indiana, Inc.
                                  P.O. Box 939
                            New Albany, Indiana 47150
                                 (812) 981-7373

In addition, shareholders may access the above referenced financial information at the Securities and Exchange Commission's (SEC) internet site, which is www.sec.gov.


[Recycle Logo] Printed on 10% total recovered fiber/post-consumer fiber paper.


FACE-TO-FACE   55

[Community Bank Shares Logo]
Community Bank Shares of Indiana, Inc.

MEMBER FDIC