Form 10-K, Exhibit 13
COMMUNITY BANK SHARES OF INDIANA INC
filed 2002-03-29
CIK 933590

Board of Directors

C O M M U N I T Y   B A N K   S H A R E S   O F   I N D I A N A,  I N C.
________________________________________________________________________________

C. Thomas Young                Directors                     James D Rickard
Chairman of the Board          Dale L. Orem                  Steven R. Stemler
                               James W. Robinson             Robert J. Koetter, Sr.
                               Gary L. Libs
Timothy T. Shea                George M. Ballard             Special Consultant to
Vice Chairman of the Board     Gordon L. Huncilman           Board:
                               Kerry M. Stemler              Edward Pinaire

C O M M U N I T Y   B A N K   O F   S O U T H E R N   I N D I A N A
________________________________________________________________________________

C. Thomas Young               Directors                      Gerald T. Koetter
Chairman of the Board         James W. Robinson              Robert J. Koetter, Sr.
                              Timothy T. Shea                Donna M. Broughton
Gary L. Libs                  James D. Rickard               Robert E. Campbell, Jr.
Vice Chairman of the Board    Kevin Cecil                    Greg Huber
                              R. Wayne Estopinal             Steven R. Stemler
Dale L. Orem                  Robert L. Pullen
Vice Chairman of the Board    Gordon L. Huncilman            Special Consultant to
                              Kerry M. Stemler               Board:
                              Patrick J. Daily               Edward Pinaire

C O M M U N I T Y   B A N K   O F   K E N T U C K Y
________________________________________________________________________________

Guthrie M. Wilson, III        Directors                      C. Thomas Young
Chairman of the Board         George M. Ballard              James D. Rickard
                              J. Richard Heaton              Ben J. Wathen
                              W. Kenneth Rapier, Jr.         W. James Lintner, Jr.
                              Frances X. Smith, II

________________________________________________________________________________

Community Bank of             Community Bank of
Southern Indiana              Kentucky

101 W. Spring Street          106 A West John Rowan Blvd.
New Albany, IN 47150          Bardstown, KY 40004
(812) 944-2224                (502)348-9278

________________________________________________________________________________

                                                                          2.

Table of Contents

    Letter to Shareholders                                              4
    _______________________________________________________________________

    Selected Consolidated Fianancial and Other Data                     6
    _______________________________________________________________________

    Management's Discussion & Other Data                                7
    _______________________________________________________________________

    Independent Auditors' Report                                       24
    _______________________________________________________________________

    Independent Auditors' Report                                       25
    _______________________________________________________________________

    Consolidated Balance Sheets                                        26
    _______________________________________________________________________

    Consolidated Statements of Income                                  27
    _______________________________________________________________________

    Consolidated Statements of Stockholders' Equity                    28
    _______________________________________________________________________

    Consolidated Statements of Cash Flows                              29
    _______________________________________________________________________

    Notes to Consolidated Financial Statements                         30
    _______________________________________________________________________

    Stockholder Information                                            51
    _______________________________________________________________________

________________________________________________________________________________

                                                                        3.

C O M M U N I T Y
B A N K   S H A R E S OF INDIANA, INC.

Dear Shareholders:

The theme of this  year's  Annual  Report,  Staying  the  Course,  reflects  our
commitment   and  continued   dedication  to  the  core  values  that  make  our
organization strong. We've worked hard to make Community Bank Shares of Indiana,
Inc. a  stronger,  more  focused  company - for the  benefit  of our  customers, shareholders and the communities in which we work and live.

Financial Results

While this Annual Report contains detailed financial  information  regarding the
Company,  we wanted to cover some of the key measures  here.  Net income for the year ended December 31, 2001 increased 10.3% to $2,955,000 (or $1.18 per diluted share) from $2,679,000 (or $1.05 per diluted share) the prior year. Total assets as of December 31, 2001 grew to $429.6 million from $416.2 million at the end of
2000.

The  increase  in net income  was  primarily  attributable  to the need for less provision  for loan  losses in 2001 and  increases  in net  interest  income and noninterest  income. Net interest income increased as a result of an increase in interest  earning  assets.  Net interest  margin  declined from 3.17% in 2000 to
3.07% in 2001 as  declining  interest  rates  during 2001  affected the yield on earning assets to a greater degree than the cost of  liabilities.  Asset growth, which was funded  primarily by an increase in  short-term  borrowings,  resulted primarily  from  an  increase  in net  loans  receivable  and  the  purchase  of investment  securities.  The decrease in cash and interest-bearing  deposits was used to further fund increases in investment securities and net loans receivable as management worked to reduce excess liquidity over 2001.

Milestones Along the Way

Providing an exceptional level of customer service remains the foundation of our
banking   philosophy.   Throughout  2001,  the  Company  launched  a  number  of
initiatives that will significantly improve virtually all areas of the Company -
thereby providing the support and infrastructure necessary to succeed in today's increasingly  competitive and customer responsive marketplace.  Although some of these  initiatives  may have a temporary  negative  impact on 2002 earnings,  we believe that they will result in improved financial results in the future.

Recently, we announced that the Company will open banking centers within two new
Wal-Mart Supercenters,  one on Grant Line Road in Southern Indiana and the other near Bardstown Road and Gene Snyder Freeway in Louisville, Kentucky. We are very excited by the opportunity to establish a presence in greater  Louisville,  both to serve our existing customers who work and shop in Louisville and to bring our customer oriented banking philosophy to a new market.

In  addition,   the  new  Community   Bank  of  Southern   Indiana  Main  Office
Drive-Through  opened at the corner of 4th and Spring  Streets in  downtown  New
Albany.  With three lanes and an ATM, the new  Drive-Through  is more convenient and  larger  than the old  facility,  thereby  giving our  customers  and nearby businesses better service and more convenience.

Another  improvement is the fostering of a genuine sales and service  culture at our banking  centers thanks to more focused  training.  This  transformation  is critical to the success of our strategic vision: to make our banks the preferred places to work and bank within our market  areas.  Additionally,  we  introduced longer hours at all banking  centers and improved our product  lines - including the introduction of Simply Free Checking and a money market account - to respond to shifting customer demands.

These steps have already made a significant impact on our balance sheet. Our new money market account  attracted a balance of $10.8 million by December 31, 2001.
In another  example,  our home equity  loan  portfolio  increased  by 41 percent during  2001.  Earlier in 2001,  American  Banker,  the daily  newspaper  of the financial services industry, ranked
________________________________________________________________________________

                                                                            4.

Community  Bank  Shares  of  Indiana,  Inc.  among  the  "Top 20  [Bank  Holding
Companies] by Growth in Home Equity Loan Portfolio on September 30, 2001."

Among other retail endeavors,  the Gold Leaf Travel &  Adventure Club raised its sails in June 2001. The Club offers travel opportunities -- ranging from day trips in Southern Indiana to the French Riviera - to clients with balance levels of at  least  $25,000.  It's  designed  to  increase  deposits  while  providing customers  extra value,  fun and  fellowship.  Membership  had grown to some 300 clients  since  the  June  launch.  We  also  established  the  Private  Banking department in 2001.  This area caters  specifically to the banking and financial needs of executive and  professional  clients,  an important  customer  segment.
Finally,  we opened our  Customer  Service  Line in the fourth  quarter,  a call center whose staff is trained to handle a variety of customer needs.

A United Bank

During 2001,  officers from Heritage and Community Banks began working  together to combine the banking  charters of Heritage and Community  Bank, a process that concluded in mid-March of 2002. As a result, all nine banking centers, including the two former  Heritage Bank  locations in Clark County,  now operate under the single name of "Community Bank."

The combination, which was well received by customers, simply made good business sense and offered  many  customer  advantages.  Having a single name  eliminated confusion in the  marketplace.  Customers,  who have always been able to bank at either  institution,  now understand more readily that Community Bank has one of the largest  banking center and ATM networks in Southern  Indiana.  In addition, the combined bank allows all locations to offer identical products for consumers and  businesses  alike.  Numerous  costs and  operating  redundancies  have been eliminated  while  efficiencies  have increased.  This allows  Community Bank to focus more on what's  really  important - providing  a superior  and  consistent level of service at each banking center.

Investing in Technology

On the technology  front,  Community Bank launched online banking and electronic bill payment at www.cbinonline.com. We are in the process of launching an online cash and treasury  management  website for our business clients.  These delivery systems provide an added level of customer convenience.  Transactions  conducted online,  which are increasing each day, are remarkably  cost efficient,  thereby helping to control noninterest expense as we grow checking and savings accounts.

We also  introduced  The Better  Checking  System,  a check imaging  system that provides customers with enhanced image statements, instant research capabilities and makes organizing their checking account easier than before.  This technology is also a low cost alternative to check processing.  For example, the old system required 50 hours to process our entire cycle of business statements and checks.
Under The Better Checking System, that time has been reduced to just one hour.

At  Community  Bank of  Kentucky,  we replaced  the bank's core data  processing system with the same operating  system now in use at our Southern  Indiana bank.
This allows our  Bardstown,  Kentucky  affiliate to offer the same  products now available in Southern  Indiana.  The uniformity we have  established  across all markets will  significantly  boost  efficiency,  customer  service and marketing efforts.

In Summary

The past year,  while marked by  achievements  in many areas,  also brought many
challenges.   We  "stayed  the  course"  and  worked  hard  for  our  customers, shareholders  and the communities we serve.  We're proud of our achievements and look forward to continued success.  We will continue to face our challenges head on,  building  an  institution  of  which  all  stockholders  can be  proud.  We appreciate your support.

Sincerely,

C. Thomas Young                                 James D. Rickard
Chairman                                        President & CEO

________________________________________________________________________________

                                                                           5.

SELECTED CONSOLIDATED FINANCIAL DATA

The  following  table sets forth the  Company's  selected  historical  financial information  from  1997  through  2001.  This  information  should  be  read  in conjunction  with the Consolidated  Financial  Statements and the related Notes.
Factors  affecting the  comparability of certain indicated periods are discussed in "MANAGEMENT'S  DISCUSSION AND ANALYSIS OF FINANCIAL  CONDITION AND RESULTS OF
OPERATIONS."

                                                                                  Years Ended December 31,
                                                   ____________________________________________________________________________________
(Dollars in thousands, except per share data)         2001            2000            1999               1998             1997
                                                   ____________________________________________________________________________________

Income Statement Data:
Interest income ..............................     $   29,295      $   30,488      $   26,139        $   22,357        $   21,000
Interest expense .............................         17,045          18,314          14,004            12,208            11,660
Net interest income ..........................         12,250          12,174          12,135            10,149             9,340
Provision for loan losses ....................            520           1,197             654               354               226
Noninterest income  ..........................          2,186           1,974           1,483             1,417             1,125
Noninterest expense  .........................          9,379           8,833           7,483             7,290             5,835
Income before taxes ..........................          4,537           4,118           5,481             3,922             4,404
Cumulative effect of
   change in accounting principle ............             -             (172)             -                 -                 -
Net income ...................................          2,955           2,679           3,352             2,398             2,713
                                                   ____________________________________________________________________________________

Balance Sheet Data:
Total assets .................................     $  429,616      $  416,221      $  384,443        $  331,945        $  288,486
Total securities .............................         99,101          86,436         104,337            92,698            91,056
Total loans, net .............................        294,030         287,254         246,018           199,575           170,866
Allowance for loan losses ....................          3,030           2,869           1,741             1,276             1,014
Total deposits ...............................        255,892         258,222         226,473           212,867           207,991
Federal funds purchased and
   repurchase agreements .....................         39,075          22,547          28,182            19,499            12,142
FHLB advances ................................         89,000          91,800          86,250            56,000            27,000
Total shareholders' equity ...................         42,365          40,888          41,630            41,386            39,701
                                                   ____________________________________________________________________________________

Per Share Data:
Basic earnings per share .....................     $     1.18      $     1.05      $     1.26        $     0.89        $     1.01
Diluted earnings per share ...................           1.18            1.05            1.26              0.88              1.01
Book value (1) ...............................          17.22           16.59           16.00             15.34             14.55
Cash dividends per share .....................           0.58            0.54            0.54              0.48              0.42
                                                   ____________________________________________________________________________________
Performance Ratios:
Return on average assets .....................           0.71%           0.67%           0.94%             0.79%             0.95%
Return on average equity .....................           6.90            6.43            7.98              5.87              6.94
Net interest margin ..........................           3.07            3.17            3.58              3.38              3.29
Efficiency ratio .............................             65              62              55                63                56
                                                   ____________________________________________________________________________________

Asset Quality Ratios:
Non-performing assets to total loans .........           0.74%           0.39%           0.13%             0.47%             0.77%
Net loan charge-offs to average loans ........           0.13            0.03            0.08              0.05              0.02
Allowance for loan losses to total loans......           1.02            0.99            0.70              0.63              0.59
Allowance for loan losses to
   non-performing loans ......................            186             252             549               172               168
                                                   ____________________________________________________________________________________

Capital Ratios:
Leverage ratio..............................             10.0%            9.9%           10.7%             12.7%             13.5%
Average stockholders' equity to
   average total assets.....................             10.2            10.4            11.8              13.5              13.7
Tier 1 risk-based capital ratio.............             14.8            14.5            16.4              19.8              24.6
Total risk-based capital ratio..............             15.9            15.5            17.1              20.4              25.3
Dividend payout ratio.......................             49.6            51.3            43.0              52.6              39.0
                                                   ____________________________________________________________________________________

Other Key Data:
End-of-period full-time equivalent
   employees ...............................              131             114             124               108                82
Number of bank offices .....................               11              10              10                 8                 7

(1) Exclusive of accumulated other comprehensive income.

_______________________________________________________________________________________________________________________________________

                                                                                                                                  6.

MANAGEMENT'S DISCUSSION AND ANALYSIS

This section  presents an analysis of the  consolidated  financial  condition of
Community Bank Shares of Indiana, Inc. (the "Company") and its wholly-owned bank subsidiaries,  Community  Bank of Southern  Indiana,  Heritage  Bank of Southern
Indiana (which was merged into  Community  Bank of Southern  Indiana on March 1,
2002),  and Community  Bank of Kentucky,  at December 31, 2001 and 2000, and the
consolidated  results  of  operations  for each of the years in the  three  year period ended December 31, 2001. The information contained in this section should be read in conjunction  with the  consolidated  financial  statements,  notes to consolidated  financial  statements and other financial data presented elsewhere in this annual report.

The Company conducts its primary business  through its two  subsidiaries,  which are  community-oriented  financial  institutions offering a variety of financial services to their local  communities.  The subsidiaries are engaged primarily in the business of attracting deposits from the general public and using such funds for the  origination  of: 1)  commercial  business  and real estate loans and 2)
secured  consumer loans such as home equity lines of credit,  automobile  loans, and recreational vehicle loans. Additionally, the subsidiary banks originate and sell into the secondary  market mortgage loans for the purchase of single-family homes in Floyd  and  Clark  Counties,  Indiana,  and  Nelson  County,  Kentucky,
including  surrounding   communities.   Occasionally,   the  banks  will  retain
residential  mortgage  loans  for  inclusion  in  their  loan  portfolios.   The
subsidiaries   invest   excess   liquidity  in  U.S.   agency   securities   and
mortgage-backed securities.

The operating results of the Company depend primarily upon the subsidiary banks'
net interest  income,  which is determined by the  difference  between  interest income on  interest-earning  assets and  interest  expense  on  interest-bearing liabilities.  Interest-earning  assets principally consist of loans, taxable and tax-exempt  securities,  and  Federal  Home  Loan Bank  stock.  Interest-bearing liabilities principally include deposits, retail repurchase agreements,  federal funds  purchased,  and advances from the Federal Home Loan Banks of Indianapolis and Cincinnati.  The net incomes of the subsidiary banks are also affected by a)
provision for loan losses, b) noninterest  income,  including net gains on sales of loans and securities,  deposit  account service charges and  commission-based income on non-deposit  investment  products,  c) noninterest  expenses,  such as compensation and benefits;  occupancy,  equipment, and data processing expenses;
and other expenses, such as audit, advertising, postage, printing, and telephone expenses, and d) income tax expense.

This  discussion  includes  various  forward-looking  statements with respect to credit quality (including delinquency trends and the allowance for loan losses), corporate objectives and other financial and business matters. When used in this discussion the words "anticipate,"  "project,"  "expect," "believe," and similar expressions  are intended to identify  forward-looking  statements.  The Company
cautions  that  these   forward-looking   statements  are  subject  to  numerous
assumptions, risks and uncertainties,  all of which may change over time. Actual results could differ materially from forward-looking statements.

In addition to factors disclosed by the Company elsewhere in this Annual Report, the  following  factors,  among  others,  could cause  actual  results to differ materially from such forward-looking  statements: 1) adverse changes in economic conditions affecting the banking industry in general and, more specifically, the market areas in which the Company and its subsidiary  banks operate,  2) adverse changes in the legislative and regulatory  environment affecting the Company and its  subsidiary  banks,  3)  increased  competition  from  other  financial  and non-financial  institutions,  4) the  impact of  technological  advances  on the banking industry,  and 5) other risks detailed at times in the Company's filings with the Securities and Exchange Commission. The Company and subsidiary banks do not  assume an  obligation  to update or revise any  forward-looking  statements subsequent to the date on which they are made.
________________________________________________________________________________

                                                                          7.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Highlights

The Company reported earnings of $2,955,000 during 2001 compared with $2,679,000 for 2000, an increase of 10%. The Company's  performance in 2001 was impacted by increased net interest income,  reduced provision for loan losses, and increased
noninterest  income.   These  improvements  more  than  offset  an  increase  in
noninterest  expense,  which  resulted  from  increases in salaries and employee benefits, occupancy, and equipment expenses. The Company's book value per common share,  exclusive of  accumulated  other  comprehensive  income,  increased from
$16.59 at  December  31,  2000 to $17.22 per share at  December  31,  2001.  The
Company does not expect that net income for the first six months of 2002 will be as  strong  as that  achieved  in the first  six  months  of 2001.  The  Company attributes this to the fact that net interest margin, which declined in response to the decrease in market  interest rates during 2001,  will not be able to keep pace with the increase in the Company's  non-interest expense relating to recent infrastructure improvements.

The following table  summarizes  selected  financial  information  regarding the
Company's financial performance:

Table 1 - Summary

                                        For the Years Ended December 31,
                                       _________________________________
(Dollars in thousands)                   2001        2000        1999
                                       _________________________________

Net income                             $  2,955    $  2,679    $  3,352
Basic earnings per share                   1.18        1.05        1.26
Diluted earnings per share                 1.18        1.05        1.26

Return on average assets                   0.71%       0.67%       0.94%
Return on average equity                   6.90        6.43        7.98

Total  assets  grew 3.2% during 2001 to $429.6  million at  December  31,  2001.
Securities  available  for sale  increased  $12.7  million  during 2001 to $99.1
million  at  December  31,  2001  as  the  Company   invested  excess  cash  and
interest-bearing  deposits  primarily in mortgage-backed  securities.  Net loans increased  $6.8 million from December 31, 2000 to $294.0 million at December 31,
2001. This growth was  attributable  to commercial  business,  home equity,  and construction  loan  demand in the  Company's  markets,  offset  by a decline  in residential real estate loans because  refinancing  activity increased as market interest  rates  declined  over the first nine  months of 2001.  The  decline in residential mortgage loans will likely continue as the Company continues to sell most residential mortgage loan originations into the secondary market.

Funding  for the  growth  in the  securities  and loan  portfolios  that was not provided by  declines in cash and  interest-bearing  deposits  was derived  from federal  funds  purchased,  which  increased to $15.6 million as of December 31,
2001 (the Company had no federal funds purchased as of December 31, 2000).

Community Bank of Southern  Indiana will expand its banking center  locations in
2002 by moving into a newly completed Wal-Mart Supercenter on Grant Line Road in
New Albany,  Indiana.  The  Company  expects  that this new banking  center will enhance  its  ability  to  increase  market  share  in  Floyd  County,  Indiana.
Additionally,  Community  Bank of Kentucky  will open a banking  center within a
Wal-Mart  Supercenter located near Bardstown Road and the Gene Snyder Freeway in
Louisville,  Kentucky  as the  Company  begins  its  plans  to  expand  into the
Jefferson County, Kentucky market. The Company believes that this banking center will not only attract new  Jefferson  County  customers  but also help it better serve its Southern Indiana clients who work in Jefferson  County.  As of January
1, 2002, Community Bank of Southern Indiana expanded its retail delivery systems with cbinonline.com, an Internet banking product.

________________________________________________________________________________

                                                                          8.

Results of Operations

                             Net Interest Income

The Company's  principal  revenue  source is net interest  income.  Net interest income is the difference  between  interest income on  interest-earning  assets, such as loans and securities,  and the interest  expense on the liabilities used to fund those assets,  such as  interest-bearing  deposits and  borrowings.  Net interest  income is impacted by both  changes in the amount and  composition  of interest-earning  assets and interest-bearing  liabilities as well as changes in market interest rates.

For 2001, net interest  income was $12.3  million,  an increase of $100,000 over the $12.2  million  earned  during 2000.  The Company's net interest rate spread
(the  difference  between the yield on  interest-earning  assets and the cost of interest-bearing  liabilities)  remained  virtually  unchanged  at 2.52% in 2000 compared with 2.53% in 2001.  The Company's net interest  margin  decreased from
3.17% in 2000 to 3.07% in 2001.  While the net interest  margin  declined during
2001,  the  Company  was able to maintain  its level of net  interest  income by shifting  average  earning  assets from  securities to loans which have a higher rate of return.

Market interest rates decreased from year-end 2000 through December 31, 2001. At
December 31, 2000,  the Company  owned  approximately  $53.6 million in callable agency securities,  which is a type of security that can be called by the issuer as of a  specific  date(s)  when  it is  in  the  issuer's  interest  to do  so.
Generally, issuers of these securities will exercise the call as market interest rates for  securities  with similar  characteristics  fall below the coupon on a given issue.  Consequently,  most of the callable agency securities owned by the
Company as of December 31, 2000 were called during 2001 as market interest rates declined.  This provided the Company with an excess of cash and interest-bearing deposits  that had to be  reinvested  at  substantially  lower  interest  rates, resulting  in a decline  in the  Company's  net  interest  margin.  The  Company primarily  reinvested these funds in  mortgage-backed  securities with cash flow characteristics  more suited to the Company's  interest rate risk profile.  (FOR
FURTHER DISCUSSION, SEE MARKET RISK SENSITIVITY SECTION OF THIS REPORT.)

Average  interest-earning assets increased 3.9% during 2001, compared to a 13.3%
increase  during 2000.  The growth in each of these periods  primarily  resulted from an  increase in net  average  loans  funded by  increases  in deposits  and short-term borrowings.  The increase in net average loans is attributable to the
Company's  continued  focus on commercial  business and  commercial  real estate lending. (SEE THE LOAN PORTFOLIO SECTION OF THIS REPORT.)

During 2001, average  interest-bearing  liabilities grew $15.3 million to $353.3 million, an increase of 4.5% over 2000. The increase was primarily  attributable to  increases  in  interest-bearing  deposits  (both  savings  and money  market accounts)  and  repurchase  agreements.  The  Company  attributes  growth in the average  balance of  deposits  to its  increased  focus on its  retail  delivery systems, including initiatives such as a streamlined transaction account product line,  expanded  customer  hours  at  most  of  its  banking  centers,  and  the installation of a check imaging system.

For 2000,  net interest  income was $12.2  million,  up $39,000  from 1999.  The
Company's net interest rate spread  decreased from 2.95% during 1999 to 2.52% in
2000. The Company's net interest margin also decreased, falling to 3.17% in 2000 from  3.58% in  1999.  The  increase  in net  interest  income  during  2000 was primarily due to an increase of $45.0 million in  interest-earning  assets,  but was mostly offset by the decline in net interest margin.

________________________________________________________________________________

                                                                           9.
MANAGEMENT'S DISCUSSION AND ANALYSIS

The table below provides detailed  information as to average balances,  interest income/expense, and rates by major balance sheet category for 1999 through 2001.
Table 3 provides an analysis of the changes in net interest income  attributable to  changes  in rates  and  changes  in volume of  interest-earning  assets  and interest-bearing  liabilities.  Yields on  tax-exempt  securities  have not been presented on a tax equivalent basis.

Table 2                                                 Average Balance Sheets and Rates for December 31, 2001, 2000 and 1999

                                                         2001                            2000                         1999
                                              _______________________________________________________________________________________
                                              Average             Average     Average            Average   Average            Average
(Dollars in Thousands)                        Balance    Interest  Rate       Balance   Interest  Rate     Balance   Interest  Rate
                                              _______________________________________________________________________________________
ASSETS

Earning assets:
Interest-bearing deposits with banks........  $   12,390  $   473    3.82%    $  4,320  $   314    7.27%  $  7,058   $   419    5.94%
Taxable securities..........................      84,694    4,974    5.87       94,147    6,111    6.49     98,451     6,276    6.37
Tax-exempt securities.......................       8,603      431    5.01        6,868      365    5.31      4,697       237    5.05
Total loans and fees(1)(2)..................     285,351   22,856    8.01      270,930   23,086    8.52    224,037    18,847    8.41
FHLB stock..................................       7,601      561    7.38        7,502      612    8.16      4,566       360    7.88
                                                 ________________              ________________            _________________
Total earning assets........................     398,639   29,295    7.35      383,767   30,488    7.94    338,809    26,139    7.71

Less: Allowance for loan losses.............      (2,912)                       (2,130)                     (1,470)
Non-earning assets:
Cash and due from banks.....................       7,329                         7,974                       6,007
Bank premises and equipment, net............      10,794                         9,912                       8,759
Other assets................................       4,474                         1,399                       5,224
                                               ___________                 ___________                 ___________
Total assets...........................       $  418,324                    $  400,922                    $357,329
                                               ===========                 ===========                 ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing liabilities:
Deposits....................................  $  236,279  $10,981    4.65%  $  222,136  $11,454    5.16%  $201,405   $ 9,301    4.62%
Federal funds purchased and
   repurchase agreements....................      27,779      739    2.66       21,688    1,209    5.57     22,095       931    4.21
FHLB advances...............................      89,253    5,325    5.97       94,220    5,651    6.00     70,841     3,772    5.32
                                                 ___________________           ___________________         ____________________
Total interest bearing liabilities.......        353,311   17,045    4.82      338,044   18,314    5.42    294,341    14,004    4.76
                                                           ______                        ______                       ______
Non-interest bearing liabilities:
Non-interest bearing deposits...............      19,285                        20,036                     17,878
Other liabilities...........................       2,887                         1,182                      3,115
Stockholders' equity........................      42,841                        41,660                     41,995
                                               __________                    ___________                ___________
Total liabilities and stockholders' equity.   $  418,324                    $  400,922                   $357,329
                                               ==========                    ===========                ===========

Net interest income.........................              $12,250                       $12,174                      $12,135
Net interest spread..........................              ======   2.53%                ======    2.52%              ======    2.95%
Net interest margin.........................                        3.07%                          3.17%                        3.58%

     (1)  The amount of fee income  included  in  interest  on loans was $3,520,
          $2,050 and $1,367 for the years ended  December  31, 2001,  2000,  and
          1999, respectively.

     (2)  Calculations  include  non-accruing  loans in the average loan amounts outstanding.

___________________________________________________________________________________________________________________________________________

                                                                                                                                     10.

Table 3 illustrates the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing  liabilities affected the Company's interest income and interest expense during the periods indicated.
Information   is  provided  in  each   category  with  respect  to  (i)  changes
attributable to changes in volume (changes in volume  multiplied by prior rate),
(ii) changes  attributable  to changes in rate  (changes in rate  multiplied  by prior  volume),  and (iii)  the net  change.  The  changes  attributable  to the combined  impact of volume and rate have been allocated  proportionately  to the changes due to volume and the changes due to rate.

Table 3                                                                            Volume/Rate Variance Analysis
                                                               ____________________________________________________________________

                                                                 Year Ended December 31, 2001        Year Ended December 31, 2000
                                                                          compared to                         compared to
                                                                 Year Ended December 31, 2000        Year Ended December 31, 1999
                                                               ____________________________________________________________________
                                                                      INCREASE/(DECREASE)                 INCREASE/(DECREASE)
                                                                            Due to                              Due to
                                                                Total Net                           Total Net
                                                                 Change     Volume       Rate        Change     Volume       Rate

(Dollars in thousands)
Interest income:
Interest-bearing deposits with banks .......................   $    159    $    365    $   (206)   $   (105)   $   (186)   $     81
Taxable securities .........................................     (1,137)       (584)       (553)       (165)       (278)        113
Tax-exempt securities ......................................         66          88         (22)        128         115          13
Total loans and fees (1)....................................       (230)      1,194      (1,424)      4,239       3,993         246
FHLB stock .................................................        (51)          8         (59)        252         239          13
                                                                ___________________________________________________________________
Total increase (decrease) in interest income ...............     (1,193)      1,071      (2,264)      4,349       3,883         466

Interest expense:
Deposits ...................................................       (473)        701      (1,174)      2,153       1,010       1,143
Federal funds purchased and
   repurchase agreements ...................................       (470)        278        (748)        278         (17)        295
FHLB advances ..............................................       (326)       (296)        (30)      1,879       1,359         520
                                                                ___________________________________________________________________
Total increase (decrease) in interest expense ..............     (1,269)        683      (1,952)      4,310       2,352       1,958
                                                                ___________________________________________________________________
Increase (decrease) in net interest income .................   $     76    $    388    $   (312)   $     39    $  1,531    $ (1,492)
                                                                ===================================================================

(1)  Interest income for loans on non-accrual status has been excluded from interest income.

________________________________________________________________________________________________________________________________________

                                                                                                                                11.

MANAGEMENT'S DISCUSSION AND ANALYSIS

                         Non-interest Income

Non-interest  income was $2.2 million during 2001, $2.0 million during 2000, and
$1.5 million during 1999. The increased level of noninterest  income in 2001 was primarily  due to  increases  in net gain on sale of mortgage  loans and deposit service  charges.  The increase from 1999 to 2000 was primarily due to increases in deposit service charges, commission income, and other income.

Table 4                                                                             Analysis of Non-interest Income
                                                                                       Year Ended December 31,
                                                                    ________________________________________________________________
                                                                                                            PERCENT INCREASE/(DECREASE)
                                                                      2001          2000         1999        2001/2000       2000/1999
                                                                    ________________________________________________________________
(Dollars in thousands)
Service charges on deposit accounts ..........................      $   920       $   667      $   488           38%           37%
Commission income ............................................          599           657          545           (9)           21
Net gain on sale of mortgage loans ...........................          359           172          252          109           (32)
Loan servicing income, net of amortization ...................          101           121          137          (17)          (12)
Other ........................................................          176           100           61           76            64
                                                                    ________________________________________________________________
   Subtotal ..................................................        2,155         1,717        1,483           26            16

Gain on available for sale securities ........................           31            -             -           NM            NM
Gain on trading securities ...................................            -           171            -           NM            NM
Gain on sale of premises and equipment .......................            -            86            -           NM            NM
                                                                    ________________________________________________________________
   Total .....................................................      $ 2,186       $ 1,974      $ 1,483           11%           33%
                                                                    ================================================================

Service  charges  on deposit  accounts  were  $920,000  for 2001  compared  with
$667,000  million  for 2000,  an increase of 38%.  The  Company  attributes  the increase in service  charges on deposit  accounts to an increase in checking and savings  accounts and a deposit fee schedule  that was revised in mid-2000.  The increase in 2000 was  primarily  attributable  to an  increase  in checking  and savings accounts.

Commission income declined from $657,000 in 2000 to $599,000 in 2001, a decrease of 9%, due to a broker/dealer  conversion that consumed a substantial  amount of time at  Heritage  Financial  Services,  the  department  of  Community  Bank of
Southern  Indiana  that sells  non-bank  investment  products  to  customers  in southern Indiana.  The Company also attributes the decrease in commission income to a volatile U.S. stock market that reduced the volume of transactions.

The market interest rate environment  heavily  influences  revenue from mortgage banking activities. The increase in net gain on sale of mortgage loans from 2000 to 2001 reflected increased refinancing activity as mortgage interest rates fell over the period  beginning in mid-2000.  Net gains on mortgage  loans sales fell from 1999 to 2000 as mortgage interest rates generally increased from early 1999 to mid-2000. The volume of loan sales will decline if interest rates rise.

                            Non-interest Expense

Total  non-interest  expense increased by 6% to $9.4 million in 2001 compared to
$8.8 million in 2000 as a result of increases in salaries and employee benefits, occupancy,  equipment,  and other expenses.  Noninterest  expense increased from
$7.5  million  in 1999  to $8.8  million  in  2000.  The  Company  expects  that noninterest  expense  will  increase  at least 15% in 2002 as  initiatives  with partial  year  effects in 2001  become  fully  embedded  in the  Company's  cost structure and additional initiatives are undertaken.

____________________________________________________________________________________________________________________________________

                                                                                                                             12.

Noninterest  expense  levels  are  often  measured  using  an  efficiency  ratio
(noninterest  expense  divided by the sum of net interest income and noninterest income). A lower efficiency ratio is indicative of higher bank performance.  The
Company's  efficiency  ratio was 65% in 2001  compared to 62% in 2000 and 55% in
1999.

Table 5                                                                Analysis of Non-interest Expense
                                                                          Year Ended in December 31,
                                                  ________________________________________________________________________
                                                                                                PERCENT INCREASE/(DECREASE)
                                                    2001           2000          1999            2001/2000       2000/1999
                                                  ________________________________________________________________________
(Dollars in Thousands)
Salaries and employee benefits .........          $ 5,207        $ 4,993        $ 4,555              4%              10%
Occupancy and equipment ................              844            741            562             14               32
Equipment ..............................              602            472            333             28               42
Data processing ........................              916            988            635             (7)              56
Other ..................................            1,810          1,639          1,398             10               17
                                                  ________________________________________________________________________

Total ..................................          $ 9,379        $ 8,833        $ 7,483              6%              18%
                                                  ========================================================================

Salary and employee  benefits  expense  increased  approximately  4% during 2001 after an increase of approximately  10% during 2000. The Company  attributes the increase from 2000 to 2001 to its initiatives to improve customer  service.  The
Company  established a customer call center to field  telephone  inquiries  from customers.  Additionally,  the Company  experienced  the full year impact of the
2000 increase in staffing levels in its operations  areas.  Staffing levels were increased to improve  turnaround time on loans and increase the general level of customer service. The increase in salaries and employee benefits during 2000 was attributable to increased  operational area staffing as previously  described as well as increased 401(k) and education and training expenses.

Occupancy  expense  increased  during  2001 as the  Company  initiated a banking center rehabilitation program. This program included repairs and maintenance and exterior  improvements at most of its banking centers. The increase from 1999 to
2000 resulted from a full year of expenses from the  occupation of the Company's new corporate headquarters in June 1999.

Equipment expense increased during 2001 as a result of the purchase of new check processing  equipment,  which provides the Company with capacity to increase its total check processing volume without materially increasing its labor costs. The equipment also allows the Company to return check images to its customers rather than the original  checks.  The Company also incurred  expenses  relating to the implementation of various computer software programs and other initiatives.  The increase from 1999 to 2000 resulted from expenses  related to the Year 2000 date change issue.

Data processing  expense declined during 2001 because of a charge of $180,000 in
2000 related to the  conversion  of Community  Bank of Kentucky to the same core data processor that Community Bank of Southern Indiana utilizes.  This charge is the reason that data processing  expense increased from 1999 to 2000.  Excluding this charge,  data processing  expense increased by $108,000 during 2001 because of expenses related to interfacing the new check  processing  equipment with the
Company's  core  data  processing  systems  and  the  implementation  of a "data warehousing"  computer  software system (this system allows Company employees to better analyze loan and deposit data).

____________________________________________________________________________________________________________________________________

                                                                                                                              13.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Other  noninterest  expense  was up 10%  over  2000  as  the  Company  increased marketing and advertising  expenses in an effort to increase brand awareness and promote its improved retail delivery  systems.  The 17% increase during 2000 was attributable  to increases in  communications  expenses,  consulting  fees,  and charitable expenses.

Financial Condition

                              Loan Portfolio

The Company experienced loan growth of 2.4% during 2001 as total loans increased
$6.9  million  to  $297.1  million  at  December  31,  2001.   Loan  growth  was
particularly strong in the commercial  business,  construction,  and home equity portfolios  as the Company  continued  its focus in these areas.  The  Company's lending  activities remain primarily  concentrated  within its existing markets, and is  principally  comprised  of loans  secured by  single-family  residential housing  developments,  owner  occupied  manufacturing  and  retail  facilities, general business assets, and single-family  residential real estate. The Company emphasizes  the  acquisition  of  deposit  relationships  from new and  existing commercial business and real estate loan clients.

The  residential  real estate loan portfolio  declined by $10.1 million to $81.2 million at December 31, 2001. Lower market interest rates generally  accelerated residential  home purchase and refinancing  activity.  Because the Company sells most of the mortgage loans it originates  into the secondary  market,  increased purchase and refinancing  activity  generally  causes a reduction in residential real estate loans in the  Company's  portfolio.  Given current  market  interest rates, the Company anticipates that its residential loan portfolio will continue to decrease in the near term as the  majority of  residential  real estate loans are expected to be sold into the secondary market.  The Company does, in certain instances,  retain one, three,  and five year adjustable rate mortgage loans for its own  portfolios,  but the Company does not believe that new adjustable  rate loan volume will be large enough to offset the decline in total  mortgage  loans from purchase and refinance activity.

The  Company's  loan growth  slowed  from  previous  years due to intense  price competition  within its market areas as market interest rates generally declined during 2001. The Company was unwilling to match rate and repricing terms offered by  competitors  in an effort to maintain net interest  margin and  consequently experienced a decrease of $8.6 million in net loans receivable from December 31,
2000 through  September 30, 2001. Price  competition  within the market declined over the fourth quarter of 2001 and the Company  experienced  net loan growth of
$15.5 million from  September 30, 2001 to December 31, 2001.

Table 6                                                                      Loans by Type
                                                                           As of December 31,
                                       _______________________________________________________________________________________

                                           2001               2000               1999              1998               1997
(Dollars in Thousands)                 _______________________________________________________________________________________
Real estate:
  Residential .......................  $   81,249         $   91,310         $   93,632        $    99,026         $  106,083
  Commercial ........................      76,754             76,185             52,499             35,424             22,286
  Construction ......................      14,506              6,928              5,342              4,379              4,007
Commercial ..........................      94,159             89,054             78,973             48,057             27,783
Home Equity .........................      19,818             14,017              7,344              6,760              6,846
Consumer ............................      10,011             11,630              8,676              5,154              4,033
Loans secured by deposit accounts ...         563                999              1,275              2,048                874
                                       _______________________________________________________________________________________
Total loans .........................  $  297,060         $  290,123         $  247,741         $  200,848         $  171,909
                                       =======================================================================================

____________________________________________________________________________________________________________________________________

                                                                                                                              14.

The Company's mortgage banking operation  originates and subsequently sells most of its first mortgage  residential loans,  without recourse,  into the secondary market.  During 2001, the Company sold $30 million in residential mortgage loans into the secondary  market  compared to $16 million in 2000. At the end of 2001, the Company was  servicing  $31  million in mortgage  loans for other  investors compared  to $41  million in 2000 and $46  million in 1999.  The  decline in the
mortgage   banking   servicing   portfolio  from  1999  to  2001  resulted  from
management's  decision to sell a majority  of its loans on a servicing  released basis,  combined with loan  principal  repayments on loans held in the servicing portfolio.

Table 7 illustrates the Company's fixed rate maturities and repricing  frequency for the loan portfolio:

Table 7                                                                   Selected Loan Distribution
                                                                           As of December 31, 2001
                                                          __________________________________________________________
                                                                             ONE           OVER ONE          OVER
                                                                             YEAR        THROUGH FIVE        FIVE
                                                             TOTAL          OR LESS         YEARS            YEARS
(Dollars in Thousands)                                    __________________________________________________________
Fixed rate maturities ..............................      $   63,428      $    7,193      $   18,639      $   37,596
Variable rate repricing frequency ..................         233,632         117,083          87,925          28,624
                                                          __________________________________________________________

Total ..............................................      $  297,060      $  124,276      $  106,564      $   66,220
                                                          ==========================================================

                    Allowance and Provision for Loan Losses

Provisions  for loan  losses are  charged  against  earnings  to bring the total allowance for loan losses to a level  considered  reasonable by management based on  historical  experience,  the  volume and type of  lending  conducted  by the subsidiary  banks,  the  status of past due  principal  and  interest  payments,
general   economic   conditions,   and  inherent  credit  risk  related  to  the
collectibility of each bank's loan portfolio.  The provision for loan losses was
$520,000 for the year ended  December 31, 2001,  compared to $1,197,000 for 2000 and $654,000 for 1999. Net charge-offs  were $359,000  during 2001,  compared to
$69,000  and  $189,000  for 2000 and 1999,  respectively.  The  increase  in net charge-offs was  attributable to specific  borrower  situations which management does not believe indicates a trend in the overall portfolio.  However, there are additional  specific  borrower  situations,  as  evidenced  by the  increase  in non-performing  assets  discussed later in this report,  that may lead to future charge-offs.

The  Company  maintains  the  allowance  for  loan  losses  at a  level  that is sufficient to absorb credit losses  inherent in the loan  portfolio.  Management determines the level of the allowance for loan losses based on its evaluation of the  collectibility  of the loan  portfolio,  including the  composition  of the portfolio, historical loan loss experience, specific impaired loans, and general economic  conditions.  Allowances  for impaired  loans are generally  determined based on collateral  values or the present value of estimated future cash flows.
The allowance for loan losses is increased by a provision for loan losses, which is charged to expense,  and reduced by  charge-offs  of specific  loans,  net of recoveries.  Changes in the allowance  relating to impaired loans are charged or credited  directly to the provision for loan losses.  At December 31, 2001,  the
Company's allowance for loan losses totaled $3,030,000 as compared to $2,869,000 and  $1,741,000 at December 31, 2000 and 1999,  respectively.  The allowance has
grown  as  management  has  responded  to  increases  in  net   charge-offs  and
non-performing assets.

____________________________________________________________________________________________________________________________________

                                                                                                                              15.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Statements made in this section regarding the adequacy of the allowance for loan losses are forward-looking statements that may or may not be accurate due to the impossibility of predicting future events. Because of uncertainties intrinsic in the estimation process,  management's  estimate of credit losses inherent in the loan portfolio and the related allowance may differ from actual results.

Table 8                                                                                  Summary of Loan Loss Experience
                                                                                          Year Ended in December 31,
                                                                           _________________________________________________________
                                                                             2001        2000        1999        1998        1997
                                                                           _________________________________________________________
(Dollars in Thousands)
Allowance for loan losses at beginning of year .........................   $ 2,869     $ 1,741     $ 1,276     $ 1,014     $   816
Adjustment to conform pooled subsidiary's fiscal year end ..............         -           -           -           8           -

Charge-offs:
   Real estate .........................................................      (125)          -         (24)        (32)        (20)
   Commercial ..........................................................      (184)        (52)       (136)        (52)          -
   Consumer ............................................................       (63)        (17)        (31)        (20)        (17)
                                                                           _________________________________________________________
     Total .............................................................      (372)        (69)       (191)       (104)        (37)
Recoveries:
   Real estate .........................................................         2           -           -           1           4
   Commercial ..........................................................         3           -           -           3           -
   Consumer ............................................................         8           -           2           -           5
                                                                           _________________________________________________________
     Total .............................................................        13           -           2           4           9
                                                                           _________________________________________________________

Net loan charge-offs ...................................................      (359)        (69)       (189)       (100)        (28)
Provision for loan losses ..............................................       520       1,197         654         354         226
                                                                           _________________________________________________________
Allowance for loan losses at end of year ...............................   $ 3,030     $ 2,869     $ 1,741     $ 1,276     $ 1,014
                                                                           =========================================================
Ratios:
   Allowance for loan losses to total loans ............................      1.02%       0.99%       0.70%       0.64%       0.59%
   Net loan charge-offs to average loans ...............................      0.13        0.03        0.08        0.05        0.02
   Allowance for loan losses to non-performing loans ...................       186         252         549         172         168

The following  table depicts  management's  allocation of the allowance for loan losses by loan type.  Allowance  funding and allocation is based on management's assessment of economic conditions,  past loss experience,  loan volume, past-due history and other factors. Since these factors and management's  assumptions are subject to change,  the allocation is not necessarily  indicative of future loan portfolio performance.

____________________________________________________________________________________________________________________________________

                                                                                                                              16.

Table 9                                                  Management's Allocation of the Allowance for Loan Losses
                                                                          As of December 31,
                                       ___________________________________________________________________________________________
                                                  2001                            2000                            1999
                                       ___________________________________________________________________________________________

                                                         Percent                          Percent                        Percent
                                                        of Loans                         of Loans                       of Loans
                                                        to Total                         to Total                       to Total
(Dollars in Thousands                Allowance            Loans        Allowance           Loans         Allowance        Loans

Real estate .....................      $  253             64.7%          $  172             64.9%          $  501           64.1%
Commercial ......................       2,568             31.7            2,496             30.7            1,126           31.9
Consumer ........................         209              3.6              201              4.4              114            4.0
                                       ___________________________________________________________________________________________

Total ...........................      $3,030            100.0%          $2,869            100.0%          $1,741          100.0%
                                       ===========================================================================================

                                Asset Quality

Loans  (including  impaired  loans  under  SFAS  114  and  118)  are  placed  on non-accrual  status when they become past due 90 days or more as to principal or interest  (180 days for  residential  real  estate).  When  loans are  placed on non-accrual status, all unpaid accrued interest is reversed.  These loans remain on  non-accrual  status  until the loan  becomes  current  or the loan is deemed uncollectible and is charged off. The Company defines impaired loans to be those commercial loans that management has classified as doubtful (collection of total amount due is highly  questionable  or  improbable) or loss (all or a portion of the  loan  has  been  written  off or a  specific  allowance  for  loss has been provided).  Impaired loans increased from $985,000 at December 31, 2000, to $1.9 million at December 31, 2001. Non-performing assets also include foreclosed real estate that has been  acquired  through  foreclosure  or acceptance of a deed in lieu of  foreclosure.  Foreclosed real estate is carried at the lower of cost or fair value less estimated selling costs, and is actively marketed for sale.

Total  non-performing loans increased from $1.1 million at December 31, 2000, to
$1.6  million at December  31,  2001.  Management  does not consider the overall increase  in  non-performing  loans  during the period to be  indicative  of any adverse  change  in  overall  asset  quality.  These  non-performing  loans  are primarily secured by real estate and,  historically,  the Company's  interest in the real estate  securing  these loans has generally  been adequate to limit the
Company's  exposure to significant  loss.  Management  does not believe that the increase in  non-performing  assets  indicates a significant  decline in general asset quality.

Table 10                                                                                  Non-Performing Assets
                                                                                           As of December 31,
                                                                     ______________________________________________________________
                                                                      2001          2000          1999          1998          1997
(Dollars in Thousands)                                               ______________________________________________________________
Loans on non-accrual status(1) ...............................       $1,588        $1,052        $  145        $  470        $  316
Loans past due 90 days or more and still accruing ............           39            86           172           267           289
Total non-performing loans ...................................        1,627         1,138           317           737           605
Other real estate owned ......................................          560             -            13           200           724
                                                                     ______________________________________________________________
Total non-performing assets ..................................       $2,187        $1,138        $  330        $  937        $1,329
                                                                     ==============================================================
Percentage of non-performing loans to total loans ............         0.55%         0.39%         0.13%         0.37%         0.35%
Percentage of non-performing assets to total loans ...........         0.74          0.39          0.13          0.47          0.77

(1) Loans on  non-accrual  status  includes  impaired  loans.  See Note 3 to the consolidated financial statements for additional discussion on impaired loans.

____________________________________________________________________________________________________________________________________

                                                                                                                              17.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Investment Securities

Table 11                                                                                Securities Portfolio
                                                                                            December 31,
                                                                _____________________________________________________________________
                                                                   2001           2000           1999           1998           1997
(In Thousands)                                                  _____________________________________________________________________
Securities Available for Sale:
  U.S. Government and federal agency ....................       $ 27,089       $ 54,572       $      -       $      -       $      -
  Mortgage-backed .......................................         54,354         23,651          4,057            666            883
  State and municipal ...................................         10,707          7,219          2,371              -              -
  Corporate bonds .......................................          6,951            994              -              -              -
  Common stock ..........................................              -              -              -            250              -
                                                                _____________________________________________________________________
        Total Securities Available for Sale .............         99,101         86,436          6,428            916            883
Securities Held to Maturity:
  U.S. Government and federal agency ....................              -              -         66,255         59,259         64,006
  Mortgage-backed .......................................              -              -         26,388         29,194         23,519
  State and municipal ...................................              -              -          4,256          3,329          2,648
  Corporate bonds .......................................              -              -          1,010              -              -
                                                                _____________________________________________________________________
        Total Securities Held to Maturity ...............              -              -         97,909         91,782         90,173
                                                                _____________________________________________________________________
           Total ........................................       $ 99,101       $ 86,436       $104,337       $ 92,698       $ 91,056
                                                                ======================================================================

The  investment   portfolio   primarily  consists  of  U.S.   Government  Agency
obligations,  mortgage-backed  securities,  and securities  issued by states and municipalities.  Mortgage-backed  securities  consist  primarily of  obligations insured  or  guaranteed  by  Federal  Home Loan  Mortgage  Corporation,  Federal
National Mortgage Association, or Government National Mortgage Association.

Securities available for sale increased from $86.4 million at December 31, 2000, to $99.1  million at December 31, 2001,  as total  funding  available  for asset growth  exceeded  loan demand.  The Company  primarily  reinvested  the callable security proceeds in mortgage-backed securities.  Consequently,  U.S. Government and federal  agency  securities  declined from $54.6  million to $27.1  million, while mortgage-backed  securities increased from $23.7 million to $54.4 million.
Securities  available  for  sale  have a  weighted  average  life of 4.3  years.
Management  reinvested the proceeds from the U.S.  Government and federal agency securities in  mortgage-backed  securities to develop a cash flow stream that is better adapted to the Company's interest rate sensitivity profile.

___________________________________________________________________________________________________________________________________

                                                                                                                              18.

Table 12                                                                   Investment Securities Available for Sale
                                                                                   AS OF DECEMBER 31, 2001
                                                                           __________________________________________
                                                                                                            WEIGHTED
                                                                           AMORTIZED                        AVERAGE
                                                                             COST         FAIR VALUE       YIELD (1)
                                                                           __________________________________________
(Dollars in Thousands)
U.S. Government and federal agency:
   Over one through five years .................................           $ 23,523         $ 23,588          4.09%
   Over ten years ..............................................              3,500            3,501          6.51
                                                                           __________________________________________
Total U.S. Government and agency ...............................             27,023           27,089          4.40

State and municipal
   Within one year .............................................                626              630          4.05
   Over five through ten years .................................              3,570            3,538          4.50
   Over ten years ..............................................              6,642            6,539          5.10
                                                                           __________________________________________
Total state and municipal ......................................             10,838           10,707          4.84

Corporate Bonds
   Over one through five years .................................              2,947            2,917          4.53
   Over five through ten years .................................              1,003            1,034          7.15
   Over ten years ..............................................              3,000            3,000          4.27
                                                                           __________________________________________
Total corporate bonds ..........................................              6,950            6,951          4.80

Total mortgage-backed securities ...............................             54,467           54,354          5.27
                                                                           __________________________________________

Total available for sale securities ............................           $ 99,278         $ 99,101          4.95%
                                                                           ==========================================

(1) Not tax equivalent basis for tax-exempt securities.

                                  Deposits

Total  deposits  were $255.9  million at December 31,  2001,  compared to $258.2 million at December 31, 2000.  Although  total  deposits  fell during 2001,  the
Company continued to emphasize growth in non-interest bearing, money market, and savings deposits. The Company did not aggressively pursue certificate of deposit accounts  during  2001,  which is evidenced  by the 2001  decline.  Demand (NOW)
accounts  were  substantially  impacted by declines in a few public entity owned accounts.

The  Company  anticipates  that,  based  upon  changes  it  made  to its  retail operations  during  2001,  it will be able to attract new  non-interest  bearing deposit  accounts at levels above the total growth in its market areas,  thereby increasing  market share (some of the retail  changes made in the fourth quarter included  expanding banking center hours, the  implementation of a free checking account,  and the development of online banking).  The Company will achieve this by  stressing  customer  service  and its local  roots.  The  Company  also will emphasize  interest-bearing  transaction  accounts  while not  actively  seeking growth in certificates of deposit, its highest cost deposit funding source.

___________________________________________________________________________________________________________________________________

                                                                                                                             19.
MANAGEMENT'S DISCUSSION AND ANALYSIS

Table 13                                                                                     Deposits
                                                                                            December 31,
                                                                ______________________________________________________________________
                                                                   2001           2000           1999           1998           1997
                                                                ______________________________________________________________________

(In Thousands)
Demand (NOW) ............................................       $ 43,378       $ 46,945       $ 41,523       $ 31,908       $ 28,736
Money market accounts ...................................         10,782              -              -              -              -
Savings .................................................         45,897         41,853         41,552         36,066         30,731
Individual retirement accounts-savings ..................            377            379            442            549            642
Individual retirement accounts-certificates of deposit ..         15,035         13,636         13,014         14,709         10,810
Certificates of deposit, $100,000 and over ..............         39,030         45,870         27,249         21,426         28,328
Other certificates of deposit ...........................         81,277         86,236         85,725         89,394         97,669
                                                                ______________________________________________________________________

Total interest bearing deposits .........................        235,776        234,919        209,505        194,052        196,916
Total non-interest bearing deposits .....................         20,116         23,303         16,968         18,815         11,075
                                                                ______________________________________________________________________

Total ...................................................       $255,892       $258,222       $226,473       $212,867       $207,991
                                                                ======================================================================

             Federal Funds Purchased and Repurchase Agreements

The Company's short-term borrowings consist of repurchase agreements and federal
funds  purchased,   which  represent  overnight  liabilities  to  non-affiliated financial  institutions.  While  repurchase  agreements are effectively  deposit account  equivalents,  these arrangements consist of securities that are sold to commercial  customers  under  agreements to  repurchase.  Short-term  borrowings increased  from $22.5 million at December 31, 2000, to $39.1 million at December
31, 2001.  Most of this increase is attributable to an increase in federal funds purchased of $15.6  million (the  Company had no federal  funds  purchased as of
December 31, 2000). The Company used federal funds purchased to offset a decline in certificate of deposit  accounts  resulting  from  substantial  declines in a small number of public entity accounts.  The balances in these funds are subject to fluctuation.

                     Federal Home Loan Bank Advances

FHLB advances decreased from $91.8 million at December 31, 2000 to $89.0 million at  December  31,  2001.  These  advances  principally  consist of  putable  (or convertible)  instruments  that give the FHLB the option at the conversion  date and quarterly  thereafter  to put the advance back to the  Company's  subsidiary banks, at which time the subsidiary banks can prepay the advance without penalty or can allow the advance to adjust to three-month  Libor (London Interbank Offer
Rate)  at the  conversion  date  (principally  throughout  2002)  and  quarterly thereafter.  In  calculations  provided by the FHLB to the Company,  three month
Libor  would  have to rise by more  than 200  basis  points  from  levels  as of
December 31, 2001, before the FHLB would exercise its put option. These advances have various maturities  through 2010. See Note 7 to the consolidated  financial statements for additional  information.  The Company does not anticipate that it will enter into putable advances for the foreseeable  future,  but instead plans to use fixed  rate  advances  to fund  balance  sheet  growth as  needed.  As of
December 31, 2001, the Company's  subsidiary banks had the capacity and approval to increase their borrowings from the FHLB by approximately $24.5 million.

                               Liquidity

Liquidity  levels  are  adjusted  in order to meet  funding  needs  for  deposit
outflows,   repayment  of  borrowings,   and  loan   commitments   and  to  meet
asset/liability  objectives.  The Company's subsidiary banks' primary sources of funds are deposits; repayment of loans and mortgage-backed
____________________________________________________________________________________________________________________________________

                                                                                                                          20.
securities; Federal Home Loan Bank advances; maturities of investment securities and other short-term  investments;  and income from operations.  While scheduled loan and mortgage-backed security repayments are a relatively predictable source of funds,  deposit flows and loan and mortgage-backed  security  prepayments are
greatly   influenced  by  general  interest  rates,   economic   conditions  and
competition.

Liquidity  management  is  both a daily  and  long  term  function  of  business management. If the Company's subsidiary banks require funds beyond their ability to  generate  them  internally,  the  subsidiary  banks  have  $24.5  million in additional capacity under their borrowing  agreements with the Federal Home Loan
Bank  and   approximately  $30  million  from  other   correspondent   financial
institutions that provide additional  sources of funds. The Company  anticipates it will have  sufficient  funds  available to meet current loan  commitments and other credit commitments.

                                  Capital

Total capital increased $1.5 million during 2001 to $42.4 million, primarily due to net income earned during 2001 and an  improvement  in the  accumulated  other comprehensive  income (loss)  category as market  interest rates declined during
2001,  leading to an increase in the value of the  available  for sale  security portfolio.  Offsetting  these  increases to capital were  dividends per share of
$0.58 and an increase in treasury  stock of $706,000  during 2001 as the Company continued to actively repurchase shares in the open market.

The Company has actively been repurchasing  shares of its common stock since May
21,  1999.  A net total of 238,691  shares at a cost of $3.7  million  have been repurchased  since that time under both the current and prior repurchase  plans, with  48,500  shares at a cost of $706,000  purchased  in 2001.  Repurchases  of
11,000  shares  at a cost  of  $141,000  in 2001  were  made  under  a  previous repurchase  plan that  expired in May 2001.  The  Company's  Board of  Directors authorized  another share  repurchase  plan in May 2001 under which a maximum of
$3.0 million of the Company's  common stock may be purchased.  Through  December
31, 2001, a total of $565,000 had been expended to purchase  37,500 shares under the current repurchase plan.

Regulatory  agencies  measure  capital  adequacy  within a framework  that makes capital  requirements,  in part,  dependent on the risk  inherent in the balance sheets of  individual  financial  institutions.  The Company and its  subsidiary banks continue to exceed the regulatory requirements for Tier I, Tier I leverage and Total risk-based capital ratios.  See Note 11 to the Consolidated  Financial
Statements.

                           Market Risk Analysis

Asset/liability  management is the process of balance sheet control  designed to ensure  safety and soundness and to maintain  liquidity and  regulatory  capital standards while maintaining  acceptable net interest income.  Interest rate risk is the exposure to adverse  changes in net interest income as a result of market fluctuations in interest rates.  Management  continually  monitors interest rate and liquidity risk so that it can implement appropriate funding, investment, and other balance sheet strategies.  Management  considers market interest rate risk to be the Company's most significant ongoing business risk consideration.

The Company utilizes an earnings simulation model to analyze net interest income
sensitivity.   Current   balance  sheet  amounts,   current  yields  and  costs,
corresponding   maturity  and  repricing  amounts  and  rates,   other  relevant
information,  and certain  assumptions  made by  management  are  combined  with instantaneous movements in interest rates of 100 and 200 basis points within the model to estimate their combined  effects on net interest income over a one-year horizon.  Assumptions based on the historical  behavior of the Company's deposit rates and  balances in relation  to changes in interest  rates are  incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely  measure future net interest income or precisely  predict the impact of fluctuations in market
________________________________________________________________________________

                                                                          21.

MANAGEMENT'S DISCUSSION AND ANALYSIS

interest  rates on net  interest  income.  Actual  results  will differ from the model's  simulated  results due to timing,  magnitude  and frequency of interest rate changes,  actual variations from the managerial  assumptions utilized under the model,  as well as  changes in market  conditions  and the  application  and timing of various management strategies.

The Company's interest  sensitivity profile changed positively from December 31,
2000 to December  31,  2001,  primarily  because the  Company  restructured  its investment  securities  portfolio during 2001. The Company  reinvested  callable
security  proceeds  into  mortgage-backed   securities  that  better  match  the
Company's liability repricing characteristics. Additionally, the Company shifted its  focus to  lending  relationships  with  shorter  repricing  time  frames by emphasizing  home equity  lines of credit  (which  float with the prime  lending rate) and  presenting  commercial  customers  with  differing  rates for various repricing  terms that would not,  in most cases,  exceed  three  years.  Given a sustained 200 basis point parallel downward shock to the yield curve used in the simulation  model,  the Company's base net interest  income would decrease by an estimated 8.1% at December 31, 2001 compared to an increase of 13.1% at December
31,  2000.  Given a 200 basis  point  parallel  increase  in the yield curve the
Company's  base net  interest  income  would  decrease by an  estimated  6.0% at
December  31, 2001,  compared to a decrease of 11.2% at December  31, 2000.  The
Company  attributes  the  decrease in net  interest  income in a 200 basis point downward  shock  scenario  to the  fact  that  there  are  effective  floors  on interest-bearing transaction accounts because market rates are generally at such low historical levels. The Company is liability  sensitive in an increasing rate environment  in that its deposits and borrowings are likely to reprice faster in response to changing market conditions than its loan portfolio.

The  interest  sensitivity  profile of the  Company at any point in time will be affected  by a number of  factors.  These  factors  include  the mix of interest sensitive assets and liabilities, as well as their relative repricing schedules.
It is also influenced by market interest rates, deposit growth, loan growth, and other  factors.  The  table  below is  representative  only and is not a precise measurement  of the  effect of  changing  interest  rates on the  Company's  net interest income in the future.

Table 14 illustrates the Company's  estimated  annualized  earnings  sensitivity profile based on the asset/liability model as of year-end 2001:

________________________________________________________________________________

                                                                          22.

Table 14                                                                Interest Rate Sensitivity For 2001
                                               ____________________________________________________________________________________

                                                      Decrease in Rates                                    Increase in Rates
                                               ____________________________________________________________________________________
                                                   200               100                                100                200
                                               Basis Points      Basis Points           BASE        Basis Points       Basis Points
                                               ____________________________________________________________________________________

(Dollars in thousands)
PROJECTED INTEREST INCOME
Loans ...................................        $  18,438         $  19,736         $  20,951        $  22,071          $  23,164
Investments .............................            4,673             5,052             5,368            5,612              5,824
Short-term investments ..................                4                14                24               43                 61
                                                 ___________________________________________________________________________________
TOTAL INTEREST INCOME ...................           23,115            24,802            26,343           27,726             29,049

PROJECTED INTEREST EXPENSE
Deposits ................................            4,762             5,373             6,559            8,060              9,406
Other borrowings ........................            5,487             5,635             5,783            6,107              6,488
                                                 ___________________________________________________________________________________

TOTAL INTEREST EXPENSE ..................           10,249            11,008            12,342           14,167             15,894

NET INTEREST INCOME .....................        $  12,866         $  13,794         $  14,001        $  13,559          $  13,155
                                                 ===================================================================================
Change from base ........................        $  (1,135)        $    (207)                         $    (442)         $    (846)
% Change from base ......................             (8.1)%            (1.5)%                             (3.2)%             (6.0)%

                      Market and Dividend Information

The  Company's  common  stock is traded on the Nasdaq Small Cap market under the symbol of CBIN.  The  quarterly  range of low and high trade prices per share of the Company's common stock as reported by Nasdaq is shown below.

                  2001                                          2000
_______________________________________________________________________________________
               MARKET VALUE                                  MARKET VALUE
QUARTER ENDED    HIGH     LOW    DIVIDEND     QUARTER ENDED    HIGH     LOW    DIVIDEND

March 31        $13.63  $12.38    $ 0.145     March 31        $15.75  $13.31    $ 0.135
June 30          14.75   13.05      0.145     June 30          14.75   14.31      0.135
September 30     16.40   14.35      0.145     September 30     14.31   12.88      0.135
December 31      16.00   14.55      0.145     December 31      14.19   12.88      0.135

The Company intends to continue its historical practice of paying quarterly cash dividends  although  there is no assurance  by the Board of Directors  that such dividends  will  continue to be paid in the future.  The payment of dividends in
the  future  is  dependent  on  future  income,   financial  position,   capital
requirements,  the  discretion  and judgment of the Board of Directors and other considerations.  In  addition,  the  payment  of  dividends  is  subject  to the regulatory  restrictions  described  in  Note 11 to the  Company's  consolidated financial statements.

____________________________________________________________________________________________________________________________________

                                                                                                                             23.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Community Bank Shares of Indiana, Inc.
New Albany, Indiana

We have audited the  accompanying  consolidated  balance sheet of Community Bank
Shares of Indiana, Inc. and Subsidiaries as of December 31, 2001 and the related consolidated  statements of income,  changes in shareholders'  equity,  and cash flow for the year then ended. These financial  statements are the responsibility of the  Company's  management.  Our  responsibility  is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards  generally accepted in the  United  States of  America.  Those  standards  require  that we plan and perform the audit to obtain  reasonable  assurance  about  whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis,  evidence  supporting  the amounts and  disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant  estimates  made by  management,  as well as evaluating  the overall
financial  statement  presentation.   We  believe  that  our  audit  provides  a
reasonable basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly,  in all material  respects,  the  financial  position of Community  Bank
Shares of Indiana,  Inc.  and  Subsidiaries  as of December  31,  2001,  and the
results  of its  operations  and its  cash  flows  for the  year  then  ended in conformity with accounting principles generally accepted in the United States of
America.

                                     Crowe, Chizek and Company LLP

Louisville, Kentucky
January 25, 2002

_______________________________________________________________________________

                                                                         24.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Community Bank Shares of Indiana, Inc.
New Albany, Indiana

We have audited the accompanying  consolidated  balance sheets of Community Bank
Shares of Indiana,  Inc.  and  Subsidiaries  as of December  31,  2000,  and the
related consolidated statements of income,  stockholders' equity, and cash flows for each of the years ended in the two-year period ended December 31 2000. These consolidated  financial  statements  are  the  responsibility  of the  Company's management.  Our  responsibility is to express an opinion on these  consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the  United  States of  America.  Those  standards  require  that we plan and perform the audit to obtain reasonable  assurance about whether the consolidated financial  statements  are free of  material  misstatement.  An  audit  includes examining,  on a test basis,  evidence supporting the amounts and disclosures in the  consolidated  financial  statements.  An audit also includes  assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly,  in all material  respects,  the  financial  position of Community  Bank
Shares of Indiana,  Inc.  and  Subsidiaries  as of December  31,  2000,  and the
results  of their  operations  and their cash flows for each of the years in the two-year  period ended  December 31, 2000, in conformity  with generally accepted accounting principles in the United States of America.

As discussed in Note 1 to the  consolidated  financial  statements,  the Company changed its method of accounting for debt  securities in 2000 in accordance with the provisions of Statement of Financial Accounting Standards No. 133.

Monroe Shine

New Albany, Indiana
January 27, 2001

_______________________________________________________________________________

                                                                          25.

CONSOLIDATED BALANCE SHEETS
December 31
(In thousands, except share amounts)

                                                            ___________________________________
                                                                   2001                2000
                                                            ___________________________________
ASSETS
Cash and due from banks                                     $         8,442    $         12,805
Interest-bearing deposits in other financial institutions             2,657               5,630
Securities available for sale, at fair value                         99,101              86,436
Loans held for sale                                                   1,401                 605
Loans, net                                                          294,030             287,254
Federal Home Loan Bank stock, at cost                                 7,658               7,601
Accrued interest receivable                                           2,375               3,140
Premises and equipment, net                                          11,216              10,291
Other assets                                                          2,736               2,459
                                                            ___________________________________
                                                            $       429,616    $        416,221
                                                            ===================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Non-interest bearing                                   $        20,116    $         23,303
     Interest bearing                                               235,776             234,919
                                                            ___________________________________
         Total deposits                                             255,892             258,222

Short-term borrowings                                                39,075              22,547
Federal Home Loan Bank advances                                      89,000              91,800
Accrued interest payable                                                338                 444
Other liabilities                                                     2,946               2,320
                                                            ___________________________________
     Total liabilities                                              387,251             375,333
                                                            ===================================

Shareholders' equity
     Preferred stock, without par value;
       5,000,000 shares authorized; none issued                           -                   -
     Common stock, $.10 par value per share
       10,000,000 shares authorized;
       2,728,298 shares issued; 2,475,894 and
       2,516,563 shares outstanding                                     273                 273
     Additional paid-in capital                                      19,513              19,491
     Retained earnings                                               26,653              25,164
     Accumulated other comprehensive income (loss)                     (259)               (854)
     Unearned ESOP and performance share awards                        (143)               (220)
     Treasury stock, at cost (2001 - 238,691 shares,
       2000 - 190,191 shares)                                        (3,672)             (2,966)
                                                            ___________________________________
         Total shareholders' equity                                  42,365              40,888
                                                            ___________________________________
                                                            $       429,616    $        416,221
                                                            ===================================

       See notes to consolidated financial statements.
_______________________________________________________________________________________________________

                                                                                                26.

 CONSOLIDATED STATEMENTS OF INCOME
 Years ended December 31
 (In thousands, except per share amounts)

                                                                 __________________________________________
                                                                     2001            2000            1999
                                                                 __________________________________________
Interest and dividend income
     Loans, including fees                                       $   22,856      $   23,086      $   18,847
     Securities:  taxable                                             4,974           5,970           6,276
                  tax exempt                                            431             365             237
     Federal Home Loan Bank stock dividends                             561             612             360
     Interest-bearing deposits in other financial institutions          473             314             419
     Trading account securities                                           -             141               -
                                                                 __________________________________________
                                                                     29,295          30,488          26,139
Interest expense
     Deposits                                                        10,981          11,454           9,301
     Federal Home Loan Bank advances                                  5,325           5,651           3,772
     Short-term borrowings                                              739           1,209             931
                                                                 __________________________________________
                                                                     17,045          18,314          14,004
                                                                 __________________________________________

Net interest income                                                  12,250          12,174          12,135

Provision for loan losses                                               520           1,197             654
                                                                 __________________________________________
Net interest income after provision for loan losses                  11,730          10,977          11,481

Noninterest income
     Service charges on deposit accounts                                920             667             488
     Commission income                                                  599             657             545
     Gain on sale of available for sale securities                       31               -               -
     Gain on trading securities                                           -             171               -
     Net gain on sale of mortgage loans                                 359             172             252
     Net gain on sales of premises and equipment                          -              86               -
     Loan servicing income, net of amortization                         101             121             137
     Other                                                              176             100              61
                                                                 __________________________________________
                                                                      2,186           1,974           1,483
Noninterest expense
     Salaries and employee benefits                                   5,207           4,993           4,555
     Occupancy                                                          844             741             562
     Equipment                                                          602             472             333
     Data processing                                                    916             988             635
     Other                                                            1,810           1,639           1,398
                                                                 __________________________________________
                                                                      9,379           8,833           7,483
                                                                 __________________________________________

Income before income taxes and cumulative
  effect of change in accounting principle                            4,537           4,118           5,481

Income tax expense                                                    1,582           1,267           2,129
                                                                 __________________________________________
Income before cumulative effect of
  change in accounting principle                                      2,955           2,851           3,352

Cumulative effect of change in accounting
  principle, net of income tax                                            -            (172)              -
                                                                 __________________________________________

Net income                                                       $    2,955      $    2,679      $    3,352
                                                                 ==========================================

Earnings per share:
     Basic                                                       $     1.18      $     1.05      $     1.26
     Diluted                                                     $     1.18      $     1.05      $     1.26

     See notes to consolidated financial statements.
______________________________________________________________________________________________________________

                                                                                                       27.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31
                                                                                                                  Accumulated
                                                                                                                      Other        Unearned
                                                           Common Stock             Additional                    Comprehensive    ESOP and                        Total
                                                       Shares                        Paid-In         Retained        Income      Performance     Treasury      Shareholders'
                                                     Outstanding      Amount         Capital         Earnings        (Loss)      Share Awards      Stock          Equity
                                                     _______________________________________________________________________________________________________________________
Balance at January 1, 1999                             2,697       $     273    $     19,500    $     21,949    $          -      $     (336)     $     -     $    41,386

Comprehensive income:
    Net income                                             -               -               -           3,352               -               -            -           3,352
    Change in net unrealized gain (loss) on
      securities available for sale, net of
      reclassification and tax effects                     -               -               -               -            (232)              -            -            (232)
       Total comprehensive income                                                                                                                                   3,120
Cash dividends declared ($.54 per share)                   -               -               -          (1,442)              -               -            -          (1,442)
Purchase of 107,100 shares treasury stock               (107)              -               -               -               -               -       (1,878)         (1,878)
Performance share awards (8,700)                           -               -             (17)              -               -            (137)         154               -
Exercise of 18,009 common stock options                   18               -             (53)              -               -               -          321             268
Vesting of 2,000 performance share awards                  2               -               -               -               -              62            -              62
Commitment of 6,797 shares to be released
  under  ESOP                                              7               -              42               -               -              72            -             114
                                                      ______________________________________________________________________________________________________________________

Balance at December 31, 1999                           2,617             273          19,472          23,859            (232)           (339)      (1,403)         41,630

Comprehensive income:
    Net income                                             -               -               -           2,679               -               -            -           2,679
    Change in net unrealized gain (loss) on
      securities available for sale, net of
      reclassification and tax effects                     -               -               -               -           2,039               -            -           2,039
    Cumulative effect of change in
      accounting principle, net of tax                     -               -               -               -          (2,661)              -            -          (2,661)
       Total comprehensive income                                                                                                                                   2,057
Cash dividends declared ($.54 per share)                   -               -               -          (1,374)              -               -            -          (1,374)

Purchase of 108,600 shares treasury stock               (109)              -               -               -               -               -       (1,550)         (1,550)
Forfeiture of performance share awards (1,200)             -               -               -               -               -              13          (13)              -
Vesting of 2,900 performance share awards                  3               -               -               -               -              46            -              46
Commitment of 5,756 shares to be released
    under ESOP                                             6               -              19               -               -              60            -              79
                                                       ______________________________________________________________________________________________________________________
Balance at December 31, 2000                           2,517       $     273      $   19,491      $   25,164        $   (854)      $    (220)  $   (2,966)     $   40,888

Comprehensive income:
    Net income                                             -               -               -           2,955               -               -            -           2,955
Change in net unrealized gain (loss) on
      securities available for sale, net of
      reclassification and tax effects                     -               -               -               -             747               -            -             747
    Change in minimum pension liability,
      net of tax effects                                   -               -               -               -            (152)              -            -            (152)
                                                                                                                                                               ____________
       Total comprehensive income                                                                                                                                   3,550
                                                                                                                                                               ____________
Cash dividends declared ($.58 per share)                   -               -               -          (1,466)              -               -            -          (1,466)
Purchase of 48,500 shares treasury stock                 (49)              -               -               -               -               -         (706)           (706)
Vesting of 2,300 performance share awards                  2               -               -               -               -              15            -              15
Commitment of 5,531 shares to be released
    under ESOP                                             6               -              22               -               -              62            -              84
                                                       ____________________________________________________________________________________________________________________
Balance at December 31, 2001                           2,476       $     273      $   19,513      $   26,653        $   (259)      $    (143)  $   (3,672)     $   42,365
                                                       ====================================================================================================================

      See notes to consolidated financial statements.
__________________________________________________________________________________________________________________________________________________________________________

                                                                                                                                                                   28.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31
(In thousands)

                                                                ___________________________________________
                                                                     2001            2000          1999
                                                                ___________________________________________
Cash flows from operating activities
     Net income                                                 $      2,955    $      2,679    $    3,352
     Adjustments to reconcile net income to
       net cash provided by operating activities
         Proceeds from sale of trading accounting
           securities                                                      -          10,084             -
         Provision for loan losses                                       520           1,197           654
         Depreciation                                                    780             644           490
         Net amortization (accretion) of securities                      289             (10)          (69)
         Gain on sale of available for sale securities                   (31)              -             -
         Mortgage loans originated for resale                        (29,780)        (15,931)      (19,940)
         Proceeds from mortgage loan sales                            29,343          16,103        23,714
         Net gain on sales of mortgage loans                            (359)           (172)         (252)
         Federal Home Loan Bank stock dividends                          (57)            (56)          (37)
         Gain on sale of premises and equipment                            -             (86)            -
         ESOP and performance share award expense                         99             125           178
         Net change in
            Accrued interest receivable                                  765            (344)         (658)
            Accrued interest payable                                    (106)             61            31
            Other assets                                                (205)           (792)          160
            Other liabilities                                            491             831          (350)
                                                                 __________________________________________
                Net cash from operating activities                     4,704          14,333         7,273

Cash flows from investing activities
     Net decrease in interest-bearing deposits                         2,973             137         1,822
     Activity in available for sale securities
         Sales                                                         7,762               -         3,982
         Purchases                                                   (81,144)           (275)      (10,078)
         Maturities, prepayments and calls                            61,694           1,555           199
     Activity in held to maturity securities
         Maturities, prepayments and calls                                 -           5,421        25,219
         Purchases                                                         -               -       (31,276)
     Loan originations and payments, net                              (7,856)        (42,738)      (47,109)
     Purchase of Federal Home Loan Bank stock                              -            (183)       (3,979)
     Purchase of premises and equipment, net                          (1,705)         (1,396)       (2,376)
                                                                 __________________________________________
         Net cash from investing activities                          (18,276)        (37,479)      (63,596)

Cash flows from financing activities
     Net change in deposits                                           (2,330)         31,749        13,606
     Net change in short-term borrowings                              16,528          (5,635)        8,682
     Proceeds from Federal Home Loan Bank advances                     7,000          81,200       139,750
     Repayment of advances from Federal
       Home Loan Bank                                                 (9,800)        (75,650)     (109,500)
     Exercise of stock options                                             -               -           268
     Purchase of treasury stock                                         (706)         (1,550)       (1,878)
     Cash dividends paid                                              (1,483)         (1,411)       (1,408)
                                                                  _________________________________________
         Net cash from financing activities                            9,209          28,703        49,520
                                                                  _________________________________________

Net change in cash and due from banks                                 (4,363)          5,557        (6,803)

Cash and due from banks at beginning
  of year                                                             12,805           7,248        14,051
                                                                  _________________________________________

Cash and due from banks at end of year                            $    8,442       $  12,805      $  7,248
                                                                  =========================================

  See notes to consolidated financial statements
____________________________________________________________________________________________________________________

                                                                                                            29.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation  and Nature of Operations
Community  Bank Shares of Indiana,  Inc. (the  Company) is a multi-bank  holding company  headquartered in New Albany,  Indiana.  The Company's  subsidiaries are
Community Bank of Southern Indiana  (Community Bank),  Heritage Bank of Southern
Indiana (Heritage Bank), and Community Bank of Kentucky, Bardstown, Kentucky (CB
Kentucky).

The Banks  provide  financial  services  through their eight offices in Southern
Indiana and two in Kentucky.  The Banks' primary deposit  products are checking, savings, and term certificate  accounts,  and their primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets,  consumer assets,  and real estate.  Commercial  loans are expected to be repaid from cash flow from  operations  of  businesses.  Real  estate  loans are  secured by both residential  and  commercial  real estate.  Other  financial  instruments  which potentially represent  concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.

Use of Estimates
To  prepare  financial  statements  in  conformity  with  accounting  principles generally  accepted in the United States of America,  management makes estimates and assumptions based on available information.  These estimates and assumptions affect the amounts  reported in the  financial  statements  and the  disclosures provided,  and future  results could  differ.  The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Cash Flows
For purposes of the  statements of cash flows,  the Company has defined cash and cash  equivalents  as those amounts  included in the balance sheet caption "Cash and due from banks".

Securities
Securities are classified as held to maturity and carried at amortized cost when management  has the  positive  intent  and  ability  to hold  them to  maturity.
Securities  are  classified as available for sale when they might be sold before maturity.  Securities  available  for  sale  are  carried  at fair  value,  with unrealized  holding  gains and losses  reported in other  comprehensive  income.
Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities, such as Federal Home Loan
Bank stock, are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans Held for Sale
Mortgage  loans  originated  and intended for sale in the  secondary  market are carried at the lower of aggregate cost or market value. The Company controls its interest  rate  risk  with  respect  to  mortgage  loans  held for sale and loan commitments expected to close by entering into an equal amount of "best efforts"
agreements to sell loans.  The aggregate market value of mortgage loans held for sale  considers the sales prices of such  agreements.  The Company also provides for any losses on uncovered commitments to lend or sell.

________________________________________________________________________________

                                                                         30.

Loans
Loans that  management  has the intent and  ability to hold for the  foreseeable future or until  maturity  or  payoff  are  reported  at the  principal  balance outstanding,  net of deferred  loan fees and costs,  and an  allowance  for loan losses.

Interest income is reported on the interest method and includes  amortization of net  deferred  loan fees and costs  over the loan term.  Interest  income is not reported  when  full loan  repayment  is in  doubt,  typically  when the loan is impaired  or  payments  are  past  due over 90 days  (180  days for  residential
mortgages).   Payments   received  on  such  loans  are  reported  as  principal
reductions.

Allowance  for Loan  Losses
The  allowance for loan losses is a valuation  allowance  for probable  incurred credit  losses,  increased  by the  provision  for loan losses and  decreased by charge-offs less recoveries. Management estimates the allowance balance required using  past  loan loss  experience,  the  nature  and  volume of the  portfolio, information about specific borrower situations and estimated  collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans,  but the entire allowance is available for any loan that, in management's  judgment,  should be charged-off.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

A loan is  classified  as impaired when full payment under the loan terms is not expected.  Impairment is evaluated in total for smaller-balance loans of similar nature such as  residential  mortgage and consumer  loans,  and on an individual loan basis for loans classified as impaired. If a loan is impaired, a portion of the  allowance is  allocated  so that the loan is reported,  net, at the present value of estimated  future cash flows using the loan's  existing  rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and  Equipment
Land is  carried  at cost.  Premises  and  equipment  are  stated  at cost  less accumulated  depreciation.  Depreciation is computed over the asset useful lives on a straight-line basis.

Servicing  Assets
Servicing assets  represent the allocated value of retained  servicing rights on loans sold.  Servicing  assets are capitalized in other assets and expensed into other income  against  service fee income in proportion  to, and over the period of, estimated net servicing revenues.  Impairment is evaluated based on the fair value of the assets,  using  groupings  of the  underlying  loans as to interest rates and then,  secondarily,  as to geographic and prepayment  characteristics.
Fair  value  is  determined   using  prices  for  similar  assets  with  similar
characteristics,  when  available,  or based upon  discounted  cash flows  using market-based  assumptions.  Any  impairment  of  a  grouping  is  reported  as a valuation allowance.

Long-term Assets
Premises and equipment and other  long-term  assets are reviewed for  impairment when events  indicate their carrying  amount may not be recoverable  from future undiscounted  cash flows.  If impaired,  the assets are  recorded at  discounted amounts.

Foreclosed  Assets
Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation  allowance is recorded through expense.  Costs after acquisition are expensed.  Foreclosed  assets  amounted to $560,000 and $0 at year-end  2001 and
2000 and are included in other assets in the consolidated balance sheets.

________________________________________________________________________________

                                                                          31.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Repurchase  Agreements
Substantially  all  repurchase  agreement  liabilities,  included in  short-term borrowings,  represent  amounts  advanced by various  customers.  Securities are pledged to cover these  liabilities,  which are not  covered by federal  deposit insurance.

Benefit Plans
Pension expense is the net of service and interest cost,  return on plan assets, and  amortization  of gains and losses  not  immediately  recognized.  A minimum pension liability is separately  recorded with an offset to other  comprehensive income to the extent the plan's  current  liability,  if in excess of the plan's assets, is not otherwise  recorded.  Profit sharing and 401k plan expense is the amount contributed determined by formula.

Stock Compensation
Employee  compensation  expense  under stock option plans is reported if options are granted  below  market  price at grant date.  Pro forma  disclosures  of net income and  earnings per share are shown using the fair value method of SFAS No.
123 to measure expense for options  granted after 1994,  using an option pricing model to estimate fair value.

Income Taxes
Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and  liabilities.  Deferred tax assets and liabilities  are the expected  future tax amounts for the temporary  differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Employee  Stock  Ownership  Plan
The cost of shares  issued to the ESOP,  but not yet committed to be released or allocated  to  participants,  is shown as a reduction of  shareholders'  equity.
Compensation  expense  is  based  on the  market  price  of  shares  as they are committed to be released to  participant  accounts.  Dividends on allocated ESOP shares reduce retained  earnings;  dividends on unearned ESOP shares reduce debt and accrued interest.

Financial  Instruments
Financial  instruments  include  off-balance sheet credit  instruments,  such as commitments  to make  loans  and  standby  letters  of  credit,  issued  to meet customer-financing  needs.  The face  amount  for  these  items  represents  the exposure to loss, before  considering  customer  collateral or ability to repay.
Such financial instruments are recorded when they are funded.

Earnings  Per Common  Share
Basic earnings per common share are net income  divided by the weighted  average number  of  common  shares  outstanding  during  the  period.  ESOP  shares  are considered outstanding for this calculation unless unallocated. Diluted earnings per common share  include the dilutive  effect of  additional  potential  common shares issuable under stock options.

Comprehensive  Income
Comprehensive  income  consists  of net income and other  comprehensive  income.
Other  comprehensive  income,  recognized  as  separate  components  of  equity, includes  unrealized  gains and losses on  securities  available  for sale and a minimum pension liability.

Loss  Contingencies
Loss  contingencies,  including claims and legal actions arising in the ordinary course of business,  are recorded as liabilities  when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there now are such matters that will have a material  effect on the financial statements.

________________________________________________________________________________

                                                                          32.

Restrictions  on Cash
Cash on hand or on deposit  with the Federal  Reserve  Bank of $1.2  million and
$1.4 million was required to meet regulatory  reserve and clearing  requirements at year-end 2001 and 2000. These balances do not earn interest.

Dividend  Restriction
Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding  company or by the holding  company to shareholders, as more fully described in a separate note.

Fair Value of Financial  Instruments
Fair  values of  financial  instruments  are  estimated  using  relevant  market information and other  assumptions,  as more fully disclosed in a separate note.
Fair value estimates involve  uncertainties and matters of significant  judgment
regarding  interest  rates,  credit  risk,   prepayments,   and  other  factors,
especially  in the absence of broad  markets for  particular  items.  Changes in assumptions or in market conditions could significantly affect the estimates.

Industry Segments
Internal financial  information is reported  aggregated in one line of business, banking.

Cumulative  Effect of Change in Accounting  Principle
On October 1, 2000,  the Company  adopted  SFAS No. 133 and as  permitted by the standard,  transferred  securities  with an amortized cost of $10.3 million from held to maturity into trading. The cumulative effect of change net of tax was to decrease net income for 2000 by $172,000 ($.07 per share, basic; $.06 per share, diluted).  The Company also transferred the remaining held to maturity portfolio with an amortized cost of $81.9 million to the available for sale category.  The cumulative effect of this change, net of tax, was to decrease  accumulated other comprehensive  income by $2.7 million.  In accordance  with this  standard,  the prior year financial  statements have not been restated for the effects of these changes.

New Accounting  Pronouncements
A new  accounting  standard  requires all business  combinations  to be recorded using the purchase method of accounting for any transaction initiated after June
30, 2001.  Under the purchase method,  all identifiable  tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of  acquisition,  and the  excess  of cost over  fair  value of net  assets acquired  is  recorded  as  goodwill.  Identifiable  intangible  assets  must be separated from goodwill. Identifiable intangible assets with finite useful lives will be  amortized  under  the new  standard,  whereas  goodwill,  both  amounts previously  recorded and future amounts  purchased,  will cease being  amortized starting in 2002. Annual  impairment  testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair  value.  Adoption  of this  standard  on  January  1,  2002 will not have a material effect on the Company's financial statements.

Reclassifications
Some items in the prior year financial  statements were  reclassified to conform to the current presentation.
________________________________________________________________________________

                                                                         33.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) SECURITIES

Available for sale securities at year-end were as follows:

                                                                  Gross            Gross
                                                Amortized      Unrealized       Unrealized         Fair
                                                   Cost           Gains           Losses           Value
                                            _______________________________________________________________

(In thousands)
2001
    U. S. Government and federal agency     $      27,023    $         232   $        (166)  $       27,089
    State and municipal                            10,838               94            (225)          10,707
    Mortgaged-backed                               54,467              327            (440)          54,354
    Corporate bonds                                 6,950               32             (31)           6,951
                                            _______________________________________________________________

       Total                                $      99,278    $         685   $        (862)  $       99,101
                                            ===============================================================

2000
    U. S. Government and federal agency     $      55,755    $           -   $      (1,183)  $       54,572
    State and municipal                             7,136               85              (2)           7,219
    Mortgage-backed                                23,954               44            (347)          23,651
    Corporate bonds                                 1,004                -             (10)             994
                                            _______________________________________________________________

       Total                                $      87,849    $         129   $      (1,542)  $       86,436
                                            ===============================================================

Sales of available for sale securities were as follows:

                                                                   2001            2000            1999
                                                            ______________________________________________
(In thousands)
    Proceeds                                                $       7,762   $           -   $        3,982
    Gross gains                                                        50               -                -
    Gross losses                                                      (19)              -                -

Contractual maturities of available for sale securities at year-end 2001 were as follows:

Mortgage-backed  securities  which do not have a single  maturity date are shown separately.
                                               Amortized           Fair
                                                 Cost              Value
                                            _____________________________
(In thousands)
    Due in one year or less                 $       626       $       629
    Due from one to five years                   26,470            26,505
    Due from five to ten years                    4,573             4,572
    Due after ten years                          13,142            13,041
    Mortgage-backed                              54,467            54,354
                                            _____________________________
         Total                              $    99,278       $    99,101
                                            =============================

Securities  pledged at  year-end  2001 and 2000 had a  carrying  amount of $75.5 million and $70.3 million to secure public deposits,  repurchase  agreements and
Federal Home Loan Bank advances.

_______________________________________________________________________________________________________________

                                                                                                      34.

(3) LOANS

Loans at year-end were as follows:

                                                 2001             2000
                                           ______________________________

    (In thousands)
     Commercial                            $     94,159       $    89,054
     Mortgage loans on real estate
         Residential                             81,249            91,310
         Commercial                              76,754            76,185
         Construction                            14,506             6,928
     Home equity                                 19,818            14,017
     Loans secured by deposit accounts              563               999
     Consumer                                    10,011            11,630
                                           ______________________________
              Subtotal                          297,060           290,123
     Less:    Allowance for loan losses          (3,030)           (2,869)
                                           ______________________________

     Loans, net                            $    294,030       $   287,254
                                           ==============================

During  2001  and  2000,  substantially  all of the  Company's  residential  and commercial real estate loans were pledged as collateral to the Federal Home Loan
Bank to secure advances.

Activity in the allowance for loan losses for the year was as follows:

                                        2001             2000            1999
                                   _____________________________________________

     (In thousands)
     Beginning balance             $     2,869    $      1,741     $      1,276
     Provision for loan losses             520           1,197              654
     Loans charged-off                    (372)            (69)            (191)
     Recoveries                             13               -                2
                                   _____________________________________________
     Ending balance                $     3,030    $      2,869     $      1,741
                                   =============================================

Information  about  impaired  loans is presented  below.  There were no impaired loans for the periods presented without an allowance allocation.

                                                            2001      2000     1999
                                                         ____________________________

     (In thousands)
     Impaired loans at year-end                          $  1,854   $   985  $      -
     Amount of the allowance for loan losses allocated        369       189         -
     Average of impaired loans during the year              1,315       418         -
     Interest income recognized during impairment             184        17         -

___________________________________________________________________________________________________

                                                                                             35.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nonperforming loans at year-end were as follows:
                                                           2001      2000      1999
                                                         _____________________________
     (In thousands)
     Loans past due over 90 days still on accrual        $    39   $    86   $    172
     Nonaccrual loans                                      1,588     1,052        145

Nonperforming loans include impaired loans and smaller-balance  loans of similar nature,  such as residential  mortgage and consumer loans that are  collectively evaluated for impairment.

Loans and off-balance-sheet  commitments  (including  commitments to make loans, unused lines of credit, and letters of credit) to principal officers, directors, and their affiliates (in thousands) were as follows:

                                                                  2001
                                                              ____________
     Beginning loans                                          $     26,554
     New loans                                                      24,624
     Effect of changes in related parties                            3,987
     Repayments                                                    (28,188)
                                                              ____________
     Ending loans                                             $     26,977
                                                              ============

                                                 2001              2000
                                             _____________________________
     Off-balance-sheet commitments           $     9,841      $     10,322

Mortgage loans serviced for others are not included in the balance  sheets.  The
unpaid   principal   balances  of  mortgage   loans  serviced  for  others  were
approximately  $31.0  million  and  $40.8  million  at  year-end  2001 and 2000.
Custodial  escrow  balances  maintained  in connection  with the foregoing  loan servicing,  and included in non-interest  bearing deposits,  were  approximately
$388,000 and $145,000 at year-end  2001 and 2000.  Servicing  assets  related to these loans,  included in other  assets,  were $109,000 and $141,000 at year-end
2001 and 2000.

(4) PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                    2001            2000
                                               __________________________

     (In thousands)
     Land and land improvements                $    1,272      $    1,262
     Buildings                                      9,384           8,987
     Furniture, fixtures and equipment              4,040           2,744
                                               __________      __________
                                                   14,696          12,993
     Less:  Accumulated depreciation               (3,480)         (2,702)
                                               __________      __________

                                               $   11,216      $   10,291
                                               ==========      ==========

_____________________________________________________________________________________________________________

                                                                                                 36.

(5) DEPOSITS

Time  deposits  of  $100,000  or more were $39.0  million  and $45.9  million at year-end 2001 and 2000.

Scheduled  maturities  of time  deposits for the next five years (in  thousands)
were as follows:

          2002                                     $   91,803
          2003                                         24,200
          2004                                          6,823
          2005                                          8,172
          2006 and thereafter                           4,344

Deposits from  principal  officers,  directors and their  affiliates at year-end
2001 and 2000 were approximately $6.9 million and $10.8 million.

(6) SHORT-TERM BORROWINGS

Short-term  borrowings  consist  of retail  repurchase  agreements  representing overnight  borrowings from deposit customers,  effectively deposit  equivalents, and  federal  funds  purchased  representing  overnight  borrowings  from  other financial institutions. The debt securities sold under the repurchase agreements were under the control of the subsidiary banks during 2001 and 2000.

Information  concerning 2001 and 2000 repurchase agreements were summarized as follows:

                                                          2001            2000
                                                      __________________________

  (Dollars in thousands)
  Repurchase agreements at year-end
       Balance                                        $   23,475      $   22,547
       Weighted average interest rate                      1.35%           5.82%
  Repurchase agreements during the year
       Average daily balance                          $   27,397      $   21,688
       Maximum month-end balance                          35,721          25,636
       Weighted average interest rate                      3.45%           5.57%

Federal funds purchased at December 31, 2001 were $15.6 million.

________________________________________________________________________________

                                                                         37.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) FEDERAL HOME LOAN BANK ADVANCES

At year-end, advances from the Federal Home Loan Bank (FHLB) were as follows:

                                            2001                           2000
                                       _________________________________________________________
                                          Weighted                       Weighted
                                           Average                        Average
                                             Rate          Amount           Rate        Amount
                                       _________________________________________________________
         (Dollars in thousands)
          Fixed rate                         5.81%      $  86,000           5.95%   $   86,000
          Variable rate                      1.88           3,000           6.78         5,800
                                                      ________________            ______________
                                                        $  89,000                   $   91,800
                                                      ================            ==============

The advances  were  collateralized  by first  mortgage  loans and commercial  loans under a blanket lien  arrangement and available for sale  securities  which were  pledged as  security  under the agreement.

The contractual maturities of advances outstanding as of December 31, 2001 are as follows:

    2003                                             $      3,000
    2004                                                   13,000
    2008                                                    2,000
    2009                                                   24,000
    2010                                                   47,000

The fixed rate advances in both periods  consisted of convertible  advances.  At the end of the initial fixed rate term  (principally  throughout 2002), the FHLB has the quarterly  right to require the Company to choose  either  conversion of the  fixed  rate to a  variable  rate  tied to the three  month  LIBOR  index or prepayment of the advance without penalty. There is a substantial penalty if the
Company prepays the advances before FHLB exercises its right.

The Company also has an overdraft line of credit with the Federal Home Loan Bank which provides a line of credit not to exceed $2,000,000. This agreement expires on January 24, 2002. At December 31, 2001,  there were no borrowings  under this agreement.

(8) BENEFIT PLANS

Defined Benefit Plans
The Company  sponsors a defined  benefit pension plan. The benefits are based on years of service and the employees'  highest average of total  compensation  for five  consecutive  years of employment.  In 1997, the plan was amended such that there can be no new participants or increases in benefits to the participants.

________________________________________________________________________________

                                                                          38.

A  reconciliation  of the  projected  benefit  obligation  and the value of plan assets follows:

                                                      2001            2000
                                                   _________________________
(In thousands)
Change in projected benefit obligation
     Balance, beginning of year                    $    637        $    565
     Interest cost                                       44              42
     Actuarial (gain) loss                               36              55
     Benefits paid to participants                      (37)            (25)
                                                   _________________________
     Ending benefit obligation                          680             637

Change in plan assets
     Fair value, beginning of year                      587             643
     Actual return on plan assets                       (56)            (31)
     Benefits paid to participants                      (37)            (25)
                                                   _________________________

     Ending plan assets                                 494             587
                                                   _________________________

     Funded status                                     (186)            (50)
     Unrecognized net actuarial loss                    249             112
                                                   _________________________

          Prepaid benefit cost                     $     63        $     62
                                                   =========================

The  components of pension  expense and related  actuarial  assumptions  were as follows:

                                            2001      2000            1999
                                           _________________________________

     (Dollars in thousands)
     Interest cost                         $   44  $     42        $     39
     Expected return on plan assets           (52)      (56)            (51)
     Amortization of unrecognized loss          7         -               -
                                           _________________________________
          Pension expense (income)         $   (1) $    (14)       $    (12)
                                           =================================

     Discount rate on benefit obligation        7%        7%             7%
     Rate of expected return on plan assets     9%        9%             9%

A minimum  pension  liability  is  separately  recorded  with an offset to other comprehensive income to the extent the plan's current liability, if in excess of the plan's assets, is not otherwise recorded.  As a result of the 1997 amendment discussed  previously,  the plan's projected benefit  obligation also represents its current  liability.  At year-end,  the plan's current liability exceeded the assets by $186,000.  Accordingly, the Company's balance sheet includes a minimum pension  liability of $249,000 which is in addition to the prepaid  benefit cost of $63,000  otherwise  recorded.  Among  other  events,  the  amount  carried in accumulated other  comprehensive  income will be reclassified to earnings should management elect to terminate the plan.

________________________________________________________________________________

                                                                          39.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CB Kentucky is a participant in the Financial  Institutions  Retirement  Fund, a
multi-employer  defined  benefit  pension plan  covering  two of its  employees.
Employees are fully vested at the completion of five years of  participation  in the Plan. No  contributions  were required  during the  three-year  period ended
December 31, 2001. There were no new enrollments since 1998.

Employee Stock Ownership Plan
Employees participate in an Employee Stock Option Plan (ESOP). The ESOP borrowed from the Company to purchase 56,690 shares of Company stock at $10.08 per share.
The Company  makes  discretionary  contributions  to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan.  When loan  payments are made,  ESOP shares are  allocated to participants based on relative  compensation and expense is recorded.  Dividends on allocated  shares increase  participant  accounts.  Participants  receive the shares at the end of employment.

Contributions  to the ESOP during 2001, 2000 and 1999 were $62,000,  $60,000 and
$72,000. Expense for 2001, 2000 and 1999 was $84,000, $79,000 and $114,000.

Shares held by the ESOP trust were as follows.

                                                       2001            2000
                                                   __________________________

    (In thousands)
     Allocated to participants                             33              28
     Unearned                                              13              19
                                                   __________________________

         Total ESOP shares                                 46              47
                                                   ==========================

         Fair value of unearned shares             $      203      $      244
                                                   ==========================

Defined Contribution Plans
A  401(k)  benefit  plan  allows  employee  contributions  up to  15%  of  their compensation,  which  are  matched  equal  to  100%  of  the  first  3%  of  the compensation  contributed.  Expense for 2001, 2000 and 1999 was $89,000, $80,000
and $58,000.

(9) STOCK-BASED COMPENSATION PLANS

Stock  Options
The  Company's  stock option plan  provides  for the  granting of incentive  and nonqualified  stock  options at  exercise  prices not less than the fair  market value of the common stock on the date of grant and expiration dates of up to ten years. Terms of the options are determined by the Board of Directors at the date of grant and generally vest over periods of three to four years.  Payment of the option  price may be in cash or shares of common  stock at fair market  value on
the  exercise  date.   Non-employee  directors  are  eligible  to  receive  only
nonqualified stock options.

________________________________________________________________________________

                                                                         40.

A summary of the activity in the plan follows:

                                              2001                2000                   1999
                                     __________________________________________________________________
                                                Weighted               Weighted               Weighted
                                                 Average                Average                Average
                                                Exercise               Exercise               Exercise
                                      Shares      Price      Shares      Price      Shares      Price
                                     __________________________________________________________________
     (In thousands, except per share amounts)
     Outstanding at beginning
       of year                          185     $ 17.55        162     $ 19.20        171    $  19.08
     Granted                             19       15.50         51       13.58         16       16.45
     Exercised                            -      -               -        -           (18)     (14.89)
     Forfeited                          (20)     (20.87)       (28)     (19.88)        (7)     (21.00)
                                     ________               ________               _______
     Outstanding at end of year         184     $ 16.87        185     $ 17.55        162    $  19.20
                                     ========               ========               =======
     Options exercisable at year-end    106     $ 18.39         99     $ 17.59         63    $  17.76

For options  outstanding at December 31, 2001, the option price per share ranged from $13.50 to $21.00 and the weighted average remaining contractual life on the options was 7.5 years.

Had  compensation  cost for stock options been measured  using SFAS No. 123, net income and  earnings per share would have been the pro forma  amounts  indicated
below. Future proforma net income will be negatively impacted should the Company choose to grant additional options.
                                           2001          2000          1999
                                       _____________________________________

 (In thousands, except per share amounts)
 Net income as reported                $   2,955    $    2,679    $   3,352
 Pro forma net income                      2,868         2,543        3,245

 Basic earnings per share as reported       1.18          1.05         1.26
 Pro forma basic earnings per share         1.15          1.00         1.22

 Diluted earnings per share as reported     1.18          1.05         1.26
 Pro forma diluted earnings per share       1.15          1.00         1.22

____________________________________________________________________________________________________________

                                                                                                      41.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The pro forma  effects  are  computed  using  option-pricing  models,  using the following weighted-average assumptions as of grant date.

                                            2001          2000          1999
                                        _____________________________________

 Risk-free interest rate                    4.85%         6.60%        5.50%
 Expected option life                     10 years      10 years     10 years
 Expected stock price volatility           26.70%        10.62%       13.49%
 Expected dividend yield                    3.89%         3.90%        3.22%
 Weighted average fair value of options
  granted during the year              $    3.89     $    2.50   $     3.27

Performance  Share  Awards
The Company may grant  performance  share awards to  employees  for up to 20,000 shares of common stock. The level of performance  shares eventually  distributed is contingent  upon the  achievement of specific  performance  criteria within a specified award period set at the grant date.

The compensation  cost attributable to these restricted stock awards is based on the fair  market  value of the  shares at the grant  date.  In lieu of shares of common  stock,  the Company may  distribute  cash in an amount equal to the fair market value of the common stock award. The  compensation  expense is recognized over the specified  performance  period.  During 1999, the Company granted 8,700 shares of common stock as performance  share awards and compensation  expense of
$15,000,  $46,000 and $62,000 was  recognized  for the years ended  December 31,
2001, 2000 and 1999, respectively.  Of the shares granted,  compensation expense has not yet been recognized for 300 shares or $5,000.

(10) INCOME TAXES

Income tax expense (benefit) was as follows:

                                           2001             2000            1999
                                       _________________________________________

     (In thousands)
     Current                           $    1,577    $    1,573     $     2,103
     Deferred                                   5          (403)             26
     Cumulative effect of change in
       accounting principle                     -            97               -
                                       _________________________________________

         Total                         $    1,582    $    1,267     $     2,129
                                       =========================================

Effective  tax rates differ from federal  statutory  rates  applied to financial statement income due to the following:

                                            2001                     2000                     1999
                                  _______________________________________________________________________

(Dollars In thousands)
Federal statutory rate times
  financial statement income      $   1,542       34.0%    $   1,400       34.0%    $   1,864       34.0%
Effect of:
     Tax-exempt income                 (127)      (2.8)         (105)      (2.5)          (74)      (1.3)
     State taxes, net of federal
       benefit                          135        3.0            46        1.1           263        4.8
     Other, net                          32         .7           (74)      (1.8)           76        1.4
                                  _______________________________________________________________________

         Total                    $   1,582       34.9%    $   1,267       30.8%    $   2,129       38.9%
                                  ========================================================================

_____________________________________________________________________________________________________________

                                                                                                     42.

Year-end deferred tax assets and liabilities were due to the following:

                                                  2001             2000
                                              _____________________________

     (In thousands)
     Deferred tax assets
         Allowance for loan losses            $    1,085        $    1,010
         Net unrealized depreciation on
           securities available for sale              71               560
         Employee benefit plans                      239               307
         Minimum pension liability                    97                 -
         Other                                        76                 7
                                              _____________________________
              Total                                1,568             1,884

Year-end deferred tax assets and liabilities were due to the following:

                                                    2001               2000
                                               _____________________________
     (In thousands)

     Deferred tax liabilities
         Premises and equipment                     (212)             (175)
         FHLB stock                                 (163)             (128)
         Deferred loan fees and costs                (82)              (70)
         Mortgage Servicing Rights                   (41)              (52)
         Other                                        (8)                -
                                               _____________________________
              Total                                 (506)             (425)

     Valuation allowance on deferred tax assets        -                 -
                                               _____________________________

     Net deferred tax asset                     $  1,062          $  1,459
                                                ============================

In 2000, the Indiana financial institution tax law was amended to treat resident financial  institutions  the  same  as  nonresident  financial  institutions  by providing  for  apportionment  of Indiana  income  based on receipts in Indiana.
Receipts for Indiana were defined to exclude  receipts from out of state sources and  federal  government  and agency  obligations.  This  change  was  effective retroactively  to January  1,  1999.  The  provision  for income  taxes for 2000 includes a credit of $89,000 in recognition of this change.

Community  Bank and CB  Kentucky  qualified  under  provisions  of the  Internal
Revenue Code which through 1987  permitted  them to deduct from taxable income a provision for bad debts that  exceeded the provision for loan losses  charged to income on the financial  statements.  Retained earnings at December 31, 2001 and
2000 includes this benefit of  approximately  $3.7 million for which  accounting standards do not require a deferred federal income tax liability to be recorded.
If the banks were liquidated or otherwise ceased to be banks or if tax laws were to  change,  this  liability  would be  recorded  with an offset  to income  tax expense.

(11) CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital  requirements administered  by federal  banking  agencies.  Capital  adequacy  guidelines and,
additionally  for  banks,   prompt   corrective   action   regulations   involve
quantitative  measures of assets,  liabilities,  and  certain  off-balance-sheet items  calculated  under regulatory  accounting  practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt  corrective  action  regulations  provide  five   classifications:   well
capitalized,    adequately    capitalized,    undercapitalized,    significantly
undercapitalized, and critically undercapitalized,  although these terms are not used to  represent  overall  financial  condition.  If  adequately  capitalized,
regulatory   approval   is   required   to   accept   brokered   deposits.    If
undercapitalized,  capital  distributions  are  limited,  as is asset growth and expansion, and capital restoration plans are required.

________________________________________________________________________________

                                                                          43.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Actual and required capital amounts and ratios are presented below at year-end:

                                                                                                To Be Well
                                                                                             Capitalized Under
                                                                       For Capital           Prompt Corrective
                                               Actual               Adequacy Purposes        Action Provisions
                                       _________________________________________________________________________
                                        Amount        Ratio        Amount        Ratio       Amount        Ratio
                                       _________________________________________________________________________
(Dollars in millions)
2001
Total Capital (to Risk Weighted Assets):
     Consolidated                      $   45.7       15.9%      $   23.0        8%          $  28.8       10%
     Community Bank                        28.6       14.8           15.4        8              19.3       10
     Heritage Bank                          8.8       13.6            5.2        8               6.5       10
     CB Kentucky                            7.3       22.3            2.6        8               3.3       10

Tier I Capital (to Risk Weighted Assets):
     Consolidated                      $   42.6       14.8%      $   11.5        4%          $  17.3        6%
     Community Bank                        26.8       13.9            7.7        4              11.6        6
     Heritage Bank                          8.0       12.3            2.6        4               3.9        6
     CB Kentucky                            6.9       21.2            1.3        4               2.0        6

Tier I Capital (to Average Assets):
     Consolidated                      $   42.6       10.0%      $   17.1        4%          $  21.4        5%
     Community Bank                        26.8        9.2           11.6        4              14.5        5
     Heritage Bank                          8.0        9.2            3.5        4               4.3        5
     CB Kentucky                            6.9       13.2            2.1        4               2.6        5

                                                                                                To Be Well
                                                                                             Capitalized Under
                                                                       For Capital           Prompt Corrective
                                               Actual               Adequacy Purposes        Action Provisions
                                        _________________________________________________________________________
                                         Amount        Ratio        Amount        Ratio       Amount        Ratio
                                        _________________________________________________________________________
(Dollars in millions)
2000
Total Capital (to Risk Weighted Assets):
     Consolidated                      $   44.4       15.5%      $   22.9        8%          $  28.7       10%
     Community Bank                        28.6       14.9           15.3        8              19.2       10
     Heritage Bank                          8.3       14.3            4.6        8               5.8       10
     CB Kentucky                            7.1       18.9            3.0        8               3.8       10

Tier I Capital (to Risk Weighted Assets):
     Consolidated                      $   41.6       14.5%      $   11.5        4%          $  17.2        6%
     Community Bank                        26.8       14.0            7.7        4              11.5        6
     Heritage Bank                          7.6       13.1            2.3        4               3.5        6
     CB Kentucky                            6.7       17.8            1.5        4               2.3        6

Tier I Capital (to Average Assets):
     Consolidated                      $   41.6        9.9%      $   16.8        4%          $  21.0        5%
     Community Bank                        26.8        9.5           11.3        4              14.2        5
     Heritage Bank                          7.6        8.7            3.5        4               4.4        5
     CB Kentucky                            6.7       12.5            2.1        4               2.7        5

_______________________________________________________________________________________________________________________

                                                                                                                 44.

Regulations   limit  capital   distributions   by  banks.   Generally,   capital
distributions  are limited to undistributed net income for the current and prior two years.  During  2002,  the banks  could,  without  prior  approval,  declare dividends of approximately $2.4 million plus any 2002 net income retained to the date of dividend declaration.

(12) OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments,  such as loan commitments,  credit lines, letters of credit, and overdraft protection,  are issued to meet customer-financing  needs.
These are  agreements to provide  credit or to support the credit of others,  as long as  conditions  established  in the  contract  are met,  and  usually  have expiration dates.  Commitments may expire without being used.  Off-balance-sheet risk to credit loss exists up to the face amount of these instruments,  although material losses are not  anticipated.  The same credit policies are used to make such  commitments  as are used for  loans,  including  obtaining  collateral  at exercise of the commitment.

The contractual amount of financial instruments with  off-balance-sheet risk was as follows at year-end:

                                           2001                   2000
                                 _______________________________________________
                                     Fixed     Variable      Fixed      Variable
                                     Rate        Rate        Rate         Rate
                                 _______________________________________________
     (In thousands)
     Commitments to make loans   $    246    $    1,968    $  1,127    $  1,097
     Unused lines of credit             -        72,265           -      89,761
     Letters of credit                  -         2,601           -       2,978

Commitments  to make loans are generally made for periods of 30 days or less and are at market rates. The fixed rate loan commitments have interest rates ranging from  approximately  4.75% to 7.5%  and  maturities  ranging  from 30 days to 30 years.

At December  31,  2001,  the  Company's  mortgage  banking  activities  included commitments to extend credit,  primarily representing fixed rate mortgage loans, totaled  approximately $1 million. The commitments are generally for a period of
60 to 90 days and are at market  rates.  To deliver these loans to the secondary market,  the Company has entered into an equal amount of "best efforts"  forward sales  contracts at December 31,  2001.  The Company  provides for any losses on uncovered  loans and  commitments  to lend or sell. At December 31, 2001 no such provisions were required.

________________________________________________________________________________

                                                                          45.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying  amount and estimated fair values of financial  instruments at year-end were as follows:

                                           2001                    2000
                                  ___________________________________________
                                   Carrying     Fair      Carrying      Fair
                                    Amount      Value      Amount      Value
                                  ___________________________________________
  (In thousands)
  Financial assets
    Cash and due from banks       $  8,442   $  8,442   $  12,805   $  12,805
    Interest-bearing deposits
       with banks                    2,657      2,657       5,630       5,630
    Securities available for sale   99,101     99,101      86,436      86,436
    Loan held for sale               1,401      1,415         605         612
    Loans, net                     294,030    301,756     287,254     289,084
    Federal Home Loan Bank stock     7,658      7,658       7,601       7,601
    Accrued interest receivable      2,375      2,375       3,140       3,140

                                          2001                  2000
                                  __________________________________________
                                  Carrying    Fair      Carrying      Fair
                                   Amount     Value      Amount       Value
                                  __________________________________________
  (In thousands)
  Financial liabilities
     Deposits                     255,892    259,084     258,222     262,520
     Short-term borrowings         39,075     39,075      22,547      22,547
     Advances from Federal Home
        Loan Bank                  89,000     96,226      91,800      88,026
     Accrued interest payable         338        338         444         444

The methods and assumptions used to estimate fair value are described as follows.

Carrying  amount  is the  estimated  fair  value  for cash  and due from  banks, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits,  short-term borrowings, and variable rate loans or deposits that reprice  frequently  and fully.  Security fair values are based on market prices or dealer quotes, and if no such information is available,  on the rate and term of the security and information  about the issuer.  For fixed rate loans or  deposits  and for  variable  rate loans or  deposits  with  infrequent repricing  or repricing  limits,  fair value is based on  discounted  cash flows using current market rates applied to the estimated  life and credit risk.  Fair values for impaired loans are estimated  using  discounted cash flow analysis or underlying  collateral  values.  Fair  value of loans  held for sale is based on market  quotes.  Fair  value of debt is  based  on  current  rates  for  similar financing. The fair value of off-balance-sheet items is based on current fees or cost that would be charged to enter into or terminate such  arrangements  and is not material.
________________________________________________________________________________

                                                                         46.

(14) PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed  financial  information  for  Community  Bank Shares of Indiana,  Inc.
follows:

                                                               December 31
CONDENSED BALANCE SHEETS (In thousands)                     2001          2000
________________________________________________________________________________
ASSETS
Interest-bearing deposit in other financial institutions  $     86     $      22
Premises and equipment                                         907           382
Receivables from subsidiaries                                   33           355
Investment in subsidiaries                                  41,593        40,387
Other assets                                                   654         1,393
                                                          ______________________
     Total assets                                         $ 43,273     $  42,539
                                                          ======================

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                         $    360     $     343
Accrued expenses and other liabilities                         548         1,308
                                                          ______________________
     Total liabilities                                         908         1,651

Total shareholders' equity                                  42,365        40,888
                                                          ______________________

     Total liabilities and shareholders' equity           $ 43,273     $  42,539
                                                          ======================

                                                    Years ended December 31
CONDENSED STATEMENTS OF INCOME (In Thousands)    2001        2000         1999
________________________________________________________________________________
Income
     Dividends from subsidiaries              $   3,100   $  1,800     $   3,800
     Gain on sale of security                         -          -            22
     Management and other fees from
       subsidiaries                               2,906      1,878         1,651
     Interest and dividend income                    88         48           155
                                              __________________________________
         Total income                             6,094      3,726         5,628

Expense
     Operating expenses                           3,934       3,525        2,944
                                              __________________________________

Income before income taxes and equity
  in undistributed net income of subsidiaries     2,160         201        2,684

Income tax benefit                                  343         563          383
                                              __________________________________

Income before equity in undistributed net
  income of subsidiaries                          2,503         764        3,067

Equity in undistributed of net income
  of subsidiaries                                   452       1,915          285
                                              __________________________________

Net income                                    $   2,955   $   2,679    $   3,352
                                              ==================================

________________________________________________________________________________

                                                                          47.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  Years ended December 31
 CONDENSED STATEMENTS OF CASH FLOWS (In thousands)              2001          2000         1999
_________________________________________________________________________________________________
Cash flows from operating activities
  Net income                                                $   2,955    $    2,679    $   3,352
  Adjustments
    Equity in undistributed net income of subsidiaries           (452)       (1,915)        (285)
    Depreciation                                                  252           185          153
    Gain on sale of security                                        -             -            -
    (Increase) decrease in other assets
      and liabilities, net                                        275        (1,026)        (146)
                                                            _____________________________________
      Net cash from operating activities                        3,030           (77)       3,074

 Cash flows from investing activities
  Change in interest-bearing deposits in other
    financial institutions                                        (64)          640          169
  Purchase of security available for sale                           -             -         (250)
  Proceeds from sale of security available for sale                 -             -          272
  Purchase of premises and equipment, net                        (777)         (170)        (339)
  Securities transferred to affiliate                               -         2,000            -
  Premises and equipment transferred to affiliate                   -           568            -
                                                            _____________________________________
    Net cash from investing activities                           (841)        3,038         (148)

 Cash flows from financing activities
  Purchase of treasury stock                                     (706)       (1,550)      (1,878)
  Exercise of stock options                                         -             -          268
  Dividends paid                                               (1,483)       (1,411)      (1,408)
                                                            _____________________________________
    Net cash from financing activities                         (2,189)       (2,961)      (3,018)
                                                            _____________________________________

 Net change in cash                                                 -             -          (92)

 Cash at beginning of year                                          -             -           92
                                                            _____________________________________

 Cash at end of year                                        $       -    $        -    $       -

                                                            =====================================
____________________________________________________________________________________________________

                                                                                             48.

(15) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                  2001         2000           1999
                                               _____________________________________
     (In thousands)
     Cash payments for
          Interest                             $  17,151     $  18,175     $  13,896
          Taxes                                    1,800         2,011         2,037

     Transfers from loans to foreclosed
       real estate                                   560             -            13

     Transfers of securities from held to
       maturity to trading account                     -        10,311             -

     Transfers of securities from held to
       maturity to available for sale                  -        81,911             -

     Loan originated to facilitate the
       sale of premises and equipment                  -           300             -

(16) EARNINGS PER SHARE

The factors used in the earnings per share computation follow:

                                              2001         2000        1999
                                          _____________________________________
   (In thousands, except per share amounts)
   Basic
       Net income                          $  2,955      $  2,679    $  3,352
                                          =====================================

       Average shares:
         Common shares issued                 2,728         2,728       2,728
         Less:   Unallocated ESOP shares        (16)          (24)        (30)
                 Treasury stock                (212)         (147)        (36)
                 Performance share awards        (1)           (4)          -
                                          _____________________________________
            Average shares outstanding        2,499         2,553       2,662
                                          =====================================

     Net income per common share, basic    $   1.18     $    1.05    $   1.26
                                          =====================================
   Diluted
     Net income                            $  2,955     $   2,679    $  3,352
                                          =====================================
   Average shares:
     Common shares outstanding for basic      2,499         2,553       2,662
     Add:  Dilutive effects of outstanding
      options                                     4             1           6
                                          _____________________________________
     Average shares and dilutive
      potential common shares              $  2,503     $   2,554    $  2,668
                                          =====================================

    Net income per common share, diluted   $   1.18     $    1.05    $   1.26
                                          =====================================

Stock options for 134,817, 120,408, and 121,400 common shares were excluded from
2001, 2000 and 1999 diluted earnings per share because they were antidilutive.

________________________________________________________________________________

                                                                          49.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(17) OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income components and related taxes were as follows:

                                                    2001       2000        1999
                                                  ______________________________
     (In thousands)
     Unrealized holding gains and (losses) on
       available for sale securities              $ 1,266   $  3,375    $ (384)
     Less reclassification adjustments for (gains)
       and losses later recognized in income          (31)         -         -
                                                  ______________________________
     Net unrealized gains and (losses)              1,235      3,375      (384)
                                                  ______________________________
     Change in minimum pension liability             (249)         -         -
     Other comprehensive income (loss)
       before tax effects and cumulative
       effect of change in accounting principle       986      3,375      (384)
     Tax effect                                      (391)    (1,336)      152
     Cumulative effect of change in
       accounting principle, net of tax                 -     (2,661)        -
                                                  ______________________________

     Other comprehensive income (loss)            $   595   $   (622)   $ (232)
                                                  ==============================

(18) QUARTERLY FINANCIAL DATA (UNAUDITED)

                   Interest    Net Interest       Net       Earnings Per Share
                    Income        Income        Income      Basic       Diluted
                  ______________________________________________________________

(In thousands, except per share amounts)
2001
  First quarter    $  7,756     $   3,096     $   834      $   .33       $   .33
  Second quarter      7,513         3,091         849          .34           .34
  Third quarter       7,332         3,118         705          .28           .28
  Fourth quarter      6,745         2,996         567          .23           .23

2000
  First quarter    $   7,112    $   3,082     $   728      $   .28       $   .28
  Second quarter       7,551        3,092         764          .30           .30
  Third quarter        7,800        2,992         645          .26           .26
  Fourth quarter       8,025        3,009         542          .21           .21

________________________________________________________________________________

                                                                           50.

Stockholder Information

                         A N N U A L   M E E T I N G

The Annual Meeting of Stockholders will be held at 1:00 p.m.,  Tuesday,  May 21,
2002, at the Koetter  Woodworking  Forest Discovery Center,  which is located at
533 Louis Smith Road, in Starlight, Indiana.

       General Counsel                      Special Counsel
       Young, Lind, Endres & Kraft          Wyatt, Tarrant & Combs
       126 W. Spring Street                 Citizens Plaza
       New Albany, Indiana 47150            500 West Jefferson Street
                                            Louisville, Kentucky 40202

       Independent Auditor                  Transfer Agent
       Crowe Chizek & Company, LLP          Registrar and Transfer Company
       9600 Brownsboro Road, Suite 400      10 Commerce Drive
       Louisville, Kentucky 40241           Cranford, New Jersey 07016

The common stock of Community Bank Shares of Indiana,  Inc. trades on the Nasdaq
Small Cap Market under the symbol CBIN.

            G E N E R A L   I N Q U I R I E S   A N D   R E P O R T S

Community  Bank Shares of Indiana,  Inc. is required to file an Annual Report on
Form 10-K for its fiscal year ended  December 31, 2001 with the  Securities  and
Exchange  Commission.  Shareholders  may obtain copies of this annual report and the Holding Company's quarterly reports, without charge, by contacting:

                              Pamela P. Echols
                            Corporate Secretary
                    Community Bank Shares of Indiana, Inc.
                               P. O. Box 939
                         New Albany, Indiana 47150
                              (812) 981-7373
                           pechols@cbinonline.com

In addition,  shareholders may access the above referenced financial information at the  Securities  and Exchange  Commission's  (SEC)  internet  site,  which is
www.sec.gov.

________________________________________________________________________________

                                                                         51.